As filed with the Securities and Exchange Commission on June 25, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	20-2402955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

560 Mission Street, Suite 2900 San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 738-6500

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Common Units of Partnership Interest

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large-accelerated filer  ☐            Accelerated filer  ☐            Non-accelerated filer  ☒            Smaller reporting company  ☐

DIGITAL REALTY TRUST, L.P.

ITEM 1.	BUSINESS

General

Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc., a Maryland corporation, conducts its business and owns its assets. Except where otherwise indicated, as used herein, the terms “we,” “our,” “us” and “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries. We refer to Digital Realty Trust, Inc., which is our sole general partner, as our “general partner.” Our general partner operates as a real estate investment trust, or REIT, for federal income tax purposes. We refer to our general partner together with its consolidated subsidiaries (including us) as “our company.”

We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter users, including the information technology, or IT, departments of Fortune 100 and financial services companies. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas.

At March 31, 2010, we owned 84 properties, excluding one property held as an investment in an unconsolidated joint venture. Our properties are primarily located throughout North America with 13 properties in Europe. Our properties contain a total of approximately 15.0 million net rentable square feet, including approximately 1.8 million square feet held for redevelopment. A significant component of our current and future internal growth is anticipated through the development of our existing space held for redevelopment and through acquisitions of new properties. Our operations and acquisition activities are focused on a limited number of markets where technology industry tenants and corporate datacenter users are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. As of March 31, 2010, our portfolio, excluding space held for redevelopment, was approximately 95.2% leased. The types of properties within our focus include:

•	Internet gateway datacenters, which serve as hubs for Internet and data communications within and between major metropolitan areas;

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Corporate datacenters, which provide secure, continuously available environments for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house corporate IT operations;

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Technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	Regional or national offices of technology companies that are located in our target markets.

Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. In addition, many of our properties have tenant improvements that have been installed at our tenants’ expense. The tenant improvements in our facilities are generally readily adaptable for use by similar tenants. We also had approximately 1.8 million square feet available for redevelopment at March 31, 2010.

We were organized in the state of Maryland on July 21, 2004. Our principal executive offices are located at 560 Mission Street, Suite 2900, San Francisco, California 94105. Our telephone number at that location is (415) 738-6500. Our company’s website is located at www.digitalrealtytrust.com. The information found on, or otherwise accessible through, our company’s website is not incorporated into, and does not form a part of, this registration statement on Form 10 or any other report or document we file with or furnish to the United States Securities and Exchange Commission, or the SEC.

Recent Developments

On June 14, 2010, our general partner issued 1,160,950 restricted shares of its common stock, par value $0.01 per share, to us, and we delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965 in exchange for $36,960,000 in aggregate principal amount of our 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay Fund LP, a Delaware limited partnership, or Hudson Bay, pursuant to an exchange agreement, dated June 14, 2010, by and among us, our general partner and Hudson Bay.

On June 2, 2010, our general partner entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, in connection with the offer and sale by our general partner of 6,000,000 shares of its common stock and the grant of an over-allotment option for up to an additional 900,000 shares of our general partner’s common stock to the underwriters, which the underwriters exercised in full. Our general partner completed the sale of 6,900,000 shares to the underwriters on June 8, 2010. Our general partner contributed the net proceeds from this offering of approximately $377.1 million after deducting estimated expenses to us in exchange for 6,900,000 common units, as required by our partnership agreement. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-158958).

On June 1, 2010, we entered into a definitive asset purchase agreement with unrelated third parties to acquire a five-property data center portfolio located in California, Arizona and Virginia, which we refer to as the Rockwood Capital/365 Main Portfolio. The Rockwood Capital/365 Main Portfolio, which comprises a total of approximately 919,000 square feet and consists of: 365 Main Street, San Francisco, California; 2260 East El Segundo Boulevard, El Segundo, California; 720 2nd Street, Oakland, California; 2121 South Price Road, Chandler, Arizona; and 4030-4050 Lafayette Center Drive, Chantilly, Virginia, is being purchased from joint ventures that are majority-owned by affiliates of Rockwood Capital, LLC and managed by 365 Main, Inc. All data centers in the Rockwood Capital/365 Main Portfolio were developed in 2000 or later. The Rockwood Capital/365 Main Portfolio is leased to a diverse roster of over 200 tenants in various industries. Based on information provided by the sellers, we believe that, as of March 31, 2010, approximately 94% of the total square feet available for lease at the buildings in the Rockwood Capital/365 Main Portfolio was occupied. The total square feet available for lease in the Rockwood Capital/365 Main Portfolio is based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area. Our estimate of the percentage of occupied rentable square feet in the Rockwood Capital/365 Main Portfolio may change based on our experience operating the properties following the closing of the acquisition.

The purchase price, which was determined through negotiations between us and the sellers, will be approximately $725.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. The Rockwood Capital/365 Main Portfolio includes approximately 250,000 square feet of additional new datacenter development potential at 2121 South Price Road in Chandler, Arizona and approximately $13.0 million of uninstalled datacenter infrastructure improvements. We expect to fund the purchase price with available cash, proceeds from the June 2010 underwritten offering of common stock by Digital Realty Trust, Inc., borrowings under our revolving credit facility or the sale of additional debt or equity securities. We deposited $15.0 million into an escrow account pending closing of the transaction. The purchase of the Rockwood Capital/365 Main Portfolio is subject to satisfaction of various closing conditions, including the receipt of requisite estoppels and minimum satisfactory financing. The closing of the acquisition is expected to take place on or about July 7, 2010, and may be extended in limited circumstances. We cannot assure you that the acquisition will be consummated on the anticipated schedule or at all. If we fail to close the purchase as required after the satisfaction or waiver of all closing conditions, we may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between us and the sellers.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

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High-Quality Portfolio that is Difficult to Replicate. Our portfolio contains state-of-the-art data center facilities with extensive tenant improvements. Based on current market rents and the estimated replacement costs of our properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Our portfolio of corporate and Internet gateway data center facilities is equipped to meet the power and cooling requirements for the most demanding corporate IT applications. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

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Presence in Key Markets. Our portfolio is located in 27 metropolitan areas, including the Chicago, Dallas, Los Angeles, New York/New Jersey, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe, and is diversified so that no one market represented more than 16.2% of the aggregate annualized rent of our portfolio as of March 31, 2010.

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Proven Ability To Sign New Leases. We have considerable experience in identifying and leasing to new tenants. The combination of our specialized data center leasing team and customer referrals continues to provide a robust pipeline of new tenants. During the year ended December 31, 2009, we commenced new leases totaling approximately 757,000 square feet, which represent approximately $80.1 million in annualized GAAP rent. During the three months ended March 31, 2010, we commenced new leases totaling approximately 116,000 square feet, which represent approximately $15.4 million in annualized GAAP rent. These leases were comprised of Powered Base Buildings®, Turn-Key Datacenters®, and ancillary office and other uses.

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Demonstrated Acquisition Capability. As of March 31, 2010, our portfolio consisted of 84 technology-related real estate properties, excluding one property held through an investment in an unconsolidated joint venture, that we or our predecessor acquired beginning in 2002, for an aggregate of 15.0 million net rentable square feet, including approximately 1.8 million square feet held for redevelopment. We have developed detailed, standardized procedures for evaluating acquisitions, including income producing assets and vacant properties suitable for redevelopment, to ensure that they meet our financial, technical and other criteria. These procedures and our in-depth knowledge of the technology and data center industries allow us to identify strategically located properties and evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. Our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate enables us to capitalize on acquisition opportunities. As a result, we acquired more than half of our properties before they were broadly marketed by real estate brokers.

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Flexible Datacenter Solutions. We provide flexible, customer oriented solutions designed to meet the needs of technology and corporate data center users, including Turn-Key Datacenter®, Powered Base Building® and build-to-suit options. Our Turn-Key Datacenters® are move-in ready, physically secure facilities with the power and cooling capabilities to support mission-critical IT enterprise applications. We believe our Turn-Key Datacenters® are effective solutions for tenants that lack the expertise, capital budget or desire to provide their own extensive data center infrastructure, management and security. For tenants that possess the ability to build and operate their own facility, our Powered Base Building® solution provides the physical location, required power and network access necessary to support a state-of-the-art data center. Our in-house engineering and design and construction professionals can also provide tenants with customized build-to-suit solutions to meet their unique specifications. Our Critical Facilities Management® services and team of technical engineers and data center operations experts provide 24/7 support for these mission-critical facilities.

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Differentiating Development Advantages. Our extensive development activity, operating scale and process-based approach to data center design, construction and operations result in significant cost savings and added value for our tenants. We have leveraged our purchasing power by securing global purchasing agreements and developing relationships with major equipment manufacturers, reducing costs and shortening delivery timeframes on key components, including major mechanical and electrical equipment. Utilizing our innovative modular data center design referred to as POD Architecture®, we deliver what we believe to be a technically superior data center environment at significant cost savings. In addition, by utilizing our POD Architecture® to develop new Turn-Key Datacenters® in our existing Powered Base Buildings®, on average we are able to deliver a fully commissioned facility in just under 30 weeks. Finally, our access to capital allows us to provide financing options for tenants that do not want to invest their own capital.

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Diverse Tenant Base Across a Variety of Industry Sectors. We use our in-depth knowledge of the requirements and trends for Internet and data communications and corporate data center users to market our properties to domestic and international tenants with specific technology needs. At March 31, 2010, we had approximately 350 tenants across a variety of industry sectors, ranging from information technology and Internet enterprises to financial services, energy and manufacturing companies. No single tenant accounted for more than 10% of the aggregate annualized rent of our portfolio as of March 31, 2010.

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Experienced and Committed Management Team and Organization. The senior management team, including the Chairman, of our general partner has an average of over 25 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our company’s senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. At March 31, 2010, our company’s senior management team collectively owned common equity interests in us of approximately 1.4%, which aligns our company’s management’s interests with those of our unitholders.

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Long-Term Leases That Complement Our Growth. We have long-term leases with stable cash flows. As of March 31, 2010, our weighted-average lease term was in excess of 13 years, with a weighted-average of over seven years remaining, excluding renewal options. Our lease expirations through December 31, 2011 are 12.0% of our net rentable square feet excluding space held for redevelopment as of March 31, 2010.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per unit and to maximize returns to our unitholders. Our business strategies to achieve these objectives are:

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Achieve Superior Returns on Redevelopment Inventory. At March 31, 2010, we had approximately 1.8 million square feet held for redevelopment. At March 31, 2010, approximately 185,000 square feet of our space held for redevelopment was undergoing construction for Turn-Key Datacenter® space in four U.S. markets and one European market. These projects have sufficient power capacity to meet the power and cooling requirements of today’s advanced data centers. We will continue to build-out our redevelopment portfolio when justified by anticipated returns.

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Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with corporate information technology groups, technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding. Furthermore, the specialized nature of technology-related real estate makes it more difficult for traditional real estate investors to understand, which results in reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

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Access and Use Capital Efficiently. We believe we can increase unitholder returns by effectively accessing and deploying capital. Since our general partner’s initial public offering in 2004, our company has raised over $5.0 billion of capital through common, preferred and convertible preferred equity offerings, two exchangeable debt offerings, a non-exchangeable bond offering, our revolving credit facility, secured mortgage financings and refinancings and sales of non-core assets. We will endeavor to maintain financial flexibility while using our liquidity and access to capital to support operations, including our acquisition, leasing, development and redevelopment programs, which are important sources of our growth.

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Maximize the Cash Flow of our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout that may result in higher rents when leased to tenants seeking these improvements. We control our costs by negotiating expense pass-through provisions in tenant leases for operating expenses, including power costs and certain capital expenditures. Leases covering approximately 74% of the leased net rentable square feet in our portfolio as of March 31, 2010 required tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses.

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Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and comprehensively respond to their real estate needs. Our company’s leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding corporate data center and other technology tenants.

Competition

We compete with numerous developers, owners and operators of real estate and datacenters, many of which own properties similar to ours in the same markets in which our properties are located, including DuPont Fabros Technology, Inc., CoreSite and various local developers in the U.S., and Global Switch, Centrum and various regional operators in Europe. If our competitors offer space that our tenants or potential tenants perceive to be superior to ours based on numerous factors, including available power, security considerations, location, or connectivity, or if they offer rental rates below current market rates, or below the rental rates we are offering, we may lose tenants or potential tenants or be required to incur costs to improve our properties or reduce our rental rates. In addition, recently many of our competitors have developed or redeveloped additional datacenter space. If the supply of datacenter space continues to increase as a result of these activities or otherwise, rental rates may be reduced or we may face delays in or be unable to lease our vacant space, including space that we develop or redevelop. Finally, if tenants or potential tenants desire services that we do not offer, we may not be able to lease our space to those tenants. Our financial condition, results of operations, cash flow, cash available for distribution, including cash available to pay distributions to our unitholders, and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Regulation

General

Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of our properties as of March 31, 2010 has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us. We require our tenants to comply with these environmental laws and regulations and to indemnify us for any related liabilities.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently adequately insured. We do not carry insurance for generally uninsured losses such as loss from war, or nuclear reaction. In addition, we carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—Potential losses may not be covered by insurance.”

Employees

As of March 31, 2010, our company had 319 employees. None of these employees are represented by a labor union.

How to Obtain Our SEC Filings

All reports we will file with the SEC will be available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. We will also provide copies of our Forms 8-K, 10-K, 10-Q, Proxy Statement, Annual Report and amendments to those documents at no charge to investors upon request and make electronic copies of such reports available through our company’s website at www.digitalrealtytrust.com as soon as reasonably practicable after filing such material with the SEC. The information found on, or otherwise accessible through, our company’s website is not incorporated by reference into, nor does it form a part of, this registration statement on Form 10, or any other document that we file with the SEC.

Offices

Our headquarters are located in San Francisco. We have regional offices in Boston, Chicago, Dallas, Los Angeles, New York, Northern Virginia and Phoenix and international offices in Dublin, London and Paris.

Reports to Security Holders

Digital Realty Trust, Inc. is required to send an annual report to its securityholders and to our unitholders.

ITEM 1A.	RISK FACTORS

Set forth below are the risks that we believe are material to our unitholders. You should carefully consider the following factors in evaluating the operating partnership, our properties and our business. The occurrence of any of the following risks might cause our unitholders to lose all or a part of their investment. Some statements in this registration statement including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” starting on page 21.

Risks Related to Our Business and Operations

Global economic conditions could adversely affect our liquidity and financial condition.

Recent U.S., European and other international market and economic conditions have been unprecedented and challenging. Significantly tighter credit conditions and recession in all markets in which we own properties and conduct our operations persisted throughout 2009 and such markets have not fully recovered. Continued concerns about the systemic impact of potential wide-spread and long-term recession, energy costs, geopolitical issues, the availability and cost of credit, global financial and mortgage markets, corporate and consumer debt levels and declining residential and commercial real estate markets have contributed to increased market volatility and diminished expectations for the U.S., European and other economies. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, continue to contribute to substantial global volatility.

As a result of these conditions, general economic conditions and the cost and availability of capital have been and may continue to be adversely affected in all markets in which we own properties and conduct our operations. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide credit to businesses and consumers. Continued turbulence in the U.S., European and other international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market and economic conditions continue, they may limit our ability, and the ability of our tenants, to replace or renew maturing liabilities on a timely basis, access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our, and our tenants’, financial condition and results of operations.

In addition, our access to funds under our revolving credit facility depend on the ability of the lenders that are parties to such facilities to meet their funding commitments to us. We cannot assure you that continuing long-term disruptions in the global economy and the continuation of tighter credit conditions among, and potential failures or nationalizations of, third party financial institutions as a result of such disruptions will not have an adverse effect on our lenders. If our lenders are not able to meet their funding commitments to us, our business, results of operation, cash flows and financial condition could be adversely affected.

If we do not have sufficient cash flow to continue operating our business and are unable to borrow additional funds, access our revolving credit facility or raise equity or debt capital, we may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, curtailing development or redevelopment activity, disposing of one or more of our properties possibly on disadvantageous terms or entering into or renewing leases on less favorable terms than we otherwise would.

Our growth depends on external sources of capital which are outside of our control.

In order for our general partner to maintain its qualification as a REIT, it is required under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, to annually distribute at least 90% of its net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, our general partner will be subject to income tax at regular corporate rates to the extent that it distributes less than 100% of its net taxable income, including any net capital gains. We are required to make distributions to our general partner that will enable it to satisfy this distribution requirement and avoid tax liability. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition or redevelopment financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain equity or debt financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our business prospects and growth potential;

•	our current debt levels;

•	our current and expected future earnings, funds from operations and growth thereof;

•	our cash flow and cash distributions;

•	the market price per share of our general partner’s common stock; and

•	our company’s ability to maintain its investment grade credit rating with the ratings agencies.

If the United States Federal Reserve increases short-term interest rates, this would have a significant upward impact on shorter-term interest rates, including the interest rates that our variable rate debt is based upon. Furthermore, difficulties with “sub-prime” residential housing credit have impacted corporate debt. Liquidity previously provided by commercial mortgage-backed securities and collateralized debt obligations has significantly decreased. The affects on commercial real estate mortgages and other debt include:

•	higher loan spreads;

•	tighter loan covenants;

•	reduced loan to value ratios and resulting borrower proceeds; and

•	higher amortization and reserve requirements.

We cannot assure you that we will be able to obtain debt financing at all or on terms favorable or acceptable to us.

Potential future increases in interest rates and credit spreads may increase our interest expense and therefore negatively affect our financial condition, results of operations, and reduce our access to capital markets. Increased interest rates may also increase the risk that the counterparties to our swap agreements will default on their obligations, which would further increase our interest expense. Equity markets have experienced high volatility recently and we cannot assure you that we will be able to raise capital through the sale of equity securities at all or on favorable terms. Sales of equity on unfavorable terms could result in substantial dilution to our unitholders.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make distributions to our unitholders.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

We review the carrying value of our properties when circumstances, such as adverse market conditions (including conditions resulting from the recent global economic recession), indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution to our unitholders and the value of our securities.

Our properties depend upon the demand for technology-related real estate.

Our portfolio of properties consists primarily of technology-related real estate and datacenter real estate in particular. A decrease in the demand for datacenter space, Internet gateway facilities or other technology-related real estate would have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base or less specialized use. Our substantial redevelopment activities make us particularly susceptible to general economic slowdowns, including recessions, as well as adverse developments in the corporate datacenter, Internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for datacenter space. Reduced demand could also result from business relocations, including to markets that we do not currently serve such as Asia. Changes in industry practice or in technology, such as virtualization technology, more efficient or miniaturization of computing or networking devices, or devices that require higher power densities than today’s devices, could also reduce demand for the physical datacenter space we provide or make the tenant improvements in our facilities obsolete or in need of significant upgrades to remain viable. In addition, the development of new technologies, the adoption of new industry standards or other factors could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their leases, become insolvent or file for bankruptcy.

We depend on significant tenants, and many of our properties are single-tenant properties or are currently occupied by single tenants.

As of March 31, 2010, the 20 largest tenants in our property portfolio represented approximately 54% of the total annualized rent generated by our properties. Our largest tenants by annualized rent are Savvis Communications and Equinix Operating Company, Inc. Savvis Communications leased approximately 1.9 million square feet of net rentable space as of March 31, 2010, representing approximately 9.4% of the total annualized rent generated by our properties. Equinix Operating Company, Inc. leased approximately 607,000 square feet of net rentable space as of March 31, 2010, representing approximately 4.5% of the total annualized rent generated by our properties. In addition, 38 of our 84 properties are occupied by single tenants, including properties occupied solely by Savvis Communications and Equinix Operating Company, Inc. Many factors, including consequences of recent global economic conditions, may cause our tenants to experience a downturn in their businesses or otherwise experience a lack of liquidity, which may weaken their financial condition and result in their failure to make timely rental payments or their default under their leases. If any tenant defaults or fails to make timely rent payments, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

Our tenants may choose to develop new data centers or expand their own existing data centers, which could result in the loss of one or more key tenants or reduce demand for our newly developed data centers, which could have a material adverse effect on our revenues and results of operations.

Our tenants may choose to develop new data centers or expand or consolidate into data centers that we do not own in the future. In the event that any of our key tenants were to do so, it could result in a loss of business to us or put pressure on our pricing. If we lose a tenant, we cannot assure you that we would be able to replace that tenant at a competitive rate or at all, which could have a material adverse effect on our revenues and results of operations.

The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties.

If any tenant becomes a debtor in a case under the federal Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. In either case, our claim for unpaid rent would likely not be paid in full. As of March 31, 2010, we had no material tenants in bankruptcy.

Our revenue and cash available for distribution to our unitholders could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in its business, or fail to renew its lease or renew on terms less favorable to us than its current terms.

Our portfolio of properties depends upon local economic conditions and is geographically concentrated in certain locations.

Our properties are located in 27 metropolitan areas. We depend upon the local economic conditions in these markets, including local real estate conditions. Many of these markets experienced downturns in recent years and are currently experiencing downturns as a result of the global economic crisis or other factors. Our operations may also be affected if too many competing properties are built in any of these markets or supply otherwise increases or exceeds demand. Our operations and our revenue and cash available for distribution, including cash available for us to pay distributions to our unitholders, including our general partner, could be materially adversely affected by the recent global economic downturn. We cannot assure you that these markets will grow or will remain favorable to technology-related real estate.

As of March 31, 2010, our portfolio was geographically concentrated in the following metropolitan markets.

Metropolitan Market	Percentage of 03/31/10 total annualized rent(1)
Silicon Valley	16.2%
New York Metro	11.3%
Chicago	11.1%
Northern Virginia	9.6%
Dallas	9.2%
Boston	7.2%
Phoenix	5.9%
San Francisco	4.4%
London, England	4.3%
Los Angeles	4.2%
Dublin, Ireland	3.4%
Paris, France	2.8%
Other	10.4%

100.0%

(1)	Annualized rent is monthly contractual rent under existing leases as of March 31, 2010, multiplied by 12.

In addition, we are currently developing or redeveloping properties in certain of these markets. Any negative changes in real estate, technology or economic conditions in these markets in particular could negatively impact our performance.

Our growth depends upon the successful development of our existing space held for redevelopment and new properties acquired for redevelopment and any delays or unexpected costs in such development or difficulties in leasing or operating newly developed space may delay and harm our growth prospects, future operating results and financial condition.

We had approximately 1.8 million square feet held for redevelopment at March 31, 2010, including three vacant properties. We are and intend to continue building out a large portion of this space on a speculative basis at significant cost. Our successful development and redevelopment of these projects is subject to many risks, including those associated with:

•	delays in construction;

•	budget overruns;

•	changes to the plans or specifications;

•	construction site accidents and other casualties;

•	increased prices for raw materials or building supplies;

•	lack of availability and/or increased costs for specialized data center components, including long lead time items such as generators;

•	financing availability, including our ability to obtain construction financing and permanent financing;

•	increases in interest rates or credit spreads;

•	labor availability and costs;

•	labor disputes and work stoppages with contractors, subcontractors or others that are constructing the project;

•	failure of contractors to perform on a timely basis or at all, or other misconduct on the part of contractors;

•	timing of the commencement of rental payments;

•	ability to lease the space we develop or redevelop at all, or at rates we consider favorable or expected at the time we commenced redevelopment;

•	increased supply or reduced demand for datacenters space;

•	access to sufficient power and related costs of providing such power to our tenants;

•	environmental issues;

•	fire, flooding, earthquakes and other national disasters;

•	geological, construction, excavation and equipment problems;

•	delays or denials of entitlements or permits, including zoning and related permits or other delays resulting from our dependence on the cooperation of public agencies and utility companies; and

•	other property development uncertainties.

In addition, in certain circumstances we lease data center facilities prior to their completion. If we fail to complete the facilities in a timely manner, the tenant may be entitled to terminate its lease, seek damages or penalties against us or pursue other remedies.

While we intend to develop data center properties primarily in markets we are familiar with, we may in the future develop properties in new geographic regions where we expect the development of property to result in favorable risk-adjusted returns on our investment. We may not possess the same level of familiarity with development of other property types or other markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.

Development and redevelopment activities, regardless of whether they are ultimately successful, typically require a substantial portion of our company’s management’s time and attention. This may distract our company’s management from focusing on other operational activities of our business. If we are unable to complete development or redevelopment projects successfully, our business may be adversely affected.

We may be unable to lease vacant or redevelopment space or renew leases, re-lease space as leases expire.

At March 31, 2010, we owned approximately 1.8 million square feet held for redevelopment. Of this space, we are currently redeveloping 185,000 square feet. We intend to continue to add new space to our redevelopment inventory and to continue to redevelop additional space from this inventory. A substantial portion of the space that we redevelop is, and will continue to be, redeveloped on a speculative basis, meaning that we do not have a signed lease for the space when we begin the redevelopment process. We also develop or redevelop space specifically for tenants pursuant to leases signed prior to beginning the development or redevelopment process. In those cases, if we failed to meet our development or redevelopment obligations under those leases, these tenants may be able to terminate the leases and we would be required to find a new tenant for this space. We cannot assure you that once we have redeveloped a space we will be able to successfully lease it. If we are not able to successfully lease the space that we redevelop, if redevelopment costs are higher than we currently estimate, or if lease rates are lower than expected when we began the project or are otherwise undesirable, our revenue and operating results could be adversely affected.

In addition, as of March 31, 2010, leases representing 12.0% of the square footage of the properties in our portfolio, excluding space held for redevelopment, were scheduled to expire through 2011, and an additional 4.8% of the net rentable square footage excluding space held for redevelopment was available to be leased. Some of this space may require substantial capital investment to meet the power and cooling requirements of today’s advanced data centers, or may no longer be suitable for this use. In addition, we cannot assure you that leases will be renewed or that our properties will be re-leased at all, or at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases, we do not re-lease our available space, including newly redeveloped space and space for which leases are scheduled to expire or it takes longer for us to lease or re-lease this space or for rents to commence on this space, our financial condition, results of operations, cash flow, cash available for distribution, including cash available for us to pay distributions to our unitholders, and our ability to satisfy our debt service obligations could be materially adversely affected.

We have owned certain of our properties for a limited time.

We owned 84 properties at March 31, 2010, excluding one property held as an investment in an unconsolidated joint venture. These properties are primarily located throughout North America and 13 properties are located in Europe. The properties contain a total of approximately 15.0 million net rentable square feet, including 1.8 million square feet held for redevelopment. All the properties have been under our management for less than six years, and we have owned nine of the properties for less than one year at March 31, 2010. The properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential. We cannot assure you that the operating performance of the properties will not decline under our management. In addition, we have a limited history operating Turn-Key Datacenters® that we have developed or redeveloped. Because we generally cannot pass operating expenses (other than energy costs) on to our tenants in Turn-Key Datacenters®, if we incur operating expenses greater than we anticipated based on our limited operating history, our results of operations could be negatively impacted.

We may have difficulty managing our growth.

We have significantly and rapidly expanded the size of our company. For example, during 2009, we acquired six properties and we increased the number and size of our redevelopment activities. Our growth may significantly strain our company’s management, operational and financial resources and systems. In addition, as a reporting company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our accounting, legal and financial compliance costs and may strain our general partner’s management and financial, legal and operational resources and systems. An inability to manage our growth effectively or the increased strain on our company’s management of our resources and systems could result in deficiencies in our disclosure controls and procedures or our internal control over financial reporting and could negatively impact our cash available for distribution, including cash available for us to pay distributions to our unitholders.

Tax protection provisions on certain properties could limit our operating flexibility.

We have agreed with the third-party contributors who contributed the direct and indirect interests in the 200 Paul Avenue 1-4 and 1100 Space Park Drive properties to indemnify them against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of these interests, in a taxable transaction, in these properties. However, we can sell these properties in a taxable transaction if we pay the contributors cash in the amount of their tax liabilities arising from the transaction and tax payments. The 200 Paul Avenue 1-4 and 1100 Space Park Drive properties represented 5.8% of our portfolio’s annualized rent as of March 31, 2010. These tax protection provisions apply for a period expiring on the earlier of November 3, 2013 and the date on which these contributors (or certain transferees) hold less than 25% of the units issued to them in connection with the contribution of these properties to us. Although it may be in our unitholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $17.8 million of debt available for these contributors to guarantee. We agreed to these provisions in order to assist these contributors in preserving their tax position after their contributions.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under various insurance policies. We select policy specifications and insured limits which we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, terrorist threats, war or nuclear reaction. Most of our policies, like those covering losses due to floods, are insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. A large portion of the properties we own are located in California, an area especially subject to earthquakes. Together, these properties represented approximately 25% of our portfolio’s annualized rent as of March 31, 2010. While we carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage relative to the risk of loss.

In addition, many of our buildings contain extensive and highly valuable technology-related improvements. Under the terms of our leases, tenants generally retain title to such improvements and are obligated to maintain adequate insurance coverage applicable to such improvements and under most circumstances use their insurance proceeds to restore such improvements after a casualty. In the event of a casualty or other loss involving one of our buildings with extensive installed tenant improvements, our tenants may have the right to terminate their leases if we do not rebuild the base building within prescribed times. In such cases, the proceeds from tenants’ insurance will not be available to us to restore the improvements, and our insurance coverage may be insufficient to replicate the technology-related improvements made by such tenants. Furthermore, the terms of our mortgage indebtedness at certain of our properties may require us to pay insurance proceeds over to our lenders under certain circumstances, rather than use the proceeds to repair the property.

If we or one or more of our tenants experiences a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Payments on our debt reduce cash available for distribution and may expose us to the risk of default under our debt obligations.

Our total consolidated indebtedness at March 31, 2010 was approximately $2.2 billion, and we may incur significant additional debt to finance future acquisition and development activities. We have a revolving credit facility, which has a borrowing limit based upon a percentage of the value of our unsecured properties included in the facility’s borrowing base. At March 31, 2010, approximately $726.5 million was available under this facility, net of letters of credit. In addition, under our contribution agreement with respect to the 200 Paul Avenue 1-4 and 1100 Space Park Drive properties, we have agreed to make available for guarantee up to $17.8 million of indebtedness and may enter into similar agreements in the future.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or pay distributions to our unitholders. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•

we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents beyond applicable grace periods, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, cash available for distributions to our unitholders, and ability to satisfy our debt service obligations could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our general partner’s ability to meet the REIT distribution requirements imposed by the Code.

We may be unable to identify and complete acquisitions and successfully operate acquired properties.

We continually evaluate the market of available properties and may acquire additional technology-related real estate when opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

•

we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price or result in other less favorable terms;

•

even if we enter into agreements for the acquisition of technology-related real estate, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance acquisitions on favorable terms or at all;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•

we may be unable to integrate new acquisitions quickly and efficiently, particularly acquisitions of operating businesses or portfolios of properties, into our existing operations, and our results of operations and financial condition could be adversely affected;

•	acquired properties may be subject to reassessment, which may result in higher than expected property tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•

we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, cash available for distribution, including cash available for us to pay distributions to our unitholders, and ability to satisfy our debt service obligations could be materially adversely affected.

We may be unable to source off-market deal flow in the future.

A component of our growth strategy is to continue to acquire additional technology-related real estate. To date, more than half of our acquisitions were acquired before they were widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of competitive bidding, which could potentially lead to higher prices. We obtain access to off-market deal flow from numerous sources. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be adversely affected.

We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate and datacenters, many of which own properties similar to ours in the same markets in which our properties are located, including DuPont Fabros Technology, Inc., CRG West and various local developers in the U.S., and Global Switch and various regional operators in Europe. In addition, we may in the future face competition from new entrants into the datacenter market, including new entrants who may acquire our current competitors. Some of our competitors and potential competitors have significant advantages over us, including greater name recognition, longer operating histories, pre-existing relationships with current or potential customers, significantly greater financial, marketing and other resources and more ready access to capital which allow them to respond more quickly to new or changing opportunities. If our competitors offer space that our tenants or potential tenants perceive to be superior to ours based on numerous factors, including available power, security considerations, location, or connectivity, or if they offer rental rates below current market rates, or below the rental rates we are offering, we may lose tenants or potential tenants or be required to incur costs to improve our properties or reduce our rental rates. In addition, recently many of our competitors have developed or redeveloped additional datacenter space. If the supply of datacenter space continues to increase as a result of these activities or otherwise, rental rates may be reduced or we may face delays in or be unable to lease our vacant space, including space that we develop or redevelop. Finally, if tenants or potential tenants desire services that we do not offer, we may not be able to lease our space to those tenants. Our financial condition, results of operations, cash flow, cash available for distribution to our unitholders, and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Our revolving credit facility, Prudential shelf facility and 5.875% notes due 2020 restrict our ability to engage in some business activities.

Our revolving credit facility and Prudential shelf facility contain negative covenants and other financial and operating covenants that, among other things:

•	restrict our ability to incur additional indebtedness;

•	restrict our ability to make certain investments;

•	restrict our ability to merge with another company;

•	restrict our ability to create, incur or assume liens;

•	restrict our ability to make distributions to our unitholders, through a restriction on the ability of our general partner to make distributions to its stockholders;

•	require us to maintain financial coverage ratios; and

•	require us to maintain a pool of unencumbered assets approved by the lenders.

In addition, our 5.875% notes due 2020, or the 2020 notes, are governed by an indenture, which contains various restrictive covenants, including limitations on our ability to incur indebtedness and requirements to maintain a pool of unencumbered assets. These restrictions, and the restrictions in our revolving credit facility and Prudential shelf facility, could cause us to default on our 2020 notes, revolving credit facility or Prudential shelf facility, as applicable, or negatively affect our operations or our ability to pay distributions to our unitholders, including our general partner.

The exchange and repurchase rights of our exchangeable debentures may be detrimental to unitholders.

We have outstanding $172.5 million aggregate principal amount of 4.125% Exchangeable Senior Debentures due 2026, which we refer to as the 2026 debentures. The 2026 debentures may under certain circumstances be exchanged for cash (up to the principal amount of the exchangeable debentures) and, with respect to any excess exchange value, into cash, shares of our general partner’s common stock or a combination of cash and shares of our general partner’s common stock. The exchange rate of the 2026 debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our general partner’s common stock in excess of $0.265 per share per quarter, the issuance of certain rights, options or warrants to holders of our general partner’s common stock, subdivisions or combinations of our general partner’s common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our general partner’s common stock and certain tender or exchange offers. The 2026 debentures are redeemable at our option for cash at any time on or after August 18, 2011 and are subject to repurchase for cash at the option of the holder on August 15 in the years 2011, 2016 and 2021, or upon the occurrence of certain events.

In addition, we have outstanding $266.4 million aggregate principal amount of 5.50% Exchangeable Senior Debentures due 2029, which we refer to as the 2029 debentures. The 2029 debentures are exchangeable for our general partner’s common stock. The exchange rate of the 2029 debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our general partner’s common stock in excess of $0.33 per share per quarter, respectively, the issuance of certain rights, options or warrants to holders of our general partner’s common stock, subdivisions or combinations of our general partner’s common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our general partner’s common stock and certain tender or exchange offers. The 2029 debentures are redeemable at our option for cash at any time on or after April 18, 2014 and are subject to repurchase for cash at the option of the holder on April 15 in the years 2014, 2019 and 2024, or upon the occurrence of certain events.

If the 2026 debentures or 2029 debentures are not exchanged, the repurchase rights of holder of the exchangeable debentures may discourage or impede transactions that might otherwise be in the interest of our unitholders. Further, these exchange or repurchase rights might be triggered in situations where we need to conserve our cash reserves, in which event such repurchase might adversely affect us and our unitholders.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We currently, and may in the future, co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In that event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic, tax or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Our joint venture partners may take actions that are not within our control, which would require us to dispose of the joint venture asset or transfer it to a taxable REIT subsidiary in order for our general partner to maintain its status as a REIT. Such investments may also lead to impasses, for example, as to whether to sell a property, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our day-to-day business. Consequently, actions by or disputes with partners or co-venturers may subject properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Finally, we may share information with our third-party partners or co-venturers. Each of these factors may result in returns on these investments being less than we expect or in losses and our financial and operating results may be adversely affected.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel of our company, particularly Michael Foust, our general partner’s Chief Executive Officer, A. William Stein, our general partner’s Chief Financial Officer and Chief Investment Officer, Scott Peterson, our general partner’s Senior Vice President, Acquisitions and Christopher Crosby, our general partner’s Senior Vice President, Corporate Development. They are important to our success for many reasons, including that each has a national or regional reputation in our industry and the investment community that attracts investors and business and investment opportunities and assists us in negotiations with investors, lenders, existing and potential tenants and industry personnel. If we lost their services, our business and investment opportunities and our relationships with lenders and other capital markets participants, existing and prospective tenants and industry personnel could suffer. Many of our company’s other senior employees also have strong technology, finance and real estate industry reputations. As a result, we have greater access to potential acquisitions, financing, leasing and other opportunities, and are better able to negotiate with tenants. As our number of competitors increases, it becomes more likely that a competitor would attempt to hire certain of these individuals away from our company. The loss of any of these key personnel would result in the loss of these and other benefits and could materially and adversely affect our results of operations.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. Our policy is to use derivatives only to hedge interest rate risks related to our borrowings, not for speculative or trading purposes, and to enter into contracts only with major financial institutions based on their credit ratings and other factors. However, we may choose to change this policy in the future. Including loans currently subject to interest rate caps and swaps, approximately 100% of our total indebtedness as of March 31, 2010 was subject to fixed interest rates. We do not currently hedge our revolving credit facility and as our borrowings under our revolving credit facility increase, so will our percentage of indebtedness not subject to fixed rates and our exposure to interest rates increase. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Our properties may not be suitable for lease to datacenter or traditional technology office tenants without significant expenditures or renovations.

Because many of our properties contain tenant improvements installed at our tenants’ expense, they may be better suited for a specific corporate enterprise datacenter user or technology industry tenant and could require modification in order for us to re-lease vacant space to another corporate enterprise datacenter user or technology industry tenant. The tenant improvements may also become outdated or obsolete as the result of technological change, the passage of time or other factors. In addition, our redevelopment space will generally require substantial improvement to be suitable for datacenter use. For the same reason, our properties also may not be suitable for lease to traditional office tenants without significant expenditures or renovations. As a result, we may be required to invest significant amounts or offer significant discounts to tenants in order to lease or re-lease that space, either of which could adversely affect our financial and operating results.

Ownership of properties located outside of the United States subjects us to foreign currency and related risks which may adversely impact our ability to make distributions.

We owned 14 properties located outside of the United States at March 31, 2010. In addition, we are currently considering, and will in the future consider, additional international acquisitions.

The ownership of properties located outside of the United States subjects us to risk from fluctuations in exchange rates between foreign currencies and the U.S. dollar. We expect that our principal foreign currency exposure will be to the British Pound and the Euro. Changes in the relation of these currencies to the U.S. dollar will affect our revenues and operating margins, may materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution, including cash available for us to pay distributions to our unitholders, and ability to satisfy our debt obligations.

We may attempt to mitigate some or all of the risk of currency fluctuation by financing our properties in the local currency denominations, although we cannot assure you that we will be able to do so or that this will be effective. We may also engage in direct hedging activities to mitigate the risks of exchange rate fluctuations.

Acquisition, development, redevelopment, operation and ownership of foreign properties involve risks greater than those faced by us in the United States.

Foreign real estate investments usually involve risks not generally associated with investments in the United States. Our international acquisitions, developments, redevelopments, operations are subject to a number of risks, including:

•	risks resulting from our lack of knowledge of local real estate markets, development and redevelopment standards, economies and business practices and customs;

•	our limited knowledge of and relationships with sellers, tenants, contractors, suppliers or other parties in these markets;

•	due diligence, transaction and structuring costs higher than those we may face in the United States;

•	complexity and costs associated with managing international development, redevelopment and operations;

•	difficulty in hiring qualified management, sales and construction personnel and service providers in a timely fashion;

•	multiple, conflicting and changing legal, regulatory, entitlement and permitting, tax and treaty environments;

•	exposure to increased taxation, confiscation or expropriation;

•	currency transfer restrictions and limitations on our ability to distribute cash earned in foreign jurisdictions to the United States;

•

difficulty in enforcing agreements in non-U.S. jurisdictions, including those entered into in connection with our acquisitions or in the event of a default by one or more of our tenants, suppliers or contractors; and

•	political and economic instability, including sovereign credit risk, in certain geographic regions.

Our inability to overcome these risks could adversely affect our foreign operations and could harm our business and results of operations.

Future consolidation in the technology industry could materially adversely affect our revenues by eliminating some of our potential tenants and could make us more dependent on a more limited number of tenants.

Mergers or consolidations of technology companies in the future could reduce the number of our tenants and potential tenants. If our tenants merge with or are acquired by other entities that are not our tenants, they may discontinue or reduce the use of our data centers in the future. Any of these developments could have a material adverse effect on our revenues and results of operations.

We depend on third parties to provide Internet connectivity to the tenants in our data centers and any delays or disruptions in connectivity may materially adversely affect our operating results and cash flow.

We are not a telecommunications carrier. Although our tenants are responsible for providing their own network connectivity, we still depend upon the presence of telecommunications carriers’ fiber networks serving the locations of our data centers in order to attract and retain tenants. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. Any carrier may elect not to offer its services within our data centers. Any carrier that has decided to provide Internet connectivity to our data centers may not continue to do so for any period of time. Further, some carriers are experiencing business difficulties or have announced consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our data centers, which could have an adverse effect on the business of our tenants and, in turn, our own operating results.

Our new data centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our data centers is complex and involves factors outside of our control, including regulatory requirements and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow may be materially adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our data centers. This could negatively affect our ability to attract new tenants or retain existing tenants.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to pay distributions to our unitholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution, including cash available for us to pay distributions to our unitholders, and the value of our properties. These events and conditions include:

•	local oversupply, increased competition or reduction in demand for technology-related space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	costs of complying with changes in governmental regulations; and

•	the relative illiquidity of real estate investments.

In addition, periods of economic slowdown or recession, rising interest rates or credit spreads, limited or no access to debt or equity capital or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution to our unitholders, and ability to satisfy our debt service obligations.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid and because there may be even fewer buyers for our specialized real estate, our ability to promptly sell properties in our portfolio in response to adverse changes in their performance may be limited, which may harm our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

We could incur significant costs related to government regulation and private litigation over environmental matters.

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey and the assessments may fail to reveal all environmental conditions, liabilities or compliance concerns. In addition, material environmental conditions, liabilities or compliance concerns may arise after these reviews are completed or may arise in the future. Future laws, ordinances or regulations may impose additional material environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to pay distributions to our unitholders or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results of operations.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs to remedy the problem.

When excessive moisture accumulates in buildings or on building materials, mold may grow, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

We may incur significant costs complying with the Americans with Disabilities Act and similar laws.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. We have not conducted an audit or investigation of all of our properties to determine our compliance with the ADA. If one or more of the properties in our portfolio does not comply with the ADA, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA and any other similar legislation, our financial condition, results of operations, cash flow, cash available for distribution, including cash available for us to pay distributions to our unitholders, and ability to satisfy our debt service obligations could be materially adversely affected.

We may incur significant costs complying with other regulations.

The properties in our portfolio are subject to various federal, state and local regulations, such as state and local fire and life safety regulations. If we fail to comply with these various regulations, we may have to pay fines or private damage awards. In addition, we do not know whether existing regulations will change or whether future regulations will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution, including cash available for us to pay distributions to our unitholders, and ability to satisfy our debt service obligations.

Risks Related to Our Organizational Structure

Our general partner’s duty to its stockholders may conflict with the interests of our unitholders and noteholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us or any of our partners, on the one hand, and our general partner, and its stockholders or affiliates, on the other. Our general partner’s directors and officers have duties to our general partner and its stockholders under Maryland law in connection with their management of our general partner. At the same time, our general partner has fiduciary duties under Maryland law to us and to our limited partners in connection with its management of us. Our general partner’s duties as general partner to us and our limited partners may come into conflict with the duties of its directors and officers to it and its stockholders. Under Maryland law, a general partner of a Maryland limited partnership owes its limited partners the duties of good faith, fairness and loyalty, unless the partnership agreement provides otherwise. Our partnership agreement provides that for so long as Digital Realty Trust, Inc. owns a controlling interest in us, any conflict that cannot be resolved in a manner not adverse to either its stockholders or our limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders.

The provisions of Maryland law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict Digital Realty Trust, Inc.’s fiduciary duties.

We are also subject to the following additional conflicts of interest with Digital Realty Trust, Inc.’s stockholders:

We may pursue less vigorous enforcement of terms of certain agreements because of conflicts of interest with GI Partners. GI Partners Fund II, LLP, or GI Partners II, owns The tel(x) Group, an operator of “Meet-Me-Room” network interconnection facilities that leases 126,130 square feet from us under 26 lease agreements. Richard Magnuson, the Chairman of our general partner’s board of directors, is and will continue to be, the chief executive officer of the advisor to GI Partners II. In the future, we may enter into additional agreements with The tel(x) Group or other companies owned by GI Partners II or other GI Partners funds. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with GI Partners funds and Mr. Magnuson.

Tax consequences upon sale or refinancing. Sales of properties and repayment of certain indebtedness will affect our common unitholders and our general partner’s stockholders differently. The parties who contributed the 200 Paul Avenue 1-4 and 1100 Space Park Drive properties to us would incur adverse tax consequences upon the sale of these properties and on the repayment of related debt which differ from the tax consequences to our general partner and its stockholders. Consequently, these holders of our common units may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of debt. While our general partner has exclusive authority under our limited partnership agreement to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, any such decision would require the approval of our general partner’s board of directors. Certain of our general partner’s directors and executive officers could exercise their influence in a manner inconsistent with the interests of some, or a majority, of such unitholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

Our partnership agreement, our general partner’s charter and Maryland law contain provisions that may delay, defer or prevent a change of control of our general partner that may be beneficial to our unitholders.

Our partnership agreement contains provisions that may delay, defer or prevent a change of control transaction. Our partnership agreement provides that our general partner may not engage in any merger, consolidation or other combination with or into another person, any sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests unless the transaction is approved by the holders of common units and long term incentive units representing at least 35% of the aggregate percentage interests of all holders of common units and long-term incentive units and either:

•

all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of the number of shares of common stock of our general partner into which a common unit is then exchangeable and the greatest amount of cash, securities or other property paid in consideration of each share of common stock of our general partner in connection with the transaction (provided that, if, in connection with the transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the shares of common stock of our general partner, each holder of common units will receive, or have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received if it exercised its right to redemption and received shares of common stock of our general partner in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and thereupon accepted such purchase, tender or exchange offer and the transaction was then consummated); or

•	the following conditions are met:

•

substantially all of the assets directly or indirectly owned by the surviving entity in the transaction are held directly or indirectly by us or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with us, or the surviving partnership;

•

the holders of common units and long-term incentive units own a percentage interest of the surviving partnership based on the relative fair market value of our net assets and the other net assets of the surviving partnership immediately prior to the consummation of such transaction;

•

the rights, preferences and privileges of the holders of interests in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•

the rights of the limited partners or non-managing members of the surviving partnership include at least one of the following: (i) the right to redeem their interests in the surviving partnership for the consideration available to such persons pursuant to our partnership agreement; or (ii) the right to redeem their interests for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of such transaction (or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, for such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the shares of common stock of our general partner).

These provisions may discourage others from trying to acquire control of our general partner and may delay, defer or prevent a change of control transaction that might be beneficial to our unitholders.

Our general partner’s charter and the articles supplementary with respect to its preferred stock contain 9.8% ownership limits. Our general partner’s charter, subject to certain exceptions, authorizes its directors to take such actions as are necessary and desirable to preserve its qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% (by value or by number of shares, whichever is more restrictive) of its outstanding shares of common stock, 9.8% (by value or by number of shares, whichever is more restrictive) of its outstanding shares of any series of preferred stock and 9.8% of the value of its outstanding capital stock. Our general partner’s board of directors, in its sole discretion, may exempt (prospectively or retroactively) a proposed transferee from the ownership limit. However, our general partner’s board of directors may not grant an exemption from the ownership limit to any proposed transferee whose direct or indirect ownership of more than 9.8% of the outstanding shares of its common stock, more than 9.8% of the outstanding shares of any series of preferred stock or more than 9.8% of the value of its outstanding capital stock could jeopardize its status as a REIT. These restrictions on transferability and ownership will not apply if our general partner’s board of directors determines that it is no longer in our general partner’s best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay, defer or prevent a transaction or a change of control of our general partner that might be beneficial to our unitholders.

Our general partner could increase the number of authorized shares of its stock and issue stock without stockholder approval. Our general partner’s charter authorizes its board of directors, without stockholder approval, to amend the charter to increase the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series that our general partner has authority to issue, to issue authorized but unissued shares of its common stock or preferred stock and, subject to the voting rights of holders of preferred stock, to classify or reclassify any unissued shares of its common stock or preferred stock and to set the preferences, rights and other terms of such classified or reclassified shares. Although our general partner’s board of directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control of our general partner that might be beneficial to our unitholders.

Certain provisions of Maryland law could inhibit a changes of control of our general partner. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of impeding a third party from making a proposal to acquire our general partner or of impeding a change of control under circumstances that otherwise could be beneficial to our unitholders, including “business combination” provisions and “control share” provisions.

Our general partner has opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of its board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in its bylaws. However, our general partner’s board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and it may, by amendment to its bylaws, opt in to the control share provisions of the MGCL in the future.

The provisions of our general partner’s charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our general partner that might be beneficial to unitholders. Likewise, if our general partner’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL not currently applicable to it, or if the provision in its bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Our general partner may change our investment and financing policies without the approval of our other partners and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our general partner’s board of directors adopted a policy limiting its indebtedness, which includes our indebtedness, to 60% of its total market capitalization. Our general partner’s total market capitalization is defined as the sum of the market value of its outstanding common stock (which may decrease, thereby increasing its debt to total market capitalization ratio), excluding options issued under its incentive award plan, plus the liquidation value of its preferred stock, plus the aggregate value of our units not held by it (with the per unit value equal to the market value of one share of our general partner’s common stock and excluding long-term incentive units and Class C units), plus the book value of its total consolidated indebtedness. However, our and our general partner’s organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we or it may incur. Our general partner’s board of directors may alter or eliminate its current policy on borrowing at any time without stockholder or unitholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service and which could materially adversely affect our cash flow and our ability to make distributions, including cash available for us to pay distributions to our unitholders, including our general partner. Higher leverage also increases the risk of default on our obligations.

Risks Related to our General Partner’s Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and our unitholders.

Our general partner has operated and intends to continue operating in a manner that it believes will allow it to qualify as a REIT for federal income tax purposes under the Code. Our general partner has not requested and does not plan to request a ruling from the IRS that it qualify as a REIT. If our general partner loses its REIT status, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its preferred stockholders or make distributions to its common stockholders, for each of the years involved because:

•	our general partner would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

•	our general partner also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•

unless our general partner is entitled to relief under applicable statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if our general partner fails to qualify as a REIT, it will not be required to make distributions to stockholders, and accordingly, distributions we make to our unitholders could be similarly reduced. As a result of all these factors, our general partner’s failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would materially adversely affect the value of our units.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that, like our general partner, holds its assets through a partnership. Our general partner’s ability to qualify as a REIT may be affected by facts and circumstances that are not entirely within its control. In order to qualify as a REIT, our general partner must satisfy a number of requirements, including requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, our general partner must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect its investors, its ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if our general partner qualifies as a REIT for federal income tax purposes, it may be subject to some federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. In addition, our domestic taxable REIT subsidiary, Digital Services, Inc., could be subject to Federal and state taxes, and our foreign properties and companies are subject to tax in the jurisdictions in which they operate and are located.

To maintain our general partner’s REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, our general partner generally must distribute to its stockholders at least 90% of its net taxable income each year, excluding capital gains, and our general partner will be subject to regular corporate income taxes to the extent that it distributes less than 100% of its net taxable income each year. In addition, our general partner will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by our general partner in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. While historically our general partner has satisfied these distribution requirements by making cash distributions to its stockholders, a REIT is permitted to satisfy these requirements by making distributions of cash or other property, including, in limited circumstances, its own stock. Assuming our general partner continues to satisfy these distributions requirements with cash, we may need to borrow funds for our general partner to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

The power of our general partner’s board of directors to revoke our general partner’s REIT election without stockholder approval may cause adverse consequences to our unitholders.

Our general partner’s charter provides that its board of directors may revoke or otherwise terminate its REIT election, without the approval of its stockholders, if it determines that it is no longer in our general partner’s best interests to continue to qualify as a REIT. If our general partner ceases to qualify as a REIT, it would become subject to U.S. federal income tax on its taxable income and it would no longer be required to distribute most of its taxable income to its stockholders and accordingly, distributions we make to our unitholders could be similarly reduced.

Forward-Looking Statements

We make statements in this registration statement that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance, leverage policy and acquisition and capital expenditure plans, as well as our discussion of “Factors Which May Influence Future Results of Operations,” contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of the recent deterioration in global economic, credit and market conditions;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	increased interest rates and operating costs;

•	our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully operate acquired or redeveloped properties;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development or redevelopment of properties;

•	decreased rental rates or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and space held for redevelopment;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to public companies;

•	our general partner’s failure to maintain its status as a REIT;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the sections above.

ITEM 2.	FINANCIAL INFORMATION

Selected Financial Data

The following table sets forth selected consolidated financial and operating data on an historical basis.

The following data should be read in conjunction with our financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included below in this Form 10.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands, except unit and per unit data)	2010	2009	2009	2008	2007	2006	2005
	(unaudited)					(unaudited)
Statement of Operations Data:
Operating Revenues:
Rental	$152,574	$118,089	$510,772	$404,559	$319,603	$221,371	$150,072
Tenant reimbursements	39,205	31,027	125,308	107,503	75,003	50,340	35,720
Other	—	18	1,062	15,383	641	365	5,829

Total operating revenues	191,779	149,134	637,142	527,445	395,247	272,076	191,621
Operating Expenses:
Rental property operating and maintenance	53,242	42,573	176,238	151,147	109,225	59,917	39,519
Property taxes	12,721	9,211	36,004	31,102	27,181	26,890	20,189
Insurance	1,735	1,456	6,111	4,988	5,527	3,682	2,653
Depreciation and amortization	57,532	46,304	198,052	172,378	134,419	86,129	55,702
General and administrative	11,352	10,102	42,165	38,391	30,786	19,717	12,061
Other	2	285	783	1,084	431	449	1,355

Total operating expenses	136,584	109,931	459,353	399,090	307,569	196,784	131,479

Operating income	55,195	39,203	177,789	128,355	87,678	75,292	60,142
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116	2,172	2,369	449	177	—
Interest and other income	31	243	753	2,106	2,287	1,270	1,274
Interest expense	(30,902)	(18,937)	(88,442)	(63,621)	(67,054)	(50,598)	(35,381)
Tax expense	(716)	(436)	(1,038)	(1,109)	(814)	(724)	(554)
Loss from early extinguishment of debt	—	—	—	(182)	—	(527)	(1,021)

Income from continuing operations	25,586	21,189	91,234	67,918	22,546	24,890	24,460
Net income (loss) from discontinued operations	—	—	—	—	1,395	314	(103)
Gain on sale of discontinued operations	—	—	—	—	18,049	18,096	—

Net income	25,586	21,189	91,234	67,918	41,990	43,300	24,357
Net (income) loss attributable to noncontrolling interests	232	—	(140)	(335)	—	15	12

Net income attributable to Digital Realty Trust, L.P.	25,818	21,189	91,094	67,583	41,990	43,315	24,369
Preferred unit distributions	(10,101)	(10,101)	(40,404)	(38,564)	(19,330)	(13,780)	(10,014)

Net income available to common unitholders	$15,717	$11,088	$50,690	$29,019	$22,660	$29,535	$14,355

Per Unit Data:
Basic income per unit available to common unitholders	$0.19	$0.14	$0.62	$0.39	$0.33	$0.47	$0.26
Diluted income per unit available to common unitholders	$0.18	$0.14	$0.61	$0.38	$0.32	$0.46	$0.26
Cash distribution per common unit	$0.48	$0.33	$1.47	$1.26	$1.17	$1.08	$1.00
Weighted average common units outstanding:
Basic	83,233,100	80,550,025	81,715,226	75,160,263	68,754,024	62,562,820	55,525,443
Diluted	86,075,069	80,741,438	82,785,746	76,766,756	70,799,336	63,870,029	55,760,887

		March 31, 2010	December 31,
			2009	2008	2007	2006	2005
(in thousands)		(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Net investments in real estate		$3,501,382	$3,157,193	$2,748,220	$2,302,500	$1,736,979	$1,194,106
Total assets		4,147,586	3,745,059	3,281,045	2,809,791	2,185,783	1,529,170
Revolving credit facility		—	205,547	138,579	299,731	145,452	181,000
Unsecured senior notes		200,000	83,000	58,000	—	—	—
Mortgages and other secured loans		1,043,361	1,063,663	1,026,594	895,507	804,686	568,067
4.125% exchangeable senior debentures due 2026, net		166,859	165,834	161,901	158,224	154,786	—
5.50% exchangeable senior debentures due 2029		266,400	266,400	—	—	—	—
Total liabilities		2,499,081	2,110,258	1,705,969	1,673,361	1,320,317	880,228
General partner’s capital		1,622,244	1,586,942	1,553,424	1,053,788	719,386	384,853
Limited partners’ capital		60,361	60,875	71,041	74,356	141,890	262,239
Accumulated other comprehensive income (loss)		(51,534)	(30,630)	(53,747)	3,358	4,190	1,644
Noncontrolling interests in consolidated joint venture		17,434	17,614	4,358	4,928	—	206
Total liabilities and partners’ capital		$4,147,586	$3,745,059	$3,281,045	$2,809,791	$2,185,783	$1,529,170

	Three Months Ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(in thousands)	(unaudited)					(unaudited)	(unaudited)
Cash flows from (used in):
Operating activities	$57,200	$41,378	$283,809	$217,808	$105,655	$99,364	$77,050
Investing activities	(442,755)	(132,708)	(519,909)	(647,751)	(537,427)	(597,786)	(474,713)
Financing activities	364,044	96,932	235,086	471,925	440,863	509,753	404,036

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this registration statement. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this registration statement entitled “Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the sections in this registration statement entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

Our partnership. We were formed on July 21, 2004. Digital Realty Trust, Inc., our general partner, completed its initial public offering of common stock, or the IPO, on November 3, 2004. Our general partner believes that it has operated in a manner that has enabled it to qualify, and has elected to be treated, as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code. Except where otherwise indicated, as used herein, the terms “we,” “our,” “us” and “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries and our predecessor. We refer to Digital Realty Trust, Inc., our sole general partner, together with our predecessor, as our “general partner.” Our predecessor is comprised of the real estate activities and holdings of Global Innovation Partners LLC, or GI Partners, which GI Partners contributed to us in connection with the IPO.

Business and strategy. Our primary business objectives are to maximize: (i) sustainable long-term growth in earnings and funds from operations per unit and (ii) cash flow and returns to our unitholders, including through the payment of distributions. We expect to achieve our objectives by focusing on our core business of investing in and redeveloping technology-related real estate. A significant component of our current and future internal growth is anticipated through the development of our existing space held for redevelopment and new properties. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of corporate enterprise datacenter and technology industry tenants and properties that may be redeveloped for such use. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard precision cooling systems, raised floor areas, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth in corporate datacenter adoption and the technology-related real estate industry generally will continue to be superior to that of the overall economy.

As of March 31, 2010, we owned an aggregate of 84 technology-related real estate properties, excluding one property held as an investment in an unconsolidated joint venture, with 15.0 million rentable square feet, including approximately 1.8 million square feet of space held for redevelopment. At March 31, 2010, approximately 185,000 square feet of our space held for redevelopment was under construction for Turn-Key Datacenter® space in four U.S. markets and one European market.

We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial, technical and other criteria. We expect to continue to acquire additional assets as a part of our growth strategy. We intend to aggressively manage and lease our assets to increase their cash flow. We intend to continue to build out our redevelopment portfolio when justified by anticipated returns.

We may acquire properties subject to existing mortgage financing and other indebtedness or we may incur new indebtedness in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any cash distributions with respect to our units. We currently intend to limit our indebtedness to 60% of our general partner’s total market capitalization and, based on the closing price of our general partner’s common stock on March 31, 2010 of $54.20, our general partner’s ratio of debt to total market capitalization was approximately 29% as of March 31, 2010. Our general partner’s total market capitalization is defined as the sum of the market value of its outstanding common stock (which may decrease, thereby increasing its debt to total market capitalization ratio), excluding options issued under its incentive award plan, plus the liquidation value of its preferred stock, plus the aggregate value of our units not held by it (with the per unit value equal to the market value of one share of our general partner’s common stock and excluding long-term incentive units and Class C units), plus the book value of its total consolidated indebtedness.

Revenue base. As of March 31, 2010, we owned 84 properties, excluding one property held as an investment in an unconsolidated joint venture. These properties are mainly located throughout the U.S., with 13 properties located in Europe and one property in Canada. We acquired our first portfolio property in January 2002 and have added properties as follows:

Year Ended December 31:	Properties Acquired (1)	Net Rentable Square Feet (2)	Square Feet of Space Held for Redevelopment as of March 31, 2010 (3)
2002	5	1,125,292	19,890
2003	6	1,028,185	30,175
2004	10	2,587,455	99,014
2005	20	3,314,225	196,072
2006	16	2,104,209	117,389
2007 (4)	13	1,641,580	265,259
2008	5	227,666	336,582
2009	6	633,090	764,217
2010	3	550,290	—

Properties owned as of March 31, 2010	84	13,211,992	1,828,598

(1)	Excludes properties sold in 2007 and 2006: 100 Technology Center Drive (March 2007), 4055 Valley View Lane (March 2007) and 7979 East Tufts Avenue (July 2006). Also excludes a leasehold interest acquired in March 2007 related to an acquisition made in 2006.
(2)	Current net rentable square feet as of March 31, 2010, which represents the current square feet at buildings under lease as specified in the applicable lease agreements plus management’s estimate of space available for lease based on engineering drawings. Includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Redevelopment space is unoccupied space that requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space. The amounts included in this table represent current redevelopment space as of March 31, 2010 in the properties acquired during the relevant period.
(4)	Includes a developed building (43915 Devin Shafron Drive) placed into service in 2010 that is being included with a property (Devin Shafron buildings) that was acquired in 2007.

As of March 31, 2010, the properties in our portfolio were approximately 95.2% leased, excluding 1.8 million square feet held for redevelopment. Due to the capital intensive and long term nature of the operations being supported, our lease terms are generally longer than standard commercial leases. As of March 31, 2010, our original average lease term was in excess of 13 years, with an average of seven years remaining. The majority of our leasing since the completion of our general partner’s IPO has been at lease terms shorter than 12 years. Our lease expirations through December 31, 2011 are 12.0% of net rentable square feet, excluding space held for redevelopment as of March 31, 2010.

Operating revenues from properties outside the United States were $82.2 million, $52.2 million and $34.2 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $23.2 million and $19.5 million for the three months ended March 31, 2010 and 2009, respectively. For the years ended December 31, 2009, 2008, and 2007 and the three months ended March 31, 2010 and 2009, no single foreign country comprised more than 10% of total revenues.

Factors Which May Influence Future Results of Operations

Global economic conditions

Recent U.S., European and other international market and economic conditions have been unprecedented and challenging. Significantly tighter credit conditions and recession in all markets in which we own properties and conduct our operations persisted throughout 2009 and such markets have not fully recovered. Continued concerns about the systemic impact of potential wide-spread and long-term recession, energy costs, geopolitical issues, the availability and cost of credit, global financial and mortgage markets, corporate and consumer debt levels and declining residential and commercial real estate markets have contributed to increased market volatility and diminished expectations for the U.S., European and other economies. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, continue to contribute to substantial global volatility.

As a result of these conditions, general economic conditions and the cost and availability of capital have been and may continue to be adversely affected in all markets in which we own properties and conduct our operations. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide credit to businesses and consumers. Continued turbulence in the U.S., European and other international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market and economic conditions continue, they may limit our ability, and the ability of our tenants, to replace or renew maturing liabilities on a timely basis, access the capital markets to meet liquidity and capital expenditure requirements and may adversely affect our and our tenants’ financial conditions and results of operations.

In addition, our access to funds under our revolving credit facility depends on the ability of the lenders that are parties to such facilities to meet their funding commitments to us. We cannot assure you that continuing long-term disruptions in the global economy and the continuation of tighter credit conditions among, and potential failures or nationalizations of, third party financial institutions as a result of such disruptions will not have an adverse effect on our lenders. If our lenders are not able to meet their funding commitments to us, our business, results of operation, cash flows and financial condition could be adversely affected.

If we do not have sufficient cash flow to continue operating our business and are unable to borrow additional funds, access our revolving credit facility or raise equity capital, we may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, curtailing development or redevelopment activity, disposing of one or more of our properties, possibly on disadvantageous terms, or entering into or renewing leases on less favorable terms than we otherwise would.

Rental income. The amount of rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. Excluding 1.8 million square feet held for redevelopment, as of March 31, 2010, the occupancy rate of the properties in our portfolio was approximately 95.2% of our net rentable square feet.

The amount of rental income generated by us also depends on our ability to maintain or increase rental rates at our properties. Included in our approximately 13.2 million net rentable square feet, excluding redevelopment space, at March 31, 2010 is approximately 153,000 net rentable square feet of space with extensive datacenter improvements that is currently, or will shortly be, available for lease. Since our general partner’s IPO, we have leased approximately 2,103,000 square feet of similar space. These Turn-Key Datacenters® are effective solutions for tenants who lack the expertise or capital budget to provide their own extensive datacenter infrastructure and security. Our expertise in datacenter construction and operations enables us to lease space to these tenants at a significant premium over other uses. Negative trends in one or more of these factors, including as a result of the conditions described above under “Global market and economic conditions,” could adversely affect our rental income in future periods.

In addition, as of March 31, 2010, we had approximately 1.8 million square feet of redevelopment space, or approximately 12% of the total rentable space in our portfolio, including three vacant properties comprising approximately 233,000 square feet. Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use and, in addition, we may require additional time or encounter delays in securing tenants for redevelopment space. We will require additional capital to finance our redevelopment activities, which may not be available or may not be available on terms acceptable to us, including as a result of the conditions described above under “Global market and economic conditions.” Our ability to grow earnings depends in part on our ability to redevelop space and lease redevelopment space at favorable rates, which we may not be able to obtain. We may purchase additional vacant properties and properties with vacant redevelopment space in the future.

Economic downturns, including as a result of the conditions described above under “Global market and economic conditions,” or regional downturns affecting our sub-markets or downturns in the technology-related real estate industry that impair our ability to lease or renew or re-lease space, otherwise reduce returns on our investments or the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. As of March 31, 2010, we had no material tenants in bankruptcy.

Scheduled lease expirations. Our ability to re-lease expiring space at rental rates equal to or in excess of current rental rates will impact our results of operations. In addition to approximately 0.6 million square feet of available space in our portfolio, which excludes approximately 1.8 million square feet available for redevelopment as of March 31, 2010, leases representing approximately 2.9% and 9.1% of the net rentable square footage of our portfolio are scheduled to expire during the nine months ending December 31, 2010 and the year ending December 31, 2011, respectively.

Market concentration. We depend on the market for technology based real estate in specific geographic regions and significant changes in these regional markets can impact our future results. As of March 31, 2010, our portfolio was geographically concentrated in the following metropolitan markets:

Metropolitan Market	Percentage of 03/31/10 total annualized rent (1)
Silicon Valley	16.2%
New York Metro	11.3%
Chicago	11.1%
Northern Virginia	9.6%
Dallas	9.2%
Boston	7.2%
Phoenix	5.9%
San Francisco	4.4%
London, England	4.3%
Los Angeles	4.2%
Dublin, Ireland	3.4%
Paris, France	2.8%
Other	10.4%

100.0%

(1)	Annualized rent is monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, property management fees, insurance and site maintenance costs, as well as rental expenses on our ground and building leases. In particular, our buildings require significant power to support the datacenter operations contained in them. Many of our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. However, we generally are not entitled to reimbursement of property operating expenses and real estate taxes under our leases for Turn-Key Datacenters®. We also incur general and administrative expenses, including expenses relating to our asset management function, as well as significant legal, accounting and other expenses related to corporate governance, U.S. Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance. We expect to incur additional operating expenses as we continue to expand.

In June 2009, the U.S. House of Representatives approved comprehensive clean energy and climate change legislation that is intended to cut greenhouse gas, or GHG, emissions, create new clean energy jobs and enhance the energy independence of the United States. This legislation would reduce GHG emissions in the United States through an economy-wide cap-and-trade program. The U.S. Senate is preparing its own version of clean energy and climate change legislation. Moreover, the U.S. Environmental Protection

Agency, or EPA, is moving aggressively to regulate GHG emissions from large stationary sources, including electricity producers, using its own authority under the Clean Air Act. In addition, since 2005 the European Union (including the United Kingdom) has been operating under a cap-and-trade program, which directly affects the largest emitters of greenhouse gases, including electricity producers from whom we purchase power. Any additional taxation or regulation of energy use, including as a result of (i) new legislation that Congress may pass, (ii) the regulations that the U.S. EPA has proposed, or (iii) any further reductions in the EU greenhouse gas cap could significantly increase our costs, and we may not be able to effectively pass all of these costs on to our tenants.

Interest rates. As of March 31, 2010, we had approximately $255.2 million of variable rate debt, all of which was mortgage debt subject to interest rate cap or swap agreements. We can also borrow up to $750.0 million of variable rate debt under our revolving credit facility, none of which would be subject to interest rate hedging. The availability of debt and equity capital has significantly decreased as a result of the circumstances described above under “Global market and economic conditions.” The effects on commercial real estate mortgages, if available, include, but may not be limited to: higher loan spreads, tightened loan covenants, reduced loan to value ratios resulting in lower borrower proceeds and higher principal payments. Potential future increases in interest rates and credit spreads may increase our interest expense and fixed charges and negatively affect our financial condition and results of operations, potentially impacting our future access to the debt and equity capital markets. Increased interest rates may also increase the risk that the counterparties to our swap agreements will default on their obligations, which could further increase our interest expense. If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or pay the cash distributions to our unitholders, including our general partner, which in turn uses the distributions to pay cash dividends to its stockholders necessary to maintain its qualification as a REIT.

Demand for datacenter space. Our portfolio of properties consists primarily of technology-related real estate and datacenter real estate in particular. A decrease in the demand for, or increase in supply of, datacenter space, Internet gateway facilities or other technology-related real estate would have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base or less specialized use. Our redevelopment activities make us particularly susceptible to general economic slowdowns, including recessions and the other circumstances described above under “Global market and economic conditions,” as well as adverse developments in the corporate datacenter, Internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for datacenter space. Reduced demand could also result from business relocations, including to markets that we do not currently serve such as Asia. Changes in industry practice or in technology, such as virtualization technology, more efficient or miniaturization of computing or networking devices, or devices that require higher power densities than today’s devices, could also reduce demand for the physical datacenter space we provide or make the tenant improvements in our facilities obsolete or in need of significant upgrades to remain viable. In addition, the development of new technologies, the adoption of new industry standards or other factors could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their leases, become insolvent or file for bankruptcy.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in note 2 to our consolidated financial statements included elsewhere in this registration statement. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and consolidated results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this registration statement.

Investments in Real Estate

Acquisition of real estate. The price that we pay to acquire a property is impacted by many factors including the condition of the property and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the property and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases, any debt assumed from the seller or loans made by the seller to us and any building leases assumed from the seller. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations. For example, if we were to allocate more value to land, there would be no depreciation with respect to such amount. If we were to allocate more value to the property as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time. This potential effect occurs because the amounts allocated to property are depreciated over the estimated lives of the property whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of the value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our consolidated statements of operations.

Useful lives of assets. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment evaluation. We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Capitalization of Costs

We capitalize direct and indirect costs related to leasing, construction, development and redevelopment, including property taxes, insurance, financing and employee costs relating to space under development. We capitalize costs on redevelopment space until construction is substantially complete and the space is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction.

Revenue Recognition

Rental income is recognized using the straight-line method over the terms of the tenant leases. Deferred rents included in our balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the contractual rental payments that would be received under the remaining terms of the leases. Many of our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. However, we generally are not entitled to reimbursement of property operating expenses, other than utility expense, and real estate taxes under our leases for Turn-Key Datacenters®. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized over the remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is not considered doubtful. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectability of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Share-Based Awards

We recognize compensation expense related to share-based awards. We generally amortize this compensation expense over the vesting period of the award. The calculation of the fair value of share-based awards is subjective and requires several assumptions over such items as expected stock volatility, dividend payments and future company results. These assumptions have a direct impact on our net income because a higher share-based awards amount would result in lower net income for a particular period.

Results of Operations

Three Months Ended March 31, 2010 and March 31, 2009

The discussion below relates to our financial condition and results of operations for the three months ended March 31, 2010 and 2009. A summary of our operating results from continuing operations for the three months ended March 31, 2010 and 2009 is as follows (in thousands):

	Three Months Ended March 31,
	2010	2009
Statement of Operations Data:
Total operating revenues	$191,779	$149,134
Total operating expenses	(136,584)	(109,931)

Operating income	55,195	39,203
Other expenses, net	(29,609)	(18,014)

Net income	$25,586	$21,189

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of this growth, our period-to-period comparison of our financial performance focuses on the impact on our revenues and expenses resulting both from the new property additions to our portfolio, as well as on a “same store” property basis (same store properties are properties that were owned and operated for the entire current period and the entire immediate preceding year). The following table identifies each of the properties in our portfolio acquired from January 1, 2009 through March 31, 2010.

Acquired Buildings	Acquisition Date	Redevelopment Space as of March 31, 2010 (1)	Net Rentable Square Feet Excluding Redevelopment Space (2)	Square Feet including Redevelopment Space	Occupancy Rate as of March 31, 2010 (3)
As of December 31, 2008 (75 Properties)		961,144	11,999,569	12,960,713	94.9%
January 1, 2009 through March 31, 2010
1525 Comstock Street	Sep-09	—	42,385	42,385	100.0
444 Toyama Drive	Sep-09	—	42,083	42,083	100.0
904 Quality Way (4)	Sep-09	46,750	—	46,750	—
905 Security Row (4)	Sep-09	249,657	—	249,657	—
1232 Alma Road (4)	Sep-09	88,117	17,609	105,726	100.0
900 Quality Way (4)	Sep-09	112,253	—	112,253	—
1400 N. Bowser Road (4)	Sep-09	246,940	—	246,940	—
1301 International Parkway (4)	Sep-09	20,500	—	20,500	—
908 Quality Way (4)	Sep-09	—	14,400	14,400	100.0
1350 Duane Avenue/3080 Raymond Street	Oct-09	—	185,000	185,000	100.0
45901 & 45845 Nokes Boulevard	Dec-09	—	167,160	167,160	100.0
21561 & 21571 Beaumeade Circle	Dec-09	—	164,453	164,453	100.0

Acquired Buildings	Acquisition Date	Redevelopment Space as of March 31, 2010 (1)	Net Rentable Square Feet Excluding Redevelopment Space (2)	Square Feet including Redevelopment Space	Occupancy Rate as of March 31, 2010 (3)
128 First Avenue	Jan-10	—	274,750	274,750	95.7
55 Middlesex Turnpike	Jan-10	—	106,000	106,000	87.9
60-80 Merritt Boulevard	Jan-10	—	169,540	169,540	100.0
43915 Devin Shafron Drive (5)	Jan-10	103,237	29,043	132,280	100.0

Subtotal		867,454	1,212,423	2,079,877	98.0%

Total		1,828,598	13,211,992	15,040,590	95.2%

(1)	Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space.
(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Occupancy rates exclude redevelopment space.
(4)	The seven buildings at Digital Realty Trust Datacenter Park — Dallas are considered one property for our property count.
(5)	Represents a developed building placed into service in 2010 that is being included with a property (Devin Shafron buildings) that was acquired in 2007.

In May 2008, we acquired 701 & 717 Leonard Street, a parking garage adjacent to one of our properties in Dallas, Texas; however, we exclude the acquisition from our property count.

Comparison of the Three Months Ended March 31, 2010 to the Three Months Ended March 31, 2009

Portfolio

As of March 31, 2010, our portfolio consisted of 84 properties, excluding one property held as an investment in an unconsolidated joint venture, with an aggregate of 15.0 million net rentable square feet including 1.8 million square feet held for redevelopment compared to a portfolio consisting of 75 properties, excluding one property held as an investment in an unconsolidated joint venture, with an aggregate of 13.0 million net rentable square feet including 1.2 million square feet held for redevelopment as of March 31, 2009. The increase in our portfolio reflects the acquisition of nine properties in the twelve months ended March 31, 2010.

Operating Revenues

Operating revenues during the three months ended March 31, 2010 and 2009 were as follows (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Rental	$152,574	$118,089	$34,485
Tenant reimbursements	39,205	31,027	8,178
Other	—	18	(18)

Total operating revenues	$191,779	$149,134	$42,645

As shown by the same store and new properties table below, the increases in rental revenues and tenant reimbursement revenues for the three month period ended March 31, 2010 compared to the same period in 2009 were primarily due to new leasing at our same store properties and acquisition of properties. We acquired nine properties during the twelve months ended March 31, 2010.

The following table shows operating revenues for new properties (properties that were not owned for each of the full three months ended March 31, 2010 and 2009) and same store properties (all other properties) (in thousands):

	Same Store			New Properties
	Three Months Ended March 31,			Three Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Rental	$136,010	$118,089	$17,921	$16,564	$—	$16,564
Tenant reimbursements	35,232	31,027	4,205	3,973	—	3,973
Other	—	18	(18)	—	—	—

Total operating revenues	$171,242	$149,134	$22,108	$20,537	$—	$20,537

Same store rental revenues increased for the three months ended March 31, 2010 compared to the same period in 2009 primarily as a result of new leases at our properties during the twelve months ended March 31, 2010 due to strong demand for datacenter space, including leases of completed redevelopment space, the largest of which was for space in 350 East Cermak Road, 1525 Comstock Street, Devin Shafron (3 buildings), 2440 Marsh Lane and St. Anne’s Boulevard (3 buildings). Rental revenue included amounts earned from leases with tel(x), a related party, of approximately $5.1 million and $4.2 million for the three months ended March 31, 2010 and 2009, respectively. Same store tenant reimbursement revenues increased for the three months ended March 31, 2010 as compared to the same period in 2009 primarily as a result of new leasing and higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 350 East Cermak Road , 3 Corporate Place, 1525 Comstock Street, 600 West Seventh Street and Devin Shafron (3 buildings).

For the three months ended March 31, 2010, 128 First Avenue, 60 & 80 Merritt Boulevard, 1350 Duane Avenue/3080 Raymond Street, 55 Middlesex Turnpike, 45901 & 45845 Nokes Boulevard and 21561 & 21571 Beaumeade Circle contributed $18.4 million, or approximately 90% of the total new properties increase in revenues compared to the same period in 2009.

Operating Expenses and Interest Expense

Operating expenses and interest expense during the three months ended March 31, 2010 and 2009 were as follows (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Rental property operating and maintenance	$53,242	$42,573	$10,669
Property taxes	12,721	9,211	3,510
Insurance	1,735	1,456	279
Depreciation and amortization	57,532	46,304	11,228
General and administrative	11,352	10,102	1,250
Other	2	285	(283)

Total operating expenses	$136,584	$109,931	$26,653

Interest expense	$30,902	$18,937	$11,965

As shown in the same store expense and new properties expense table below, total expenses for the three months ended March 31, 2010 increased compared to the same period in 2009 primarily as a result of higher same store utility and maintenance costs as well as increased depreciation from additional redevelopment projects placed into service and from recently acquired properties.

The following table shows expenses for new properties (properties that were not owned for each of the full three months ended March 31, 2010 and 2009) and same store properties (all other properties) (in thousands):

	Same Store			New Properties
	Three Months Ended March 31,			Three Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Rental property operating and maintenance	$47,579	$42,573	$5,006	$5,663	$—	$5,663
Property taxes	10,829	9,211	1,618	1,892	—	1,892
Insurance	1,531	1,456	75	204	—	204
Depreciation and amortization	52,419	46,304	6,115	5,113	—	5,113
General and administrative (1)	11,352	10,102	1,250	—	—	—
Other	2	285	(283)	—	—	—

Total operating expenses	$123,712	$109,931	$13,781	$12,872	$—	$12,872

Interest expense	$30,033	$18,937	$11,096	$869	$—	$869

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

Same store rental property operating and maintenance expenses increased in the three months ended March 31, 2010 compared to the same period in 2009 primarily as a result of higher utility rates in several of our properties along with redevelopment projects being placed into service leading to higher utility expense in 2010. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $4.2 million and $3.2 million for the three months ended March 31, 2010 and 2009, respectively.

Same store depreciation and amortization expense increased in the three months ended March 31, 2010 compared to the same period in 2009, principally because of depreciation of redevelopment projects that were placed into service in the final nine months of 2009 and during 2010.

General and administrative expenses for the three months ended March 31, 2010 increased compared to the same period in 2009 primarily due to the growth of our company, which resulted in more employees, additional incentive compensation, and higher professional fees and marketing expenses.

Same store interest expense increased for the three months ended March 31, 2010 as compared to the same period in 2009 primarily as a result of higher average outstanding debt balances during 2010 compared to 2009 primarily due to the issuance of our 5.875% Notes due 2020, the issuance of our 5.50% Exchangeable Senior Debentures due 2029 and draws on our Prudential shelf facility. During the three months ended March 31, 2010 and 2009, we capitalized interest of approximately $1.9 million and $3.1 million, respectively.

New property increases were caused by properties acquired during the period from January 1, 2009 to March 31, 2010. For the three months ended March 31, 2010, 128 First Avenue, 60 & 80 Merritt Boulevard, 1350 Duane Avenue/3080 Raymond Street, 55 Middlesex Turnpike, 45901 & 45845 Nokes Boulevard and 21561 & 21571 Beaumeade Circle contributed $11.3 million, or approximately 88% of the total new properties increase in total operating expenses compared to the same period in 2009.

Years Ended December 31, 2009, 2008 and 2007

The discussion below relates to our financial condition and results of operations for the years ended December 31, 2009, 2008 and 2007. A summary of our operating results from continuing operations for the years ended December 31, 2009, 2008 and 2007 was as follows (in thousands).

Year Ended December 31,	2009	2008	2007
Statement of Operations Data:
Total operating revenues	$637,142	$527,445	$395,247
Total operating expenses	(459,353)	(399,090)	(307,569)

Operating income	177,789	128,355	87,678
Other expenses, net	(86,555)	(60,437)	(65,132)

Income from continuing operations	$91,234	$67,918	$22,546

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of such growth, a period-to-period comparison of our financial performance focuses on the impact on our revenues and expenses resulting both from the new property additions to our portfolio, as well as on a “same store” property basis (same store properties are properties that were owned and operated for the entire current period and the entire immediate preceding year). The following table identifies each of the properties in our portfolio acquired from January 1, 2007 through December 31, 2009.

Acquired Buildings	Acquisition Date	Redevelopment Space as of December 31, 2009 (1)	Net Rentable Square Feet Excluding Redevelopment Space	Square Feet including Redevelopment Space	Occupancy Rate as of December 31, 2009 (2)
As of December 31, 2006 (57 properties)		462,540	10,159,366	10,621,906	94.3%
Year Ended December 31, 2007
21110 Ridgetop Circle	Jan-07	—	135,513	135,513	100.0
3011 LaFayette Street	Jan-07	—	90,780	90,780	100.0
44470 Chillum Place	Feb-07	—	95,440	95,440	100.0
43791 Devin Shafron Drive(3)	Mar-07	2,194	132,806	135,000	100.0
43831 Devin Shafron Drive(3)	Mar-07	—	117,071	117,071	100.0
43881 Devin Shafron Drive(3)	Mar-07	—	180,000	180,000	98.5
Mundells Roundabout	Apr-07	—	113,464	113,464	100.0
210 N Tucker Boulevard	Aug-07	62,000	139,588	201,588	78.4
900 Walnut Street	Aug-07	—	112,266	112,266	97.3
1 Savvis Parkway	Aug-07	—	156,000	156,000	100.0
Clonshaugh Industrial Estate II(4)	Sep-07	—	124,500	124,500	100.0
1500 Space Park Drive	Sep-07	—	51,615	51,615	100.0

Acquired Buildings	Acquisition Date	Redevelopment Space as of December 31, 2009 (1)	Net Rentable Square Feet Excluding Redevelopment Space	Square Feet including Redevelopment Space	Occupancy Rate as of December 31, 2009 (2)
Cressex 1	Dec-07	—	50,847	50,847	90.6
Naritaweg 52	Dec-07	—	63,260	63,260	100.0
1 St. Anne’s Boulevard(5)	Dec-07	—	20,219	20,219	100.0
2 St. Anne’s Boulevard(5)	Dec-07	30,612	—	30,612	—
3 St. Anne’s Boulevard(5)	Dec-07	76,494	19,890	96,384	100.0

Subtotal		171,300	1,603,259	1,774,559	97.5%
Year Ended December 31, 2008
365 South Randolphville Road	Feb-08	226,530	38,262	264,792	50.6
650 Randolph Road	Jun-08	127,790	—	127,790	—
1201 Comstock Street	Jun-08	—	24,000	24,000	100.0
Manchester Technopark	Jun-08	—	38,016	38,016	100.0
7505 Mason King Court	Nov-08	—	109,650	109,650	100.0

Subtotal		354,320	209,928	564,248	91.0%
Year Ended December 31, 2009
1525 Comstock Street	Sep-09	—	42,385	42,385	100.0
444 Toyama Drive	Sep-09	—	42,083	42,083	100.0
904 Quality Way(6)	Sep-09	46,750	—	46,750	—
905 Security Row(6)	Sep-09	249,657	—	249,657	—
1232 Alma Road(6)	Sep-09	105,726	—	105,726	—
900 Quality Way(6)	Sep-09	112,253	—	112,253	—
1400 N. Bowser Road(6)	Sep-09	246,940	—	246,940	—
1301 International Parkway(6)	Sep-09	20,500	—	20,500	—
908 Quality Way(6)	Sep-09	14,400	—	14,400	—
1350 Duane Avenue/3080 Raymond Street	Oct-09	—	185,000	185,000	100.0
45901 & 45845 Nokes Boulevard	Dec-09	—	167,160	167,160	100.0
21561 & 21571 Beaumeade Circle	Dec-09	—	164,453	164,453	100.0

Subtotal		796,226	601,081	1,397,307	100.0%

Total		1,784,386	12,573,634	14,358,020	95.0%

(1)	Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space.
(2)	Occupancy rates exclude space held for redevelopment. For some of our properties, we calculate occupancy based on factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	The three buildings at Devin Shafron Drive are considered one property for our property count.
(4)	Building completed and placed into service in September 2007 on a land parcel acquired in 2006.
(5)	The three buildings at St. Anne’s Boulevard are considered one property for our property count.
(6)	The seven buildings at Digital Realty Trust Datacenter Park—Dallas are considered one property for our property count.

In May 2008, we acquired 701 & 717 Leonard Street, a parking garage adjacent to one of our properties in Dallas, Texas; however, we exclude the acquisition from our property count.

In May 2009, we acquired three parcels of land in Ashburn, Virginia to be developed. The parcels are not included in our property count.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008 and Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

Portfolio

As of December 31, 2009, our portfolio consisted of 81 properties with an aggregate of 14.4 million net rentable square feet including 1.8 million square feet held for redevelopment compared to a portfolio consisting of 75 properties with an aggregate of 13.0 million net rentable square feet including 1.6 million square feet held for redevelopment as of December 31, 2008 and a portfolio consisting of 70 properties with an aggregate of 12.3 million net rentable square feet including 1.8 million square feet held for redevelopment as of December 31, 2007. The increase in our portfolio reflects the acquisition of 13 properties in 2007, 5 properties in 2008 and 6 properties in 2009. For all periods above, the number of properties excludes one property held as an investment in an unconsolidated joint venture.

Revenues

Total operating revenues from continuing operations for the years ended December 31, 2009, 2008 and 2007 were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2009	2008	2007	2009 v 2008	2008 v 2007	2009 v 2008	2008 v 2007
Rental	$510,772	$404,559	$319,603	$106,213	$84,956	26.3%	26.6%
Tenant reimbursements	125,308	107,503	75,003	17,805	32,500	16.6%	43.3%
Other	1,062	15,383	641	(14,321)	14,742	(93.1%)	2299.8%

Total operating revenues	$637,142	$527,445	$395,247	$109,697	$132,198	20.8%	33.4%

As shown by the same store and new properties table shown below, the increases in rental revenues and tenant reimbursement revenues in the year ended December 31, 2009 compared to 2008 were primarily due to new leasing at our same store properties, including completed and leased redevelopment space, and acquisitions of properties. These factors also caused the increases in rental revenues and tenant reimbursements in the year ended December 31, 2008 compared to 2007. Other revenues changes in the years presented were primarily due to the timing of varying tenant termination revenues. We acquired 6, 5 and 13 properties during the years ended December 31, 2009, 2008 and 2007, respectively.

The following table shows total operating revenues from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Rental	$495,928	$402,905	$93,023	$14,844	$1,654	$13,190
Tenant reimbursements	120,431	105,870	14,561	4,877	1,633	3,244
Other	1,062	15,383	(14,321)	—	—	—

Total operating revenues	$617,421	$524,158	$93,263	$19,721	$3,287	$16,434

Same store rental revenues increased for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of new leases at our properties during 2009, the largest of which were for space in Devin Shafron Drive (three buildings), 350 East Cermak Road, 114 Rue Ambroise Croizat , 2440 Marsh Lane and Cressex 1. Same store tenant reimbursement revenues increased for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of higher utility and operating expenses being billed to our tenants in connection with new leasing, the largest occurrences of which were at 3011 Lafayette Street, Devin Shafron Drive (three buildings), 111 8th Avenue (2nd and 6th floors), 1500 Space Park Drive and 114 Rue Ambroise Croizat. The decrease in other revenue for the year ended December 31, 2009 compared to the same period in 2008 was primarily due to lease termination revenue related to an early termination of a tenant lease during the latter half of 2008.

New property increases were caused by properties acquired during the period from January 1, 2008 to December 31, 2009. For the year ended December 31, 2009, 1201 Comstock Street, Manchester Technopark, 7505 Mason King Court and 1350 Duane Avenue/3080 Raymond Street contributed $12.9 million, or approximately 78% of the total new properties increase in revenues compared to the same period in 2008.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Rental	$348,724	$302,473	$46,251	$55,835	$17,130	$38,705
Tenant reimbursements	97,420	73,343	24,077	10,083	1,660	8,423
Other	15,383	641	14,742	—	—	—

Total operating revenues	$461,527	$376,457	$85,070	$65,918	$18,790	$47,128

Same store rental revenues increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of new leases at our properties during 2008, the largest of which were for space in 350 East Cermak Road, 3 Corporate Place, 4025 Midway Road, and 200 Paul Avenue 1-4. Same store tenant reimbursement revenues increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 3 Corporate Place, 350 East Cermak Road, 200 Paul Avenue 1-4, and 600 West Seventh Street. The increase in other revenue for the year ended December 31, 2008 compared to the same period in 2007 was primarily due to lease termination revenue related to an early termination of a tenant lease during the latter half of 2008.

New property increases were caused by properties acquired during the period from January 1, 2007 to December 31, 2008. For the year ended December 31, 2008, 3011 Lafayette Street, Devon Shafron Drive properties (3 buildings), 1500 Space Park Drive, 900 Walnut Street and Manchester Technopark contributed $31.9 million, or approximately 68% of the total new properties increase in revenues compared to the same period in 2007.

Expenses

Total expenses from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2009	2008	2007	2009 v 2008	2008 v 2007	2009 v 2008	2008 v 2007
Rental property operating and maintenance	$176,238	$151,147	$109,225	$25,091	$41,922	16.6%	38.4%
Property taxes	36,004	31,102	27,181	4,902	3,921	15.8%	14.4%
Insurance	6,111	4,988	5,527	1,123	(539)	22.5%	(9.8%)
Depreciation and amortization	198,052	172,378	134,419	25,674	37,959	14.9%	28.2%
General and administrative	42,165	38,391	30,786	3,774	7,605	9.8%	24.7%
Other	783	1,084	431	(301)	653	(27.8%)	151.5%

Total operating expenses	$459,353	$399,090	$307,569	$60,263	$91,521	15.1%	29.8%

Interest expense	$88,442	$63,621	$67,054	$24,821	$(3,433)	39.0%	(5.1%)

As shown in the same store expense and new properties table below, total expenses in the year ended December 31, 2009 increased compared to 2008 primarily as a result of higher same store utility and maintenance costs as well as increased depreciation from additional redevelopment projects placed into service and from recently acquired properties. The following table shows expenses from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Rental property operating and maintenance	$168,182	$149,120	$19,062	$8,056	$2,027	$6,029
Property taxes	34,847	31,019	3,828	1,157	83	1,074
Insurance	5,909	4,974	935	202	14	188
Depreciation and amortization	192,622	171,826	20,796	5,430	552	4,878
General and administrative (1)	42,165	38,391	3,774	—	—	—
Other	783	1,084	(301)	—	—	—

Total operating expenses	$444,508	$396,414	$48,094	$14,845	$2,676	$12,169

Interest expense	$87,041	$63,618	$23,423	$1,401	$3	$1,398

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of higher utility rates in several of our properties along with redevelopment projects being placed into service leading to higher utility and operating expense in 2009. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $13.9 million and $10.6 million in the years ended December 31, 2009 and 2008, respectively.

Same store property taxes increased in the year ended December 31, 2009 compared to 2008, primarily as a result of newly completed redevelopment space offset by favorable property tax reassessment at 350 East Cermak Road.

Same store insurance increased in the year ended December 31, 2009 compared to 2008, primarily as a result of an increase in insurance rates on our renewal of our insurance program.

Same store depreciation and amortization expense increased in the year ended December 31, 2009 compared to 2008, principally because of depreciation of redevelopment projects that were placed into service in late 2008 and during 2009.

General and administrative expenses for the year ended December 31, 2009 increased compared to the same period in 2008 primarily due to the growth of us and our general partner, which resulted in higher employee cost, travel expenses and higher professional fees and marketing expenses offset by $1.6 million of compensation expense in 2008 related to the acceleration of the 2005 OPP Grant. For a further discussion of the acceleration of the 2005 OPP Grant, please refer to note 9 in the notes to the consolidated financial statements included in Item 13 of this Registration Statement on Form 10.

Other expenses are primarily comprised of write-offs of the carrying amounts for tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases.

Same store interest expense increased for the year ended December 31, 2009 as compared to the same period in 2008 primarily as a result of higher average outstanding debt balances during 2009 compared to 2008 due to issuance of our 2029 debentures, draws on our Prudential shelf facility, and secured financings on 3 Corporate Place, 1500 Space Park Drive, Mundells Roundabout, Cressex 1, Manchester Technopark and Clonshaugh Industrial Estate II, partially offset by a decrease in interest expense at 350 East Cermak Road due to a lower effective rate after considering impact of interest rate swap agreement and early paydown of the loan in March 2009. Interest capitalized during the years ended December 31, 2009 and 2008 was $9.2 million and $18.4 million, respectively.

New property increases were caused by properties acquired during the period from January 1, 2008 to December 31, 2009. For the year ended December 31, 2009, 1201 Comstock Street, Manchester Technopark, 365 S. Randolphville Road, 1350 Duane Avenue/3080 Raymond Street and 7505 Mason King Court contributed $10.7 million, or approximately 88% in total operating expenses compared to the same period in 2008.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Rental property operating and maintenance	$133,706	$104,171	$29,535	$17,441	$5,054	$12,387
Property taxes	28,546	26,408	2,138	2,556	773	1,783
Insurance	4,683	5,490	(807)	305	37	268
Depreciation and amortization	147,119	127,079	20,040	25,259	7,340	17,919
General and administrative(1)	38,391	30,786	7,605	—	—	—
Other	1,022	431	591	62	—	62

Total operating expenses	$353,467	$294,365	$59,102	$45,623	$13,204	$32,419

Interest expense	$61,371	$67,049	$(5,678)	$2,250	$5	$2,245

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of higher utility expenses which is attributed to new leasing and increased power rates. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $10.6 million and $5.0 million in the years ended December 31, 2008 and 2007, respectively.

Same store property taxes increased in the year ended December 31, 2008 compared to 2007, primarily as a result of newly completed redevelopment space offset by favorable property tax adjustments at 350 East Cermak Road and 200 Paul Avenue 1-4.

Same store insurance decreased in the year ended December 31, 2008 compared to 2007, primarily as a result of favorable insurance rates on our renewal of our insurance program in late 2007.

Same store depreciation and amortization expense increased in the year ended December 31, 2008 compared to 2007, principally because of depreciation of redevelopment projects that were placed into service in late 2007 and during 2008 along with the acceleration of depreciation on assets associated with leases which terminated earlier than previously estimated.

General and administrative expenses for the year ended December 31, 2008 increased compared to the same period in 2007 primarily due to the growth of us and our general partner, which resulted in more employees, additional incentive compensation, and higher professional fees and marketing expenses along with the $1.6 million of compensation expense related to the acceleration of the 2005 OPP Grant. For a further discussion of the acceleration of the 2005 OPP Grant, please refer to note 9 in the notes to the consolidated financial statements included in Item 13 of this Registration Statement on Form 10.

Other expenses are primarily comprised of write-offs of the carrying amounts for tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases.

Same store interest expense decreased for the year ended December 31, 2008 as compared to the same period in 2007 primarily as a result of higher capitalized interest during 2008 compared to 2007 along with a decrease in interest expense at 350 East Cermak Road due to a lower variable interest rate offset by higher average outstanding debt balances during 2008 compared to 2007 due to financings on 3 Corporate Place, 2045 & 2055 LaFayette Street, 150 South First Street and 1500 Space Park Drive. Interest capitalized during the years ended December 31, 2008 and 2007 was $18.4 million and $11.9 million, respectively.

New property increases were caused by properties acquired during the period from January 1, 2007 to December 31, 2008. For the year ended December 31, 2008, 3011 Lafayette Street, Devon Shafron Drive properties (3 buildings), 1500 Space Park Drive and 900 Walnut Street contributed $20.6 million, or approximately 63% in total operating expenses compared to the same period in 2007.

Equity in earnings of unconsolidated joint venture

The equity in earnings of unconsolidated joint venture relates to a 50% investment in a joint venture that owns a datacenter property in Seattle, Washington. The investment was made in November 2006. The amount recorded in 2007 includes our portion of the write-off of net costs related to the refinance of the previously outstanding mortgage loan on the property, which amounted to approximately $0.6 million.

Discontinued operations

Discontinued operations relate to the following properties:

Property	Date Acquired	Date Sold
4055 Valley View Lane	September 2003	March 2007
100 Technology Center Drive	February 2004	March 2007

Results of discontinued operations were as follows (in thousands):

Year Ended December 31, 2007
Operating revenues	$2,340
Operating expenses	(1,283)
Interest and other income	5
Interest expense	(607)
Gain on derivative instruments	940

1,395
Gain on sale of assets	18,049

Income from discontinued operations	19,444

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

As of March 31, 2010, we had $50.8 million of cash and cash equivalents, excluding $40.1 million of restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by the terms of several of our mortgage loans for a variety of purposes, including real estate taxes, insurance, anticipated or contractually obligated tenant improvements, as well as capital expenditures.

Our short term liquidity requirements primarily consist of operating expenses, redevelopment costs and other expenditures associated with our properties, distributions to our unitholders, capital expenditures, debt service on our loans and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, restricted cash accounts established for certain future payments and by drawing upon our revolving credit facility.

As of March 31, 2010, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. Interest on outstanding borrowings under the revolving credit facility are generally based on 1-month US LIBOR, 1-month EURIBOR and 1-month GBP LIBOR, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of March 31, 2010, there was no outstanding balance under this facility, and $23.2 million of letters of credit were issued, leaving approximately $726.5 million available for use.

For a discussion of the potential impact of current global economic and market conditions on our liquidity and capital resources, see “—Factors Which May Influence Future Results of Operations—Global market and economic conditions” above.

On December 31, 2009, our general partner entered into equity distribution agreements, which we refer to as the Original Equity Distribution Agreements, with each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, or the Original Agents, under which it could issue and sell shares of its common stock having an aggregate offering price of up to $400,000,000 from time to time through, at its discretion, any of the Original Agents as our sales agents. On January 22, 2010, our general partner amended and restated each Original Equity Distribution Agreement with the applicable Original Agent, and also entered into a new equity distribution agreement with Morgan Stanley & Co. Incorporated, or collectively the Equity Distribution Agreements, under which it may issue and sell shares of its common stock having an aggregate offering price of up to $400,000,000 (including the approximately 1.1 million shares of common stock having an aggregate offering price of approximately $54.3 million sold pursuant to the Original Equity Distribution Agreements as of January 22, 2010), from time to time through, at its discretion, any of the Original Agents or Morgan Stanley & Co. Incorporated as its sales agents. The sales of common stock made under the Equity Distribution Agreements will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended, or the Securities Act. Our general partner has used and intends to use the proceeds from the sale of shares pursuant to the Equity Distribution Agreements to temporarily repay borrowings under our revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes, including potentially the repayment or repurchase of outstanding debt. For the three months ended March 31, 2010, our general partner generated net proceeds of approximately $54.8 million from the issuance of approximately 1.1 million common shares under the Equity Distribution Agreements at an average price of $50.56 per share after payment of approximately $0.8 million of commissions to the sales agents. The proceeds from the issuances were contributed to the operating partnership in exchange for the issuance of 1.1 million common units to our general partner.

On January 20, 2010, we closed the sale of $100.0 million aggregate principal amount of our senior unsecured term notes to Prudential Investment Management, Inc. and certain of its affiliates, or, collectively, Prudential, pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. On February 3, 2010, we closed the sale of an additional $17.0 million aggregate principal amount of our senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series D, series E and series F notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility, to fund working capital and for general corporate purposes.

On January 22, 2010, we completed the acquisition of the New England Portfolio, a three-property datacenter portfolio located in Massachusetts and Connecticut, from Sentinel Properties—Needham, LLC, SP—Needham I, LLC, Sentinel Properties – Bedford LLC and Sentinel Properties—Trumbull, LLC, or, collectively, the Sellers. The purchase price, which was determined through negotiations between us and the Sellers, was approximately $375.0 million and was paid in cash funded with borrowings under our revolving credit facility.

On January 28, 2010, we closed the issuance of $500.0 million aggregate principal amount of 5.875% notes due 2020. The purchase price paid by the initial purchasers was 98.296% of the principal amount thereof. The notes are general unsecured senior obligations of the operating partnership and rank equally in right of payment with all other senior unsecured indebtedness of the operating partnership. Interest on the notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount, underwriting commissions and estimated expenses was approximately $487.1 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities, fund working capital and for general corporate purposes.

See Item 1. Business—Recent Developments for a discussion of recent financing and acquisition transactions.

Construction

As of March 31, 2010 and December 31, 2009, work in progress, including the proportionate land and property costs related to current construction projects, amounted to $120.4 million, or $150.0 million including construction accruals and certain capitalized costs, and $156.2 million, or $187.1 million including construction accruals and certain capitalized costs, respectively. Separately, our redevelopment program included the proportionate land and building costs related to other targeted projects in the amount of $98.2 million and $88.6 million as of March 31, 2010 and December 31, 2009, respectively. Work in progress related to non-redevelopment projects, primarily tenant and building improvements, amounted to $1.7 million and $0.4 million as of March 31, 2010 and December 31, 2009, respectively.

Future Uses of Cash

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of March 31, 2010, we had approximately 1.8 million square feet of redevelopment space and we also owned approximately 153,000 net rentable square feet of datacenter space with extensive installed tenant improvements that we may subdivide for Turn-Key Datacenter® use during the next two years rather than lease to large single tenants. Turn-Key Datacenter® space is move-in-ready space for the placement of computer and network equipment required to provide a datacenter environment. Depending on demand for additional Turn-Key Datacenter® space, we expect to incur significant tenant improvement costs to build out and redevelop these spaces. At March 31, 2010, approximately 185,000 square feet of our space held for redevelopment was under construction for Turn-Key Datacenter® space in four U.S. markets and one European market. At March 31, 2010, we had commitments under construction contracts for approximately $61.0 million. We currently expect to incur approximately $250.0 million to $300.0 million of capital expenditures for our redevelopment program during the nine months ended December 31, 2010, although this amount may increase or decrease, potentially materially, based on numerous factors, including changes in demand, leasing results and availability of debt or equity capital.

We are also subject to the commitments discussed below under “Commitments and Contingencies” and “Off-Balance Sheet Arrangements”, and “Distributions” as described below.

Consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiations often at different stages at different times. The dollar value of additional acquisitions for the remainder of the year ending December 31, 2010 will be based on numerous factors, including tenant demand, leasing results, availability of debt or equity capital and acquisition opportunities.

We may from time to time seek to retire or repurchase our outstanding debt or preferred equity through cash purchases and/or exchanges for equity securities in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions or other factors. The amounts involved may be material.

We expect to meet our short- and long-term liquidity requirements, including to pay for scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, future long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund future short- and long-term liquidity requirements, including property acquisitions and non-recurring capital improvements using our revolving credit facility pending permanent financing. If we are not able to obtain additional financing on terms attractive to us, or at all, including as a result of the circumstances described above under “Factors Which May Influence Future Results of Operations—Global market and economic conditions”, we may be required to reduce our acquisition or capital expenditure plans, which could have a material adverse effect upon our business and results of operations.

Properties Acquired in 2009

During the year ended December 31, 2009 we acquired or made investments in the following properties:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
Loudoun Exchange II(1)	Northern Virginia	May 15, 2009	$20.3
Digital Realty Trust Datacenter Park—Dallas(2)	Dallas	September 11, 2009	33.6
444 Toyama Drive	Silicon Valley	September 25, 2009	17.5
1350 Duane Avenue/3080 Raymond Street (3)	Silicon Valley	October 30, 2009	90.5
Nokes Boulevard / Beaumeade Circle(4)	Northern Virginia	December 17, 2009	63.3

Total Acquisitions—Year Ended December 31, 2009			$225.2

(1)	Represents vacant land which is not included in our operating property count.
(2)

In September 2009, we made an initial cash contribution of $1.9 million to a joint venture formed to own and redevelop Digital Realty Trust Datacenter Park—Dallas. The other member contributed seven vacant buildings with an estimated market value of $33.6 million and a third-party non-recourse loan secured by these properties of $17.0 million. We are committed to make an additional $22.9 million of capital contributions needed to fund the redevelopment project. We have determined that the joint venture is a variable interest entity and we are the primary beneficiary. As a result, we have consolidated the joint venture and presented the member interests not owned by us of $16.6 million as noncontrolling interests in consolidated joint venture. For operating property count purposes, we consider this to be one property.

(3)	Includes the assumption of a $52.8 million loan.
(4)	A two-property data center portfolio consisting of four buildings located at 21561 and 21571 Beaumeade Circle in Ashburn, Virginia and 45901 and 45905 Nokes Boulevard in Sterling, Virginia, as well as certain vacant real property located at 21551 Beaumeade Circle in Ashburn, Virginia.

We financed the purchase of these properties primarily with borrowings under our revolving credit facility. We have repaid borrowings under our revolving credit facility with portions of the proceeds from our general partner’s February 2009 common stock issuance, the issuance of our 2029 debentures, sales of common stock under our general partner’s Equity Distribution Agreements, the issuance of notes under our Prudential shelf facility and the issuance of our 5.875% notes due 2020.

Properties Acquired During the Quarter Ended March 31, 2010

During the quarter ended March 31, 2010 we acquired or made investments in the following properties:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
New England Portfolio (1)	Various(1)	January 22, 2010	$375.0

Total Acquisitions—Quarter Ended March 31, 2010			$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro metropolitan area. The New England Portfolio is considered three properties for our property count.

Distributions

All distributions on our units are at the discretion of our general partner’s board of directors. In 2009, 2008 and 2007 and the first two quarters of 2010, the operating partnership declared the following distributions (in thousands):

Date distribution declared	Distribution payable date	Series A Preferred Unit(1)	Series B Preferred Unit(2)	Series C Preferred Unit(3)	Series D Preferred Unit(4)	Common Units
February 15, 2007	April 2, 2007	2,199	1,246	—	—	19,442	(5)
May 2, 2007	July 2, 2007	2,199	1,246	1,722	—	19,458	(5)
August 1, 2007	October 1, 2007	2,199	1,246	1,914	—	19,465	(5)
November 1, 2007	December 31, 2007 for Series A, B and C Preferred Units; January 14, 2008 for Common Units	2,199	1,246	1,914	—	22,345	(6)

Total—2007		$8,796	$4,984	$5,550	$—	$80,710

February 25, 2008	March 31, 2008	2,199	1,246	1,914	2,899	22,418	(6)
May 5, 2008	June 30, 2008	2,199	1,246	1,914	4,744	22,444	(6)
August 4, 2008	September 30, 2008	2,199	1,246	1,914	4,744	24,258	(6)
November 4, 2008	December 31, 2008 for Series A, B, C and D Preferred Units; January 7, 2009 for Common Units	2,199	1,246	1,914	4,744	26,102	(7)

Total—2008		$8,796	$4,984	$7,656	$17,131	$95,222

February 24, 2009	March 31, 2009	2,199	1,246	1,914	4,742	27,053	(7)
April 28, 2009	June 30, 2009	2,199	1,246	1,914	4,742	27,064	(7)
July 28, 2009	September 30, 2009	2,199	1,246	1,914	4,742	29,575	(8)
October 27, 2009	December 31, 2009 for Series A, B, C and D Preferred Units; January 15, 2010 for Common Units	2,199	1,246	1,914	4,742	37,004	(9)

Total—2009		$8,796	$4,984	$7,656	$18,968	$120,696

February 23, 2010	March 31, 2010	2,199	1,246	1,914	4,742	40,143	(10)
April 27, 2010	June 30, 2010	2,199	1,246	1,914	4,742	44,442	(10)

(1)	$2.125 annual rate of distribution per unit.

(2)	$1.969 annual rate of distribution per unit.
(3)	$1.094 annual rate of distribution per unit.
(4)	$1.375 annual rate of distribution per unit.
(5)	$1.145 annual rate of distribution per unit.
(6)	$1.240 annual rate of distribution per unit.
(7)	$1.320 annual rate of distribution per unit.
(8)	$1.440 annual rate of distribution per unit.
(9)	$1.800 annual rate of distribution per unit.
(10)	$1.920 annual rate of distribution per unit.

Commitments and Contingencies

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $10,000 to the seller during the three months ended March 31, 2010 and 2009. We have recorded approximately $2.5 million and $2.1 million for this contingent liability on our balance sheet at March 31, 2010 and December 31, 2009, respectively.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other liabilities include $1.3 million for this liability as of March 31, 2010 and December 31, 2009. During the three months ended March 31, 2009, we paid approximately $0.2 million to the seller. There was no payment made during the three months ended March 31, 2010.

As of December 31, 2009, we were a party to interest rate cap and swap agreements which hedge variability in cash flows related to LIBOR, GBP LIBOR and EURIBOR based mortgage loans. Under these swaps, we pay variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amounts. See “Quantitative and Qualitative Disclosures about Market Risk” below.

Obligation	Total	2010	2011-2012	2013-2014	Thereafter
Debt principal payments(1)	$1,789,853	$236,875	$476,536	$670,866	$405,576
Interest payable(2)	401,224	91,739	151,508	105,924	52,053
Ground leases(3)	25,977	536	1,073	1,073	23,295
Operating lease	39,467	6,777	12,494	9,224	10,972
Construction contracts(4)	41,114	41,114	—	—	—

	$2,297,635	$377,041	$641,611	$787,087	$491,896

(1)	Includes $205.5 million of borrowings under our revolving credit facility, which is due to mature in August 2010 and excludes $1.3 million of net loan premiums related to assumed mortgage loans and $6.7 million discount on our 4.125% exchangeable senior debentures due 2026. Assumes we do not exercise available extension options.
(2)	Interest payable is based on the interest rate in effect on December 31, 2009, including the effect of interest rate swaps. Interest payable excluding the effect of interest rate swaps is as follows (in thousands):

2010	$84,495
2011-2012	140,194
2013-2014	101,000
Thereafter	52,053

$377,742

(3)	This is comprised of ground lease payments on 2010 East Centennial Circle, Chemin de l’Epinglier 2, Clonshaugh Industrial Estate, Paul van Vlissingenstraat 16, Gyroscoopweg 2E-2F and Naritaweg 52. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. After December 2036, rent for the remaining term of the Naritaweg 52 ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. The Chemin de l’Epinglier 2 ground lease which expires in July 2074 contains potential inflation increases which are not reflected in the table above. The Paul van Vlissingenstraat, 16 Chemin de l’Epinglier 2, Gyroscoopweg 2E-2F and Clonshaugh Industrial Estate amounts are translated at the December 31, 2009 exchange rate of $1.43 to €1.00.

(4)	From time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At December 31, 2009, we had open commitments related to construction contracts of $41.1 million.

Outstanding Consolidated Indebtedness

The table below summarizes our debt maturities and principal payments as of March 31, 2010 (in thousands):

	Revolving Credit Facility(1)	Unsecured Senior Notes	5.875% Notes due 2020	Mortgage Loans	Exchangeable Senior Debentures		Total Debt
Remainder of 2010	$—	$—	$—	$27,597	$—		$27,597
2011	—	25,000	—	113,927	172,500	(2)	311,427
2012	—	—	—	159,179	—		159,179
2013	—	33,000	—	144,576	—		177,576
2014	—	—	—	216,288	266,400	(3)	482,688
Thereafter	—	142,000	500,000	380,576	—		1,022,576

Subtotal	$—	$200,000	$500,000	$1,042,143	$438,900		$2,181,043
Unamortized discount	—	—	(8,411)	—	(5,641)		(14,052)
Unamortized premium	—	—	—	1,218	—		1,218

Total	$—	$200,000	$491,589	$1,043,361	$433,259		$2,168,209

(1)	Subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility.
(2)	Assumes maturity of 4.125% exchangeable senior debentures due 2026 at first redemption date in August 2011.
(3)	Assumes maturity of 5.50% exchangeable senior debentures due 2029 at first redemption date in April 2014.

The table below summarizes our debt, at March 31, 2010 (in millions):

Debt Summary:
Fixed rate	$1,913.0
Variable rate debt subject to interest rate swaps and caps	255.2

Total fixed rate debt (including interest rate swaps and caps)	2,168.2
Variable rate—unhedged	—

Total	$2,168.2

Percent of Total Debt:
Fixed rate (including swapped debt)	100.0%
Variable rate	0.0%

Total	100.0%

Effective Interest Rate as of March 31, 2010(1) :
Fixed rate (including hedged variable rate debt)	5.91%
Variable rate	—
Effective interest rate	5.91%

(1)	Excludes impact of deferred financing cost amortization.

As of March 31, 2010, we had approximately $2.2 billion of outstanding consolidated long-term debt as set forth in the table above. Our ratio of debt to total market capitalization was approximately 29% (based on the closing price of our general partner’s common stock on March 31, 2010 of $54.20). For this purpose, our total market capitalization is defined as the sum of the market value of our general partner’s outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under its incentive award plan, plus the liquidation value of its preferred stock, plus the aggregate value of our units not held by it (with the per unit value equal to the market value of one share of its common stock and excluding long-term incentive units and Class C Units), plus the book value of its total consolidated indebtedness.

The variable rate debt shown above bears interest at interest rates based on various LIBOR, GBP LIBOR and EURIBOR rates ranging from one to twelve months, depending on the respective agreement governing the debt. Assuming maturity of our 4.125% exchangeable senior debentures due 2026 and 5.50% exchangeable senior debentures due 2029 at their first redemption dates in August 2011 and April 2014, respectively, as of March 31, 2010, our debt had a weighted average term to initial maturity of approximately 5.5 years (approximately 5.6 years assuming exercise of extension options).

Off-Balance Sheet Arrangements

As of March 31, 2010, we were party to interest rate swap and cap agreements related to $255.2 million of outstanding principal on our variable rate debt. See “Quantitative and Qualitative Disclosures about Market Risk” below.

The 4.125% exchangeable senior debentures due 2026 provide for excess exchange value to be paid in cash or shares of our general partner’s common stock if its stock price exceeds a certain amount. If such debentures were exchanged in full on March 31, 2010, we would owe $121.2 million to the holders of such debentures, payable in cash or shares of our general partner’s common stock. See note 5 to our condensed consolidated financial statements for a further description of our 4.125% exchangeable senior debentures due 2026.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of Three Months Ended March 31, 2010 to Three Months Ended March 31, 2009

The following table shows cash flows and ending cash and cash equivalent balances for the three months ended March 31, 2010 and 2009, respectively (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Net cash provided by operating activities	$57,200	$41,378	$15,822
Net cash used in investing activities	(442,755)	(132,708)	(310,047)
Net cash provided by financing activities	364,044	96,932	267,112

Net (decrease) increase in cash and cash equivalents	$(21,511)	$5,602	$(27,113)

The increase in net cash provided by operating activities was primarily due to increased cash flows from new leasing at our same store properties, completed and leased redevelopment space and our acquisition of new operating properties which was partially offset by increased operating and interest expenses. Net cash used in investing activities increased for the three months ended March 31, 2010, as we had an increase in cash paid for acquisitions for the three months ended March 31, 2010 ($375.0 million) as compared to no expenditures in 2009 offset by a decrease in cash paid for capital expenditures for the three months ended March 31, 2010 ($66.9 million) as compared to the same period in 2009 ($137.0 million).

Net cash flows from financing activities consisted of the following amounts (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Proceeds from borrowings, net of repayments	$(91,802)	$64,390	$(156,192)
Partner contributions	56,519	83,603	(27,084)
Net proceeds from 5.875% Notes	486,536	—	486,536
Distribution payments	(87,248)	(63,246)	(24,002)
Other	39	12,185	(12,146)

Net cash provided by financing activities	$364,044	$96,932	$267,112

The change in net borrowings for the three months ended March 31, 2010 as compared to the same period in 2009 was a result of increased repayments on the revolving credit facility with proceeds from the issuance of our 2020 Notes (net proceeds of $486.5 million) and the issuance of common units to our general partner in exchange for the proceeds from its sale of common stock (net proceeds of $54.6 million during the three months ended March 31, 2010) as compared to repayments with proceeds from the issuance of our general partner’s common stock (net proceeds of $83.6 million in February 2009). The increase in distribution payments for the three months ended March 31, 2010 as compared to the same period in 2009 was a result of an increase in units outstanding and distribution amount per unit in 2010 as compared to 2009.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008 and Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

The following table shows cash flows and ending cash and cash equivalent balances for the years ended December 31, 2009, 2008 and 2007, respectively. Cash flows include the cash flows of 100 Technology Center Drive (sold in March 2007), 4055 Valley View Lane (sold in March 2007) (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2009	2008	2007	2009 v 2008	2008 v 2007
Net cash provided by operating activities (including discontinued operations)	$283,809	$217,808	$105,655	$66,001	$112,153
Net cash used in investing activities	(519,909)	(647,751)	(537,427)	127,842	(110,324)
Net cash provided by financing activities	235,086	471,925	440,863	(236,839)	31,062

Net (decrease) increase in cash and cash equivalents	$(1,014)	$41,982	$9,091	$(42,996)	$32,891

The increases in net cash provided by operating activities from 2008 to 2009 and from 2007 to 2008 were primarily due to increased cash flows from new leasing at our same store properties, completed and leased redevelopment space and our acquisition of new operating properties which was partially offset by increased operating and interest expenses. We acquired six, five and 13 properties during the years ended December 31, 2009, 2008 and 2007 respectively.

Net cash used in investing activities decreased in 2009 as compared to 2008, as we had a decrease in cash paid for capital expenditures for the year ended December 31, 2009 ($392.4 million) as compared to the same period in 2008 ($545.2 million) offset by an increase in cash paid for acquisitions for the year ended December 31, 2009 ($138.0 million) as compared to the same period in 2008 ($79.2 million).

Net cash used in investing activities increased from 2007 to 2008, as we had an increase in cash payments for our redevelopment program offset by a decrease in cash paid for acquisitions in 2008 ($79.2 million) as compared to 2007 ($359.8 million) and the receipt of proceeds from the sales of 100 Technology Center Drive and 4055 Valley View Lane in March 2007.

Net cash flows from financing activities consisted of the following amounts (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2009	2008	2007	2009 v 2008	2008 v 2007
Proceeds from borrowings, net of repayments	$46,657	$46,703	$216,006	$(46)	$(169,303)
Net proceeds from 5.50% exchangeable senior debentures	258,949	—	—	258,949	—
Partner contributions	89,184	549,210	320,751	(460,026)	228,459
Distribution payments	(150,188)	(130,040)	(97,081)	(20,148)	(32,959)
Other	(9,516)	6,052	1,187	(15,568)	4,865

Net cash provided by financing activities	$235,086	$471,925	$440,863	$(236,839)	$31,062

Partner contributions were primarily related to the issuance of our units to our general partner in connection with our general partner’s common stock offerings in February 2009 (net proceeds of $82.9 million), July 2008 ($211.6 million) and October 2007 ($150.4 million) and preferred stock offerings in February 2008 ($333.6 million) and April 2007 ($169.1 million). Proceeds from mortgage loans were approximately $122.0 million, $174.9 million and $121.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. We issued $266.4 million of 5.50% exchangeable senior debentures due 2029 on April 20, 2009. The increase in distribution payments for the year ended December 31, 2009 as compared to the same period in 2008 was a result of an increase in units outstanding and distribution amount per unit in 2009 as compared to 2008 and distributions on our series D preferred units being paid for a full year in 2009, whereas this series of preferred units was outstanding for only a portion of 2008. The increase in distribution payments for the year ended December 31, 2008 as compared to the same period in 2007 was a result of an increase in units outstanding in 2008 as compared to 2007 and distributions on our series D preferred units being paid in 2008, whereas this series of preferred units was not outstanding in 2007.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Analysis of Debt between Fixed and Variable Rate

We use interest rate swap and cap agreements and fixed rate debt to reduce our exposure to interest rate movements. As of March 31, 2010, our consolidated debt was as follows (in millions):

	Carrying Value	Estimated Fair Value
Fixed rate debt	$1,913.0	$2,154.4
Variable rate debt subject to interest rate swaps and caps	255.2	254.5

Total fixed rate debt (including interest rate swaps and caps)	2,168.2	2,408.9
Variable rate debt	—	—

Total outstanding debt	$2,168.2	$2,408.9

Interest rate swaps included in this table and their fair values as of March 31, 2010 and December 31, 2009 were as follows (in thousands):

Notional Amount								Fair Value at Significant Other Observable Inputs (Level 2)
As of March 31, 2010		As of December 31, 2009		Type of Derivative	Strike Rate	Effective Date	Expiration Date	As of March 31, 2010	As of December 31, 2009
$19,444	(1)	$20,831	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(779)	$(952)
65,055	(1)	69,154	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(1,905)	(299)
14,304	(2)	15,208	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(1,025)	(889)
10,349	(2)	11,003	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(770)	(675)
9,107	(2)	9,682	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(676)	(579)
42,391	(2)	45,067	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,951)	(1,887)
36,446	(2)	38,746	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,768)	(1,794)
40,599	(2)	42,993	(2)	Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(1,241)	(453)
17,552		17,737		Cap	4.000	June 24, 2009	June 25, 2012	24	70

$255,247		$270,421						$(10,091)	$(7,458)

(1)	Translation to U.S. dollars is based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(2)	Translation to U.S. dollars is based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.

Sensitivity to Changes in Interest Rates

The following table shows the effect if assumed changes in interest rates occurred:

Assumed event	Interest rate change (basis points)	Change ($ millions)
Increase in fair value of interest rate swaps and caps following an assumed 10% increase in interest rates	15	$1.0
Decrease in fair value of interest rate swaps and caps following an assumed 10% decrease in interest rates	(15)	($1.0)
Increase in annual interest expense on our debt that is variable rate and not subject to swapped or capped interest following a 10% increase in interest rates	15	—
Decrease in annual interest expense on our debt that is variable rate and not subject to swapped or capped interest following a 10% increase in interest rates	(15)	—
Increase in fair value of fixed rate debt following a 10% decrease in interest rates	(15)	6.1
Decrease in fair value of fixed rate debt following a 10% increase in interest rates	15	(5.8)

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Foreign Currency Exchange Risk

For the three months ended March 31, 2010 and 2009, we had foreign operations in the United Kingdom, Ireland, France, The Netherlands, Switzerland and Canada and, as such, are subject to risk from the effects of exchange rate movements of foreign currencies, which may affect future costs and cash flows. Our foreign operations are conducted in the British Pound, Euro and the Swiss Franc, except for our Canadian property for which the functional currency is the U.S. dollar. Our primary currency exposures are to the Euro and the British Pound. We attempt to mitigate a portion of the risk of currency fluctuation by financing our properties in the local currency denominations, although there can be no assurance that this will be effective. As a result, changes in the relation of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of shareholders’ equity. For the three months ended March 31, 2010 and 2009, operating revenues from properties outside the United States contributed $23.2 million and $19.5 million, respectively, which represented 12.1% and 13.0% of our operating revenues, respectively.

ITEM 3.	PROPERTIES

Our Portfolio

As of March 31, 2010, we owned 84 properties, excluding one property held as an investment in an unconsolidated joint venture. These properties are primarily located throughout North America, with 13 properties located in Europe, and contain a total of approximately 15.0 million net rentable square feet, including 1.8 million square feet held for redevelopment. The following table presents an overview of our portfolio of properties, excluding the one property held as an investment in an unconsolidated joint venture, based on information as of March 31, 2010. All properties are held in fee except as otherwise indicated. Please refer to note 5 in the notes to the condensed consolidated financial statements included in Item 13 of this Registration Statement on Form 10 for a description of all applicable encumbrances as of March 31, 2010.

Property(1)	Acquisition date	Metropolitan Area	Net Rentable Square Feet Excluding Redevelopment Space(2)	Redevelopment Space(3)	Annualized Rent ($000)(4)	Percent Leased(5)	Annualized Rent per Occupied Square Foot ($)(6)
Internet Gateways
350 East Cermak Road	May-05	Chicago	1,122,749	10,990	56,625	94.1%	53.59
200 Paul Avenue 1-4	Nov-04	San Francisco	436,299	91,381	24,484	99.7%	56.29
120 E. Van Buren Street	Jul-06	Phoenix	254,497	33,017	21,894	97.5%	88.24
111 8th Avenue(7)	Mar-07	New York/New Jersey	116,843	—	17,801	95.6%	159.39
600 West Seventh Street	May-04	Los Angeles	482,089	7,633	17,608	95.2%	38.35
114 Rue Ambroise Croizat(8)	Dec-06	Paris, France	300,622	51,524	15,572	90.5%	57.25

Property(1)	Acquisition date	Metropolitan Area	Net Rentable Square Feet Excluding Redevelopment Space(2)	Redevelopment Space(3)	Annualized Rent ($000)(4)	Percent Leased(5)	Annualized Rent per Occupied Square Foot ($)(6)
2323 Bryan Street	Jan-02	Dallas	457,217	19,890	14,396	75.1%	41.90
1100 Space Park Drive	Nov-04	Silicon Valley	165,297	—	7,764	100.0%	46.97
36 NE 2nd Street	Jan-02	Miami	162,140	—	5,314	95.9%	34.19
600-780 S. Federal	Sep-05	Chicago	161,547	—	4,865	66.3%	45.44
6 Braham Street(9)	Jul-02	London, England	63,233	—	4,329	100.0%	68.46
900 Walnut Street	Aug-07	St. Louis	112,266	—	3,875	97.3%	35.47
125 North Myers	Aug-05	Charlotte	25,402	—	1,276	100.0%	50.23
731 East Trade Street	Aug-05	Charlotte	40,879	—	1,200	100.0%	29.35
113 North Myers	Aug-05	Charlotte	20,086	9,132	683	100.0%	34.00

			3,921,166	223,567	197,686	92.1%	54.72
Corporate Datacenters
128 First Avenue CDO	Jan-10	Boston	274,750	—	18,754	95.7%	71.35
43881 Devin Shafron Drive	Mar-07	Northern Virginia	180,000	—	17,699	98.5%	99.87
3 Corporate Place	Dec-05	New York/ New Jersey	276,931	—	15,664	95.9%	58.97
300 Boulevard East	Nov-02	New York/ New Jersey	311,950	—	14,216	100.0%	45.57
2440 Marsh Lane	Jan-03	Dallas	135,250	—	14,146	100.0%	104.59
60 & 80 Merritt Boulevard	Jan-10	New York Metro	169,540	—	11,932	100.0%	70.38
833 Chestnut Street	Mar-05	Philadelphia	588,770	65,988	11,521	86.0%	22.75
43791 Devin Shafron Drive	Mar-07	Northern Virginia	132,806	2,194	10,045	100.0%	75.64
55 Middlesex Turnpike	Jan-10	Boston	106,000	—	9,937	87.9%	106.63
3011 Lafayette Street	Jan-07	Silicon Valley	90,780	—	9,657	100.0%	106.38
1350 Duane Avenue/3080 Raymond Street	Oct-09	Silicon Valley	185,000	—	9,438	100.0%	51.02
Unit 9, Blanchardstown Corporate Park (8)	Dec-06	Dublin, Ireland	120,000	—	8,951	98.8%	75.52
Clonshaugh Industrial Estate II(8)	Feb-06	Dublin, Ireland	124,500	—	8,694	100.0%	69.83
1500 Space Park Drive	Sep-07	Silicon Valley	51,615	—	8,534	100.0%	165.34
1525 Comstock Street	Sep-07	Silicon Valley	42,385	—	8,429	100.0%	198.87
4025 Midway Road	Jan-06	Dallas	87,964	12,626	8,404	99.8%	95.75
2055 East Technology Circle(11)	Oct-06	Phoenix	76,350	—	7,767	100.0%	101.73
Mundells Roundabout(9)	Apr-07	London, England	113,464	—	7,089	100.0%	62.48
150 South First Street	Sep-04	Silicon Valley	179,761	—	6,738	100.0%	37.48
2045 & 2055 LaFayette Street	May-04	Silicon Valley	300,000	—	6,660	100.0%	22.20
Cressex1 (9)	Dec-07	London, England	50,847	—	6,496	100.0%	127.76
11830 Webb Chapel Road	Aug-04	Dallas	365,647	—	6,049	96.6%	17.12

Property(1)	Acquisition date	Metropolitan Area	Net Rentable Square Feet Excluding Redevelopment Space(2)	Redevelopment Space(3)	Annualized Rent ($000)(4)	Percent Leased(5)	Annualized Rent per Occupied Square Foot ($)(6)
3 St. Anne’s Boulevard(9)	Dec-07	London, England	29,168	67,216	5,764	100.0%	197.61
14901 FAA Boulevard	Jun-06	Dallas	263,700	—	4,700	100.0%	17.82
2334 Lundy Place	Dec-02	Silicon Valley	130,752	—	4,600	100.0%	35.18
375 Riverside Parkway	Jun-03	Atlanta	220,016	30,175	4,502	100.0%	20.46
1201 Comstock Street	Jun-08	Silicon Valley	24,000	—	4,323	100.0%	180.13
45901 & 45845 Nokes Boulevard	Dec-09	Northern Virginia	167,160	—	4,288	100.0%	25.65
44470 Chillum Place	Feb-07	Northern Virginia	95,440	—	4,103	100.0%	42.99
12001 North Freeway	Apr-06	Houston	280,483	20,222	3,900	75.4%	18.43
43915 Devin Shafron Drive	May-09	Northern Virginia	29,043	103,237	3,510	100.0%	120.86
2401 Walsh Street	Jun-05	Silicon Valley	167,932	—	3,509	100.0%	20.90
115 Second Avenue	Oct-05	Boston	66,730	—	3,437	100.0%	51.51
8534 Concord Center Drive	Jun-05	Denver	85,660	—	3,362	100.0%	39.25
365 S. Randolphville Road	Feb-08	New York/New Jersey	56,000	208,792	3,212	34.6%	165.96
4849 Alpha Road	Apr-04	Dallas	125,538	—	2,856	100.0%	22.75
21110 Ridgetop Circle	Jan-07	Northern Virginia	135,513	—	2,739	100.0%	20.21
21561 & 21571 Beaumeade Circle	Dec-09	Northern Virginia	164,453	—	2,682	100.0%	16.31
1807 Michael Faraday Court	Oct-06	Northern Virginia	19,237	—	2,610	100.0%	135.68
Naritaweg 52(8)(10)	Dec-07	Amsterdam, Netherlands	63,260	—	2,592	100.0%	40.97
200 North Nash Street	Jun-05	Los Angeles	113,606	—	2,374	100.0%	20.90
210 N. Tucker Boulevard	Aug-07	St. Louis	139,588	62,000	2,337	78.4%	21.35
2403 Walsh Street	Jun-05	Silicon Valley	103,940	—	2,172	100.0%	20.90
Paul van Vlissingenstraat 16(8)	Aug-05	Amsterdam, Netherlands	77,472	35,000	2,132	58.8%	46.81
Manchester Technopark(9)	Jun-08	Manchester, England	38,016	—	1,928	100.0%	50.72
4700 Old Ironsides Drive	Jun-05	Silicon Valley	90,139	—	1,884	100.0%	20.90
4650 Old Ironsides Drive	Jun-05	Silicon Valley	84,383	—	1,763	100.0%	20.89
7505 Mason King Court	Nov-08	Northern Virginia	109,650	—	1,735	100.0%	15.82
444 Toyama Drive	Sep-09	Silicon Valley	42,083	—	1,725	100.0%	40.99
3015 Winona Avenue	Dec-04	Los Angeles	82,911	—	1,640	100.0%	19.78
Chemin de l’Epinglier 2(8)	Nov-05	Geneva, Switzerland	59,190	—	1,616	100.0%	27.30
3065 Gold Camp Drive	Oct-04	Sacramento	62,957	—	1,555	100.0%	24.70
251 Exchange Place	Nov-05	Northern Virginia	70,982	—	1,547	100.0%	21.79
6800 Millcreek Drive	Apr-06	Toronto, Canada	83,758	—	1,530	100.0%	18.27
3300 East Birch Street	Aug-03	Los Angeles	68,807	—	1,458	100.0%	21.19
43831 Devin Shafron Drive	Mar-07	Northern Virginia	117,071	—	1,439	100.0%	12.29
1125 Energy Park Drive	Mar-05	Minneapolis/St. Paul	112,827	—	1,437	100.0%	12.74
Clonshaugh Industrial Estate(8)	Feb-06	Dublin, Ireland	20,000	—	1,419	100.0%	70.95
101 Aquila Way	Apr-06	Atlanta	313,581	—	1,411	100.0%	4.50
Gyroscoopweg 2E-2F(8)	Jul-06	Amsterdam, Netherlands	55,585	—	1,190	100.0%	21.41
8100 Boone Boulevard(7)	Oct-06	Northern Virginia	17,015	—	917	100.0%	53.89
600 Winter Street	Sep-06	Boston	30,400	—	810	100.0%	26.64

Property(1)	Acquisition date	Metropolitan Area	Net Rentable Square Feet Excluding Redevelopment Space(2)	Redevelopment Space(3)	Annualized Rent ($000)(4)	Percent Leased(5)	Annualized Rent per Occupied Square Foot ($)(6)
2300 NW 89th Place	Sep-06	Miami	64,174	—	616	100.0%	9.60
1232 Alma Road	Sep-09	Dallas	17,609	88,117	615	100.0%	34.93
7620 Metro Center Drive	Dec-05	Austin	45,000	—	605	100.0%	13.44
1 St. Anne’s Boulevard(9)	Dec-07	London, England	20,219	—	251	100.0%	12.41
7500 Metro Center Drive	Dec-05	Austin	—	74,962	—	0.0%	—
900 Quality Way	Sep-09	Dallas	—	112,253	—	0.0%	—
1400 N. Bowser Road	Sep-09	Dallas	—	246,940	—	0.0%	—
1301 International Parkway	Sep-09	Dallas	—	20,500	—	0.0%	—
904 Quality Way	Sep-09	Dallas	—	46,750	—	0.0%	—
905 Quality Way	Sep-09	Dallas	—	249,657	—	0.0%	—
650 Randolph Road	Jun-08	New York/New Jersey	—	127,790	—	0.0%	—

			8,129,358	1,574,419	331,615	96.3%	42.37

Technology Manufacturing
34551 Ardenwood Boulevard 1-4	Jan-03	Silicon Valley	307,657	—	8,874	100.0%	28.84
47700 Kato Road & 1055 Page Avenue	Sep-03	Silicon Valley	183,050	—	3,908	100.0%	21.35
2010 East Centennial Circle(12)	May-03	Phoenix	113,405	—	2,852	100.0%	25.15
2 St. Anne’s Boulevard	Dec-07	London, England	—	30,612	—	0.0%	—

			604,112	30,612	15,634	100.0%	25.88

Technology Office
100 & 200 Quannapowitt Parkway	Jun-04	Boston	386,956	—	7,222	94.9%	19.68
1 Savvis Parkway	Aug-07	St. Louis	156,000	—	2,644	100.0%	16.95
908 Quality Way	Sep-09	Dallas	14,400	—	—	100.0%	—

			557,356	—	9,866	96.4%	18.36

Portfolio Total/Weighted Average			13,211,992	1,828,598	$554,801	95.2%	44.10

(1)	We have categorized the properties in our portfolio by their principal use based on annualized rent. However, many of our properties support multiple uses.
(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Redevelopment space is unoccupied space that requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership or tenants and requires a large capital investment in order to build out the space.
(4)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.
(5)	Excludes space held for redevelopment. Includes unoccupied space for which we are receiving rent and excludes space for which leases had been executed as of March 31, 2010, but for which we are not receiving rent. We estimate the total square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(6)	Annualized rent per square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(7)

111 Eighth Avenue (2nd and 6th floors), 8100 Boone Boulevard and 111 Eighth Avenue (3 rd and 7th floors) are leased by us pursuant to leases that expire in June 2014, September 2017 and February 2022, respectively.

(8)	Rental amounts for Unit 9, Blanchardstown Corporate Park, 114 Rue Ambroise Croizat, Naritaweg 52, Paul van Vlissingenstraat 16, Chemin de l’Epinglier 2, Clonshaugh Industrial Estate, Clonshaugh Industrial Estate II and Gyroscoopweg 2E-2F were calculated based on the exchange rate in effect on March 31, 2010 of $1.35 to €1.00. Paul Van Vlissingenstraat 16, Chemin de l’Epinglier 2 and Clonshaugh Industrial Estate are subject to ground leases, which expire in the years 2054, 2074 and 2981, respectively.
(9)	Rental amounts for 6 Braham Street, Mundells Roundabout, Cressex 1, Manchester Technopark, 1 St. Anne’s Boulevard and 3 St. Anne’s Boulevard were calculated based on the exchange rate in effect on March 31, 2010 of $1.52 to £1.00. Manchester Technopark is subject to a ground lease, which expires in the year 2125.
(10)	We are party to a ground sublease for this property. This is a perpetual ground sublease. Lease payments were prepaid by the prior owner of this property through December 2036.
(11)	We are party to a ground sublease for this property. The term of the ground sublease expires in September 2083. All of the lease payments were prepaid by the prior owner of this property.
(12)	We are party to a ground sublease for this property. The term of the ground sublease expires in the year 2082.

Tenant Diversification

As of March 31, 2010, our portfolio was leased to approximately 350 companies, many of which are nationally recognized firms. The following table sets forth information regarding the 20 largest tenants in our portfolio based on annualized rent as of March 31, 2010 (dollar amounts in thousands).

	Tenant	Number of Locations	Total Occupied Square Feet(1)	Percentage of Net Rentable Square Feet	Annualized Rent (2)	Percentage of Annualized Rent	Weighted Average Remaining Lease Term in Months
1	Savvis Communications	18	1,888,628	14.3%	$51,990	9.4%	109
2	Equinix Operating Company, Inc. (3)	4	607,401	4.6%	24,767	4.5%	92
3	Qwest Communications International, Inc.	15	637,712	4.8%	20,577	3.7%	78
4	Facebook, Inc.	3	134,999	1.0%	18,136	3.3%	86
5	NTT Communications Company	5	307,887	2.3%	18,114	3.3%	62
6	Morgan Stanley	3	121,494	0.9%	17,199	3.1%	49
7	TelX Group, Inc.	10	126,130	1.0%	16,328	2.9%	200
8	AT & T	14	553,828	4.2%	14,693	2.6%	103
9	JPMorgan Chase & Co.	3	149,935	1.1%	14,593	2.6%	117
10	Level 3 Communications, LLC (4)	21	326,585	2.5%	11,631	2.1%	105
11	Microsoft Corporation	3	329,254	2.5%	9,817	1.8%	65
12	Yahoo! Inc.	2	110,847	0.8%	9,763	1.8%	91
13	TATA Communications (UK)	2	105,366	0.8%	9,650	1.7%	96
14	BT Americas, Inc.	3	47,286	0.4%	9,101	1.6%	93
15	T-Systems North America, Inc.	3	82,610	0.6%	9,047	1.6%	45
16	Pfizer, Inc.	1	76,487	0.6%	8,983	1.6%	93
17	Sprint Communications Co., LP	6	173,319	1.3%	8,891	1.6%	54
18	eircom Limited	1	124,500	0.9%	8,694	1.6%	112
19	Carpathia Hosting	3	51,784	0.4%	7,924	1.4%	86
20	Comverse Technology, Inc.	1	367,033	2.8%	7,222	1.3%	10

	Total/Weighted Average		6,323,085	47.8%	$297,120	53.5%	90

(1)	Occupied square footage is defined as leases that have commenced on or before March 31, 2010. For some of our properties, we calculate occupancy based on factors in addition to contractually leased square feet, including available power, required support space and common area.
(2)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12. We estimate the total net rentable square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	Equinix Operating Company, Inc. announced its intention to acquire Switch & Data Facilities Company, Inc. on October 20, 2009. The acquisition closed in April 2010. On a pro forma basis, total occupied square feet and annualized rent would be 706,154 and $28,236, respectively.
(4)	Level 3 Communications includes Wiltel Communications & Broadwing Communications.

Lease Distribution

The following table sets forth information relating to the distribution of leases in the properties in our portfolio, based on net rentable square feet (excluding approximately 1.8 million square feet held for redevelopment at March 31, 2010) under lease as of March 31, 2010.

Square Feet Under Lease	Number of Leases (1)	Percentage of All Leases	Total Net Rentable Square Feet (2)	Percentage of Net Rentable Square Feet (2)	Annualized Rent (000) (3)	Percentage of Annualized Rent
Available			631,253	4.8%	—	—
2,500 or less	610	58.4%	314,170	2.4%	$42,891	7.7%
2,501 - 10,000	204	19.6%	1,192,281	9.0%	83,702	15.1%
10,001 - 20,000	84	8.1%	1,494,061	11.3%	87,093	15.7%
20,001 - 40,000	64	6.1%	1,898,005	14.4%	108,759	19.6%
40,001 - 100,000	51	4.9%	3,295,988	24.9%	123,340	22.3%
Greater than 100,000	30	2.9%	4,386,234	33.2%	109,016	19.6%

Portfolio Total	1,043	100.0%	13,211,992	100.0%	$554,801	100.0%

(1)	Includes license and similar agreements that upon expiration will be automatically renewed, primarily on a month-to-month basis. Number of leases represents the leased-unit count; a lease could include multiple units.
(2)	The percentage of net rentable square feet leased is determined based on contractually leased square feet. We estimate the total net rentable square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2010 plus available space for ten calendar years at the properties in our portfolio, excluding approximately 1.8 million square feet held for redevelopment at March 31, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year	Number of Leases Expiring (1)	Square Footage of Expiring Leases (2)	Percentage of Net Rentable Square Feet (2)	Annualized Rent (000) (3)	Percentage of Annualized Rent	Annualized Rent Per Occupied Square Foot	Annualized Rent Per Occupied Square Foot at Expiration	Annualized Rent at Expiration (000)
Available		631,253	4.8%	—	0.0%
2010	138	383,002	2.9%	$20,782	3.7%	$54.26	$54.37	$20,825
2011	111	1,197,673	9.1%	31,558	5.7%	26.35	26.77	32,056
2012	119	184,826	1.4%	16,701	3.0%	90.36	95.13	17,583
2013	91	1,003,590	7.6%	50,403	9.1%	50.22	53.96	54,152
2014	122	1,147,180	8.7%	63,851	11.5%	55.66	60.35	69,235
2015	92	2,017,441	15.3%	72,737	13.1%	36.05	39.15	78,981
2016	61	1,030,678	7.8%	38,049	6.9%	36.92	42.62	43,927
2017	42	735,239	5.6%	29,971	5.4%	40.76	49.05	36,066
2018	57	685,093	5.2%	35,025	6.3%	51.12	63.11	43,238
2019	59	1,470,444	11.1%	84,257	15.2%	57.30	67.24	98,866
Thereafter	151	2,725,573	20.5%	111,467	20.1%	40.90	55.42	151,063

Portfolio Total / Weighted Average	1,043	13,211,992	100.0%	$554,801	100.0%	$44.10	$51.35	$645,992

(1)	Includes license and similar agreements that upon expiration will be automatically renewed, primarily on a month-to-month basis. Number of expiring leases represents the expiring leased-unit count; a lease could include multiple units.
(2)	The percentage of net rentable square feet leased is determined based on contractually leased square feet. We estimate the total net rentable square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 17, 2010, the beneficial ownership of common units of partnership interests in the operating partnership for (i) each person who is the beneficial owner of 5% or more of the outstanding common units, (ii) directors and named executive officers and (iii) all directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the common units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is care of Digital Realty Trust, Inc., 560 Mission Street, Suite 2900, San Francisco, California 94105.

Name of Beneficial Owner	Number of Units Beneficially Owned	Percent of All Units(1)
5% Holders
Digital Realty Trust, Inc.	87,047,446	94.0%
Directors and Executive Officers
Richard A. Magnuson(2)	622,536	*
Michael F. Foust(3)	234,231	*
Laurence A. Chapman	2,479	*
Kathleen Earley	3,195	*
Ruann F. Ernst	4,195	*
Dennis E. Singleton	10,643	*
Robert H. Zerbst	1,966	*
A. William Stein(4)	120,467	*
Scott E. Peterson(5)	65,175	*
Christopher J. Crosby, Jr.(6)	82,772	*
All directors and executive officers as a group (15 persons)	1,348,035	1.5%

*	Less than 1%.
(1)	Based on a total of 92,586,478 units, including vested and unvested long-term incentive units, outstanding as of June 17, 2010.
(2)	Includes 305,237 vested long-term incentive units and 278,640 vested and 38,659 unvested class C profits interest units.
(3)	Includes 20,770 vested and 157,613 unvested long-term incentive units and 17,189 vested and 38,659 unvested class C profits interest units.
(4)	Includes 10,014 vested and 91,123 unvested long-term incentive units and 19,330 unvested class C profits interest units.
(5)	Includes 667 vested and 45,672 unvested long-term incentive units and 785 vested and 18,041 unvested class C profits interest units.
(6)	Includes 313 vested and 58,927 unvested long-term incentive units and 981 vested and 22,551 unvested class C profits interest units.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

The operating partnership is managed by Digital Realty Trust, Inc., our sole general partner. Consequently, we do not have our own separate directors or executive officers. This Item 5 reflects information with respect to the directors and executive officers of our general partner.

Our general partner held its annual meeting of stockholders on April 27, 2010. At that time, our general partner’s stockholders voted on the election of directors. At the annual meeting, all of the nominees for election as directors of our general partner were elected.

The following table sets forth the names and ages as of June 17, 2010 of the directors of our general partner:

Name	Age	Position	Director Since
Richard A. Magnuson	52	Director and Chairman of the Board	2004
Michael F. Foust	54	Chief Executive Officer and Director	2004
Laurence A. Chapman	61	Director	2004
Kathleen Earley	58	Director	2004
Ruann F. Ernst, Ph.D.	63	Director	2004
Dennis E. Singleton	65	Director	2004
Robert H. Zerbst	63	Director	2009

The following are biographical summaries for the directors of our general partner:

Richard A. Magnuson has served as a director since our general partner’s inception. Mr. Magnuson is the Chairman of our general partner’s Board and served as Executive Chairman of our general partner’s Board from our inception through 2006. Mr. Magnuson is a founder of, and since February 2001 has served as Chief Executive Officer of, GI Partners, an international private equity fund manager which oversees the activities of GI Partners Funds I, II and III. From November 1999 until May 2007, Mr. Magnuson served as Executive Managing Director of CB Richard Ellis Investors, where he formed and managed the investments and activities of GI Partners Fund I. From 1994 through 1999, Mr. Magnuson held various positions with Nomura Securities, most recently as Deputy Managing Director of their London-based Principal Finance Group. From 1989 until 1994, Mr. Magnuson was a director in the Investment Banking division of Merrill Lynch. Mr. Magnuson previously served as a director of Glenborough Realty Trust until its sale and is presently a director of two private companies. Mr. Magnuson received a Bachelor of Arts degree with honors from Dartmouth College and a Master of Business Administration degree from Stanford University Graduate School of Business. Our general partner’s Board selected Mr. Magnuson to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with real estate investments and management and experience serving on the board of directors of a public REIT.

Michael F. Foust has served as our general partner’s Chief Executive Officer and as a director since our general partner’s inception. Mr. Foust is a founder of GI Partners and served as a managing director of GI Partners’ advisor from its inception in February 2001 until our general partner’s initial public offering. During his tenure at GI Partners, Mr. Foust directed technical property acquisitions and portfolio management. Mr. Foust has over 24 years of experience in institutional real estate investments and portfolio management. Prior to the founding of GI Partners, from 1999 to 2001, he was a senior director at CB Richard Ellis Investors. From 1995 to 1999, Mr. Foust was a Senior Vice President at CB Richard Ellis, where he managed regional asset services operations. During the period from 1985 to 1995, Mr. Foust held senior portfolio management and investment positions at UBS Asset Management, Karsten Realty Advisors and Trammell Crow Company. Prior to his real estate career, from 1979 to 1985, Mr. Foust participated in the origination of two related international telecommunications companies, Consortium Communications International and Progressive Systems Inc. The companies provided message switching and turn-key networks for multinational corporations. Mr. Foust received a Bachelor of Arts degree magna cum laude from Harvard University and a Master of Business Administration degree from Harvard Business School. Our general partner’s Board selected Mr. Foust to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with property acquisition, operations, development and management.

Laurence A. Chapman has served as a director of our general partner since 2004. Mr. Chapman is currently Chair of our general partner’s Audit Committee and a member of our general partner’s Nominating and Corporate Governance Committee. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Goodrich Corp. from 1999 until his retirement in 2000. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Rohr, Inc., an aerospace company, from 1994 until 1999, when Rohr, Inc. merged with Goodrich Corp. His responsibilities at both companies included accounting, treasury, tax, insurance, investor relations, financial planning and information technology functions. Prior to his service at Rohr, Inc., Mr. Chapman was employed at Westinghouse Electric Corporation from 1981 through 1994. From 1992 through 1994, Mr. Chapman was the Vice President and

Treasurer of Westinghouse Electric Corporation where he was responsible for the financing activities of Westinghouse Electric Corporation and Westinghouse Credit Corp. His responsibilities included supervising corporate finance, cash and short-term funding, project finance, bank relations and international treasury. Mr. Chapman received a Bachelor of Commerce degree with Great Distinction from McGill University and a Master of Business Administration degree from Harvard Business School. Our general partner’s Board selected Mr. Chapman to serve as a director because it believes he possesses valuable financial and accounting expertise, including at companies with extensive real estate interests and his extensive experience in his prior positions of Chief Financial Officer.

Kathleen Earley has served as a director of our general partner since 2004. Ms. Earley is currently Chair of our general partner’s Nominating and Corporate Governance Committee and a member of our general partner’s Compensation Committee. Ms. Earley is the former President and Chief Operating Officer of TriZetto Group, Inc. where she worked from November 2004 until she retired in September 2008. From 1994 through September 2001, Ms. Earley was employed at AT&T Corporation. While at AT&T Corporation, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer, where she oversaw all AT&T Corporation business-related brand, image and advertising and marketing strategy. One of Ms. Earley’s largest contributions was as President of AT&T Data & Internet Services, a business unit that provided Internet Protocol (IP), web hosting, data and managed network services. Under her leadership, AT&T’s network became one of the largest Internet backbones in the industry. Prior to joining AT&T Corporation, Ms. Earley was employed by IBM Corporation for 17 years with positions in sales, marketing, planning and strategy development. Ms. Earley is currently a member of the board of directors of one other public company, Switch & Data Facilities Company, and a privately-held company, Gateway EDI, and previously served on the board of Vignette Corp. prior to its sale. Ms. Earley received a Bachelor of Science degree and a Master of Business Administration degree, both from the University of California, Berkeley. Our general partner’s Board selected Ms. Earley to serve as a director because it believes she possesses valuable expertise in the telecommunications and co-location industries, as well as in strategic planning and operations, including extensive experience with sales, marketing and technology-related operations.

Ruann F. Ernst, Ph.D. has served as a director of our general partner since 2004. Ms. Ernst is currently a member of our general partner’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Ms. Ernst served as Chief Executive Officer of Digital Island, Inc., an e-business delivery network company, from June 1998 until her retirement in January 2002. Ms. Ernst was Chairperson of the Board of Digital Island from December 1999 through July 2001, when the company was acquired by Cable & Wireless, Plc. From 1988 through 1998, Ms. Ernst worked for Hewlett Packard Company, an electronics equipment and computer company, in various management positions, most recently as General Manager, Financial Services Business Unit, and also worked as a Vice President for General Electric Information Services Company. Prior to her work in industry, Ms. Ernst served on the faculty of The Ohio State University, was Director of Medical Research and Computing and served as a Congressional Fellow in the Office of Technology Assessment. Ms. Ernst serves on the board of directors for IHS Inc., which is listed on the New York Stock Exchange. She also serves on the board of directors of Red Planet for NASA and on two non-profit entities: Azimuth Foundation (Kids Sports Stars) and The Ohio State University Foundation. Ms. Ernst received a Bachelor of Science, a Master of Science and a Ph.D. from The Ohio State University. Our general partner’s Board selected Ms. Ernst to serve as a director because it believes she possesses valuable expertise in the telecommunications and co-location industries, including extensive experience working with and leading technology companies.

Dennis E. Singleton has served as a director of our general partner since 2004. Mr. Singleton is currently Chair of our general partner’s Compensation Committee and a member of our general partner’s Audit Committee. Mr. Singleton was a founding partner of Spieker Partners, the predecessor of Spieker Properties, Inc., one of the largest owners and operators of commercial property on the west coast prior to its $7.2 billion acquisition by Equity Office Properties Trust in 2001. Mr. Singleton served as Chief Financial Officer and Director of Spieker Properties, Inc. from 1993 to 1995, Chief Investment Officer and Director from 1995 to 1997 and Vice Chairman and Director from 1998 until his retirement in 2001. During his tenure, Mr. Singleton was involved in identifying and analyzing strategic portfolio acquisition and operating opportunities and oversaw the acquisition and development of more than 20 million square feet of commercial property. From 2001 to the present, Mr. Singleton has managed personal investments in real estate. Mr. Singleton is currently a member of the board of directors and serves on the audit committee of BRE Properties, Inc. Mr. Singleton received a Bachelor of Science degree from Lehigh University and a Master of Business Administration degree from Harvard Business School. Our general partner’s Board selected Mr. Singleton to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with acquisition, financing and operation of commercial property.

Robert H. Zerbst has served as a director of our general partner since October 2009. Mr. Zerbst is a member of our general partner’s Compensation Committee and Nominating and Corporate Governance Committee (effective 2010). Mr. Zerbst currently serves as a Special Advisor to CB Richard Ellis Investors. Mr. Zerbst joined CB Richard Ellis Investors as President in 1997. He served as Chief Executive Officer from 1998 through 2006 and served as Chairman during 2007 and 2008. In 1981, Mr. Zerbst founded and served as Chief Executive Officer of Piedmont Realty Advisors, a San Francisco-based real estate investment manager. In 1991, Piedmont merged with The RREEF Funds. While a partner at RREEF, Mr. Zerbst was responsible for all investments in the western United States and opportunistic investments nationally. Mr. Zerbst is a member of the Pension Real Estate Association (PREA), current Chairman of the National Association of Real Estate Investment Managers (NAREIM), board member of the National Council of Real Estate Investment Fiduciaries (NCREIF), Real Estate Round Table, Los Angeles World Affairs Council, Asia Society and the Policy Advisory Board of the Fisher Center at the Haas School of Business, University of California at Berkeley and a Trustee of the San Francisco Conservatory of Music. Mr. Zerbst received a Bachelor of Arts from Miami University and a Master of Arts in Economics, a Master of Business Administration and a Ph.D. in Finance and Real Estate Economics from The Ohio State University. He has also earned the CRE and MAI professional designations. Our general partner’s Board selected Mr. Zerbst to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with real estate acquisition and investment.

Executive Officers

The following table sets forth the names, ages as of June 17, 2010 and positions of our general partner’s Chief Executive Officer, our general partner’s Chief Financial Officer and the other three most highly compensated officers of our general partner for the year ended December 31, 2009, including our general partner’s Chairman (the “named executive officers”):

Name	Age	Position	Executive Officer Since
Michael F. Foust	54	Chief Executive Officer and Director (principal executive officer)	2004
A. William Stein	56	Chief Financial Officer, Chief Investment Officer and Secretary (principal financial officer)	2004
Scott E. Peterson	48	Senior Vice President, Acquisitions	2004
Christopher J. Crosby, Jr.	38	Senior Vice President, Corporate Development	2004
Richard A. Magnuson	52	Chairman of the Board	2004

The following are biographical summaries for our general partner’s executive officers other than Messrs. Magnuson and Foust, for whom biographical summaries can be found in the preceding section.

A. William Stein joined GI Partners as a consultant in April 2004 and has served as our general partner’s Chief Financial Officer, Chief Investment Officer and Secretary since July 2004. Mr. Stein has over 30 years of investment, financial and operating management experience in both large company environments and small, rapidly growing companies. Prior to joining our general partner, Mr. Stein provided turnaround management advice to both public and private companies. From 2000 to 2001, Mr. Stein served as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group where he was responsible for directing the delivery of PNC’s products and services to VentureBank’s high technology and emerging growth client base. Before joining PNC, Mr. Stein was President and Chief Operating Officer of TriNet Corporate Realty Trust, a real estate investment trust (“REIT”) that was acquired by Starwood Financial Trust (now called iStar Financial) in late 1999. Prior to being named President of TriNet, Mr. Stein was Executive Vice President, Chief Financial Officer and Secretary. TriNet’s portfolio consisted of office, industrial and retail properties throughout the U.S. Before joining TriNet in 1995, Mr. Stein held a number of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein received a Bachelor of Arts degree from Princeton University, a Juris Doctor degree from the University of Pittsburgh and a Master of Science degree with Distinction from the Graduate School of Industrial Administration at Carnegie Mellon University.

Scott E. Peterson is our general partner’s Senior Vice President responsible for acquisition activities and has served in such role since October 2004. Mr. Peterson was a managing director of GI Partners from August 2002 until October 2004. While at GI Partners, Mr. Peterson was responsible for property acquisitions with an emphasis on technical properties. Mr. Peterson has over 22 years of real estate experience and was most recently a Senior Vice President with GIC Real Estate, the real estate investment entity for the Government of Singapore Investment Corporation, from May 1994 to August 2002. Previously, Mr. Peterson was active in investments, development and asset management with LaSalle Partners, a real estate services company, and Trammell Crow Company, a real estate developer. Mr. Peterson received a Bachelor of Arts degree from Northwestern University and a Master of Business Administration degree from Northwestern University.

Christopher J. Crosby, Jr. has served as our general partner’s Senior Vice President of Corporate Development since August 2009. Prior to this role, Mr. Crosby served as our general partner’s Senior Vice President of Sales and Technical Services since October 2005. Mr. Crosby joined our general partner in October 2004 as Vice President of our sales and technical services activities. From 2003 until joining our general partner, Mr. Crosby was a Managing Director of Proferian, LLC, a former service provider to GI

Partners. While at Proferian, Mr. Crosby was responsible for leasing and sales within the GI Partners portfolio with an emphasis on technology-related leasing, including turn-key datacenter space. Mr. Crosby has over 17 years of technology and technology leasing experience. From 2001 to 2002, Mr. Crosby was a consultant for CRG West, LLC, an operating partner of The Carlyle Group, formed in 2001 to oversee and enhance strategic telecom assets managed by Carlyle Realty Group. Previously, Mr. Crosby was active in sales, sales management and product development at Nortel Networks, then a leading supplier of products and services that support the Internet and other public and private data, voice and multimedia communications networks. Mr. Crosby received a Bachelor of Science degree from the University of Texas at Austin.

ITEM 6.	EXECUTIVE COMPENSATION

The operating partnership is managed by our general partner. Consequently, we do not have our own separate directors or executive officers. This Item 6 reflects information with respect to the directors and executive officers of our general partner.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our general partner’s named executive officers, which consist of our general partner’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as determined under the rules of the SEC.

Overview of Our General Partner’s Executive Compensation Program

Objectives of Our General Partner’s Executive Compensation Program

Our general partner’s Compensation Committee is responsible for establishing, modifying and approving the compensation program for our general partner’s executive officers. The objective of our general partner’s executive compensation program is to attract, retain and motivate experienced and talented executives who can help maximize our general partner’s stockholder value. Our general partner believes that a significant portion of the compensation paid to executive officers should be closely aligned with our general partner’s performance on both a short-term and long-term basis. In order to achieve this objective, in addition to annual base salaries, our general partner’s executive compensation program uses a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. Our general partner uses equity-based awards as long-term incentives because it views its company-wide performance and growth as the relevant long-term metric, while its annual cash awards can be targeted to reward the attainment of narrower, short-term performance objectives. The program is intended to encourage high performance, promote accountability and ensure that the interests of the executives are aligned with the interests of our general partner’s stockholders by linking a significant portion of executive compensation directly to achievement of corporate goals and increases in stockholder value. Our general partner seeks to provide total compensation to its executive officers that is competitive with the total compensation paid by comparable REITs and other real estate companies in its peer group, as discussed in more detail below.

The following are our general partner’s principal objectives in establishing compensation for executive officers:

•	Attract and retain individuals with superior ability, managerial talent and leadership capability;

•	Ensure that executive officer compensation is aligned with our general partner’s corporate strategies, business objectives and the long-term interests of its stockholders;

•	Incentivize management to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

Enhance the officers’ incentive to increase our general partner’s stock price and maximize stockholder value, as well as promote retention of key executives, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our general partner through equity awards, including awards of long-term incentive units in the operating partnership.

Elements of Compensation

The major elements of compensation for the named executive officers are (1) a base salary, intended to provide a stable annual income for each executive officer at a level consistent with such officer’s individual contributions, (2) annual cash performance bonuses, intended to link each executive officer’s compensation to our general partner’s performance and to such officer’s performance, and (3) long-term compensation, which includes grants of long-term incentive units in the operating partnership and other equity-based compensation intended to encourage actions to maximize stockholder value. Each of these elements is discussed in more detail below.

The named executive officers are also entitled to certain benefits upon a change in control of our general partner, including severance benefits and full vesting of all long-term incentive units (other than certain performance-based vesting units that have not met their performance-based vesting requirement) and stock options. Our general partner provides these benefits to the named executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to our general partner and to encourage retention through a potential change in control. These items are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Our general partner believes that each of these elements plays an important role in the overall executive compensation program and together serve to achieve our general partner’s compensation objectives. The Compensation Committee allocates total compensation between the cash components and equity compensation based on review of the practices of our general partner’s peer group, while considering the balance among providing stability, short-term incentives and long-term incentives to align the interests of management with our general partner’s stockholders. In 2009, the percentage of salary and cash bonus (including annual cash incentive awards paid under our Incentive Award Plan) to total compensation ranged from 40% to 65% for the named executive officers and is set forth for each named executive officer in footnote 6 to our Summary Compensation Table below.

Determination of Compensation Awards

The Compensation Committee annually reviews and determines the total compensation to be paid to the named executive officers. Our general partner’s management, after reviewing competitive market data and advice from compensation consultants engaged by the Compensation Committee, makes recommendations regarding the compensation packages for its officers. The Compensation Committee in its review of these recommendations and in establishing the total compensation for each of the named executive officers considers several factors, including each executive’s roles and responsibilities, each executive’s performance, any significant accomplishments of the executive, our general partner’s financial and operating performance and competitive market data applicable to each executive’s position and functional responsibilities.

Competitive Market Data and Compensation Consultant

In December 2008 and January and February 2009, the Compensation Committee reviewed the salary, bonus and equity compensation paid to the named executive officers and directors. In conducting this review, the Compensation Committee retained the services of Watson Wyatt as the Compensation Committee’s independent compensation consultant. Watson Wyatt does not provide any other services to our general partner.

For its consulting services, Watson Wyatt was instructed to review our general partner’s existing compensation program, provide current data with regard to industry trends, provide information regarding long-term compensation plan alternatives, identify and provide commentary on a peer group and provide cash and equity incentive award information for the peer group and to provide recommendations as to possible modification to the design and implementation of the long-term incentive program.

Peer Group Review

The Compensation Committee reviews total cash and long-term compensation levels against those of our general partner’s peer group companies in order to ensure executive compensation is set at levels that will attract and motivate qualified executives while rewarding performance based on corporate objectives. However, the Compensation Committee does not target compensation levels against any particular percentile within our general partner’s peer group of companies. The Compensation Committee sets compensation levels for each executive officer on the basis of several factors, including the executive officer’s level of experience, tenure with our general partner, competitive market data applicable to the executive officer’s positions and functional responsibilities, the performance of the executive officer and our general partner’s annual and long-term performance.

The peer group used to review 2009 base salaries, bonus targets and long-term equity awards consisted of the following 23 companies: Alexandria Real Estate Equities, Inc., AMB Property Corporation, AvalonBay Communities, Inc., BioMed Realty Trust, Inc., Boston Properties, Inc., Brandywine Realty Trust, CBL & Associates Properties Inc., Corporate Office Properties Trust Inc., Duke Realty Corporation, DuPont Fabros Technology, Inc., Essex Property Trust, Inc., Federal Realty Investment Trust, Health Care REIT, Inc., Kilroy Realty Corporation, KIMCO Realty Corporation, Lexington Realty Trust, Liberty Property Trust, Mack-Cali Realty Corporation, Nationwide Health Properties, Inc., PS Business Parks, Inc., Simon Property Group, Inc., Washington Real Estate Investment Trust and Weingarten Realty Investors. In reviewing Mr. Magnuson’s 2009 base salary, bonus targets and long-term incentive awards, our general partner did not rely on information from the peer group, in part because our general partner did not expect to, nor did our general partner, modify Mr. Magnuson’s compensation levels (except for a minimal increase to Mr. Magnuson’s base salary which was generally provided to all employees without regard to performance and market criteria), and in part because it is difficult to identify positions within the peer group that are truly comparable to Mr. Magnuson’s position of Chairman of our general partner’s Board.

In order to review 2009 base salaries, bonus targets and long-term incentive awards, our general partner adjusted its 2008 peer group. Additions to and deletions from our general partner’s peer group resulted from an in-depth review of its 2008 peer group with advice from its compensation consultant. The Compensation Committee and management, along with the consultant, reviewed a wide array of publicly-traded REITS and co-location service providers in order to select appropriate and comparable peers based on their industries, their business focus and their size, as measured by sales, market capitalization and enterprise value. Based on this review, our general partner deleted the following companies from its peer group: Akamai Technologies, Inc., Equinix, Inc., Healthcare Realty Trust Incorporated, Infospace, Inc., Internap Network Services Corporation, Switch & Data Facilities Company, Inc., Savvis, Inc. and Terremark Worldwide, Inc. In addition, our general partner added the following companies to its peer group: AMB Property Corporation, AvalonBay Communities, Inc., Boston Properties, Inc., Essex Property Trust, Inc., Federal Realty Investment Trust, Health Care REIT, Inc., PS Business Parks, Inc., Simon Property Group, Inc., Washington Real Estate Investment Trust and Weingarten Realty Investors.

Annual Performance Reviews

To aid the Compensation Committee in setting base salaries, cash incentive targets and long-term equity awards, management provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers. The Board annually reviews the performance of its Chairman and its Chief Executive Officer, and its Chief Executive Officer reviews the performance of the remaining named executive officers. All of these reviews are presented to the Compensation Committee to provide input about their contributions to our general partner’s success for the period being assessed.

Description of Individual Elements of Compensation

During the year ended December 31, 2009, compensation for the named executive officers was composed of base salary, annual performance-based cash bonuses and equity compensation awards.

Annual Base Salary

Our general partner provides named executive officers and other employees with base salaries to compensate them for services rendered each year. Base salaries comprise the stable part of the compensation program that is not dependent on our performance. This compensation element is necessary to provide the financial certainty that our general partner’s executives seek when they are considering whether to join or remain with our general partner. Our general partner’s Compensation Committee approved new base salaries for each of the named executive officers in February 2009. The new base salaries became effective in March 2009. The base salaries for 2009 were determined based in part on the analysis by Watson Wyatt of the compensation practices of companies in our general partner’s peer group. The Compensation Committee also considered the performance of each of the named executive officers and their contributions to our general partner’s overall success. Based on their review, the Compensation Committee increased the salaries of the named executive officers for 2009. The 2009 salaries are set forth below under the heading “Executive Compensation—Summary Compensation Table.”

Annual Incentive Bonuses

Our general partner’s annual incentive bonus program is structured to reward named executive officers based on our general partner’s performance and the individual executive’s contribution to that performance. Annual incentive bonuses are paid in cash if and to the extent performance objectives established by the Compensation Committee at the beginning of the year are achieved. The Compensation Committee believes that the payment of the annual incentive bonus in cash provides the incentive necessary to retain executive officers and reward them for short-term company performance.

Each named executive officer’s annual incentive bonus opportunity for 2009 was established by our general partner’s Compensation Committee and is described in “Executive Compensation—Grants of Plan-Based Awards.” Each named executive officer’s bonus opportunity provides for target and maximum bonus amounts, expressed as a percentage of base salary. In setting these amounts, our general partner’s Compensation Committee considers, among other factors, each executive’s roles and responsibilities within our general partner, the total compensation package associated with that position and competitive market data applicable to that position.

For 2009, the target and maximum bonus amounts, expressed as a percentage of base salary, were 150% and 200% for Mr. Magnuson, 100% and 150% for Mr. Foust, 75% and 100% for Mr. Stein and 100% and 100% for Mr. Peterson. The target bonus for Mr. Crosby was equal to 50% of base salary, plus a bonus based on leasing results up to a maximum of $300,000.

For 2009, based on the recommendations of management, a review of our general partner’s business plan and the analysis provided by Watson Wyatt, the Compensation Committee established financial and operating goals and organizational development goals for each named executive officer. The financial and operating goals included funds from operations (“FFO”) targets, financing objectives, acquisitions targets, leasing and marketing objectives, operations objectives and organizational development objectives. FFO is used by industry analysts and investors as a supplemental performance measure of a REIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs), after adjustments for unconsolidated partnerships and joint ventures. In excluding real estate-related depreciation and amortization and gains and losses from property dispositions, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The target and maximum levels of FFO established by the Compensation Committee were $2.81 and $2.86, respectively, per diluted share and unit and were equivalent to the midpoint and high end of the range of our general partner’s initial guidance for 2009. These amounts were set by the Compensation Committee based on a number of factors, including expectations surrounding acquisitions and leasing assumptions, financing assumptions, earnings growth, general economic conditions, real estate and technology fundamentals and other specific circumstances facing our general partner. For the purpose of determining bonuses, the Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determines to be non-recurring to give a more accurate picture of our general partner’s annual performance. 2009 FFO, as adjusted by the Compensation Committee, was $2.93 per diluted share and unit. The financing objective included many factors, including those related to ensuring adequate liquidity to comfortably meet our general partner’s business needs, achieving the lowest cost of capital for market conditions, maximizing risk-adjusted equity returns while maintaining financial flexibility, obtaining debt or equity financing appropriate for business needs, seeking out equity joint venture opportunities for our general partner’s portfolio assets and ensuring timely and accurate financial reporting, tax and forecasting. The acquisitions target set by the Compensation Committee for 2009 included completion of $50 to $100 million of income producing properties at an average cash capitalization rate of 10%, completion of the acquisition of certain redevelopment assets and assistance in underwriting prospective joint venture opportunities for our general partner’s assets.

For 2009, our general partner completed $196.5 million of income producing properties at a cash capitalization rate in excess of 10.5%. Our general partner calculates cash capitalization rate by dividing the expected net operating income to be derived from the property by the total purchase price of the property. Net operating income represents rental revenue and tenant reimbursement revenue from the acquired property less rental property operating and maintenance, property taxes and insurance expense. The leasing objective was based on achieving certain leasing targets in 2009. Management met each of the objectives in 2009 and exceeded the maximum FFO target.

The organizational development goals for 2009 included achievement of certain organizational targets, leadership, development and motivation of employees to achieve high performance and to focus on company goals and the fostering of cross-organizational teamwork. The operations objectives for 2009 included implementation of consistent operations reporting and forecasting, continued implementation of the customer service program and web-based tenant portal and implementation of an appropriate staffing plan. The operations objectives for 2009 also included meeting or exceeding property level operating budgets, meeting or exceeding a portfolio level gross operating margin target and the achievement of tenant retention goals.

The specific financial and operating goals and organizational development goals for each named executive officer were established by the Compensation Committee based on their areas of responsibility. Mr. Foust’s bonus was based 70% on financial and operating goals and 30% on organizational development goals. Mr. Stein’s bonus was based 80% on financial and operating goals and 20% on organizational development goals. Mr. Peterson’s bonus was based 90% on financial and operating goals and 10% on organizational development goals. The portion of Mr. Crosby’s bonus that was not based on leasing results was based 80% on financial and operating goals and 20% on organizational development goals. Mr. Magnuson’s bonus was based on the same criteria, however, the percentages for each category were not specified.

The Compensation Committee, based in part on the recommendations of management, determined each named executive officer’s bonus based on the achievement of the established goals. For 2009, the Compensation Committee determined that all established goals had been achieved or exceeded. Accordingly, the Compensation Committee awarded Mr. Magnuson, Mr. Foust, Mr. Stein and Mr. Peterson their maximum bonus for 2009 plus an additional amount in consideration of their performance under challenging economic conditions.

Equity Incentive Compensation

Our general partner has historically granted to the executive officers stock options and long-term incentive units in the operating partnership under our general partner’s Incentive Award Plan. Our general partner believes that a significant portion of the compensation paid to executive officers should be closely aligned with its performance on both a short-term and long-term basis. The

Compensation Committee believes that, while our general partner’s annual bonus program provides awards for positive short-term performance, equity participation creates a vital long-term partnership between executive officers and stockholders. The program is intended to encourage high performance, promote accountability and ensure that the interests of the executives are aligned with the interests of our general partner’s stockholders by linking a significant portion of executive compensation directly to increases in stockholder value.

2009 Long-Term Incentive Unit Awards

The Compensation Committee believes that long-term incentive units are an effective incentive to retain the executive officers and increase their performance and closely align the interests of the executive officers with the long-term interests of our general partner’s stockholders. Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of the operating partnership. Long-term incentive units, other than class C profits interest units, whether vested or not, receive the same quarterly per-unit distributions as common units in the operating partnership, which equal the per-share distributions on our general partner’s common stock.

Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. (The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.)

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to our general partner or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

The Compensation Committee approves awards of long-term incentive units on the basis of several factors, including the executive officer’s total compensation package, the executive officer’s roles and responsibilities within our general partner, the executive officer’s performance, any significant accomplishments of the executive officer, our general partner’s financial and operating performance and competitive market data applicable to each executive officer’s position and functional responsibilities.

On February 24, 2009, the Compensation Committee approved an award of long-term incentive profits interest units in the operating partnership to all of the named executive officers, other than Mr. Magnuson, as set forth below in the “Executive Compensation—Grants of Plan-Based Awards” table. The awards were granted to the executives on March 2, 2009. Except for accelerated vesting in the event of a change in control of our general partner, long-term incentive units awarded in 2009 were subject to either time-based vesting or both time-based and performance-based vesting. Each executive received a number of performance-based long-term incentive units equal to 125% of the number of time-based long-term incentive units received by the executive. Based on the recommendations of management and a review of our general partner’s business plan, the vesting of the performance-based long-term incentive units was based on our general partner’s achievement of FFO per diluted share and unit results for the fiscal year ended December 31, 2009 (the “Performance Condition”). The Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determines to be non-recurring to give a more accurate picture of our general partner’s annual performance. If our general partner’s 2009 FFO had been less than $2.76 per diluted share and unit, none of the long-term incentive units would have satisfied the Performance Condition. If our general partner’s 2009 FFO per diluted share and unit had been between $2.76 and $2.86, then a number of performance-based long-term incentive units equal to between 75% and 125% of the time-based long term incentive units would have satisfied the Performance Condition. Based on our general partner’s 2009 FFO per diluted share and unit, as adjusted by the Compensation Committee, of $2.93, all of these long-term incentive units satisfied the Performance Condition. All of the long-term incentive units granted in 2009 are subject to time-based vesting based on the executive’s satisfaction of certain service conditions. The time-based service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the grant date and 30% vesting on each of the third and fourth anniversaries of the grant date, provided the executive continues to be employed with our general partner on each anniversary date.

Employment Agreements

Our general partner has entered into employment agreements with the named executive officers to help provide stability and security and encourage them to remain with our general partner. These agreements include severance and change in control benefits, among other things. The terms of these severance and change in control arrangements are described below in more detail under the caption “Executive Compensation—Potential Payments upon Termination or Change in Control.” Our general partner provides these benefits to the named executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to our general partner and to encourage retention through a potential change in control.

Perquisites

Our general partner generally provides the named executive officers with perquisites and other personal benefits that apply uniformly to all of our general partner’s employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In 2009, our general partner provided the named executive officers other than Mr. Magnuson with basic life insurance, medical, dental, vision and disability plan benefits, for which the named executive officers were charged the same rates as all other employees, 401(k) matching funds and parking. Our general partner provided Mr. Magnuson with basic life insurance benefits. Other than these standard benefits, our general partner does not provide any other perquisites.

Tax and Accounting Considerations

Internal Revenue Code Section 162(m)

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Despite the fact that our general partner’s annual incentive bonuses and certain equity-based compensation awards are determined based on the evaluation of our performance and take into consideration certain financial and strategic goals, the Compensation Committee does not apply these factors on a strict formulaic basis. As a result, this compensation may not satisfy the requirements of Section 162(m) of the Code. Our general partner believes that it qualifies as a REIT under the Code and generally is not subject to federal income taxes, provided our general partner distributes to its stockholders at least 100% of its taxable income each year. As a result, our general partner does not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to it, provided it continues to distribute at least 100% of its taxable income each year. In appropriate circumstances, the Compensation Committee therefore may elect to implement programs that recognize a full range of performance criteria important to our general partner’s success and to ensure its executive officers are compensated in a manner consistent with our general partner’s best interests and those of its stockholders, even where the compensation paid under such programs may not be deductible under Section 162(m) of the Code.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) (formerly known as Financial Accounting Standard No. 123(R), Share-Based Payments) requires our general partner to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, our general partner may revise certain programs to appropriately align accounting expenses of its equity awards with its overall executive compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks, and none of our general partner’s employees participates on the Compensation Committee.

COMPENSATION RISK ASSESSMENT

Our general partner believes that its compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2010, the Compensation Committee and management conducted an extensive review of the design and operation of our general partner’s compensation program and presented their findings to the Board. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, our general partner believes that its compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Executive Compensation

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)(6)
Michael F. Foust,	2009	$591,000	$263,500	(7)	$2,250,001	$—	$886,500	(7)	$214,930	(8)	$4,205,931
Chief Executive	2008	542,500			1,687,496	—	813,750		102,095		3,145,841
Officer	2007	508,333			1,770,000	105,050	762,500		50,052		3,195,935
A. William Stein,	2009	386,567	115,933	(9)	1,349,995	—	386,567	(9)	141,877	(10)	2,380,939
Chief Financial Officer, Chief Investment Officer and Secretary	2008	372,000	93,000	(9)	1,012,490	—	372,000	(9)	68,581		1,918,071
	2007	356,667	89,175	(9)	885,000	105,050	267,525	(9)	40,014		1,743,431
Scott E. Peterson,	2009	337,155	162,845	(11)	562,493	—	337,155	(11)	79,522	(12)	1,479,170
Senior Vice President,	2008	325,500			337,484	—	325,500		50,737		1,039,221
Acquisitions	2007	312,500			826,000	105,050	312,500		41,825		1,597,875
Christopher J. Crosby, Jr.,	2009	267,583			871,859	—	410,000		113,536	(13)	1,662,978
Senior Vice President, Corporate Development	2008	258,333			871,865	—	429,167		69,217		1,628,582
	2007	241,667			1,332,497	210,100	420,900		38,118		2,243,282
Richard A. Magnuson,	2009	214,067	2,427	(14)	—	—	428,133	(14)	705	(15)	645,332
Chairman	2008	206,667			—	—	413,333		694		620,694
	2007	191,667			1,770,000	—	383,400		5,089		2,350,156

(1)	Represents salaries paid during each applicable year.
(2)	The amounts in this column represent the full grant date fair value of long-term incentive units and class C profits interest units granted during the applicable fiscal year in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2009, refer to Note 9 to our consolidated financial statements included elsewhere in this registration statement.

The amounts shown include the grant date fair value of performance-based long-term incentive units granted in March 2009, based on the probable outcome of the performance conditions to which such long-term incentive units are subject, calculated in accordance with ASC Topic 718. These long-term incentive units are subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis – Description of Individual Elements of Compensation – 2009 Long-Term Incentive Unit Awards.”

The grant date fair value of the performance-based long-term incentive units granted in March 2009 based on the maximum level of performance is as follows: $1,250,000 for Mr. Foust; $750,000 for Mr. Stein; $312,493 for Mr. Peterson; and $484,363 for Mr. Crosby. Mr. Magnuson did not receive a performance-based long-term incentive unit award during 2009.

(3)	The amounts in this column represent the full grant date fair value of stock options granted during 2007 in accordance with ASC Topic 718. None of the named executive officers were granted stock options during 2008 or 2009. For additional information on the valuation assumptions, refer to Note 9 to our consolidated financial statements included elsewhere in this registration statement.
(4)	The amounts in this column represent performance-based cash incentive award payments that were earned during the specified year and paid in the following year.
(5)	The amounts in this column represent medical, dental, vision and disability insurance premiums, basic life insurance premiums, 401(k) matching funds, parking and distributions on unvested long-term incentive units, but exclude distributions paid on vested long-term incentive units.
(6)	Total salary paid in 2009 plus bonus and cash incentive awards paid in 2010 that were earned during 2009 constituted the following percentages of total compensation for each named executive officer:

Michael F. Foust	47.6%
A. William Stein	44.0%
Scott E. Peterson	57.8%
Christopher J. Crosby, Jr.	40.3%
Richard A. Magnuson	64.5%

(7)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Foust’s actual bonus relative to his target bonus for 2009. The portion of Mr. Foust’s 2009 bonus in excess of the maximum bonus target of 150% of base salary in 2009 does not constitute Non-Equity Incentive Plan Compensation and therefore is presented separately under the heading “Bonus.”
(8)	Includes $12,233 for medical, dental, vision and disability insurance premiums, $189,732 from distributions on unvested long-term incentive units and other amounts related to parking, basic life insurance premiums and 401(k) matching funds.
(9)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Stein’s actual bonus relative to his target bonus for 2009. The portions of Mr. Stein’s 2009, 2008 and 2007 bonuses in excess of the maximum bonus targets of 100% of base salary in 2009, 100% of base salary in 2008 and 75% of base salary in 2007 do not constitute Non-Equity Incentive Plan Compensation and therefore are presented separately under the heading “Bonus.”
(10)	Includes $15,676 for medical, dental, vision and disability insurance premiums, $113,236 from distributions on unvested long-term incentive units and other amounts related to parking, basic life insurance premiums and 401(k) matching funds.
(11)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Peterson’s actual bonus relative to his target bonus for 2009. The portion of Mr. Peterson’s 2009 bonus in excess of the maximum bonus target of 100% of base salary in 2009 does not constitute Non-Equity Incentive Plan Compensation and therefore is presented separately under the heading “Bonus.”
(12)	Includes $18,262 for medical, dental, vision and disability insurance premiums, $48,295 from distributions on unvested long-term incentive units and other amounts related to parking, basic life insurance premiums and 401(k) matching funds.
(13)	Includes $18,262 for medical, dental, vision and disability insurance premiums, $84,769 from distributions on unvested long-term incentive units and other amounts related to basic life insurance premiums and 401(k) matching funds.
(14)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Magnuson’s actual bonus relative to his target bonus for 2009. The portion of Mr. Magnuson’s 2009 bonus in excess of the maximum bonus target of 200% of base salary in 2009 does not constitute Non-Equity Incentive Plan Compensation and therefore is presented separately under the heading “Bonus.”
(15)	Includes basic life insurance premiums.

Grants of Plan-Based Awards

The following table provides information concerning target payouts under plan-based awards granted or awarded during 2009 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael F. Foust,	03/02/2009		$591,000	(5)	$886,500	27,819	—	46,365		$1,250,000
Chief Executive Officer	03/02/2009								37,092	1,000,000
A. William Stein,	03/02/2009		289,925	(5)	386,567	16,691	—	27,819		750,000
Chief Financial Officer, Chief Investment Officer and Secretary	03/02/2009								22,255	599,995
Scott E. Peterson,	03/02/2009		337,155	(5)	337,155	6,955	—	11,591		312,493
Senior Vice President, Acquisitions	03/02/2009								9,273	250,000
Christopher J. Crosby, Jr.,	03/02/2009		433,792	(5)	433,792	10,780	—	17,966		484,363
Senior Vice President, Corporate Development	03/02/2009								14,373	387,496
Richard A. Magnuson,	—		321,100	(5)	428,133	—	—	—	—	—
Chairman

(1)	Represents cash incentive awards payable in 2010 based on 2009 performance. There were no threshold bonus award amounts. See the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for actual 2009 bonuses paid.
(2)	Represents performance-based long-term incentive units the operating partnership awarded in 2009. Indicated threshold and maximum amounts correspond to the number of long-term incentive units that would have been earned in the event that specified minimum and maximum FFO targets, respectively, were achieved. For more information on 2009 long-term incentive unit awards, see “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”
(3)	Represents time-based long-term incentive units in the operating partnership awarded in 2009. For more information on the 2009 long-term incentive unit awards, see “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”
(4)	Represents the full grant date fair value of performance-based long-term incentive units and time-based long-term incentive units granted during 2009 in accordance with ASC Topic 718. For additional information on the valuation assumptions, refer to Note 9 to our consolidated financial statements included elsewhere in this registration statement.

The amounts shown include the grant date fair value of performance-based long-term incentive units granted in March 2009, based on the probable outcome of the performance conditions to which such long-term incentive units are subject, calculated in accordance with ASC Topic 718. These long-term incentive units are subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis – Description of Individual Elements of Compensation – 2009 Long-Term Incentive Unit Awards.”

The grant date fair value of the performance-based long-term incentive units granted in March 2009 based on the maximum level of performance is as follows: $1,250,000 for Mr. Foust; $750,000 for Mr. Stein; $312,493 for Mr. Peterson; and $484,363 for Mr. Crosby. Mr. Magnuson did not receive a performance-based long-term incentive unit award during 2009.

(5)	Represents target cash incentive awards based on amounts established for 2009. Actual cash incentive awards reflect salaries actually paid in 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2007 Outperformance Awards

On May 2, 2007, the Compensation Committee approved the grant to each of the named executive officers of an award of class C profits interest units of the operating partnership under our general partner’s Incentive Award Plan. If the performance condition and the other vesting conditions are satisfied with respect to a class C profits interest unit, the class C profits interest unit will be treated in the same manner as the existing long-term incentive units issued by the operating partnership. Initially, class C profits interest units, like other long-term incentive units, will not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested class C profits interest units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights. For a discussion of the manner in which class C profits interest units may achieve parity with common units, see “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”

The class C profits interest units subject to each 2007 award will satisfy the performance condition based on the achievement of a total stockholder return (which our general partner refers to as the performance condition) as measured on November 1, 2008 (which our general partner refers to as the first measurement date) and May 1, 2010 (which our general partner refers to as the second measurement date). If:

•	with respect to the first measurement date, our general partner achieves a total stockholder return equal to at least 18% over a period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, our general partner achieves a total stockholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of our general partner, the performance condition will be deemed satisfied with respect to a number of class C profits interest units that is based on the executive’s allocated percentage of an aggregate performance award pool. For purposes of calculating the total stockholder return during this period, the initial value of our general partner’s common stock will be equal to $40.51 (which represents the five day trailing average of the closing prices of our general partner’s common stock ending on May 1, 2007) and the ending value of our general partner’s common stock will be based on the thirty day trailing average as of the applicable measurement date and will include an amount that would have been realized if all cash dividends paid during the performance period were reinvested in common stock on the applicable dividend payment date. Our general partner did not satisfy the performance condition at the first measurement date.

The aggregate amount of the performance award pool will be equal to 8% of the “excess stockholder value” created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the performance award pool as of the first measurement date) for the second measurement date.

“Excess stockholder value” is equal to the excess of:

•

the aggregate market value of the total number of shares of common stock and units outstanding at the end of the performance period, plus the cumulative value of dividends paid during the performance period (assuming reinvestment in our general partner’s common stock), over

•

an increase in the aggregate market value of the common stock and units as of May 1, 2007 of 18% with respect to the first measurement date and 36% with respect to the second measurement date, plus in each case a prorated increase in the aggregate market value of new shares of common stock and units issued by our general partner or the operating partnership during the performance period.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive calendar days ending prior to November 1, 2008 the performance award pool, if calculated on each trading day during such period, equals or exceeds $17 million on each such trading day, the first measurement date will be accelerated to the last calendar day of the 60-day period; and

•

in the event that during any 60 consecutive calendar days ending prior to May 1, 2010, the performance award pool, if calculated on each trading day during such period, equals or exceeds $40 million on each such trading day, the second measurement date will instead be accelerated to the last calendar day of the 60-day period.

Except in the event of a change in control of our general partner, 60% of the class C profits interest units that satisfy the performance condition will vest at the end of the three-year performance period ending on May 1, 2010 and an additional 1/60th of such class C profits interest units will vest on the date of each monthly anniversary thereafter, provided that the executive’s service has not terminated prior to the applicable vesting date. If, however, a change in control of our general partner occurs on or before April 30, 2010 and our general partner achieves a total annual stockholder return (based on the price per share paid in the change in control transaction) equivalent to at least 36% (prorated to the date of the change of control), 100% of the class C profits interest units that satisfy the performance condition as of the change in control date will vest immediately prior to the change in control. In addition, if a change in control of our general partner occurs after the second measurement date and the executive remains a service provider, the class C profits interest units that satisfied the performance condition will fully vest immediately prior to the change in control.

If the executive’s service is terminated due to death or disability (or without cause or for good reason if the executive’s employment agreement defines “cause” or contemplates a “good reason” termination) prior to the end of the performance period or change in control date and our general partner later satisfies the performance condition, a pro rata portion of the class C profits interest units will then vest based on the executive’s length of service during the performance period (20% if the executive remained in service through May 1, 2008 and 1/60th on each subsequent monthly anniversary thereafter).

To the extent that any class C profits interest units fail to satisfy the performance condition at the end of the performance period (or the change in control date, if earlier), such class C profits interest units will automatically be cancelled and forfeited by the executive. In addition, any class C profits interest units which are not eligible for pro rata vesting in the event of a termination of the executive’s employment due to death or disability (or without cause or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the executive’s employment.

In the event that the value of the executive’s allocated portion of the award pool that satisfies the performance condition equates to a number of class C profits interest units that is greater than the number of class C profits interest units awarded to the executive, our general partner will make an additional payment to the executive in the form of a number of shares of our general partner’s restricted stock equal to the difference. Sixty percent of the shares of restricted stock will be vested at the time of issuance and 1/60th of such shares will vest on each monthly anniversary thereafter, subject to full accelerated vesting in the event of a subsequent change in control of our general partner. If, however, this additional payment is made in connection with a change in control of our general partner that satisfies the performance condition, all of the shares issued will be fully vested at the time of issuance. If the executive’s service is terminated due to death or disability (or without cause or for good reason, if applicable) prior to the end of the performance period or change in control date, the executive will be entitled to receive a similar pro rata payment, based on his service during the performance period, in the form of shares of fully vested common stock rather than restricted stock, subject to compliance with applicable federal and state securities laws.

All determinations, interpretations and assumptions relating to the vesting and calculation of the awards under the class C profits interest units agreements will be made by the administrator of our general partner’s Incentive Award Plan (presently the Compensation Committee). In addition, the administrator may, in its discretion, adjust or modify the methodology for calculating the vesting of the awards (other than the executive’s allocated percentage of the performance award pool) to account for events affecting the value of our general partner’s common stock which the administrator of our general partner’s Incentive Award Plan does not consider indicative of our general partner’s performance, such as the issuance of new common stock, stock repurchases, stock splits, issuances and/or exercises of stock grants or stock options, and similar events.

Employment Agreements

Michael F. Foust

On August 7, 2008, our general partner entered into a new employment agreement with Mr. Foust, our general partner’s Chief Executive Officer. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Foust’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Foust’s annual base salary pursuant to the employment agreement, as adjusted, is currently $700,000, subject to increase in accordance with our general partner’s policies in effect from time to time. Mr. Foust is eligible for an annual cash performance bonus under our general partner’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Foust are currently 100% and 150%, respectively, of his base salary. Mr. Foust is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Mr. Foust’s employment agreement provides that if his employment is terminated (i) by our general partner without “cause,” (ii) by Mr. Foust for “good reason” (each as defined in the employment agreement) or (iii) by Mr. Foust for any reason on or within 30 days after the six month anniversary of a “change in control” (as defined in our general partner’s Incentive Award Plan), then, subject to Mr. Foust’s execution and non-revocation of a general release of claims, he will be entitled to a lump-sum termination payment within 30 days after the date of such termination in an amount equal to the sum of (a) three times the sum of his then-current annual base salary plus his maximum annual bonus for the fiscal year in which the termination date occurs, (b) the prorated portion of 150% of his then-current annual base salary for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (c) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or 150% of his base salary actually paid for such preceding year (the “prior year bonus”), if any. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Foust, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), shall become fully vested and exercisable. With respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), Mr. Foust will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest. Further, in the event of any such termination described in this paragraph, Mr. Foust will be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the first anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan.

Mr. Foust’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his maximum annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Foust will be subject to the severance provisions described in the preceding paragraph.

Mr. Foust is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and our general partner will not be required to make the gross-up payment.

The employment agreement of Mr. Foust contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that, except in limited circumstances, Mr. Foust generally may not compete with our general partner through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with our general partner.

A. William Stein

On August 7, 2008, our general partner entered into a new employment agreement with Mr. Stein, our general partner’s Chief Financial Officer and Chief Investment Officer. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Stein’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Stein’s annual base salary pursuant to the employment agreement, as adjusted, is currently $445,000, subject to increase in accordance with our general partner’s policies in effect from time to time. Mr. Stein is eligible for an annual cash performance bonus under our general partner’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target annual bonus for Mr. Stein will be 100% of his base salary. Mr. Stein is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Mr. Stein’s employment agreement provides that if his employment is terminated by our general partner without “cause” or by Mr. Stein for “good reason” (each as defined in the employment agreement), then, subject to Mr. Stein’s execution and non-revocation of a general release of claims, he will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the prorated portion of the maximum annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the maximum bonus (the “prior year bonus”), if any.

Pursuant to Mr. Stein’s employment agreement, in the event of a termination of Mr. Stein’s employment by our general partner without “cause” or by the executive for “good reason” on or within one year after a “change in control” (as defined in our general partner’s Incentive Award Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Stein will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) two times the amount of his then-current base salary, (ii) two times the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid for the immediately preceding fiscal year, (iii) the stub year bonus and

(iv) the prior year bonus, if any. Mr. Stein will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the first anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Stein, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units and other outperformance awards), shall become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition (including unvested class C profits interest units and 2009 long-term incentive unit awards), such stock options or other equity-based awards shall only vest to the extent provided in the applicable award agreement.

Mr. Stein’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his maximum annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Stein will be subject to the severance provisions described in the preceding paragraph, except that with respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), Mr. Stein will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest.

Mr. Stein is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and our general partner will not be required to make the gross-up payment.

The employment agreement of Mr. Stein contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that, except in limited circumstances, Mr. Stein generally may not compete with our general partner through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with our general partner.

Scott E. Peterson

On December 24, 2008, our general partner entered into an amended and restated employment agreement with Mr. Peterson, Senior Vice President, Acquisitions. Mr. Peterson’s employment under this agreement is at-will and either party may terminate his employment for any reason or for no reason by giving 30 days notice to the other party.

Mr. Peterson’s annual base salary pursuant to the employment agreement, as adjusted, is currently $350,940, subject to increase in accordance with our general partner’s policies in effect from time to time. Mr. Peterson is eligible for an annual cash performance bonus under our general partner’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Peterson are currently 100% and 100%, respectively, of his base salary. Mr. Peterson is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated employees.

Mr. Peterson’s employment agreement provides that if his employment is terminated by our general partner without “cause” (as defined in the employment agreement), then, subject to Mr. Peterson’s execution and non-revocation of a general release of claims, he will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to 50% of the sum of (i) his then-current annual base salary and (ii) his target bonus for the fiscal year in which the termination date occurs.

Pursuant to Mr. Peterson’s employment agreement, in the event of a termination of Mr. Peterson’s employment by our general partner without “cause” on or within one year after a “change in control” (as defined in our general partner’s Incentive Award Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Peterson will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current base salary and (ii) the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid for the immediately preceding fiscal year. Mr. Peterson’s employment agreement further provides that in the event of a termination of Mr. Peterson’s employment by us without “cause” within the six-month period immediately preceding a “change in control” in connection with such “change in control,” Mr. Peterson will be entitled to receive a lump-sum severance payment, within the earlier of (i) the six-month anniversary of his date of termination or (ii) the date on which the “change in control” occurs, in an amount equal to the excess of the amount of severance payable under the preceding sentence over the amount of severance payable under the preceding paragraph. Further, in the event of any such termination described in this paragraph, all outstanding unvested stock options and other equity-based awards held by Mr. Peterson, other than any equity award that is subject to performance-based vesting

(including unvested class C profits interest units), shall become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition (including unvested class C profits interest units and 2009 long-term incentive unit awards), such stock options or other equity-based awards shall only vest to the extent provided in the applicable award agreement.

Mr. Peterson’s employment agreement does not provide for any payments or benefits upon death or disability, or additional tax gross-up payment on so-called “excess parachute payments” under Section 4999 of the Code.

The employment agreement of Mr. Peterson contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a six-month period thereafter.

Christopher J. Crosby, Jr.

On August 7, 2008, our general partner entered into a new employment agreement with Mr. Crosby, Senior Vice President, Corporate Development. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Crosby’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Crosby’s annual base salary pursuant to the employment agreement, as adjusted, is currently $300,000, subject to increase in accordance with our general partner’s policies in effect from time to time. Mr. Crosby is eligible for an annual cash performance bonus under our general partner’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. In connection with his new role as Senior Vice President, Corporate Development, the target annual bonus for Mr. Crosby will be 75% of his base salary. Mr. Crosby is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Mr. Crosby’s employment agreement provides that if his employment is terminated by our general partner without “cause” or by Mr. Crosby for “good reason” (each as defined in the employment agreement), then, subject to Mr. Crosby’s execution and non-revocation of a general release of claims, he will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the prorated portion of the maximum annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the maximum bonus (the “prior year bonus”), if any.

Pursuant to Mr. Crosby’s employment agreement, in the event of a termination of Mr. Crosby’s employment by our general partner without “cause” or by the executive for “good reason” on or within one year after a “change in control” (as defined in our general partner’s Incentive Award Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Crosby will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) two times the amount of his then-current base salary, (ii) two times the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid for the immediately preceding fiscal year, (iii) the stub year bonus and (iv) the prior year bonus, if any. Mr. Crosby will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the first anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Crosby, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units and other outperformance awards), shall become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition (including unvested class C profits interest units and 2009 long-term incentive unit awards), such stock options or other equity-based awards shall only vest to the extent provided in the applicable award agreement.

Mr. Crosby’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his maximum annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Crosby will be subject to the severance provisions described in the preceding paragraph, except that with respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), Mr. Crosby will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest.

Mr. Crosby is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and our general partner will not be required to make the gross-up payment.

The employment agreement of Mr. Crosby contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that, except in limited circumstances, Mr. Crosby generally may not compete with our general partner through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with our general partner.

Richard A. Magnuson

On August 7, 2008, our general partner entered into a new employment agreement with Mr. Magnuson, the Chairman of our general partner’s Board. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Magnuson’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Magnuson has agreed to waive his right to receive all cash compensation payable to him for serving as a member of our general partner’s Board. Mr. Magnuson’s annual base salary pursuant to the employment agreement, as adjusted, is currently $215,280, subject to increase in accordance with our general partner’s policies in effect from time to time. Mr. Magnuson is eligible for an annual cash performance bonus under our general partner’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Magnuson are currently 150% and 200%, respectively, of his base salary.

Mr. Magnuson’s employment agreement provides that if he is terminated (i) by our general partner without “cause,” (ii) by Mr. Magnuson for “good reason” (each as defined in the employment agreement) or (iii) by Mr. Magnuson for any reason on or within 30 days after the six month anniversary of a “change in control” (as defined in our general partner’s Incentive Award Plan), then, subject to Mr. Magnuson’s execution and non-revocation of a general release of claims, he will be entitled to a lump-sum termination payment within 30 days after the date of such termination in an amount equal to the sum of (a) three times the sum of his then-current annual base salary plus his target annual bonus for the fiscal year in which the termination date occurs, (b) the prorated portion of the target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (c) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the target bonus (the “prior year bonus”), if any. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Magnuson, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units), shall become fully vested and exercisable. With respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units), Mr. Magnuson will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest. Further, termination of Mr. Magnuson as an employee of our general partner or operating partnership will not automatically affect his status as a director or as the Chairman of our general partner’s Board.

Mr. Magnuson’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Magnuson will be subject to the severance provisions described in the preceding paragraph.

Mr. Magnuson is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and our general partner will not be required to make the gross-up payment.

Mr. Magnuson’s employment agreement contains confidentiality provisions which apply indefinitely and fiduciary duty provisions that will apply during the term of his employment.

Definitions

As used in the employment agreements of each of the named executive officers, “cause” shall generally mean the occurrence of any one or more of the following events:

•

With respect to Messrs. Foust, Stein, Crosby and Magnuson: (i) willful and continued failure to substantially perform the executive’s duties with our general partner (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) willful commission of an act of fraud or dishonesty resulting in economic or financial injury to our general partner or its subsidiaries or affiliates; (iii) conviction of, or entry of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (iv) willful breach by the executive of any fiduciary duty owed to our general partner which results in economic or other injury to our general partner or its subsidiaries or affiliates; (v) willful and gross misconduct in the performance of the executive’s duties that results in economic or other injury to our general partner or its subsidiaries or affiliates; (vi) willful and material breach of the restrictive covenants set forth in the employment agreement; or (vii) material breach by the executive of any of his other obligations under the employment agreement. Solely with respect to Messrs. Foust and Magnuson, each of their employment agreements provides that in the event of a termination of employment by our general partner (other than by reason of death or disability or pursuant to clause (iii) of this paragraph) on or within one year after a change in control or within the six month period immediately preceding a “change in control” in connection with such change in control, it shall be presumed that such termination was effected by our general partner other than for cause unless the contrary is established by our general partner.

•

With respect to Mr. Peterson: (i) willful and gross misconduct which materially injures the general reputation of any member of our general partner or interferes with contracts or operations of any member of our general partner; (ii) conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iii) fraud, misrepresentation, or breach of trust by him in the course of his employment which adversely affects any member of our general partner; (iv) willful and gross misconduct in the performance of his duties hereunder that results in economic or other injury to our general partner or its subsidiaries or affiliates; (v) a material breach of the restrictive covenants set forth in the employment agreement; or (vi) a material breach by him of any of his obligations under the employment agreement.

As used in the employment agreements of Messrs. Foust, Stein, Crosby and Magnuson, “disability” shall mean a disability that qualifies or, had the executive been a participant, would qualify him to receive long-term disability payments under our general partner’s group long-term disability insurance plan or program, as it may be amended from time to time.

As used in the employment agreements of Messrs. Foust, Stein, Crosby and Magnuson, “good reason” shall generally mean the occurrence of any one or more of the following events without the executive’s prior written consent, along with our general partner’s failure to cure within 30 days after the receipt of notice thereof:

•

With respect to Messrs. Foust, Stein and Crosby: (i) assignment of any duties materially inconsistent with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by our general partner which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by our general partner; (ii) reduction in the case of Mr. Foust, and material reduction in the case of Messrs. Stein and Crosby, of annual base salary or bonus opportunity, each as in effect on the date of the employment agreement or as the same may be increased from time to time; (iii) the relocation of our offices at which the executive is principally employed to a location more than 45 miles from such location, or our general partner’s requiring him to be based at a location more than 45 miles from such principal place of employment, except for required travel on company business; or (iv) failure to obtain a satisfactory agreement from any successor to assume and agree to perform our general partner’s obligations under the employment agreement.

•

With respect to Mr. Magnuson: (i) assignment of any duties materially inconsistent with those duties or responsibilities as contemplated by the employment agreement, or any other action by our general partner which results in a material diminution in his position, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the; (ii) reduction of annual base compensation or bonus opportunity, each as in effect on the date of the employment agreement or as the same may be increased from time to time; (iii) the relocation of our offices at which he is principally employed to a location more than 45 miles from such location, or our general partner’s requiring him to be based at a location more than 45 miles from such principal place of employment, except for required travel on company business; (iv) failure to obtain a satisfactory agreement from any successor to assume and agree to perform our general partner’s obligations under the employment agreement; or (v) the failure of our general partner’s stockholders to re-elect him to the Board (other than by reason of his choosing not to stand for re-election), or our general partner’s (or a successor’s) removal of him from, or failure to nominate him to, the Board (unless cause exists for such removal or failure).

As used in the employment agreements of each of the named executive officers, “change in control” means the occurrence of any of the following events:

•

the acquisition, directly or indirectly, by any person or group of beneficial ownership of securities entitled to vote generally in the election of directors (referred to as voting securities) that represent 35% or more of the combined voting power of our general partner’s then outstanding voting securities, subject to certain exceptions;

•

individuals who, as of the date of the closing of our general partner’s initial public offering constitute the Board cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election by our general partner’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the incumbent Board will be considered as though such individual were a member of the incumbent Board;

•

our general partner’s consummation (whether directly or indirectly through one or more intermediaries) of a merger, consolidation, reorganization or business combination or a sale or other disposition of all or substantially all of its assets or the acquisition of assets or stock of another entity, in each case, other than a transaction;

•

which results in our general partner’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of our general partner or the person that, as a result of the transaction, controls, directly or indirectly, our general partner or owns, directly or indirectly, all or substantially all of our general partner’s assets or otherwise succeeds to our general partner’s business) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•

after which no person or group, other than Global Innovation Partners, LLC or CALPERS, or any affiliate thereof, beneficially owns voting securities representing 35% or more of the combined voting power of the successor entity; or

•	approval by our general partner’s stockholders of our general partner’s liquidation or dissolution.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael F. Foust,	5,683	5,317	—	$41.73	05/02/17	126,290	$6,349,861	112,608	—
Chief Executive Officer
A. William Stein,	5,683	5,317	—	41.73	05/02/17	75,488	3,795,537	56,304	—
Chief Financial Officer, Chief Investment Officer and Secretary
Scott E. Peterson,	5,683	5,317	—	41.73	05/02/17	31,464	1,582,010	52,551	—
Senior Vice President, Acquisitions
Christopher J. Crosby, Jr.,	834	9,167	—	20.37	11/08/15	56,380	2,834,786	65,688	—
Senior Vice President, Corporate Development	11,366	10,634	—	41.73	05/02/17
Richard A. Magnuson,	125,263	—	—	12.00	10/28/14	—	—	112,608	—
Chairman

(1)	Represents long-term incentive units in the operating partnership. Each award will vest with respect to 20% of the long-term incentive units subject thereto on each of the first and second anniversaries of the date of grant, and with respect to 30% of the long-term incentive units subject thereto on each of the third and fourth anniversaries of the date of grant.
(2)	Based on the closing market price of our general partner’s common stock on December 31, 2009 (the last trading day of the 2009 fiscal year) of $50.28 per share.

(3)	Represents class C profits interest units in the operating partnership granted in 2007. The vesting of such class C profits interest units depends on satisfaction of the performance condition at the second measurement date and the other factors described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2007 Outperformance Awards.”
(4)	Represents a zero payout value for the class C profits interest units issued in 2007, assuming the measurement date for determining satisfaction of the performance condition was December 31, 2009. On May 1, 2010, we determined that 613,485 of the Class C Units granted in 2007 satisfied the market condition on the second measurement date (May 1, 2010), with the value of these units equal to the maximum amount of the award pool payable pursuant to the 2007 Grant on the second measurement date. Of the Class C Units that satisfied the market condition on May 1, 2010, 60% vested on May 1, 2010 and the remaining 40% are scheduled to vest ratably each month thereafter for 24 months.

Option Exercises and Stock Vested

The following table discloses the number of options exercised by the named executive officers during 2009, and the value realized by these officers on exercise. The following table also discloses the number of long-term incentive units and class C profits interest units which vested during 2009, and the value realized by these officers on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael F. Foust, Chief Executive Officer	31,316	$1,019,412	17,144	$559,224
A. William Stein, Chief Financial Officer, Chief Investment Officer and Secretary	36,312	1,100,092	9,912	321,415
Scott E. Peterson, Senior Vice President, Acquisitions	—	—	5,867	204,314
Christopher J. Crosby, Jr., Senior Vice President, Corporate Development	29,319	645,087	8,418	271,906
Richard A. Magnuson, Chairman	—	—	—	—

(1)	Value realized on exercise of stock options is calculated based on the difference between the per share closing market price of our general partner’s common stock on the date of exercise and the exercise price of such options.
(2)	Value realized on vesting of long-term incentive units is calculated based on the per share closing market price of our general partner’s common stock on the vesting dates of such units and assumes those units were exchanged for common stock and sold on that date.

Potential Payments upon Termination or Change in Control

The named executive officers are entitled to certain benefits upon a change in control of our general partner, including that all long-term incentive units (other than certain performance-based vesting units) and stock options held by them will become fully vested and exercisable upon a change in control, even absent a termination of employment. In addition, class C profits interest units will vest to the extent that specified performance targets are satisfied at the time of the change in control. The named executive officers are also entitled to severance payments pursuant to the terms of their employment agreements, as set forth under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table —Employment Agreements” above.

The following table sets forth an estimate of the payments to be made to the named executive officers in the event any of the terminations described above or a change in control occurs, assuming that the triggering event took place on December 31, 2009.

Name	Without Cause or for Good Reason (without Change in Control)		Death or Disability		Without Cause or for Good Reason (with Change in Control)
Michael F. Foust,						(1)
Chief Executive Officer
Severance Payment	$5,359,500		$2,386,500		$5,359,500
Unvested Stock Options	45,460		45,460		45,460
Unvested Profits Interest Units	6,349,861		6,349,861		6,349,861
Class C Profits Interest Units	—	(2)	—	(2)	—	(2)
Health Insurance	12,233		—		12,233
280G Tax Gross-up Payment	—		—		2,230,913

A. William Stein,
Chief Financial Officer, Chief Investment Officer and Secretary
Severance Payment	$775,567		$1,162,133		$2,094,567
Unvested Stock Options	—		45,460		45,460
Unvested Profits Interest Units	—		3,795,537		3,795,537
Class C Profits Interest Units	—		—	(2)	—
Health Insurance	—		—		15,676
280G Tax Gross-up Payment	—		—		865,371

Scott E. Peterson,
Senior Vice President, Acquisitions
Severance Payment	$338,111	(3)	—		$676,221	(3)
Unvested Stock Options	—		—		45,460
Unvested Profits Interest Units	—		—		1,582,010
Class C Profits Interest Units	—		—		—

Christopher J. Crosby, Jr.,
Senior Vice President, Corporate Development
Severance Payment	$702,892		$1,136,683		$1,839,575
Unvested Stock Options	—		365,106		365,106
Unvested Profits Interest Units	—		2,834,786		2,834,786
Class C Profits Interest Units	—		—	(2)	—
Health Insurance	—		—		18,262
280G Tax Cutback Amount	—		—		(116,570	)(4)

Richard A. Magnuson,						(1)
Chairman
Severance Payment	$1,930,240		$857,480		$1,930,240
Unvested Stock Options	—		—		—
Unvested Profits Interest Units	—		—		—
Class C Profits Interest Units	—	(2)	—	(2)	—	(2)
280G Tax Gross-up Payment	—		—		726,808

(1)	Pursuant to the executive’s employment agreement, this includes a resignation by the executive for any reason on or within 30 days after the six month anniversary of a “change in control” (as defined in our general partner’s Incentive Award Plan).
(2)	Pursuant to the executive’s employment agreement, the executive will continue to be deemed a “service provider” under all performance-based vesting awards, including the 2007 class C profits interest units, until all such awards that ultimately satisfy their performance conditions, if any, vest. Table assumes no further vesting of the 2007 class C profits interest units subsequent to December 31, 2009. Determination of the number and value of class C units that meet the performance condition is subject to calculation by our Compensation Committee based on numerous factors and considerations. For purposes of this table, our general partner has assumed that none of the class C units met the performance condition assuming a termination as a result of a change of control as of December 31, 2009. Our general partner will need to include the value of any class C units that satisfy the performance condition in connection with calculating any gross-up payment it is required to make upon the termination of an executive, and these amounts may be significant. For a discussion of how the Compensation Committee will calculate the number of class C units that will meet the performance condition, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2007 Outperformance Awards.”

(3)	Mr. Peterson’s employment agreement does not provide for any benefits upon termination by Mr. Peterson “for good reason.”
(4)	Pursuant to the terms of Mr. Crosby’s employment agreement, the tax gross-up payment to which Mr. Crosby is entitled may be reduced if a reduction in the payments to him upon a change of control of 10% or less would render the excise tax inapplicable. Accordingly, our general partner estimates that Mr. Crosby’s payments upon a change of control on December 31, 2009 would have been reduced by $116,570 had the triggering event took place on December 31, 2009.

2010 Salary and Bonus Targets

In February 2010, the Compensation Committee set the following salaries for the named executive officers. The 2010 salaries became effective March 1, 2010, except with respect to Mr. Crosby whose salary became effective retroactive to January 1, 2010.

Name	2010 Salary
Michael F. Foust	$700,000
A. William Stein	445,000
Scott E. Peterson	350,940
Christopher J. Crosby	300,000
Richard A. Magnuson	215,280

The Compensation Committee increased Mr. Stein’s target bonus amount to 100% of base salary, subject to amendment of his employment agreement. In addition, the Compensation Committee fixed Mr. Crosby’s target bonus amount at 75%, subject to amendment of his employment agreement. Target and maximum bonus amounts were not changed for Mr. Foust, Mr. Peterson and Mr. Magnuson.

For 2010, based on the recommendations of management, a review of our general partner’s business plan and the analysis provided by the Compensation Committee’s compensation consultant, the Compensation Committee established financial and operating goals and organizational development goals for each named executive officer. The financial and operating goals include FFO, financing objectives, acquisitions targets, leasing and marketing objectives and operations objectives. For the purpose of determining bonuses, the Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determined to be non-recurring to give a more accurate picture of our general partner’s annual performance.

The organizational development goals for 2010 include the achievement of certain organizational targets, leadership, development and motivation of employees to achieve high performance and to focus on company goals, and the fostering of cross-organizational teamwork. The operations objectives for 2010 include integration of the customer service organization into Europe, reduction of the cost of certain national contracts and transfer of the West region property management in house by year end. The operations objectives for 2010 also include meeting or exceeding property level operating budgets, meeting or exceeding a portfolio level gross operating margin target and the achievement of tenant retention goals.

The specific financial and operating goals and organizational development goals for each named executive officer were established by the Compensation Committee based on their areas of responsibility. Mr. Foust’s bonus will be based 70% on financial and operating goals and 30% on organizational development goals. Mr. Stein’s bonus will be based 85% on financial and operating goals and 15% on organizational development goals. Mr. Peterson’s bonus will be based 80% on financial and operating goals and 20% on organizational development goals. Mr. Crosby’s bonus will be based 80% on financial and operating goals and 20% on organizational development goals. Mr. Magnuson’s bonus will be based on the same criteria, however, the percentages for each category were not specified.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our general partner uses a combination of cash and equity-based incentive compensation to attract and retain qualified non-employee director candidates to serve on its Board. In setting non-employee director compensation, our general partner considers the significant amount of time that directors spend in fulfilling their duties to our general partner as well as the skill level our general partner requires of members of its Board.

Compensation of Directors

On October 27, 2009, our general partner’s Board approved certain changes to its director compensation program. Each of our general partner’s directors who is not an employee of our general partner or any of its subsidiaries receives an annual cash retainer of $40,000 for services as a director. Directors receive annual fees for service on the following committees, in addition to the foregoing retainer of $40,000: Audit Committee ($7,500), Compensation Committee ($5,000) and Nominating and Corporate Governance Committee ($2,500). The director who serves as the chair of the Audit Committee receives an additional annual retainer of $15,000; the director who serves as the chair of the Compensation Committee receives an additional annual retainer of $10,000; and the director who serves as the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors are reimbursed separately for out-of-pocket expenses incurred while performing their duties.

Prior to October 27, 2009, each of our general partner’s directors who was not an employee of our general partner or any of its subsidiaries received an annual fee of $25,000 for services as a director and received $1,500 for each meeting attended in person and $750 for each meeting attended telephonically. Directors who served on the Audit, Nominating and Corporate Governance and/or Compensation Committees received a fee of $1,000 for each committee meeting attended in person and $750 for each committee meeting attended telephonically. The director who served as the chair of the Audit Committee received an additional annual retainer of $15,000; the director who served as the chair of the Compensation Committee received an additional annual retainer of $7,500; and the director who served as the chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $5,000.

Directors who are also our general partner’s employees or employees of any of its subsidiaries do not receive compensation for their services as directors.

Our general partner’s Incentive Award Plan was amended on October 27, 2009 to provide for new formula grants of long-term incentive units to non-employee directors as follows:

•

Pro Rata Grant. Commencing after the 2009 Annual Meeting of Stockholders, each person who first becomes a non-employee director on a date other than the date of an annual meeting of stockholders will, on the date of such person first becoming a non-employee director, be granted a number of long-term incentive units equal to the product of (A) the quotient obtained by dividing (x) $70,000 by (y) the fair market value of a share of common stock on such date, multiplied by (B) the quotient obtained by dividing (x) 12 minus the number of months that have elapsed since the immediately preceding annual meeting of stockholders, by (y) 12. The award will be fully vested on the date of grant.

•

Annual Grant. Commencing as of the 2010 Annual Meeting of Stockholders, each person who first becomes a non-employee director at such annual meeting and each person who otherwise continues to be a non-employee director immediately following such annual meeting will, on the date of such annual meeting, be granted a number of long-term incentive units equal to the quotient obtained by dividing (x) $70,000 by (y) the fair market value of a share of common stock on the date of such annual meeting. The award will be fully vested on the date of grant.

In addition, effective for any grant of long-term incentive units to a non-employee director after the 2009 Annual Meeting of Stockholders, the director may elect in advance to receive in lieu thereof an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units. If a non-employee director does not qualify as an “accredited investor” within the meaning of Regulation D of the Securities Act, on the date of any grant of long-term incentive units to such director, then the director will not receive such grant of long-term incentive units, and in lieu thereof will automatically be granted an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units.

Prior to the October 27, 2009 amendment, our general partner’s Incentive Award Plan provided for formula grants of long-term incentive units to non-employee directors as follows:

•

Each person who was a non-employee director as of the date of the pricing of our general partner’s initial public offering in 2004 (the “pricing date”) was granted 6,448 fully vested long-term incentive units on that date. Pursuant to the terms of the Incentive Award Plan, each person who was a non-employee director as of the pricing date will automatically be granted 1,000 long-term incentive units on the date of each annual meeting of stockholders after the date of our general partner’s initial public offering at which the director is re-elected to our general partner’s Board, commencing with the third annual meeting after the date of its initial public offering. Pursuant to the terms of the Incentive Award Plan, each person who is initially elected to our general partner’s Board after the pricing date and who is a non-employee director at the time of his or her initial election will automatically be granted (i) 6,448 fully vested long-term incentive units on the date of the initial election and (ii) 1,000 long-term incentive units on the date of each annual meeting of stockholders after the initial election at which the director is re-elected to our general partner’s Board, commencing with the third annual meeting after the initial election. If a non-employee director does not qualify as an “accredited investor” within the meaning of Regulation D of the Securities Act on the date of any grant of long-term incentive units to the director, then he or she will not receive a grant of long-term incentive units, and instead will automatically be granted an equivalent number of shares of our general partner’s common stock at a per share purchase price equal to the par value of the stock, and subject to the same vesting schedule as would have applied to the corresponding grant of long-term incentive units.

•

All initial grants of long-term incentive units awarded to non-employee directors as described above will be vested in full as of the date of grant. On May 5, 2008, our general partner’s Incentive Award Plan was amended to provide that, effective for all subsequent annual grants awarded to non-employee directors on or after the fourth annual meeting of our general partner’s stockholders following our general partner’s initial public offering, each award will vest with respect to 20% of the long-term incentive units subject thereto on each of the first and second anniversaries of the date of grant, and with respect to 30% of the long-term incentive units subject thereto on each of the third and fourth anniversaries of the date of grant. Any subsequent annual grants made prior to the amendment will continue to vest with respect to 20% of the long-term incentive units subject thereto on the first anniversary of the grant date and with respect to an additional 1/60th of the long-term incentive units subject thereto on each monthly anniversary thereafter.

•

Effective for any grant of long-term incentive units to a non-employee director on or after the 2009 Annual Meeting of Stockholders, the director was entitled to elect in advance to receive in lieu thereof an equivalent number of shares of restricted stock, subject to the same vesting schedule as would have applied to the corresponding grant of long-term incentive units.

The table below summarizes the compensation our general partner paid to non-employee directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Laurence A. Chapman	$28,750	$36,600	—	—	N/A	$3,194	$68,544
Kathleen Earley	24,625	36,600	—	—	N/A	3,194	64,419
Ruann F. Ernst, Ph.D.	28,250	36,600	—	—	N/A	3,194	68,044
Dennis E. Singleton	24,625	36,600	—	—	N/A	3,194	64,419
Robert H. Zerbst	10,000	35,019	—	—	N/A	—	45,019

(1)	The amounts in this column represent the full grant date fair value of long-term incentive units granted during 2009 in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2009, refer to Note 9 to our general partner’s consolidated financial statements for the fiscal year ended December 31, 2009, included in our general partner’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	As of December 31, 2009, the following number of shares of common stock are issuable upon redemption of outstanding long-term incentive units held by our non-employee directors as of December 31, 2009: Mr. Chapman, 1,284; Ms. Earley, 2,684; Ms. Ernst, 3,000; Mr. Singleton, 9,448; and Mr. Zerbst, 771.
(3)	Reflects distributions on unvested long-term incentive units and restricted stock. Excludes distributions on vested long-term incentive units.

Stock Ownership Guideline

Effective 2009, our general partner’s Board adopted guidelines encouraging each director to hold shares of our general partner’s stock, which may include long-term incentive units in the operating partnership, in an amount equal to 2.5 times the aggregate number of shares and units granted to such director pursuant to the Incentive Award Plan during the preceding fiscal year, and to achieve this ownership level by the sixth year of such director’s Board membership. This guideline is non-binding and the number of shares of our general partner’s stock owned by any director is a personal decision.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

200 Paul Avenue and 1100 Space Park Drive Contribution Agreement

In connection with the consummation of our general partner’s initial public offering, the operating partnership entered into a contribution agreement with San Francisco Wave Exchange, LLC, Santa Clara Wave Exchange, LLC and Exchange Colocation, LLC, referred to below as the eXchange parties, pursuant to which the eXchange parties contributed their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities to the operating partnership in exchange for cash, units and the assumption of debt.

Under the eXchange parties’ contribution agreement, we agreed to indemnify each eXchange party against adverse tax consequences in the event the operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions consummated concurrently with our general partner’s initial public offering. These tax indemnities do not apply to the disposition of a restricted property pursuant to a transaction described in Section 721, 1031 or 1033 of the Code, or other applicable non-recognition provision under the Code.

Under the eXchange parties’ contribution agreement, we also agreed to make $17.8 million of indebtedness available for guaranty by these parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the units issued to them in the formation transactions consummated concurrently with our general partner’s initial public offering.

Registration Rights

We have granted those persons who received units in the formation transactions, including Cambay Tele.com, LLC and Wave Exchange, LLC (affiliates of the eXchange parties), certain registration rights with respect to the shares of our general partner’s common stock that may be acquired by them in connection with the exercise of the redemption/exchange rights under the partnership agreement of the operating partnership. These registration rights require our general partner to use its commercially reasonable efforts to keep effective a “shelf” registration statement covering all such shares of common stock. In addition, Cambay Tele.com, LLC and Wave Exchange, LLC have the right, on one occasion, to require our general partner to undertake a “demand” registration.

tel(x) Agreements

In December 2006, we entered into ten leases with tel(x), in which tel(x) provides enhanced meet-me-room services to customers, and during 2008 we entered into two turn-key datacenter leases with tel(x). tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, our general partner’s Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our consolidated statements of operations include rental revenues of approximately $20.6 million from tel(x) for the year ended December 31, 2009. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. We also entered into an agreement with tel(x), effective as of December 1, 2006, with respect to percentage rent arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Percentage rent earned during the year ended December 31, 2009 amounted to approximately $1.5 million. In addition, in connection with the lease agreements, we entered into a management agreement with tel(x), effective as of December 1, 2007, pursuant to which tel(x) agreed to provide us with certain management services in exchange for a management fee of one percent of rents actually collected by tel(x).

Indemnification Agreements

The operating partnership is managed by our general partner, our sole general partner. This sections reflects information with respect to the directors and executive officers of our general partner.

Our general partner has entered into indemnification agreements with all of the named executive officers and other executive officers and with each of our general partner’s directors that obligate our general partner to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•

If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our general partner, by reason of such director’s or executive officer’s status as a director, officer or employee of our general partner, our general partner must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•

If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our general partner to procure a judgment in our general partner’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our general partner, our general partner must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•

the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or services;

provided, however, that our general partner will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to our general partner with respect to such proceeding.

•	Upon application of a director or executive officer of our general partner to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines that such director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporation Law (the “MGCL”), in which case the director or executive officer shall be entitled to recover from our general partner the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL;

provided, however, that our general partner’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our general partner or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•

Notwithstanding, and without limiting any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our general partner, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, our general partner must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•

Our general partner must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes our general partner with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our general partner has been met and a written undertaking to reimburse our general partner if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•

Our general partner must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to our general partner.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Independence

New York Stock Exchange, or NYSE, listing standards require NYSE-listed companies, such as our general partner, to have a majority of independent board members and a nominating and corporate governance committee, compensation committee and audit committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a director is not independent if:

(i) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;

(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) (A) the director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(iv) the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board of our general partner by resolution has affirmatively determined that, based on the standards set forth in NYSE rules and our corporate governance documents, all of the directors elected to our general partner’s Board at the 2010 Annual Meeting are independent, except for Messrs. Magnuson and Foust.

ITEM 8.	LEGAL PROCEEDINGS

In the ordinary course of our business, we may become subject to tort claims, breach of contract and other claims and administrative proceedings. As of March 31, 2010, we were not a party to any legal proceedings which we believe would have a material adverse effect on us.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established trading market for the common units of limited partnership. As of June 17, 2010, there were 35 holders of record of common units, including our general partner.

The following table sets forth, for the periods indicated, the distributions we declared with respect to the periods indicated.

Distributions Declared
First Quarter 2008	$0.31000
Second Quarter 2008	$0.31000
Third Quarter 2008	$0.31000
Fourth Quarter 2008	$0.33000

First Quarter 2009	$0.33000
Second Quarter 2009	$0.33000
Third Quarter 2009	$0.36000
Fourth Quarter 2009	$0.45000

First Quarter 2010	$0.48000
Second Quarter 2010	$0.48000

We currently intend to continue to make regular quarterly distributions to holders of our common units. Any future distributions will be declared at the discretion of the board of directors of our general partner, our general partner, and will depend on our actual cash flow, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as the board of directors may deem relevant.

As of June 17, 2010, there were (i) no common units subject to outstanding options or warrants; (ii) 20,794,455 preferred units which were convertible into 11,975,559 common units; (iii) 794,130 common units issuable upon redemption of outstanding vested long-term incentive units (including class C units) issued under our general partner’s incentive award plan; (iv) 546,907 common units issuable upon redemption of outstanding unvested long-term incentive units (excluding class C units) issued under our general partner’s incentive award plan; (v) 227,446 common units potentially issuable upon redemption of outstanding unvested class C units; and (vi) 202,608 common units that relate to an equivalent number of shares of our general partner’s restricted common stock. As of June 17, 2010, there were 5,539,032 common units which could be sold pursuant to Rule 144 under the Securities Act subject to other restrictions on transfer in the securities laws or in our partnership agreement; and no common units that had been, or were proposed to be, publicly offered by us. Generally common units may be transferred without the consent and approval of our general partner subject to certain limitations. See “Description of Registrant’s Securities to be Registered—Transferability of Interests.”

Equity Compensation Plan Table

The following table provides information with respect to our units and shares of our general partner’s common stock that may be issued under our existing equity compensation plan as of December 31, 2009.

Equity Compensation Plan Information

	(a)	(b)	(c)	(d)
Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options(1)	Number of shares of restricted Common Stock and Common Stock issuable upon redemption of outstanding long-term incentive units and class C units(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (c))(3)
Equity Compensation plans approved by stockholders	620,276	$30.63	1,908,465	4,070,534
Equity Compensation plans not approved by stockholders	—	—	—	—

(1)	The weighted-average remaining term is 6.44 years.
(2)	The number of unvested full-value awards is 1,306,837. Full-value awards are comprised of restricted stock, long-term incentive units and class C units.
(3)	Includes shares available for future restricted stock grants and shares issuable upon redemption of long-term incentive units available to be granted under the 2004 Incentive Award Plan.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

Debt Securities

5.875% Notes due 2020

On January 28, 2010, we issued $500.0 million in aggregate principal amount of our 5.875% Notes due 2020 to Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as representatives of the several initial purchasers. The purchase price paid by the initial purchasers was 98.296% of the principal amount thereof. The terms of the notes are governed by an indenture, dated as of January 28, 2010, by and among us, as issuer, Digital Realty Trust, Inc., as guarantor, and Wilmington Trust FSB, as trustee. We offered and sold the notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transaction did not involve a public offering. The initial purchasers then sold the notes to qualified institutional buyers within the United States pursuant to the exemption from registration provided by Rule 144A under the Securities Act, and to non-United States persons outside the United States pursuant to the exemption from registration provided by Regulation S under the Securities Act.

Prudential Shelf Facility

On July 24, 2008, we closed the sale of $25.0 million in aggregate principal amount of our senior unsecured term notes, which we refer to as the series A notes, to Prudential Investment Management, Inc. and certain of its affiliates, or, collectively, Prudential, pursuant to the Note Purchase and Private Shelf Agreement dated July 24, 2008 among us, Digital Realty Trust, Inc. and the other guarantors party thereto, which we refer to as the Prudential shelf facility. The series A notes have an interest-only rate of 7.00% per annum and a three-year maturity. We offered and sold the series A notes to Prudential in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transaction did not involve a public offering.

On November 20, 2008, we closed the sale of an additional $33.0 million in aggregate principal amount of our senior unsecured term notes, which we refer to as the series B notes, to Prudential pursuant to the Prudential shelf facility. The series B notes have an interest-only rate of 9.32% per annum and a five-year maturity. We offered and sold the series B notes to Prudential in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transaction did not involve a public offering.

On January 6, 2009, we closed the sale of an additional $25.0 million in aggregate principal amount of our senior unsecured term notes, which we refer to as the series C notes, to Prudential pursuant to the Prudential shelf facility. The series C notes have an interest-only rate of 9.68% per annum and a seven-year maturity. We offered and sold the series C notes to Prudential in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transaction did not involve a public offering.

On January 20, 2010, we closed the sale of an additional $100.0 million in aggregate principal amount of our senior unsecured term notes to Prudential pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. We offered and sold the series D and series E notes to Prudential in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transactions did not involve a public offering.

On February 3, 2010, we closed the sale of an additional $17.0 million in aggregate principal amount of our senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We offered and sold the series F notes to Prudential in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transaction did not involve a public offering.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, we issued $266.4 million in aggregate principal amount of our 5.50% Exchangeable Senior Debentures due 2029, including $6.4 million in aggregate principal amount of debentures to cover over-allotments. The terms of the debentures are governed by an indenture, dated as of April 20, 2009, by and among us, as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee. The purchase price paid by the initial purchasers was 97.25% of the principal amount thereof, and the Initial Purchasers received discounts and commissions in an aggregate amount of approximately $7.3 million in connection with the issuance and sale of the debentures. We offered and sold the debentures to the initial purchasers of the debentures in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the transaction did not involve a public offering. The initial purchasers then sold the debentures to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

Equity Securities

Common Units

During the past three years, we have issued partnership units in private placements in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, in the amounts and for the consideration set forth below:

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During the three-year period ending June 17, 2010, our general partner has issued an aggregate of 610,952 shares of its common stock upon the exercise of stock options. Our general partner contributed the proceeds of approximately $14.8 million to us in exchange for an aggregate of 610,952 common units, as required by our partnership agreement.

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During the three-year period ending June 17, 2010, our general partner has issued, net of forfeitures, an aggregate of 305,330 shares of its common stock in connection with restricted stock awards for no cash consideration. For each share of common stock issued by our general partner in connection with such an award, we issued a restricted common unit to our general partner. As of June 17, 2010, we had issued an aggregate of 305,330 units to our general partner, as required by our partnership agreement.

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On June 14, 2010, our general partner issued 1,160,950 restricted shares of its common stock to us, and we delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965 in exchange for $36,960,000 in aggregate principal amount of our 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay pursuant to an exchange agreement, dated June 14, 2010, by and among us, our general partner and Hudson Bay. Our general partner contributed the shares to us in exchange for 1,160,950 common units. The shares were delivered to Hudson Bay in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as the sale of the shares did not involve a public offering and was made without general solicitation or advertising and Hudson Bay represented that, among other things, it was knowledgeable and experienced in financial and business matters so as to be capable of evaluating the merits and risks of investment in the shares, it was afforded full access to information regarding our business, including reports filed with the SEC, it was acquiring the shares for its own account, it understood that the shares are subject to restrictions on transfer and that it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

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On June 11, 2010, we delivered 682 shares of our general partner’s common stock to HBK Master Fund L.P., or HBK, to settle the net share amount related to the exchange by HBK of $50,000 in aggregate principal amount of our 4.125% Exchangeable Senior Debentures due 2026. The general partner contributed the shares to us in exchange for 682 common units. The shares were delivered to HBK in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act as, among other things, the sale of the shares did not involve a public offering and was made without general solicitation or advertising and HBK represented that it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

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On June 8, 2010, our general partner sold 6,000,000 shares and an additional 900,000 shares pursuant to the over-allotment option to Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters. Our general partner contributed the net proceeds from this offering of approximately $377.1 million after deducting estimated offering costs to us in exchange for 6,900,000 common units. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-158958).

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On February 13, 2009, our general partner sold 2,500,000 shares to Credit Suisse Securities (USA) LLC. Our general partner contributed the net proceeds from this offering of approximately $83.3 million after deducting offering costs to us in exchange for 2,500,000 common units. The shares were offered and sold under a prospectus supplement and related prospectus filed with the SEC pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-132980).

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On July 21, 2008, our general partner sold 5,000,000 shares and an additional 750,000 shares pursuant to the over-allotment option to Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters. Our general partner contributed the net proceeds from this offering of approximately $211.6 million after deducting offering costs to us in exchange for 5,750,000 common units. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to our general partner’s shelf registration statement on Form S-3 (File No. 333-132980).

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On October 22, 2007, our general partner sold 3,500,000 shares and an additional 525,000 shares pursuant to the over-allotment option to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters. Our general partner contributed the net proceeds from this offering of approximately $150.4 million after deducting offering costs to us in exchange for 4,025,000 common units. The shares are being offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-132980).

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As of June 17, 2010, holders of 45 shares of our general partner’s series C cumulative convertible preferred stock exercised their right to convert such series C preferred shares into our general partner’s common stock and received 23 shares of our general partner’s common stock. In connection with this conversion, we issued 23 common units to our general partner in exchange for 45 series C cumulative convertible preferred units.

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As of June 17, 2010, holders of 5,500 shares of our general partner’s series D cumulative convertible preferred stock exercised their right to convert such series D preferred shares into our general partner’s common stock and received 3,274 shares of our general partner’s common stock. In connection with this conversion, we issued 3,274 common units to our general partner in exchange for 5,500 series D cumulative convertible preferred units.

For all issuances of units to our general partner, we relied on our general partner’s status as a publicly traded NYSE-listed company with over $4 billion in total consolidated assets and as our majority owner and general partner as the basis for the exemption under Section 4(2) of the Securities Act.

Preferred Units

On February 6, 2008, our general partner sold 13,800,000 shares of its 5.500% series D cumulative convertible preferred stock to Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC. Our general partner contributed the net proceeds from this offering of approximately $333.6 million after deducting offering costs to us in exchange for 13,800,000 series D cumulative convertible preferred units. We issued the preferred units to our general partner in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The shares of our general partner’s 5.500% series D cumulative convertible preferred stock are convertible into our general partner’s common stock at a conversion rate that is, as of June 11, 2010, 0.6030 shares of common stock per $25.00 liquidation preference and is subject to periodic adjustment.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is only a summary of certain terms and provisions of our Eighth Amended and Restated Agreement of Limited Partnership, which we refer to as the partnership agreement, and is subject to, and qualified in its entirety by, the partnership agreement, a copy of which is filed as an exhibit to this Registration Statement.

Voting Rights

Under the partnership agreement, our general partner exercises exclusive and complete responsibility and discretion in our day-to-day management and control, can cause us to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions, and may not be removed as general partner by the limited partners. Our limited partners do not have voting rights relating to our operation and management, except in connection with matters, as described more fully below, involving amendments to our partnership agreement and transfers of our general partner’s interest.

Our limited partners expressly acknowledged that Digital Realty Trust, Inc., as our general partner, is acting for the benefit of us, our limited partners and Digital Realty Trust, Inc.’s stockholders collectively. Neither Digital Realty Trust, Inc. nor its board of directors is under any obligation to give priority to the separate interests of our limited partners or Digital Realty Trust, Inc.’s stockholders in deciding whether to cause us to take or decline to take any actions. If there is a conflict between the interests of Digital Realty Trust, Inc.’s stockholders on one hand and our limited partners on the other, Digital Realty Trust, Inc. will endeavor in good faith to resolve the conflict in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or our limited partners; provided, however, that for so long as Digital Realty Trust, Inc. owns a controlling interest in us, any conflict that cannot be resolved in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or our limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders. Digital Realty Trust, Inc. is not liable under our partnership agreement to us or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that it has acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, Digital Realty Trust, Inc., as general partner, may not voluntarily withdraw from us, or transfer or assign all or any portion of its interest in us, without the consent of the holders of a majority of our limited partnership interests. Any transfer of units by our limited partners, except to immediate family members, to a trust for the benefit of a charitable beneficiary, to a lending institution as collateral for a bona fide loan or to an affiliate or member of such limited partner, will be subject to a right of first refusal by Digital Realty Trust, Inc. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by Digital Realty Trust, Inc., as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner) holding a majority of all outstanding units held by limited partners. As general partner, Digital Realty Trust, Inc. has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to Digital Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

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reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Digital Realty Trust, Inc., as general partner, to maintain its status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner), Digital Realty Trust, Inc., as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

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enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with its role as our general partner and its operation as a REIT;

•	acquire an interest in real or personal property other than through us;

•	withdraw from us or transfer any portion of its general partnership interest; or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Our general partner, as the sole holder of our series A preferred units, series B preferred units, series C preferred units and series D preferred units, receives distributions from us with respect to such preferred units in order to make the distributions to series A preferred stockholders, series B preferred stockholders, series C preferred stockholders and series D preferred stockholders of Digital Realty Trust, Inc.

Redemption/Exchange Rights

Limited partners have the right to require us to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of Digital Realty Trust, Inc. common stock at the time of the redemption. Alternatively, Digital Realty Trust, Inc. may elect to acquire those units in exchange for shares of Digital Realty Trust, Inc. common stock. Digital Realty Trust, Inc.’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Digital Realty Trust, Inc. presently anticipates that it will elect to issue shares of its common stock in exchange for units in connection with each redemption request, rather than having us redeem the units for cash. With each redemption or exchange, Digital Realty Trust, Inc.’s percentage ownership interest in us increases. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of Digital Realty Trust, Inc. common stock being issued, any person’s actual or constructive stock ownership would exceed Digital Realty Trust, Inc.’s ownership limits, or any other limit as provided in its charter or as otherwise determined by its board of directors.

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of Digital Realty Trust, Inc.’s outstanding common stock and $50.0 million in gross value (based on a unit value equal to the trailing ten-day daily price of Digital Realty Trust, Inc. common stock) and Digital Realty Trust, Inc. is eligible to file a registration statement on Form S-3 under the Securities Act, then it may also elect to redeem the units with the proceeds from a public offering or private placement of its common stock. In the event it elects this option, Digital Realty Trust, Inc. may require the other limited partners also to elect whether or not to participate. If it does so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash we would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of Digital Realty Trust, Inc. common stock, if exchanging the common units for shares of Digital Realty Trust, Inc. common stock would violate the ownership limits set forth in Digital Realty Trust, Inc.’s charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As our sole general partner, Digital Realty Trust, Inc. has the ability to cause us to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, Digital Realty Trust, Inc. may issue additional shares of its common stock or convertible securities, but only if it causes us to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities of us having designations, preferences and other rights, so that the economic interests of our interests issued are substantially similar to the economic interests of the securities that Digital Realty Trust, Inc. has issued.

Tax Matters

Digital Realty Trust, Inc. is our tax matters partner and, as such, it has authority to make tax elections under the Code on our behalf.

Allocations of Net Income and Net Losses to Partners

Our net income will generally be allocated to Digital Realty Trust, Inc. to the extent of the accrued preferred return on its preferred units, and then to Digital Realty Trust, Inc., as general partner, and our limited partners in accordance with the respective percentage interests in the common units issued by us. Net loss will generally be allocated to Digital Realty Trust, Inc., as general partner, and our limited partners in accordance with the respective common percentage interests in us until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to Digital Realty Trust, Inc. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

In addition, Digital Realty Trust, Inc. may from time to time issue long-term incentive units, which are also referred to as profits interest units, to persons who provide services to us for such consideration or for no consideration as it may determine to be appropriate, and admit such persons as our limited partners. The long-term incentive units are similar to our common units in many respects and rank pari passu with our common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

We may also from time to time issue class C profits interest units, or class C units, to persons who provide services to us for such consideration or for no consideration as we may determine to be appropriate. If all applicable performance and other vesting conditions are satisfied with respect to a class C unit, the class C unit will be treated in the same manner as the long-term incentive units issued by us. Class C units are not entitled to quarterly distributions prior to the satisfaction of all applicable performance conditions. Class C units are subject to the same conditions as other long-term incentive units with respect to achieving full parity with common units.

Operations

The partnership agreement provides that Digital Realty Trust, Inc., as general partner, will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is our net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that we will assume and pay when due, or reimburse Digital Realty Trust, Inc. for payment of all costs and expenses relating to our operations, or for our benefit.

Termination Transactions

The partnership agreement provides that Digital Realty Trust, Inc. may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of its common stock, which we refer to as a termination transaction, unless in connection with a termination transaction:

(i)	it obtains the consent of the holders of at least 35% of our common units, long-term incentive units and class C units (including units held by it), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Digital Realty Trust, Inc. common stock into which each unit is then exchangeable, and

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the greatest amount of cash, securities or other property paid to the holder of one share of Digital Realty Trust, Inc. common stock in consideration of one share of Digital Realty Trust, Inc. common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Digital Realty Trust, Inc. common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of Digital Realty Trust, Inc. common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

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substantially all of the assets of the surviving entity are held directly or indirectly by us or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with us;

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the holders of common units, long-term incentive units and class C units own a percentage interest of the surviving partnership based on the relative fair market value of our net assets and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

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the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

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the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and Digital Realty Trust, Inc. common stock.

Term

We will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with our terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies Digital Realty Trust, Inc., as general partner, and its officers, directors, employees, agents and any other persons it may designate from and against any and all claims arising from our operations in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

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the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Digital Realty Trust, Inc., as our general partner, and its officers, directors, agents or employees, are not liable or accountable to us for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as Digital Realty Trust, Inc. acted in good faith.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The operating partnership is managed by our general partner. This section reflects information with respect to the directors and executive officers of our general partner.

Our general partner has entered into indemnification agreements with each of its executive officers and directors that obligate our general partner to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

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If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our general partner, by reason of such director’s or executive officer’s status as a director, officer or employee of our general partner, our general partner must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;.

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

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If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our general partner to procure a judgment in our general partner’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our general partner, our general partner must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

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the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that our general partner will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to our general partner with respect to such proceeding.

•	Upon application of a director or executive officer of our general partner to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines that such director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporation Law, or MGCL, in which case the director or executive officer shall be entitled to recover from our general partner the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our general partner’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our general partner or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•

Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our general partner, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, our general partner must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•

Our general partner must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes our general partner with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our general partner has been met and a written undertaking to reimburse our general partner if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Our general partner must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to our general partner.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of March 31, 2010 (unaudited) and December 31, 2009	92

Condensed Consolidated Income Statements for the three months ended March 31, 2010 and 2009 (unaudited)	93

Condensed Consolidated Statement of Capital and Comprehensive Income (Loss) for the three months ended March 31, 2010 (unaudited)	94

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited)	95

Notes to Condensed Consolidated Financial Statements	97

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	120

Consolidated Balance Sheets as of December 31, 2009 and 2008	121

Consolidated Statements of Operations for each of the years in the three-year period ended December 31, 2009	122

Consolidated Statements of Capital and Comprehensive Income (Loss) for each of the years in the three-year period ended December 31, 2009	123

Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 2009	124

Notes to Consolidated Financial Statements	126

Supplemental Schedule—Schedule III—Properties and Accumulated Depreciation	159

Notes to Schedule III—Properties and Accumulated Depreciation	162

Financial Statements Under Rule 3-14 of Regulation S-X (New England Portfolio)

Independent Auditors’ Report	163

Combined Statement of Revenue and Certain Expenses for the year ended December 31, 2009	164

Notes to the Combined Statement of Revenue and Certain Expenses	165

Financial Statements Under Rule 3-14 of Regulation S-X (Rockwood Capital/365 Main Portfolio)

Independent Auditors’ Report	167

Combined Statements of Revenue and Certain Expenses for the year ended December 31, 2009 and for the three months ended March 31, 2010 (unaudited)	168

Notes to the Combined Statements of Revenue and Certain Expenses for the year ended December 31, 2009 and for the three months ended March 31, 2010 (unaudited)	169

Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma Condensed Consolidated Financial Statements	173

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2010	174

Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2010 and for the year ended December 31, 2009	175

Notes to Pro Forma Condensed Consolidated Financial Statements	177

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit and per unit data)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments in real estate:
Properties:
Land	$400,787	$382,763
Acquired ground leases	2,695	2,767
Buildings and improvements	3,318,299	2,952,330
Tenant improvements	274,460	272,462

Total investments in properties	3,996,241	3,610,322
Accumulated depreciation and amortization	(502,141)	(459,521)

Net investments in properties	3,494,100	3,150,801
Investment in unconsolidated joint venture	7,282	6,392

Net investments in real estate	3,501,382	3,157,193
Cash and cash equivalents	50,809	72,320
Accounts and other receivables, net of allowance for doubtful accounts of $2,797 and $2,691 as of March 31, 2010 and December 31, 2009, respectively	54,090	46,086
Deferred rent	155,633	145,550
Acquired above market leases, net	33,745	25,861
Acquired in place lease value and deferred leasing costs, net	266,008	224,216
Deferred financing costs, net	23,294	21,073
Restricted cash	40,145	37,810
Other assets	22,480	14,950

Total assets	$4,147,586	$3,745,059

LIABILITIES AND CAPITAL
Revolving credit facility	$—	$205,547
Unsecured senior notes	200,000	83,000
5.875% notes due 2020, net of discount	491,589	—
4.125% exchangeable senior debentures due 2026, net of discount	166,859	165,834
5.50% exchangeable senior debentures due 2029	266,400	266,400
Mortgage loans	1,043,361	1,063,663
Accounts payable and other accrued liabilities	165,615	151,229
Accrued dividends and distributions	—	37,004
Acquired below market leases, net	91,034	69,311
Security deposits and prepaid rents	74,223	68,270

Total liabilities	2,499,081	2,110,258

Commitments and contingencies
Capital:
Partners’ capital:
General Partner:
4,140,000 Series A Cumulative Redeemable preferred units issued and outstanding, 2,530,000 Series B Cumulative Redeemable preferred units issued and outstanding, 6,999,955 Series C Cumulative Convertible preferred units issued and outstanding, 13,795,500 Series D Cumulative Convertible preferred units issued and outstanding, all with a $25.00 liquidation preference per preferred unit (liquidation preference of $686,636,375)	662,338	662,338
78,176,655 and 76,812,783 common units issued and outstanding, respectively	959,906	924,604
Limited partners, 4,235,549 common units, 1,010,088 profits interest units and 216,452 class C units outstanding as of March 31, 2010 and 4,360,549 common units, 842,096 profits interest units and 216,452 class C units outstanding as of December 31, 2009	60,361	60,875
Accumulated other comprehensive loss	(51,534)	(30,630)

Total partners’ capital	1,631,071	1,617,187
Noncontrolling interests in consolidated joint ventures	17,434	17,614

Total capital	1,648,505	1,634,801

Total liabilities and capital	$4,147,586	$3,745,059

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited in thousands, except unit and per unit data)

	Three Months Ended March 31,
	2010	2009
Operating Revenues:
Rental	$152,574	$118,089
Tenant reimbursements	39,205	31,027
Other	—	18

Total operating revenues	191,779	149,134

Operating Expenses:
Rental property operating and maintenance	53,242	42,573
Property taxes	12,721	9,211
Insurance	1,735	1,456
Depreciation and amortization	57,532	46,304
General and administrative	11,352	10,102
Other	2	285

Total operating expenses	136,584	109,931

Operating income	55,195	39,203
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116
Interest and other income	31	243
Interest expense	(30,902)	(18,937)
Tax expense	(716)	(436)

Net income	25,586	21,189
Net loss attributable to noncontrolling interests in consolidated joint ventures	232	—

Net income attributable to Digital Realty Trust, L.P.	25,818	21,189
Preferred units distributions	(10,101)	(10,101)

Net income available to common unitholders	$15,717	$11,088

Net income per unit available to common unitholders:
Basic	$0.19	$0.14
Diluted	$0.18	$0.14

Weighted average common units outstanding:
Basic	83,233,100	80,550,025
Diluted	86,075,069	80,741,438

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CAPITAL AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except unit data)

	General Partner				Limited Partners
	Preferred Units		Common Units		Common Units
	Units	Amount	Units	Amount	Units	Amount	Accumulated Other Comprehensive Loss	Noncontrolling Interests in Consolidated Joint Venture	Total Capital
Balance as of December 31, 2009	27,465,455	$662,338	76,812,783	$924,604	5,419,097	$60,875	$(30,630)	$17,614	$1,634,801

Conversion of limited partner common units to general partner common units	—	—	151,394	1,711	(151,394)	(1,711)	—	—	—
Issuance of restricted common units, net of forfeitures	—	—	62,572	—	—	—	—	—	—
Net proceeds from issuance of common units	—	—	1,099,379	54,624	—	—	—	—	54,624
Issuance of common units in connection with the exercise of stock options	—	—	50,527	1,895	—	—	—	—	1,895
Issuance of common units, net of forfeitures	—	—	—	—	194,386	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	2,695	—	—	—	—	2,695
Distributions	—	(10,101)	—	(37,512)	—	(2,631)	—	—	(50,244)
Reclassification of vested share based awards	—	—	—	(2,855)	—	2,855	—	—	—
Contributions from noncontrolling interest in consolidated joint ventures	—	—	—	—	—	—	—	52	52
Net income	—	10,101	—	14,744	—	973	—	(232)	25,586
Other comprehensive income - foreign currency translation adjustments	—	—	—	—	—	—	(18,287)	—	(18,287)
Other comprehensive income - fair value of interest rate swaps	—	—	—	—	—	—	(4,276)	—	(4,276)
Other comprehensive income - reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	1,659	—	1,659

Comprehensive income									4,682

Balance as of March 31, 2010	27,465,455	$662,338	78,176,655	$959,906	5,462,089	$60,361	$(51,534)	$17,434	$1,648,505

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$25,586	$21,189
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated joint venture	(1,978)	(1,116)
Distributions from unconsolidated joint venture	1,000	1,000
Write-off of net assets due to early lease terminations	2	285
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases	46,025	35,955
Amortization of share-based unearned compensation	2,695	1,780
Allowance for doubtful accounts	106	(42)
Amortization of deferred financing costs	2,406	1,662
Amortization of debt discount/premium	1,095	852
Amortization of acquired in place lease value and deferred leasing costs	11,507	10,349
Amortization of acquired above market leases and acquired below market leases, net	(2,283)	(2,139)
Changes in assets and liabilities:
Restricted cash	(1,734)	12,590
Accounts and other receivables	(9,415)	(1,073)
Deferred rent	(11,111)	(11,308)
Deferred leasing costs	(5,132)	(3,098)
Other assets	(8,179)	(780)
Accounts payable and other accrued liabilities	(746)	(34,727)
Security deposits and prepaid rents	7,356	9,999

Net cash provided by operating activities	57,200	41,378

Cash flows from investing activities:
Acquisitions of properties	(375,000)	—
Receipt of value added tax refund	916	5,022
Refundable value added tax paid	(1,115)	(1,697)
Change in restricted cash	(588)	1,086
Improvements to investments in real estate	(66,877)	(137,046)
Improvement advances to tenants	(114)	(1,631)
Collection of advances from tenants for improvements	23	1,558

Net cash used in investing activities	(442,755)	(132,708)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(unaudited in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from financing activities:
General partner contributions	$56,519	$83,603
Borrowings on revolving credit facility	270,000	191,278
Repayments on revolving credit facility	(475,547)	(72,000)
Borrowings on unsecured senior notes	117,000	25,000
Borrowings on unsecured senior notes due 2020	491,480	—
Proceeds from mortgage loans	—	19,709
Principal payments on mortgage loans	(3,255)	(99,349)
Change in restricted cash	(13)	560
Payment of loan fees and costs	(4,944)	(248)
Capital contributions received from noncontrolling interests in joint venture	52	11,625
Payment of distributions to preferred unitholders	(10,101)	(10,101)
Payment of distributions to common unitholders	(77,147)	(53,145)

Net cash provided by financing activities	364,044	96,932

Net (decrease) increase in cash and cash equivalents	(21,511)	5,602
Cash and cash equivalents at beginning of period	72,320	73,334

Cash and cash equivalents at end of period	$50,809	$78,936

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$22,231	$21,398
Cash paid for taxes	174	186
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$(18,287)	$(7,984)
(Decrease) Increase in accounts payable and other accrued liabilities and other assets, respectively, related to increase in fair value of interest rate swaps	(4,276)	(2,291)
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	71,527	73,669
Allocation of purchase price of properties/investment in partnership to:
Investments in real estate	346,436	—
Acquired above market leases	9,714	—
Acquired below market leases	(26,450)	—
Acquired in place lease value and deferred leasing costs	45,300	—

Cash paid for acquisition of properties	$375,000	$—

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010 and 2009

(unaudited)

1. Organization and Description of Business

Digital Realty Trust, L.P. and its subsidiaries (collectively, we, our, us or the Operating Partnership) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Operating Partnership is managed by Digital Realty Trust, Inc. (the General Partner), its sole general partner. The Operating Partnership is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. As of March 31, 2010, our portfolio consisted of 84 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 71 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of the General Partner’s initial public offering (IPO) on November 3, 2004 and commenced operations on that date. As of March 31, 2010, the General Partner owns a 93.5% common unit interest and a 100% preferred unit interest in the Operating Partnership. As general partner, it has control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner nor do they have participating rights, although they do have certain protective rights.

The General Partner and the Operating Partnership (collectively, the Company) are an internally managed real estate investment trust (REIT) with an “UPREIT” structure and, as such, the General Partner does not hold any independent assets or conduct any business operations apart from its investment in the Operating Partnership. There are no management or similar contracts between the Operating Partnership and the General Partner other than the partnership agreement, and the Company operates as a single, internally managed enterprise of which the General Partner is the holding company that manages the Operating Partnership. The General Partner has no source of revenue other than on its equity interests in the Operating Partnership. The accounts of the Operating Partnership are consolidated with those of the General Partner. The same personnel service both the General Partner and the Operating Partnership.

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The accompanying interim condensed consolidated financial statements include all of the accounts of the Operating Partnership and the subsidiaries of the Operating Partnership. Intercompany balances and transactions have been eliminated.

The accompanying interim condensed consolidated financial statements are unaudited, but have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and in compliance with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature, except as otherwise indicated. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in this Registration Statement on Form 10.

(b) Cash Equivalents

For the purpose of the condensed consolidated statements of cash flows, we consider short-term investments with original maturities of 90 days or less to be cash equivalents. As of March 31, 2010, cash equivalents consist of investments in money market instruments.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(c) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of the stock options granted by us is being amortized on a straight-line basis over the vesting period of the stock options. The estimated fair value of the long-term incentive units and Class C Units (discussed in note 9(b)) granted by us is being amortized on a straight-line basis over the expected service period.

For share based compensation awards with performance conditions, we estimate the fair value of the award for each of the possible performance condition outcomes and amortize the compensation cost based on management’s projected performance outcome. In the instance management’s projected performance outcome changes prior to the final measurement date, compensation cost is adjusted accordingly.

(d) Income Taxes

We assess our significant tax positions in accordance with U.S. GAAP for all open tax years and determine whether we have any material unrecognized liabilities from uncertain tax benefits. If a tax position is not considered “more-likely-than-not” to be sustained solely on its technical merits, no benefits of the tax position are to be recognized (for financial statement purposes). As of March 31, 2010, we have no liabilities for uncertain tax positions. We classify interest and penalties on tax liabilities from significant uncertain tax positions as interest expense and operating expense, respectively, in our condensed consolidated statements of operations. For the three months ended March 31, 2010 and 2009, we had no such interest or penalties.

See Note 7 for further discussion on income taxes.

(e) Presentation of Transactional-based Taxes

We account for transactional-based taxes, such as value added tax, or VAT, for our international properties on a net basis.

(f) Asset Retirement Obligations

We record accruals for estimated retirement obligations as required by current accounting guidance. The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. As of March 31, 2010 and December 31, 2009, the amount included in accounts payable and other accrued liabilities on our condensed consolidated balance sheets was approximately $1.3 million.

(g) Assets and Liabilities Measured at Fair Value

On January 1, 2008, we adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosures regarding related fair-value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Operating Partnership has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(h) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made. On an on-going basis, we evaluate our estimates, including those related to acquiring, developing and assessing the carrying values of our real estate properties, accrued liabilities and performance-based equity compensation plans. We base our estimates on historical experience, current market conditions, and various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could vary under different assumptions or conditions.

(i) Newly Adopted Significant Accounting Policies

On January 1, 2010, we adopted amended guidance related to the consolidation of variable-interest entities. This amended guidance requires an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009 and for subsequent interim and annual reporting periods.

(j) Segment Information

All of our properties generate similar revenues and expenses related to tenant rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a wide range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products and services provided to our customers and the method to distribute such services are consistent throughout the portfolio. Consequently, our properties qualify for aggregation into one reporting segment.

3. Acquisitions

We acquired the following real estate properties during the three months ended March 31, 2010:

Location	Metropolitan Area		Date Acquired	Amount (in millions)
New England Portfolio (1)	Various	(1)	January 22, 2010	$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro area. The New England Portfolio is considered three properties for our property count.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The properties’ aggregate acquisition amounts were allocated as follows: $21.2 million to land, $323.0 million to buildings and improvements, $2.2 million to tenant improvements, $55.0 million to identified intangible assets and $26.4 million to identified intangible liabilities. There was no contingent consideration associated with the acquisition. Revenues and operating income for the New England Portfolio for the quarter ended March 31, 2010 and the operating revenues and operating income of the combined entity had the acquisition date been January 1, 2009, are:

	Operating Revenues	Operating Income
	(in millions)
Actual from January 22, 2010 through March 31, 2010	$13.1	$4.0
Supplemental pro forma January 1, 2010 through March 31, 2010 (1)	195.8	56.4
Supplemental pro forma January 1, 2009 through March 31, 2009 (1)	164.2	43.1

(1)	These unaudited pro forma results do not purport to be indicative of what operating results would have been had the acquisitions occurred on January 1, 2009 and may not be indicative of future operating results.

4. Acquired Intangible Assets and Liabilities

The following summarizes our acquired intangible assets (acquired in place lease value and acquired above-market lease value) and intangible liabilities (acquired below-market lease value) as of March 31, 2010 and December 31, 2009.

	Balance as of
(Amounts in thousands)	March 31, 2010	December 31, 2009
Acquired in place lease value:
Gross amount	$421,294	$377,336
Accumulated amortization	(224,189)	(215,030)

Net	$197,105	$162,306

Acquired above market leases:
Gross amount	$72,096	$62,757
Accumulated amortization	(38,351)	(36,896)

Net	$33,745	$25,861

Acquired below market leases:
Gross amount	$173,070	$147,938
Accumulated amortization	(82,036)	(78,627)

Net	$91,034	$69,311

Amortization of acquired below-market lease value, net of acquired above-market lease value, resulted in an increase to rental revenues of $2.3 million and $2.1 million for the three months ended March 31, 2010 and 2009, respectively. Estimated annual amortization of acquired below-market lease value, net of acquired above-market lease value, for each of the five succeeding years, commencing January 1, 2011 is as follows:

(Amounts in thousands)
2011	$9,391
2012	6,332
2013	6,269
2014	5,535
2015	4,789

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Amortization of acquired in place lease value (a component of depreciation and amortization expense) was $9.9 million and $9.1 million for the three months ended March 31, 2010 and 2009, respectively. Estimated annual amortization of acquired in place lease value for each of the five succeeding years, commencing January 1, 2011 is as follows:

(Amounts in thousands)
2011	$32,321
2012	27,347
2013	26,312
2014	22,680
2015	17,309

5. Debt

A summary of outstanding indebtedness as of March 31, 2010 and December 31, 2009, respectively, is as follows (in thousands):

Properties	Interest Rate at March 31, 2010	Maturity Date	Principal Outstanding March 31, 2010		Principal Outstanding December 31, 2009
Mortgage loans:
Secured Term Debt (1)(2)	5.65%	Nov. 11, 2014	$143,426		$144,078
3 Corporate Place (2)	6.72%	Aug. 1, 2011(3)	80,000		80,000
200 Paul Avenue 1-4 (2)	5.74%	Oct. 8, 2015	77,391		77,803
2045 & 2055 LaFayette Street (2)	5.93%	Feb. 6, 2017	67,053		67,271
Mundells Roundabout	3-month GBP LIBOR + 1.20%(5)	Nov. 30, 2013	65,055	(7)	69,154	(7)
600 West Seventh Street	5.80%	Mar. 15, 2016	55,190		55,524
34551 Ardenwood Boulevard 1-4 (2)	5.95%	Nov. 11, 2016	54,778		54,945
1100 Space Park Drive (2)	5.89%	Dec. 11, 2016	54,775		54,944
1350 Duane Avenue/3080 Raymond Street (2)	5.42%	Oct. 1, 2012	52,800		52,800
150 South First Street (2)	6.30%	Feb. 6, 2017	52,601		52,760
114 Rue Ambroise Croizat (4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012	42,391	(6)	45,067	(6)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%(5)	Sep. 4, 2014	40,599	(6)	42,993	(6)
1500 Space Park Drive (2)	6.15%	Oct. 5, 2013	41,400		41,883
2334 Lundy Place (2)	5.96%	Nov. 11, 2016	39,838		39,960
Unit 9, Blanchardstown Corporate Park (4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012	36,445	(6)	38,746	(6)
Cressex 1 (8)	5.68%	Oct. 16, 2014	27,739	(7)	29,486	(7)
6 Braham Street	3-month GBP LIBOR + 0.90%(5)	Apr. 10, 2011	19,445	(7)	20,831	(7)
1201 Comstock Street	1-month LIBOR + 3.50%(5)	Jun. 24, 2012(3)	17,551		17,737
Datacenter Park — Dallas	5.00%	Sep. 15, 2010(3)	17,000		17,000
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60%(5)	Jul. 18, 2013	14,304	(6)	15,208	(6)
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50%(5)	Jul. 18, 2013	10,390	(6)	11,046	(6)
Gyroscoopweg 2E-2F (9)	3-month EURIBOR + 1.50%(5)	Oct. 18, 2013	9,107	(6)	9,682	(6)
1125 Energy Park Drive (2)	7.62%(10)	Mar. 1, 2032	9,166		9,203
Manchester Technopark (8)	5.68%	Oct. 16, 2014	8,438	(7)	8,970	(7)
731 East Trade Street	8.22%	Jul. 1, 2020	5,261		5,315

			1,042,143		1,062,406
Revolving credit facility	Various(11)	Aug. 31, 2010(3)	—	(12)	205,547	(12)
Unsecured senior notes — Series A	7.000%	Jul. 24, 2011	25,000		25,000
Unsecured senior notes — Series B	9.320%	Nov. 5, 2013	33,000		33,000
Unsecured senior notes — Series C	9.680%	Jan. 6, 2016	25,000		25,000
Unsecured senior notes — Series D	4.570%	Jan. 20, 2015	50,000		—
Unsecured senior notes — Series E	5.730%	Jan. 20, 2017	50,000		—
Unsecured senior notes — Series F	4.500%	Feb. 3, 2015	17,000		—
5.875% notes due 2020	5.875%	Feb. 1, 2020	500,000		—
4.125% exchangeable senior debentures due 2026	4.125%	Aug. 15, 2026(13)	172,500		172,500
5.50% exchangeable senior debentures due 2029	5.50%	Apr. 15, 2029(14)	266,400		266,400

Total principal outstanding			2,181,043		1,789,853
Unamortized discount on 5.875% unsecured senior notes due 2020			(8,411)		—
Unamortized discount on 4.125% exchangeable senior debentures due 2026			(5,641)		(6,666)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages			1,218		1,257

Total indebtedness			$2,168,209		$1,784,444

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.
(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(3)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.
(4)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(5)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(6)	Based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.
(7)	Based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(8)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralized by the two properties.
(9)	This loan is also secured by a €1.3 million letter of credit.
(10)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(11)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.
(12)	Balances as of March 31, 2010 and December 31, 2009 are as follows (balances, in thousands):

Denomination of Draw	Balance as of March 31, 2010	Weighted- average interest rate	Balance as of December 31, 2009		Weighted- average interest rate
US ($)	$—	—	$195,500		1.34%
Euro (€)	—	—	10,047	(a)	1.58%

Total	$—	—	$205,547		1.35%

(a)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009.
(13)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(14)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

As of March 31, 2010, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. Interest on outstanding borrowings under the revolving credit facility are generally based on 1-month US LIBOR, 1-month EURIBOR and 1-month GBP LIBOR, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of March 31, 2010, there was no outstanding balance under this facility, and $23.2 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable the General Partner to maintain its status as a REIT for federal income tax purposes, the General Partner is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, the Company was in compliance with all of such covenants.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Some of our mortgage loans are subject to prepayment lock-out periods. The terms of the following mortgage loans contain prepayment lock-out periods through the dates listed below:

Loan	Date
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011

During the three months ended March 31, 2010 and 2009, we capitalized interest of approximately $1.9 million and $3.1 million, respectively.

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, the Operating Partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026 (the 2026 Debentures). Costs incurred to issue the 2026 Debentures were approximately $5.4 million, net of the amount allocated to the equity component of the debentures. These costs are being amortized over a period of five years, which represents the estimated term of the 2026 Debentures, and are included in deferred financing costs, net in the condensed consolidated balance sheet. The 2026 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2026 Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the 2026 Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2026 Debentures. The exchange rate on the 2026 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 11, 2010, the exchange rate has been adjusted to 31.411 shares per $1,000 principal amount of 2026 Debentures as a result of the aggregate dividends in excess of the reference dividend that the General Partner declared and paid on the General Partner’s common stock beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2010.

Prior to August 18, 2011, the Operating Partnership may not redeem the 2026 Debentures except to preserve the General Partner’s status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the 2026 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2026 Debentures.

The holders of the 2026 Debentures have the right to require the Operating Partnership to repurchase the 2026 Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2026 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12-month period and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2026 Debentures, including a default for 30 days in payment of any installment of interest under the 2026 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2026 Debentures and the Operating Partnership’s failure to deliver cash or any shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2026 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

In addition, the 2026 Debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of the General Partner’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2026

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2026 Debentures for redemption and (iv) any time on or after July 15, 2026.

The General Partner has entered into a registration rights agreement whereby it agreed to register the shares of common stock that could be issued in the future upon exchange of the 2026 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in April 2007.

The following table provides additional information about the 2026 Debentures as of the date presented pursuant to requirements under accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion:

	4.125% Exchangeable Senior Debentures due 2026
($ and shares in thousands, except exchange price)	March 31, 2010	December 31, 2009
Carrying amount of the equity component	$18,280	$18,280
Principal amount of the liability component	$172,500	$172,500
Unamortized discount of the liability component	$5,641	$6,666
Net carrying amount of the liability component	$166,859	$165,834
Remaining amortization period of discount	16 months	19 months
Exchange price	$31.84	$32.22
Number of shares to be issued upon exchange (a)	2,236	1,923
The amount by which the if-exchanged value exceeds the principal amount (a)	$121,177	$96,693
Effective interest rate on liability component	6.75%	6.75%
Non-cash interest cost recognized for the period ended	$1,025	$959	(b)
Coupon rate interest cost recognized for the period ended	$1,779	$1,779	(b)

(a)	In accordance with accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion, we are required to disclose the exchange price and the number of common units on which the aggregate consideration to be delivered upon exchange is determined (principal plus excess value). Our exchangeable senior debentures require the entire principal amount to be settled in cash, and at our option, any excess value above the principal amount may be settled in cash or the General Partner’s common shares (an equal amount of common units would be issued by the Operating Partnership). Based on the March 31, 2010 and December 31, 2009 closing share prices of the General Partner’s common shares and the conversion prices in the table above, the excess value was approximately $121.2 million and $96.7 million, respectively; accordingly, approximately 2.2 million and 1.9 million common shares, respectively, would be issued by the General Partner if these Debentures were settled on these dates and we elected to settle the excess value in shares of the General Partner’s common stock.
(b)	Amounts are for the three months ended March 31, 2009.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, the Operating Partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029 (the 2029 Debentures). Costs incurred to issue the 2029 Debentures were approximately $7.8 million. These costs are being amortized over a period of five years, which represents the estimated term of the 2029 Debentures, and are included in deferred financing costs, net in the condensed consolidated balance sheet. The 2029 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2029 Debentures bear interest at 5.50% per annum and may be exchanged for shares of the General Partner’s common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2029 Debentures. The exchange rate on the 2029 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2029 Debentures must be settled in the common stock of the General Partner, accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Prior to April 18, 2014, the Operating Partnership may not redeem the 2029 Debentures except to preserve the General Partner’s status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at the Operating Partnership’s option, the 2029 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2029 Debentures.

The holders of the 2029 Debentures have the right to require the Operating Partnership to repurchase the 2029 Debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2029 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12-month period without the approval of existing members and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2029 Debentures, including a default for 30 days in payment of any installment of interest under the 2029 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2029 Debentures and the Operating Partnership’s failure to deliver shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2029 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

The General Partner has entered into a registration rights agreement whereby the General Partner must register the shares of its common stock that could be issued in the future upon exchange of the 2029 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in December 2009.

5.875% Notes due 2020

On January 28, 2010, the Operating Partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum (the 2020 Notes). The purchase price paid by the initial purchasers was 98.296% of the principal amount. The 2020 Notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by the General Partner. Interest on the 2020 Notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount of approximately $8.5 million and underwriting commissions and expenses of approximately $4.4 million was approximately $487.1 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities and for general corporate purposes. The 2020 Notes have been reflected net of discount in the condensed consolidated balance sheet.

The indenture relating to the 2020 Notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 40% and (3) an interest coverage ratio of greater than 1.50, and also requires us to maintain total unencumbered assets of not less than 150% of the aggregate principal amount of unsecured debt. At March 31, 2010, we were in compliance with each of these financial restrictions and requirements.

The Operating Partnership has entered into a registration rights agreement whereby the Operating Partnership must register notes to be issued in an exchange offer for the 2020 Notes. If the Operating Partnership does not fulfill certain of its obligations under the registration rights agreement, it will be required to pay liquidated damages to the holders of the 2020 Notes. No separate contingent obligation has been recorded as no liquidated damages have become probable.

Unsecured Senior Notes

On January 20, 2010, the Operating Partnership closed the sale of $100.0 million aggregate principal amount of its senior unsecured term notes to Prudential Investment Management, Inc. and certain of its affiliates, or, collectively, Prudential, pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. On February 3, 2010, the Operating Partnership closed the sale of an additional $17.0 million aggregate principal amount of its senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series D, series E and series F notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility, to fund working capital and for general corporate purposes. As of March 31, 2010 and December 31, 2009, there was $200.0 million and $83.0 million of unsecured senior notes outstanding, respectively.

The Prudential shelf facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable the General Partner to maintain its status as a REIT for federal income tax purposes, the General Partner is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, the Company was in compliance with all of such covenants.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The table below summarizes our debt maturities and principal payments as of March 31, 2010 (in thousands):

	Revolving Credit Facility (1)	Unsecured Senior Notes	5.875% Notes due 2020	Mortgage Loans	Exchangeable Senior Debentures		Total Debt
Remainder of 2010	$—	$—	$—	$27,597	$—		$27,597
2011	—	25,000	—	113,927	172,500	(2)	311,427
2012	—	—	—	159,179	—		159,179
2013	—	33,000	—	144,576	—		177,576
2014	—	—	—	216,288	266,400	(3)	482,688
Thereafter	—	142,000	500,000	380,576	—		1,022,576

Subtotal	$—	$200,000	$500,000	$1,042,143	$438,900		$2,181,043
Unamortized discount	—	—	(8,411)	—	(5,641)		(14,052)
Unamortized premium	—	—	—	1,218	—		1,218

Total	$—	$200,000	$491,589	$1,043,361	$433,259		$2,168,209

(1)

Subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility.

(2)	Assumes maturity of the 2026 Debentures at first redemption date in August 2011.
(3)	Assumes maturity of the 2029 Debentures at first redemption date in April 2014.

Guarantee of Debt

The General Partner has guaranteed some of the Operating Partnership’s debt. The General Partner guarantees the Operating Partnership’s obligations with respect to the 2026 Debentures, the 2029 Debentures, the 2020 Notes and its unsecured senior notes sold to Prudential pursuant to the Prudential shelf facility. The General Partner is also the guarantor of the Operating Partnership’s obligations under its revolving credit facility and guarantees the Operating Partnership’s obligations with respect to some mortgage debt.

6. Income per Unit

The following is a summary of basic and diluted income per unit (in thousands, except unit and per unit amounts):

	Three Months Ended March 31,
	2010	2009
Net income available to common unitholders	$15,717	$11,088

Weighted average units outstanding—basic	83,233,100	80,550,025
Potentially dilutive common units:
Stock options	195,652	191,413
Class C Units (2007 Grant)	581,052	—
Excess exchange value of 2026 Debentures	2,065,265	—

Weighted average units outstanding—diluted	86,075,069	80,741,438

Income per unit:
Basic	$0.19	$0.14

Diluted	$0.18	$0.14

On or after July 15, 2026, the 2026 Debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock. The 2026 Debentures are also exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. During the three months ended

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

March 31, 2010, the weighted average common stock price exceeded the strike price as of March 31, 2010 of $31.84. Therefore, using the treasury method, 2,065,265 shares of common stock contingently issuable upon settlement of the excess exchange value were included as potentially dilutive common shares in determining diluted earnings per share for the three months ended March 31, 2010. During the three months ended March 31, 2009, the weighted average common stock price did not exceed the current strike price of $32.22 per share and no excess exchange value existed as of March 31, 2009. Therefore, using the treasury method, no common stock contingently issuable upon settlement of the excess exchange value was included in the diluted share count in determining diluted earnings per share for the three months ended March 31, 2009.

The following potentially dilutive securities have been excluded in the calculations above as they would be antidilutive or not dilutive:

	Three Months Ended March 31,
	2010	2009
Potentially dilutive outstanding stock options	6,284	565,592
Potentially dilutive 2029 Debentures	6,195,345	—
Potentially dilutive outstanding Class C Units (2007 Grant)	—	750,724
Potentially dilutive Series C Cumulative Convertible Preferred Units	3,657,477	3,614,777
Potentially dilutive Series D Cumulative Convertible Preferred Units	8,215,221	8,215,221

	18,074,327	13,146,314

7. Income Taxes

As a partnership, the Operating Partnership is not required to pay federal income tax. Instead, taxable income is allocated to the Operating Partnership’s partners, who include such amounts on their federal income tax returns. As such, no provision for federal income taxes has been included in the accompanying consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.

The Operating Partnership is subject to local, state and foreign taxes in certain jurisdictions where it operates. Income taxes for these jurisdictions are accrued, as necessary, for the years ended December 31, 2009, 2008 and 2007 and is included in tax expense in the accompanying condensed consolidated statement of operations.

The General Partner and certain of our consolidated subsidiaries have elected to treat such subsidiaries as taxable REIT subsidiaries (TRSs) of the General Partner for federal income tax purposes. In general, a TRS may provide both customary and non-customary services to tenants of its parent REIT, and may hold assets that a REIT may not otherwise hold directly. A TRS is subject to federal income tax as a regular C corporation. Income taxes for TRS entities are accrued, as necessary, for the year ended December 31, 2009 and 2008. No tax provision is provided for the year ended December 31, 2007 due to taxable losses incurred.

8. Partners’ Capital

(a) Redeemable Preferred Units

8.50% Series A Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 4,140,000 of its 8.50% series A cumulative redeemable preferred units, or the series A preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 8.50% series A cumulative preferred stock, or the series A preferred stock. Distributions are cumulative on the series A preferred units from the date of original issuance in the amount of $2.125 per unit each year, which is equivalent to 8.50% of the $25.00 liquidation preference per unit. Distributions on the series A preferred units are payable quarterly in arrears. The series A preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series A preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series B preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series A preferred units in the event that the General Partner redeems the series A preferred stock. The General Partner is not allowed to redeem the series A preferred stock before

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

February 9, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after February 9, 2010, the General Partner may, at its option, redeem the series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series A preferred units. The series A preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

7.875% Series B Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 2,530,000 of its 7.875% series B cumulative redeemable preferred units, or the series B preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 7.875% series B cumulative preferred stock, or the series B preferred stock. Distributions are cumulative on the series B preferred units from the date of original issuance in the amount of $1.96875 per unit each year, which is equivalent to 7.875% of the $25.00 liquidation preference per unit. Distributions on the series B preferred units are payable quarterly in arrears. The series B preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series B preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series B preferred units in the event that the General Partner redeems the series B preferred stock. The General Partner is not allowed to redeem the series B preferred stock before July 26, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after July 26, 2010, the General Partner may, at its option, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series B preferred units. The series B preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

(b) Convertible Preferred Units

4.375% Series C Cumulative Convertible Preferred Units

On April 10, 2007, the Operating Partnership issued 7,000,000 of its 4.375% series C cumulative convertible preferred units, or the series C preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 4.375% series C cumulative convertible preferred stock, or the series C preferred stock. Distributions are cumulative on the series C preferred units from the date of original issuance in the amount of $1.09375 per unit each year, which is equivalent to 4.375% of the $25.00 liquidation preference per unit. Distributions on the series C preferred units are payable quarterly in arrears. The series C preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series C preferred units in the event that the General Partner redeems the series C preferred stock. The General Partner is not allowed to redeem the series C preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series C preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series D preferred units. The General Partner has no voting rights with respect to the series C preferred units.

The series C preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series C preferred stock. The initial conversion rate on the series C preferred units was equal to 0.5164 common units per $25.00 liquidation preference. Effective December 11, 2009, the conversion rate was adjusted to 0.5225 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series C preferred stock effective on that date. Except as otherwise provided, series C preferred units will be convertible only into common units. The conversion rate on the series C preferred units is subject to adjustment based on adjustments to the conversion rate of the series C preferred stock. The conversion rate on the series C preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.28625 per share per quarter, subject to adjustment. If holders of the series C preferred stock elect to convert their series C preferred stock in connection with a fundamental change that occurs on or prior to April 10, 2014, the General Partner will increase the conversion rate for the series C preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series C preferred units.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

5.500% Series D Cumulative Convertible Preferred Units

On February 6, 2008, the Operating Partnership issued 13,800,000 of its 5.500% series D cumulative convertible preferred units, or the series D preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 5.500% series D cumulative convertible preferred stock, or the series D preferred stock. Distributions are cumulative on the series D preferred units from the date of original issuance in the amount of $1.375 per unit each year, which is equivalent to 5.500% of the $25.00 liquidation preference per unit. Distributions on the series D preferred units are payable quarterly in arrears. The series D preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series D preferred units in the event that the General Partner redeems the series D preferred stock. The General Partner is not allowed to redeem the series D preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series D preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series C preferred units. The General Partner has no voting rights with respect to the series D preferred units.

The series D preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series D preferred stock. The initial conversion rate on the series D preferred units was equal to 0.5955 common units per $25.00 liquidation preference. Effective June 11, 2010, the conversion rate was adjusted to 0.6030 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series D preferred stock effective on that date. Except as otherwise provided, series D preferred units will be convertible only into common units. The conversion rate on the series D preferred units is subject to adjustment based on adjustments to the conversion rate of the series D preferred stock. The conversion rate on the series D preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.31 per share per quarter, subject to adjustment. If holders of the series D preferred stock elect to convert their series D preferred stock in connection with a fundamental change that occurs on or prior to February 6, 2015, the General Partner will increase the conversion rate for the series D preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series D preferred units.

(c) Allocations of Net Income and Net Losses to Partners

The Operating Partnership’s net income will generally be allocated to the General Partner to the extent of the accrued preferred return on its preferred units, and then to the General Partner and the Operating Partnership’s limited partners in accordance with the respective percentage interests in the common units issued by the Operating Partnership. Net loss will generally be allocated to the General Partner and the Operating Partnership’s limited partners in accordance with the respective common percentage interests in the Operating Partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to the General Partner. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the Code), and the associated Treasury Regulations.

(d) Partnership Units

Limited partners have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of the General Partner’s common stock at the time of redemption. Alternatively, the General Partner may elect to acquire those common units in exchange for shares of the General Partner’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to authoritative accounting guidance, the Operating Partnership evaluated whether it controls the actions or events necessary to issue the maximum number of shares that could be required to be delivered under the share settlement of the limited partners’ common units and the vested incentive units. Based on the results of this analysis, the Operating Partnership concluded that the common and vested incentive Operating Partnership units met the criteria to be classified within capital.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The redemption value of the limited partners’ common units and the vested incentive units was approximately $265.8 million and $249.5 million based on the closing market price of the General Partner’s common stock on March 31, 2010 and December 31, 2009, respectively.

(e) Distributions

The partnership agreement provides that the General Partner will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is our net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

In 2010, the General Partner has declared the following distributions (in thousands):

Date distribution declared	Distribution payable date	Series A Preferred Unit (1)	Series B Preferred Unit (2)	Series C Preferred Unit (3)	Series D Preferred Unit (4)	Common and Incentive Units
February 23, 2010	March 31, 2010	$2,199	$1,246	$1,914	$4,742	$40,143	(5)

(1)	$2.125 annual rate of distribution per unit.
(2)	$1.969 annual rate of distribution per unit.
(3)	$1.094 annual rate of distribution per unit.
(4)	$1.375 annual rate of distribution per unit.
(5)	$1.920 annual rate of distribution per unit.

9. Incentive Plan

The General Partner’s 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees of the Company are eligible to receive incentive stock options under the 2004 Incentive Award Plan. Initially, the General Partner had reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. On May 2, 2007, the General Partner’s stockholders approved the First Amended and Restated Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (the Amended and Restated 2004 Incentive Award Plan). The Amended and Restated 2004 Incentive Award Plan increases the aggregate number of the General Partner’s shares of stock which may be issued or transferred under the plan by 5,000,000 shares to a total of 9,474,102 shares, and provides that the maximum number of shares of stock with respect to awards granted to any one participant during a calendar year will be 1,500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award not denominated in stock or otherwise for which the foregoing limitation would not be an effective limitation for purposes of Section 162(m) of the Code will be $10.0 million.

As of March 31, 2010, 3,813,576 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Amended and Restated 2004 Incentive Award Plan. Each long-term incentive and Class C Unit issued under the Amended and Restated 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the Amended and Restated 2004 Incentive Award Plan and the individual award limit discussed above.

(a) Long Term Incentive Units

Long-term incentive units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as Operating Partnership common units, which equal per share distributions on the General Partner’s common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of our Operating Partnership, including redemption rights.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the Operating Partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the Operating Partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the Operating Partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the Operating Partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the Operating Partnership prior to the allocation of gain to the General Partner or limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the Operating Partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the Operating Partnership’s assets but that require certain adjustments to the value of the Operating Partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the Operating Partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the Operating Partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the Operating Partnership, the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the Operating Partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the Operating Partnership, in connection with the grant of an interest in the Operating Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Operating Partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

During the three months ended March 31, 2010 and 2009, certain employees of the Company were granted an aggregate of 107,993 and 148,310 long-term incentive units, respectively, which, in addition to a service condition, are subject to a performance condition that impacts the number of units ultimately granted to the employee. The performance condition is based upon our achievement of the respective fiscal years’ Funds From Operations per share targets. Upon evaluating the results of the performance condition, the final number of units is determined and such units vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2009 FFO per diluted share and unit, as adjusted by our compensation committee, all of the 2009 long-term incentive units satisfied the performance condition. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the long-term incentive units, which ranges from four to five years.

The expense recorded for the three months ended March 31, 2010 and 2009 related to long-term incentive units was approximately $1.2 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively. Unearned compensation representing the unvested portion of the long-term incentive units

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

totaled $17.7 million and $9.3 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 3.2 years on a weighted average basis.

(b) Class C Profits Interest Units

On May 2, 2007, the General Partner granted an award of Class C Profits Interest Units of the Operating Partnership or restricted stock units, which we refer to collectively as the Class C Units, under the First Amended and Restated 2004 Incentive Award Plan (2007 Grant) to each of the General Partner’s named executive officers and certain other officers and employees.

The Class C Units subject to this award will vest based on the achievement of a total shareholder return of the General Partner (which we refer to as the market condition) as measured on November 1, 2008 (which we refer to as the first measurement date) and May 1, 2010 (which we refer to as the second measurement date). If:

•	with respect to the first measurement date, the General Partner achieves a total shareholder return equal to at least 18% over the period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, the General Partner achieves a total shareholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of the General Partner, the aggregate amount of the 2007 Grant award pool will be equal to 8% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the award pool as of the first measurement date) for the second measurement date.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive days ending prior to November 1, 2008, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $17.0 million on each such day, the first measurement date will be accelerated to the last day of the 60-day period;

•

in the event that during any 60 consecutive days ending prior to May 1, 2010, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $40.0 million on each such day, the second measurement date will be accelerated to the last day of the 60-day period; and

•	upon a change in control of the General Partner.

Except in the event of a change in control of the General Partner, 60% of the Class C Units that satisfy the applicable market condition will vest at the end of the three year period subsequent to grant and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date. The market condition with respect to the first measurement date was not achieved.

If the market condition and the other service conditions, as described above, are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership, including with respect the conditions for achieving parity with common units.

To the extent that any Class C Units fail to satisfy the market condition on the measurement dates discussed above, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the market condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of the Company’s restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

As of March 31, 2010 and December 31, 2009, approximately 685,000 Class C Units related to the 2007 Grant had been awarded to the General Partner’s executive officers and other employees. The fair value of the 2007 Grant was measured on the grant date using a Monte Carlo simulation to estimate the probability of the multiple market conditions being satisfied. The Monte Carlo simulation uses a statistical formula underlying the Black-Scholes and binomial formulas, and such simulation was run approximately 100,000 times. For each simulation, the value of the payoff was calculated at the settlement date and was then discounted to the grant date at a risk-free interest rate. The expected value of the Class C units on the grant date was determined by multiplying the average of the values over all simulations by the number of outstanding shares of the General Partner’s common stock and Operating Partnership units. The valuation was performed in a risk-neutral framework, so no assumption was made with respect to an equity risk premium. Other significant assumptions used in the valuation included an expected term of 36 months, expected stock price volatility of 23%, a risk-free interest rate of 4.6%, and a dividend growth rate of 5.0 percent. The fixed award limit under the plan is $17 million for the first market condition and $40 million for the second market condition, and there were 69.2 million shares of the General Partner’s common stock and Operating Partnership units outstanding as of the 2007 grant date. The grant date fair value of these awards of approximately $11.8 million will be recognized as compensation expense on a straight line basis over the expected service period of five years. The unearned compensation as of March 31, 2010 and December 31, 2009 was $4.5 million and $5.0 million, respectively. As of March 31, 2010 and December 31, 2009, none of the above awards had vested. We recognized compensation expense related to these Class C Units of $0.5 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $0.1 million for the three months ended March 31, 2010.

(c) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model. For the three months ended March 31, 2010 and 2009, no stock options were granted. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the three months ended March 31, 2010 and 2009 was approximately $0.2 million. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.1 million for both the three months ended March 31, 2010 and 2009. Unearned compensation representing the unvested portion of the stock options totaled $2.2 million and $2.5 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 1.9 years on a weighted average basis.

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the three months ended March 31, 2010:

	Three months ended March 31, 2010
	Shares	Weighted average exercise price
Options outstanding, beginning of period	620,276	$30.63
Exercised	(50,527)	37.50
Cancelled / Forfeited	—	—

Options outstanding, end of period	569,749	$30.02

Exercisable, end of period	353,586	$24.45

The following table summarizes information about stock options outstanding and exercisable as of March 31, 2010:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	182,369	4.58	$12.01	$7,694,697	182,369	4.58	$12.01	$7,694,697
$20.37-28.09	36,641	5.75	23.47	1,125,836	19,303	5.71	22.89	604,463
$33.18-41.73	350,739	6.99	40.07	4,955,642	151,914	6.96	39.59	2,219,116

	569,749	6.14	$30.02	$13,776,175	353,586	5.66	$24.45	$10,518,276

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(d) Restricted Stock

During the three months ended March 31, 2010 and 2009, certain employees of the Company were granted an aggregate of 30,329 and 47,815 shares of the General Partner’s restricted stock, respectively. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the restricted stock, which is four years. During the three months ended March 31, 2010 and 2009, certain employees of the Company were also granted an aggregate of 37,914 and 53,909 shares of restricted stock which, in addition to a service condition, are subject to a performance condition that impacts the number of shares ultimately granted to the employee. The performance condition is based upon the Company’s achievement of the respective year’s FFO per share targets. Upon evaluating the results of the performance condition, the final number of shares is determined and such shares vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2009 FFO per diluted share and unit, as adjusted by the General Partner’s compensation committee, all of the 2009 restricted stock satisfied the performance condition.

The expense recorded for the three months ended March 31, 2010 and 2009 related to grants of restricted stock was approximately $0.3 million and $0.2 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively. Unearned compensation representing the unvested portion of the restricted stock totaled $6.1 million and $3.3 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 3.3 years on a weighted average basis.

10. Derivative Instruments

Currently, we use interest rate caps and swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of fair value accounting guidance, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements related to US LIBOR, GBP LIBOR and EURIBOR based mortgage loans. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under an interest rate cap, if the reference interest rate, such as one-month LIBOR, increases above the cap rate, the holder of the instrument receives a payment based on the notional value of the instrument, the length of the period, and the difference between the current reference rate and the cap rate. If the reference rate increases above the cap rate, the payment received under the interest rate cap will offset the increase in the payments due under the variable rate notes payable.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

We record all our interest rate swaps and caps on the condensed consolidated balance sheet at fair value. In determining the fair value of our interest rate swaps and caps, we consider the credit risk of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The current and pervasive disruptions in the financial markets have heightened the risks to these institutions.

Interest rate caps are viewed as a series of call options or caplets which exist for each period the cap agreement is in existence. As each caplet expires, the related cost of the expired caplet is amortized to interest expense with the remaining caplets carried at fair value. The value of interest rate caps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero. The purchase price of an interest rate cap is amortized to interest expense over the contractual life of the instrument. For interest rate caps that are designated as cash flow hedges under accounting guidance as it relates to derivative instruments, the change in the fair value of an effective interest rate cap is recorded to accumulated other comprehensive income in equity. Amounts we are entitled to under interest rate caps, if any, are recognized on an accrual basis, and are recorded to as a reduction against interest expense in the accompanying condensed consolidated statements of operations.

Our agreements with some of our derivative counterparties provide either that (1) we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness or that (2) we could be declared in default on our derivative obligations if we default on any of our indebtedness, including a default where repayment of the underlying indebtedness has not been accelerated by the lender.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2010, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The fair value of these derivatives was ($10.1) million and ($7.5) million at March 31, 2010 and December 31, 2009, respectively. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three months ended March 31, 2010 and 2009, respectively, there were no ineffective portions to our interest rate swaps.

Amounts reported in accumulated other comprehensive loss related to interest rate swaps will be reclassified to interest expense as interest payments are made on our debt. As of March 31, 2010, we estimate that an additional $6.2 million will be reclassified as an increase to interest expense during the twelve months ending March 31, 2011, when the hedged forecasted transactions impact earnings.

As of March 31, 2010 and December 31, 2009, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands):

Notional Amount								Fair Value at Significant Other Observable Inputs (Level 2)
As of March 31, 2010		As of December 31, 2009		Type of Derivative	Strike Rate	Effective Date	Expiration Date	As of March 31, 2010	As of December 31, 2009
$19,444	(1)	$20,831	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(779)	$(952)
65,055	(1)	69,154	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(1,905)	(299)
14,304	(2)	15,208	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(1,025)	(889)
10,349	(2)	11,003	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(770)	(675)
9,107	(2)	9,682	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(676)	(579)
42,391	(2)	45,067	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,951)	(1,887)
36,446	(2)	38,746	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,768)	(1,794)
40,599	(2)	42,993	(2)	Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(1,241)	(453)
17,552		17,737		Cap	4.000	June 24, 2009	June 25, 2012	24	70

$ 255,247		$270,421						$(10,091)	$(7,458)

(1)	Translation to U.S. dollars is based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(2)	Translation to U.S. dollars is based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.

We do not have any fair value measurements using significant unobservable inputs (Level 3) as of March 31, 2010 or December 31, 2009.

11. Fair Value of Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

Current accounting guidance requires the Operating Partnership to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Operating Partnership’s disclosures of estimated fair value of financial instruments at March 31, 2010 and December 31, 2009, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 10, the interest rate cap and interest rate swaps are recorded at fair value.

We calculate the fair value of our mortgage loans, unsecured senior notes and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our 2026 Debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt. The carrying value of our revolving credit facility approximates fair value, due to the short-term nature of this instrument along with the variability of interest rates.

As of March 31, 2010 and December 31, 2009, the aggregate estimated fair value and carrying value of our revolving credit facility, mortgage loans, unsecured senior notes, the 2020 Notes and exchangeable senior debentures were as follows (in thousands):

	As of March 31, 2010		As of December 31, 2009
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Revolving credit facility (1)	$—	$—	$205,547	$205,547
Unsecured senior notes (2)	211,552	200,000	94,470	83,000
5.875% notes due 2020 (2)(3)	490,855	491,589	—	—
Mortgage loans (2)	1,048,950	1,043,361	1,054,293	1,063,663
Exchangeable senior debentures (2)(3)	657,495	433,259	624,618	432,234

	$2,408,852	$2,168,209	$1,978,928	$1,784,444

(1)	The carrying value of our revolving credit facility approximates estimated fair value, due to the short-term nature of this instrument along with the variability of interest rates.
(2)	Valuations for our unsecured senior notes and mortgage loans are determined based on the expected future payments discounted at risk-adjusted rates. The 2020 Notes and exchangeable senior debentures are valued based on quoted market prices.
(3)	The carrying value of the 2020 Notes is net of discount of $8,411 as of March 31, 2010. The carrying values of our exchangeable senior debentures are net of discount of $5,641 and $6,666 as of March 31, 2010 and December 31, 2009, respectively related to our 2026 Debentures.

12. Related Party Transactions

In December 2006, we entered into ten leases with tel(x), pursuant to which tel(x) provides enhanced meet-me-room services to our customers. The initial terms of these leases expire in 2026, and tel(x) has options to extend them through 2046. tel(x) was

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, the Company’s Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our condensed consolidated statements of operations include rental revenues of approximately $5.1 million and $4.2 million from tel(x) for the three months ended March 31, 2010 and 2009, respectively. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. As of March 31, 2010, tel(x) leases 126,130 square feet from us under 26 lease agreements.

We also entered into an agreement with tel(x), effective as of December 1, 2006, with respect to percentage rent arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Percentage rent earned during the three months ended March 31, 2010 amounted to approximately $11,000. No percentage rent was earned during the three months ended March 31, 2009.

In addition, in connection with the lease agreements, we entered into a management agreement with tel(x), effective as of December 1, 2007, pursuant to which tel(x) agreed to provide us with certain management services in exchange for a management fee of one percent of rents actually collected by tel(x).

All expenses of the General Partner relate to the business and operations of the Operating Partnership and are therefore paid directly or reimbursed by the Operating Partnership. The only transactions between the General Partner and the Operating Partnership consist of (i) contributions by the General Partner of consideration received from issuances of its capital stock in consideration of the issuance by the Operating Partnership of common or preferred units to the General Partner, (ii) distributions by the Operating Partnership to the General Partner with respect to outstanding common and preferred units held by the General Partner and (iii) reimbursements of expenses incurred by the General Partner, including legal, accounting and other professional expenses.

13. Commitments and Contingencies

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $10,000 to the seller during the three months ended March 31, 2010 and 2009. We have recorded approximately $2.5 million and $2.1 million for this contingent liability on our balance sheet at March 31, 2010 and December 31, 2009, respectively.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other liabilities include $1.3 million for this liability as of March 31, 2010 and December 31, 2009. During the three months ended March 31, 2009, we paid approximately $0.2 million to the seller. There was no payment made during the three months ended March 31, 2010.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements and from time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At March 31, 2010, we had open commitments related to construction contracts of approximately $61.0 million.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

14. Tenant Leases

Revenues recognized from Savvis Communications comprised approximately 9.2% and 10.4% of total operating revenues, for the three months ended March 31, 2010 and 2009, respectively. Other than noted here, for the three months ended March 31, 2010 and 2009 no single tenant accounted for more than 10% of total operating revenues.

15. Subsequent Events

On June 14, 2010, the General Partner issued 1,160,950 restricted shares of its common stock, par value $0.01 per share, to the Operating Partnership, and the Operating Partnership delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965 in exchange for $36,960,000 in aggregate principal amount of the Operating Partnership’s 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay Fund LP, a Delaware limited partnership, or Hudson Bay, pursuant to an exchange agreement, dated June 14, 2010, by and among the Operating Partnership, the General Partner and Hudson Bay.

On June 2, 2010, the General Partner entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, in connection with the offer and sale by the General Partner of 6,000,000 shares of its common stock and the grant of an over-allotment option for up to an additional 900,000 shares of the General Partner’s common stock to the underwriters, which the underwriters exercised in full. The General Partner completed the sale of 6,900,000 shares to the underwriters on June 8, 2010. The General Partner contributed the net proceeds of approximately $377.1 million after deducting estimated expenses to us in exchange for 6,900,000 common units, as required by the Operating Partnership’s partnership agreement. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the General Partner’s shelf registration statement on Form S-3 (File No. 333-158958).

On June 1, 2010, the Operating Partnership entered into a definitive asset purchase agreement with unrelated third parties to acquire a five-property data center portfolio located in California, Arizona and Virginia (the Rockwood Capital/365 Main Portfolio). The Rockwood Capital/365 Main Portfolio, which comprises a total of approximately 919,000 square feet and consists of: 365 Main Street, San Francisco, California; 2260 East El Segundo Boulevard, El Segundo, California; 720 2nd Street, Oakland, California; 2121 South Price Road, Chandler, Arizona; and 4030-4050 Lafayette Center Drive, Chantilly, Virginia, is being purchased from joint ventures that are majority-owned by affiliates of Rockwood Capital, LLC and managed by 365 Main, Inc. The purchase price, which was determined through negotiations between the Operating Partnership and the sellers, will be approximately $725.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. The Operating Partnership deposited $15.0 million into an escrow account pending closing of the transaction. The closing of the acquisition is expected to take place on or about July 7, 2010, and may be extended in limited circumstances. There can be no assurance that the acquisition will be consummated on the anticipated schedule or at all. If the Operating Partnership fails to close the purchase as required after the satisfaction or waiver of all closing conditions, it may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between the Company and the sellers.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

On May 1, 2010, the General Partner determined that 613,485 of the Class C Units granted in 2007 described in Note 9(b) above satisfied the market condition on the second measurement date (May 1, 2010), with the value of these units equal to the maximum amount of the award pool payable pursuant to the 2007 Grant on the second measurement date. Of the Class C Units that satisfied the market condition on May 1, 2010, 60% vested on May 1, 2010 and the remaining 40% are scheduled to vest ratably each month thereafter for 24 months.

On April 27, 2010, the General Partner declared the following distribution per unit.

Unit Class	Series A Preferred Unit	Series B Preferred Unit	Series C Preferred Unit	Series D Preferred Unit	Common unit
Distribution amount	$0.531250	$0.492188	$0.273438	$0.343750	$0.480000
Distribution payable date	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010
Distribution payable to unitholders of record on	June 15, 2010	June 15, 2010	June 15, 2010	June 15, 2010	June 15, 2010
Annual equivalent rate of distribution	$2.125	$1.969	$1.094	$1.375	$1.920

In December 2009 and January 2010, the General Partner entered into equity distribution agreements, under which it could issue up to $400.0 million from time to time, at its discretion. From January 1, 2010 through May 31, 2010, the General Partner generated net proceeds of $67.5 million from the issuance of approximately 1.3 million common shares under its equity distribution agreements at an average price of $51.87 per share after payment of approximately $1.0 million of commissions. The proceeds from the issuances were contributed by the General Partner to the Operating Partnership in exchange for 1.3 million common units.

Report of Independent Registered Public Accounting Firm

The Partners

Digital Realty Trust, L.P.:

We have audited the accompanying consolidated balance sheets of Digital Realty Trust, L.P. (the Operating Partnership) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule III, properties and accumulated depreciation. These consolidated financial statements and financial statement schedule III are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, properties and accumulated depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

June 25, 2010

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit and per unit data)

	December 31, 2009	December 31, 2008
ASSETS
Investments in real estate:
Properties:
Land	$382,763	$316,318
Acquired ground leases	2,767	2,733
Buildings and improvements	2,952,330	2,467,830
Tenant improvements	272,462	255,818

Total investments in properties	3,610,322	3,042,699
Accumulated depreciation and amortization	(459,521)	(302,960)

Net investments in properties	3,150,801	2,739,739
Investment in unconsolidated joint venture	6,392	8,481

Net investments in real estate	3,157,193	2,748,220
Cash and cash equivalents	72,320	73,334
Accounts and other receivables, net of allowance for doubtful accounts of $2,691 and $2,109 as of December 31, 2009 and December 31, 2008, respectively	46,086	39,108
Deferred rent	145,550	99,957
Acquired above market leases, net of accumulated amortization of $36,896 and $31,128 as of December 31, 2009 and December 31, 2008, respectively	25,861	31,352
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $229,852 and $188,348 as of December 31, 2009 and December 31, 2008, respectively	224,216	222,389
Deferred financing costs, net of accumulated amortization of $20,934 and $14,344 as of December 31, 2009 and December 31, 2008, respectively	21,073	16,275
Restricted cash	37,810	45,470
Other assets	14,950	4,940

Total assets	$3,745,059	$3,281,045

LIABILITIES AND CAPITAL
Revolving credit facility	$205,547	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	1,063,663	1,026,594
4.125% exchangeable senior debentures due 2026, net of discount	165,834	161,901
5.50% exchangeable senior debentures due 2029	266,400	—
Accounts payable and other accrued liabilities	151,229	171,176
Accrued distributions	37,004	26,092
Acquired below market leases, net of accumulated amortization of $78,627 and $64,706 as of December 31, 2009 and December 31, 2008, respectively	69,311	76,660
Security deposits and prepaid rents	68,270	46,967

Total liabilities	2,110,258	1,705,969

Commitments and contingencies
Capital:
Partners’ capital:
General partner:
4,140,000 Series A Cumulative Redeemable preferred units issued and outstanding, 2,530,000 Series B Cumulative Redeemable preferred units issued and outstanding, 6,999,955 and 7,000,000 Series C Cumulative Convertible preferred units issued and outstanding, respectively, 13,795,500 and 13,800,000 Series D Cumulative Convertible preferred units issued and outstanding, respectively, all with a $25.00 liquidation preference per preferred unit (liquidation preference of $686,636,375 and $686,750,000 as of December 31, 2009 and December 31, 2008, respectively)	662,338	662,448
76,812,783 and 73,306,703 common units issued and outstanding, respectively	924,604	890,976
Limited partners, 4,360,549 common units, 842,096 profits interest units and 216,452 class C units outstanding as of December 31, 2009 and 4,530,549 common units, 853,107 profits interest units and 435,474 class C units outstanding as of December 31, 2008	60,875	71,041
Accumulated other comprehensive loss	(30,630)	(53,747)

Total partners’ capital	1,617,187	1,570,718
Noncontrolling interests in consolidated joint ventures	17,614	4,358

Total capital	1,634,801	1,575,076

Total liabilities and capital	$3,745,059	$3,281,045

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit data)

	Year Ended December 31,
	2009	2008	2007
Operating Revenues:
Rental	$510,772	$404,559	$319,603
Tenant reimbursements	125,308	107,503	75,003
Other	1,062	15,383	641

Total operating revenues	637,142	527,445	395,247

Operating Expenses:
Rental property operating and maintenance	176,238	151,147	109,225
Property taxes	36,004	31,102	27,181
Insurance	6,111	4,988	5,527
Depreciation and amortization	198,052	172,378	134,419
General and administrative	42,165	38,391	30,786
Other	783	1,084	431

Total operating expenses	459,353	399,090	307,569

Operating income	177,789	128,355	87,678
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	2,172	2,369	449
Interest and other income	753	2,106	2,287
Interest expense	(88,442)	(63,621)	(67,054)
Tax expense	(1,038)	(1,109)	(814)
Loss from early extinguishment of debt	—	(182)	—

Income from continuing operations	91,234	67,918	22,546
Income from discontinued operations before gain on sale of assets	—	—	1,395
Gain on sale of assets	—	—	18,049

Income from discontinued operations	—	—	19,444

Net income	91,234	67,918	41,990
Net income attributable to noncontrolling interests in consolidated joint venture	(140)	(335)	—

Net income attributable to Digital Realty Trust, L.P.	91,094	67,583	41,990
Preferred units distributions	(40,404)	(38,564)	(19,330)

Net income available to common unitholders	$50,690	$29,019	$22,660

Net income per unit available to common unitholders:
Basic	$0.62	$0.39	$0.33
Diluted	$0.61	$0.38	$0.32

Weighted average common units outstanding:
Basic	81,715,226	75,160,263	68,754,024
Diluted	82,785,746	76,766,756	70,799,336

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITAL AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except unit data)

	General Partner				Limited Partners		Accumulated Other Comprehensive Income (loss)	Noncontrolling Interests in Consolidated Joint Venture	Total Capital
	Preferred Units		Common Units		Common Units
	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2006	6,670,000	$159,799	54,257,691	$559,587	13,655,464	$141,890	$4,190	—	$865,466
Conversion of limited partner common units to general partner common units	—	—	7,042,054	71,152	(7,042,054)	(71,152)	—	—	—
Net proceeds from issuance of common units	—	—	4,025,000	150,447	—	—	—	—	150,447
Issuance of series C preferred units, net of offering costs	7,000,000	169,068	—	—	—	—	—	—	169,068
Issuance of common units in connection with the exercise of stock options	—	—	81,495	1,036	—	—	—	—	1,036
Issuance of common units	—	—	—	—	62,384	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	4,367	—	—	—	—	4,367
Distributions	—	(19,330)	—	(72,259)	—	(8,451)	—	—	(100,040)
Reallocation of interests	—	—	—	(8,316)	—	8,316	—	—	—
Contributions from noncontrolling interests in consolidated joint venture	—	—	—	—	—	—	—	4,928	4,928
Net income	—	19,330	—	18,907	—	3,753	—	—	41,990
Other comprehensive income - foreign currency translation adjustments	—	—	—	—	—	—	(129)	—	(129)
Other comprehensive income - fair value of interest rate swaps	—	—	—	—	—	—	1,872	—	1,872
Other comprehensive income - reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	(2,575)	—	(2,575)

Comprehensive income									41,158

Balance as of December 31, 2007	13,670,000	$328,867	65,406,240	$724,921	6,675,794	$74,356	$3,358	$4,928	$1,136,430

Conversion of limited partner common units to general partner common units	—	—	1,825,157	20,360	(1,825,157)	(20,360)	—	—	—
Issuance of common units in connection with restricted stock, net of forfeitures	—	—	116,603	—	—	—	—	—	—
Net proceeds from issuance of common units	—	—	5,750,000	211,611	—	—	—	—	211,611
Issuance of series D preferred units, net of offering costs	13,800,000	333,581	—	—	—	—	—	—	333,581
Issuance of common units in connection with the exercise of stock options	—	—	208,703	4,205	—	—	—	—	4,205
Issuance of common units	—	—	—	—	968,493	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	9,805	—	—	—	—	9,805
Distributions	—	(38,564)	—	(87,447)	—	(7,775)	—	—	(133,786)
Reallocation of interests	—	—	—	(22,491)	—	22,491	—	—	—
Acquisition of consolidated joint venture noncontrolling interest	—	—	—	—	—	—	—	1,887	1,887
Contributions from noncontrolling interests in consolidated joint venture	—	—	—	—	—	—	—	16,452	16,452
Distributions to noncontrolling interests in consolidated joint venture	—	—	—	—	—	—	—	(8,276)	(8,276)
Adjustments due to purchase of noncontrolling interests	—	—	—	3,322	—	—	—	(10,968)	(7,646)
Net income	—	38,564	—	26,690	—	2,329	—	335	67,918
Other comprehensive income - foreign currency translation adjustments	—	—	—	—	—	—	(48,391)	—	(48,391)
Other comprehensive income - fair value of interest rate swaps	—	—	—	—	—	—	(7,904)	—	(7,904)
Other comprehensive income - reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	(810)	—	(810)

Comprehensive income									10,813

Balance as of December 31, 2008	27,470,000	$662,448	73,306,703	$890,976	5,819,130	$71,041	$(53,747)	$4,358	$1,575,076

Conversion of limited partner common units to general partner common units	—	—	650,511	7,632	(650,511)	(7,632)	—	—	—
Issuance of common units in connection with restricted stock, net of forfeitures	—	—	103,700	—	—	—	—	—	—
Net proceeds from issuance of common units	—	—	2,500,000	82,859	—	—	—	—	82,859
Issuance of common units in connection with the exercise of stock options	—	—	249,167	6,325	—	—	—	—	6,325
Issuance of common units, net of forfeitures	—	—	—	—	250,478	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	9,829	—	—	—	—	9,829
Conversion of series C and D preferred units	(4,545)	(110)	2,702	110	—	—	—	—	—
Distributions	—	(40,404)	—	(112,266)	—	(8,430)	—	—	(161,100)
Reclassification of vested share based awards	—	—	—	(2,464)	—	2,464	—	—	—
Contributions from noncontrolling interest in consolidated joint venture	—	—	—	—	—	—	—	33,787	33,787
Adjustments due to purchase of noncontrolling interests in consolidated joint venture	—	—	—	(5,655)	—	—	—	(20,671)	(26,326)
Net income	—	40,404	—	47,258	—	3,432	—	140	91,234
Other comprehensive income - foreign currency translation adjustments	—	—	—	—	—	—	24,476	—	24,476
Other comprehensive income - fair value of interest rate swaps	—	—	—	—	—	—	(5,419)	—	(5,419)
Other comprehensive income - reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	4,060	—	4,060

Comprehensive income									114,351

Balance as of December 31, 2009	27,465,455	$662,338	76,812,783	$924,604	5,419,097	$60,875	$(30,630)	$17,614	$1,634,801

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from operating activities:
Net income	$91,234	$67,918	$41,990
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	—	—	(18,049)
Equity in earnings of unconsolidated joint venture	(2,172)	(2,369)	(449)
Distributions from unconsolidated joint venture	4,350	3,019	1,383
Write-off of net assets due to early lease terminations	783	1,085	430
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases	156,828	118,364	81,305
Amortization of share-based unearned compensation	9,829	9,805	4,367
Allowance for doubtful accounts	582	(1,058)	1,135
Amortization of deferred financing costs	7,925	5,579	5,161
Write-off of deferred financing costs, included in net loss on early extinguishment of debt	—	182	—
Amortization of debt discount/premium	3,550	2,435	2,553
Amortization of acquired in place lease value and deferred leasing costs	41,224	54,014	53,493
Amortization of acquired above market leases and acquired below market leases, net	(8,040)	(9,689)	(10,412)
Changes in assets and liabilities:
Restricted cash	7,723	(1,640)	(12,716)
Accounts and other receivables	(16,173)	4,878	5,134
Deferred rent	(45,342)	(36,006)	(23,376)
Deferred leasing costs	(10,606)	(10,776)	(14,417)
Other assets	(4,936)	4,064	(138)
Accounts payable and other accrued liabilities	26,229	(8,004)	(19,129)
Security deposits and prepaid rents	20,821	16,007	7,390

Net cash provided by operating activities	283,809	217,808	105,655

Cash flows from investing activities:
Acquisitions of properties	(137,996)	(79,243)	(359,849)
Purchase of prepaid ground lease	—	—	(1,192)
Proceeds from sale of assets, net of sales costs	—	—	78,191
Deposits paid for acquisitions of properties	—	(760)	(459)
Receipt of value added tax refund	14,095	20,241	6,800
Refundable value added tax paid	(5,208)	(20,337)	(11,059)
Change in restricted cash	358	(2,340)	427
Improvements to investments in real estate	(392,386)	(545,223)	(265,682)
Improvement advances to tenants	(2,964)	(20,182)	(27,256)
Collection of advances from tenants for improvements	4,192	21,315	25,836
Return of investment in unconsolidated joint venture	—	—	20,500
Purchase of joint venture partners’ interests	—	(21,222)	(3,684)

Net cash used in investing activities	(519,909)	(647,751)	(537,427)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from financing activities:
General partner contributions	$89,184	$549,210	$320,751
Borrowings on revolving credit facility	574,563	1,142,555	612,472
Repayments on revolving credit facility	(506,732)	(1,296,610)	(463,980)
Borrowings on unsecured senior notes	25,000	58,000	—
Proceeds from mortgage loans	121,994	174,900	121,288
Principal payments on mortgage loans	(163,242)	(26,719)	(48,238)
Proceeds from 5.50% exchangeable senior debentures	266,400	—	—
Change in restricted cash	(421)	(188)	(869)
Payment of loan fees and costs	(12,377)	(5,423)	(5,536)
Capital distributions to noncontrolling interests in consolidated joint venture	—	(11,358)	—
Capital contributions received from noncontrolling interests in consolidated joint venture	17,231	17,598	2,056
Payment of distributions to preferred unitholders	(40,404)	(38,564)	(19,329)
Payment of distributions to common unitholders	(109,784)	(91,476)	(77,752)
Purchase of noncontrolling interests in consolidated joint venture	(26,326)	—	—

Net cash provided by financing activities	235,086	471,925	440,863

Net (decrease) increase in cash and cash equivalents	(1,014)	41,982	9,091
Cash and cash equivalents at beginning of period	73,334	31,352	22,261

Cash and cash equivalents at end of period	$72,320	$73,334	$31,352

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$81,820	$72,339	$69,028
Cash paid for taxes	785	1,099	604
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$24,476	$(48,391)	$(129)
Accrual of distributions	37,004	26,092	22,345
(Decrease) increase in accounts payable and other accrued liabilities and other assets, respectively, related to increase in fair value of interest rate swaps	(5,419)	(7,904)	1,872
Non-cash allocation of investment in partnership to:
Land	17,632	2,093	6,732
Building	15,924	1,607	6,325
Accounts and other receivables	—	46	38
Other assets	—	10	—
Mortgage loans	(17,000)	(2,836)	(5,541)
Accounts payable and other accrued liabilities	—	—	(998)
Change to noncontrolling interest in consolidated joint venture	(16,556)	(920)	(6,556)
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	57,292	103,277	97,512
Allocation of purchase price of properties/investment in partnership to:
Investments in real estate	180,110	78,516	329,999
Accounts and other receivables	—	—	3,486
Other assets	2	—	952
Acquired above market leases	100	440	335
Acquired below market leases	(5,859)	(3,104)	(22,214)
Acquired in place lease value and deferred leasing costs	15,712	3,493	50,876
Mortgage loans assumed	(51,985)	—	—
Accounts payable and other accrued liabilities	—	(38)	(2,146)
Security deposits and prepaid rents	(84)	(64)	(247)

Cash paid for acquisition of properties	$137,996	$79,243	$361,041

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Digital Realty Trust, L.P. and its subsidiaries (collectively, we or the Operating Partnership) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Operating Partnership is managed by Digital Realty Trust, Inc. (the General Partner), its sole general partner. The Operating Partnership is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. As of December 31, 2009, our portfolio consisted of 81 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 68 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Chicago, Dallas, Los Angeles, New York/New Jersey, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of the General Partner’s initial public offering (IPO) on November 3, 2004 and commenced operations on that date. As of December 31, 2009, the General Partner owns a 93.4% common unit interest and a 100% preferred unit interest in the Operating Partnership. As general partner, it has control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner nor do they have participating rights, although they do have certain protective rights.

We continue to operate and expand the business of the General Partner’s predecessor (the Predecessor). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners LLC, or GI Partners, contributed to us in connection with the IPO, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

Pursuant to a contribution agreement among GI Partners, the owner of the Predecessor, and the Operating Partnership, certain of GI Partners’ properties were contributed to the Operating Partnership in exchange for limited partnership interests (Units) in the Operating Partnership and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership received contributions of interests in certain additional real estate properties in exchange for Units and the assumption of specified liabilities.

The General Partner has operated in a manner that it believes has enabled it to qualify to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code).

The General Partner and the Operating Partnership (collectively, the Company) are an internally managed REIT with an “UPREIT” structure and, as such, the General Partner does not hold any independent assets or conduct any business operations apart from its investment in the Operating Partnership. There are no management or similar contracts between the Operating Partnership and the General Partner other than the partnership agreement, and the Company operates as a single, internally managed enterprise of which the General Partner is the holding company that manages the Operating Partnership. The General Partner has no source of revenue other than on its equity interests in the Operating Partnership. The accounts of the Operating Partnership are consolidated with those of the General Partner. The same personnel service both the General Partner and the Operating Partnership.

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of the Operating Partnership and its subsidiaries. Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents

For the purpose of the consolidated statements of cash flows, we consider short-term investments with original maturities of 90 days or less to be cash equivalents. As of December 31, 2009 and 2008, cash equivalents consist of investments in money market instruments.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Acquired ground leases	Terms of the related lease
Buildings and improvements	5-39 years
Tenant improvements	Shorter of the estimated useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Investment in Unconsolidated Joint Venture

The Operating Partnership’s investment in unconsolidated joint venture is accounted for using the equity method, whereby the investment is increased for capital contributed and our share of the joint venture’s net income and decreased by distributions we receive and our share of any losses of the joint venture.

(e) Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investments in real estate has occurred.

(f) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired from third parties. In accordance with current accounting guidance, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair values of the tangible assets of an acquired property are determined based on comparable land sales for land and replacement costs adjusted for physical and market obsolescence for the improvements. The fair values of the tangible assets of an acquired property are also determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The estimated avoided costs and avoided revenue losses are calculated and this aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for our real estate because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

The fair value of intangible assets and liabilities acquired during the years ended December 31, 2009 and 2008 were as follows (in thousands):

	2009	2008
Acquired in place lease value	$15,712	$3,493
Acquired above market lease value	100	440
Acquired below market lease value	(5,859)	(3,104)

The estimated future amortization of intangible assets and liabilities (assuming no early termination of leases acquired) at December 31, 2009 is as follows (in thousands):

	Acquired in place lease value	Acquired above market lease value	Acquired below market lease value
2010	$32,987	$5,365	$(13,229)
2011	26,331	4,215	(11,838)
2012	21,999	3,665	(8,225)
2013	21,255	3,582	(8,122)
2014	18,438	3,482	(7,157)
Thereafter	41,296	5,552	(20,740)

	$162,306	$25,861	$(69,311)

On January 1, 2009, we adopted new accounting guidance for the accounting for business combinations. The accounting guidance provides for recognizing and measuring assets acquired and liabilities assumed in an acquisition at fair value. This accounting guidance also requires that transaction costs in an acquisition be expensed as incurred. The guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption did not have a material impact on our consolidated financial statements for the year ended December 31, 2009. In April 2009, the Financial Accounting Standards Board, or FASB, issued revised guidance for recognizing and measuring pre-acquisition contingencies in a business combination. Under the revised guidance, pre-acquisition contingencies are recognized at their acquisition-date fair value if a fair value can be determined during the measurement period. If the acquisition-date fair value cannot be determined during the measurement period, a contingency (best estimate) is to be recognized if it is probable that an asset existed or liability had been incurred at the acquisition date and the amount can be reasonably estimated. The revised guidance does not prescribe specific accounting for subsequent measurement and accounting for contingencies. The revised guidance is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect the revised guidance will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, term and size of the acquired contingencies.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g) Capitalization of costs

We capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to space under development. Interest capitalized during the years ended December 31, 2009 and 2008 was $9.2 million and $18.4 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $13.9 million and $10.6 million for the years ended December 31, 2009 and 2008, respectively.

(h) Deferred Leasing Costs

Deferred leasing commissions and other direct and indirect costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

(i) Foreign Currency Translation

Assets and liabilities of the subsidiaries outside the United States with non-U.S. dollar functional currencies are translated into U.S. dollars using exchange rates as of the balance sheet dates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are recorded as a component of accumulated other comprehensive income.

(j) Deferred Financing Costs

Loan fees and costs are capitalized and amortized over the life of the related loans on a straight-line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(k) Restricted Cash

Restricted cash consists of deposits for real estate taxes and insurance and other amounts as required by our loan agreements including funds for leasing costs and improvements related to unoccupied space.

(l) Offering Costs

Underwriting commissions and other offering costs are reflected as a reduction in partners’ capital.

(m) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of the stock options granted by us is being amortized on a straight-line basis over the vesting period of the stock options. The estimated fair value of the long-term incentive units and Class C Units (discussed in note 9) granted by us is being amortized on a straight-line basis over the expected service period.

For share based compensation awards with performance conditions, we estimate the fair value of the award for each of the possible performance condition outcomes and amortize the compensation cost based on management’s projected performance outcome. In the instance management’s projected performance outcome changes prior to the final measurement date, compensation cost is adjusted accordingly.

(n) Accounting for Derivative Instruments and Hedging Activities

We account for our derivative instruments and hedging activities in accordance with the accounting standard for derivative and hedging activities. The accounting standard requires us to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. See disclosures below related to our adoption of the accounting standard for fair value measurements and disclosures.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009, 2008 and 2007, respectively, there were no ineffective portions to our interest rate swaps.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We actively manage our ratio of fixed-to-floating rate debt. To manage our fixed and floating rate debt in a cost-effective manner, we, from time to time, enter into interest rate swap agreements as cash flow hedges, under which we agree to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts.

(o) Assets and Liabilities Measured at Fair Value

On January 1, 2008, we adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosures regarding fair-value measurements related to financial instruments. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances. On January 1, 2009, we adopted this guidance for non-financial instruments subject to this pronouncement.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(p) Income Taxes

We assess our significant tax positions in accordance with U.S. GAAP for all open tax years and determine whether we have any material unrecognized liabilities from uncertain tax benefits. If a tax position is not considered “more-likely-than-not” to be sustained solely on its technical merits, no benefits of the tax position are to be recognized (for financial statement purposes). As of December 31, 2009, we have no liabilities for uncertain tax positions. We classify interest and penalties on tax liabilities from significant uncertain tax positions as interest expense and operating expense, respectively, in our consolidated statements of operations. For the years ended December 31, 2009, 2008 and 2007, we had no such interest or penalties.

See Note 7 for further discussion on income taxes.

(q) Presentation of Transactional-based Taxes

We account for transactional-based taxes, such as value added tax, or VAT, for our international properties on a net basis.

(r) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized over the new remaining term of the lease, effective as of the date the lease modification is finalized, and assuming collection is probable.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A provision for loss is made if the collection of the receivable balances related to contractual rent, rent recorded on a straight-line basis, tenant reimbursements and lease termination fees are considered to be doubtful.

(s) Asset Retirement Obligations

We record accruals for estimated retirement obligations as required by current accounting guidance. The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. As of December 31, 2009 and 2008, the amount included in accounts payable and other accrued liabilities on our consolidated balance sheets was approximately $1.3 million and $1.5 million, respectively.

(t) Discontinued Operations

Discontinued operations represent a component of an entity that has either been disposed of or is classified as held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. Current accounting guidance provides that the assets and liabilities of the component of the entity that has been classified as discontinued operations be presented separately in the entity’s balance sheet. The results of operations of the component of the entity that has been classified as discontinued operations are also reported as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, as outlined in the current accounting guidance, are met. At such time, depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets. The results of operations of assets held for sale are reported as discontinued operations. As of December 31, 2009 and 2008, no assets were held for sale. During 2007, we sold 100 Technology Center Drive and 4055 Valley View Lane and accounted for these properties as discontinued operations in the accompanying consolidated statements of operations.

(u) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made. On an on-going basis, we evaluate our estimates, including those related to acquiring, developing and assessing the carrying values of our real estate properties, accrued liabilities, and performance-based equity compensation plans. We base our estimates on historical experience, current market conditions, and various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could vary under different assumptions or conditions.

(v) Other Newly Adopted Significant Accounting Policies

On January 1, 2009, we adopted new accounting guidance, which requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The equity component of the convertible debt is included in partners’ capital and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount will be accreted as additional interest expense over the non-cancellable term of the instrument. Retrospective application was required and has been reflected in all periods presented herein.

Our 2026 Debentures were impacted by the new accounting guidance. To adopt the new accounting guidance, effective January 1, 2009, the Operating Partnership estimated the fair value, as of the date of issuance, of its exchangeable senior debentures as if the instrument was issued without the exchange option. The difference between the fair value and the principal amount of the debt instrument was $18.9 million. This amount was retrospectively recorded as a debt discount and as a component of equity as of the issuance date in August 2006. The discount is being amortized over the expected five-year life of the debentures resulting in non-cash increase to interest expense in historical and future periods.

On January 1, 2009, we adopted new accounting guidance which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component of equity in the consolidated financial

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

statements. The new guidance also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, it establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. As a result of the issuance of the new guidance, if noncontrolling interests are determined to be redeemable, they are to be carried at their redemption value as of the balance sheet date and reported as temporary equity. The new guidance on noncontrolling interests was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result, we classified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets for all periods presented. In subsequent periods, the Operating Partnership will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

In June 2009, the FASB issued the FASB Accounting Standards Codification (Codification) which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of its financial statements that are presented in conformity with GAAP. Effective September 30, 2009, we have adopted the Codification, which did not have a material impact on our consolidated financial statements.

(w) Segment Information

All of our properties generate similar revenues and expenses related to tenant rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a wide range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products, services provided to its customers and the method to distribute such services are consistent throughout the portfolio. Consequently, our properties qualify for aggregation into one reporting segment.

3. Investment in Real Estate

	As of December 31, 2009
Property Type	Land	Ground Lease	Building and Improvements(1)	Tenant Improvements	Accumulated Depreciation and Amortization	Net Investment in Properties
Internet Gateway Datacenters	$84,603	$—	$1,007,658	$81,981	$(188,880)	$985,362
Corporate Datacenters	245,753	1,290	1,786,799	176,575	(241,818)	1,968,599
Technology Manufacturing	24,811	1,477	70,166	5,938	(16,097)	86,295
Technology Office	25,431	—	58,156	7,968	(12,214)	79,341
Other	2,165	—	29,551	—	(512)	31,204

	$382,763	$2,767	$2,952,330	$272,462	$(459,521)	$3,150,801

	As of December 31, 2008
Property Type	Land	Ground Lease	Building and Improvements(1)	Tenant Improvements	Accumulated Depreciation and Amortization	Net Investment in Properties
Internet Gateway Datacenters	$84,663	$—	$876,148	$78,525	$(130,737)	$908,599
Corporate Datacenters	186,388	1,256	1,429,808	163,387	(148,688)	1,632,151
Technology Manufacturing	24,401	1,477	67,670	5,938	(13,599)	85,887
Technology Office	18,701	—	51,183	7,968	(9,480)	68,372
Other	2,165	—	43,021	—	(456)	44,730

	$316,318	$2,733	$2,467,830	$255,818	$(302,960)	$2,739,739

(1)	Balances related to construction in progress, without the proportionate acquisition cost of land and property, the construction cost amounted to $82.4 million, or $113.3 million including construction accruals and other capitalized costs, and $164.9 million, or $244.5 million including construction accruals and other capitalized costs, as of December 31, 2009 and 2008, respectively. Including the proportionate acquisition cost of land and property, the amounts are $156.5 million, or $187.5 million including construction accruals and other capitalized costs, and $327.7 million, or $407.4 million including construction accruals and other capitalized costs, as of December 31, 2009 and 2008, respectively. These amounts, without the proportionate acquisition cost of land and property, included within building and improvements, are primarily related to construction on datacenters.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We made the following acquisitions of real estate properties during the years ended December 31, 2009 and 2008:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
Loudoun Exchange II(1)	Northern Virginia	May 15, 2009	20.3
Digital Realty Trust Datacenter Park—Dallas(2)	Dallas	September 11, 2009	33.6
444 Toyama Drive	Silicon Valley	September 25, 2009	17.5
1350 Duane Avenue/3080 Raymond Street(3)	Silicon Valley	October 30, 2009	90.5
Nokes Boulevard / Beaumeade Circle(4)	Northern Virginia	December 17, 2009	63.3

Total Acquisitions—Year Ended December 31, 2009			$225.2

365 South Randolphville Road	New York	February 14, 2008	$20.2
701 & 717 Leonard Street(5)	Dallas	May 13, 2008	12.0
650 Randolph Road	New York	June 13, 2008	10.7
Manchester Technopark Plot C1, Birley Fields	Manchester	June 20, 2008	23.3
1201 Comstock Street(6)	Silicon Valley	June 30, 2008	1.9
7505 Mason King Court	Northern Virginia	November 20, 2008	10.5

Total Acquisitions—Year Ended December 31, 2008			$78.6

(1)	Represents vacant land which is not included in our operating property count.
(2)	In September 2009, we made an initial cash contribution of $1.9 million to a joint venture formed to own and redevelop Digital Realty Trust Datacenter Park – Dallas. The other member contributed seven vacant buildings with an estimated market value of $33.6 million and a third-party non-recourse loan secured by these properties of $17.0 million. We are committed to make an additional $22.9 million of capital contributions needed to fund the redevelopment project. We have determined that the joint venture is a variable interest entity and we are the primary beneficiary. As a result, we have consolidated the joint venture and presented the member interests not owned by us of $16.6 million as noncontrolling interests in consolidated joint venture. For operating property count purposes, we consider this to be one property.
(3)	Includes the assumption of a $52.8 million loan.
(4)	A two-property data center portfolio consisting of four buildings located at 21561 and 21571 Beaumeade Circle in Ashburn, Virginia and 45901 and 45905 Nokes Boulevard in Sterling, Virginia, as well as certain vacant real property located at 21551 Beaumeade Circle in Ashburn, Virginia.
(5)	Acquisition of a parking garage adjacent to one of our properties in Dallas, Texas. The parking garage is not included in our property count.
(6)	Represents the amount to acquire a 50% interest in a joint venture that owns this above building. Since we control the joint venture, we have consolidated the joint venture in the accompanying consolidated financial statements. Upon consolidation, we included total assets of $3.8 million and noncontrolling interests of $1.9 million.

We acquired the following real estate properties subsequent to the year ended December 31, 2009:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
New England Portfolio(1)	Various(1)	January 22, 2010	$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro area. The New England Portfolio is considered three properties for our property count.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The properties’ aggregate acquisition amounts were allocated as follows: $21.2 million to land, $323.0 million to buildings and improvements, $2.2 million to tenant improvements, $55.0 million to identified intangible assets and $26.4 million to identified intangible liabilities. There was no contingent consideration associated with the acquisition. The operating revenues and operating income of the combined entity had the acquisition date been January 1, 2008 are:

	Operating Revenues	Operating Income
	(in millions)
Supplemental pro forma January 1, 2009 through December 31, 2009 (1)	702.4	198.8
Supplemental pro forma January 1, 2008 through December 31, 2008 (1)	591.8	148.4

(1)	These unaudited pro forma results do not purport to be indicative of what operating results would have been had the acquisitions occurred on January 1, 2008 and may not be indicative of future operating results.

4. Investment in Unconsolidated Joint Venture

As of December 31, 2009, the investment in unconsolidated joint venture consists of an effective 50% interest in a joint venture that owns a datacenter property in Seattle, Washington. Cash distributions from the joint venture are allocated pro rata among the partners based on the respective ownership interests. Following is the condensed balance sheet information for the joint venture as of December 31, 2009 and 2008 (in thousands):

	December 31,
	2009	2008
Assets
Investments in real estate, net	$36,409	$38,824
Other assets	8,877	6,199

Total assets	$45,286	$45,023

Liabilities and Equity
Mortgage loans	$110,000	$110,000
Other liabilities	7,118	6,947
Our equity	(35,696)	(35,275)
Other equity	(36,136)	(36,649)

Total liabilities and equity	$45,286	$45,023

Our investment in unconsolidated joint venture included in our consolidated balance sheet exceeds our equity presented in the joint venture’s balance sheet since our purchase accounting adjustments are not pushed down to the joint venture. The difference between our investment in unconsolidated joint venture and the owners’ equity account in the joint venture is principally due to the purchase accounting adjustments of $42.1 million not pushed down to the joint venture.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is the condensed statement of operations information for the joint venture for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Statements of Operations:
Revenues	$28,841	$23,950	$20,396
Operating expenses	(8,700)	(8,124)	(7,039)

Net operating income	20,141	15,826	13,357
Interest and other income	11	142	418
Interest expense	(7,082)	(6,846)	(4,786)
Other expense	(76)	—	—
Loss from early extinguishment of debt	—	—	(4,346)
Depreciation and amortization	(6,301)	(5,405)	(3,802)

Net income	$6,693	$3,717	$841

Add: Historical depreciation and amortization	6,301	5,405	3,802
Net income before purchase accounting adjustments	$12,994	$9,122	$4,643
Company share of historical net income	6,497	4,561	2,275
Debt premium writeoff related to loss from early extinguishment of debt	—	—	1,544
Purchase accounting adjustments	(4,325)	(2,192)	(3,370)

Equity in earnings of unconsolidated joint venture	$2,172	$2,369	$449

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Debt

A summary of outstanding indebtedness as of December 31, 2009 and 2008 is as follows (in thousands):

Properties	Interest Rate at December 31, 2009		Maturity Date		Principal Outstanding December 31, 2009		Principal Outstanding December 31, 2008
Mortgage loans:
Secured Term Debt (1)(2)	5.65%		Nov. 11, 2014		$144,078		$146,486
350 East Cermak Road(2)	1-month LIBOR + 2.20	%(3)(7)	Jun. 9, 2009		—		96,573
3 Corporate Place(2)	6.72%		Aug. 1, 2011	(4)	80,000		80,000
200 Paul Avenue 1-4(2)	5.74%		Oct. 8, 2015		77,803		79,336
2045 & 2055 LaFayette Street (2)	5.93%		Feb. 6, 2017		67,271		68,000
Mundells Roundabout	3-month GBP LIBOR + 1.20	%(7)	Nov. 30, 2013		69,154	(9)	—
600 West Seventh Street	5.80%		Mar. 15, 2016		55,524		56,814
2323 Bryan Street(2)	6.04%		Nov. 6, 2009		—	(5)	55,048
34551 Ardenwood Boulevard 1-4(2)	5.95%		Nov. 11, 2016		54,945		55,000
1100 Space Park Drive(2)	5.89%		Dec. 11, 2016		54,944		55,000
1350 Duane Avenue/3080 Raymond Street	5.42%		Oct. 1, 2012		52,800		—
150 South First Street(2)	6.30%		Feb. 6, 2017		52,760		53,288
114 Rue Ambroise Croizat(6)	3-month EURIBOR + 1.35	%(7)	Jan. 18, 2012		45,067	(8)	44,564	(8)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%		Sep. 4, 2014		42,993	(8)	—
1500 Space Park Drive(2)	6.15%		Oct. 5, 2013		41,883		43,708
2334 Lundy Place(2)	5.96%		Nov. 11, 2016		39,960		40,000
Unit 9, Blanchardstown Corporate Park (6)	3-month EURIBOR + 1.35	%(7)	Jan. 18, 2012		38,746	(8)	38,315	(8)
Cressex 1(10)	5.68%		Oct. 16, 2014		29,486	(9)	—
6 Braham Street	3-month GBP LIBOR + 0.90	%(7)	Apr. 10, 2011		20,831	(9)	19,239	(9)
1201 Comstock Street	1-month LIBOR + 3.50	%(7)	Jun. 24, 2012	(4)	17,737		—
Datacenter Park—Dallas	5.00%		Sep. 15, 2010	(4)	17,000		—
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60	%(7)	Jul. 18, 2013		15,208	(8)	15,041	(8)
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50	%(7)	Jul. 18, 2013		11,046	(8)	10,923	(8)
Gyroscoopweg 2E-2F(11)	3-month EURIBOR + 1.50	%(7)	Oct. 18, 2013		9,682	(8)	9,575	(8)
1125 Energy Park Drive	7.62	% (12)	Mar. 1, 2032		9,203		9,335
Manchester Technopark(10)	5.68%		Oct. 16, 2014		8,970	(9)	—
731 East Trade Street	8.22%		Jul. 1, 2020		5,315		5,520

					1,062,406		981,765
Revolving credit facility	Various	(12)	Aug. 31, 2010	(4)(13)	205,547	(14)	138,579	(14)
Unsecured senior notes—Series A	7.00%		Jul. 24, 2011		25,000		25,000
Unsecured senior notes—Series B	9.32%		Nov. 5, 2013		33,000		33,000
Unsecured senior notes—Series C	9.68%		Jan. 6, 2016		25,000		—
4.125% exchangeable senior debentures due 2026	4.125%		Aug. 15, 2026	(15)	172,500		172,500
5.50% exchangeable senior debentures due 2029	5.50%		Apr. 15, 2029	(16)	266,400		—
Mundells Roundabout construction loan	1-month GBP LIBOR + 1.75%		Nov. 30, 2013		—		42,374	(9)

Total principal outstanding					1,789,853		1,393,218
Unamortized discount on 4.125% exchangeable senior debentures due 2026					(6,666)		(10,599)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages					1,257		2,455

Total indebtedness					$1,784,444		$1,385,074

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.
(3)	This is the weighted average interest rate as of December 31, 2008. The first note, in a principal amount of $77.3 million, bears interest at a rate of 1-month LIBOR + 1.375% per annum and the second note, in a principal amount of $19.3 million, bears interest at a rate of 1-month LIBOR + 5.5% per annum. These notes were repaid in full in March 2009.
(4)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.
(5)	This mortgage loan was repaid in full in August 2009.
(6)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(7)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(8)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.
(9)	Based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(10)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralized by the two properties.
(11)	This loan is also secured by a €1.3 million letter of credit.
(12)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(13)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.

(14)	Balances as of December 31, 2009 and 2008 are as follows (balances, in thousands):

Denomination of Draw	Balance as of December 31, 2009		Weighted-average interest rate	Balance as of December 31, 2008		Weighted-average interest rate
US ($)	$195,500		1.34%	$92,000		1.79%
Euro (€)	10,047	(a)	1.58%	8,701	(a)	4.05%
British Sterling (£)	—		—	37,878	(b)	3.55%

Total	$205,547		1.35%	$138,579		2.41%

(a)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.
(b)	Based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.

(15)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(16)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

Net loss from early extinguishment of debt related to prepayment costs and unamortized deferred financing costs written off when we prepaid the related loans or terminated the related loan facility. In 2008, we terminated the construction facility related to 3 Corporate Place.

As of December 31, 2009, principal payments due for our borrowings are as follows (in thousands):

2010	$236,875
2011	312,766
2012	163,770
2013	183,619
2014	487,247
Thereafter	405,576

Total	$1,789,853

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. As of December 31, 2009, borrowings under the revolving credit facility bore interest at a blended rate of 1.34% (US Dollar), and 1.58% (Euro), which are based on 1-month US LIBOR and 1-month EURIBOR, respectively, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of December 31, 2009, approximately $205.5 million was drawn under this facility, and $22.6 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable the General Partner to maintain its status as a REIT for federal income tax purposes, the General Partner is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of December 31, 2009, the Company was in compliance with all of such covenants.

Some of our mortgage loans are subject to prepayment lock-out periods. The terms of the following mortgage loans contain prepayment lock-out periods through the dates listed below:

Loan	Date
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, the Operating Partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026 (the 2026 Debentures). Costs incurred to issue the 2026 Debentures were approximately $5.4 million, net of the amount allocated to the equity component of the debentures. These costs are being amortized over a period of five years, which represents the estimated term of the 2026 Debentures, and are included in deferred financing costs, net in the consolidated balance sheet. The 2026 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2026 Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the 2026 Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2026 Debentures. The exchange rate on the 2026 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 11, 2010, the exchange rate has been adjusted to 31.411 shares per $1,000 principal amount of 2026 Debentures as a result of the aggregate dividends in excess of the reference dividend that the General Partner declared and paid on the its common stock beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2010.

Prior to August 18, 2011, the Operating Partnership may not redeem the 2026 Debentures except to preserve the Company’s status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the 2026 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2026 Debentures.

The holders of the 2026 Debentures have the right to require the Operating Partnership to repurchase the 2026 Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a repurchase price equal to 100% of the principal amount of the 2026 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12- month period and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2026 Debentures, including a default for 30 days in payment of any installment of interest under the 2026 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2026 Debentures and the Operating Partnership’s failure to deliver cash or any shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2026 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

In addition, the 2026 Debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of the General Partner’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2026 Debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2026 Debentures for redemption and (iv) any time on or after July 15, 2026.

The General Partner has entered into a registration rights agreement whereby it agreed to register the shares of common stock that could be issued in the future upon exchange of the 2026 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in April 2007.

The following table provides additional information about the 2026 Debentures as of the date presented pursuant to requirements under accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion:

	4.125% Exchangeable Senior Debentures due 2026
($ and shares in thousands, except exchange price)	December 31, 2009	December 31, 2008
Carrying amount of the capital component	$18,280	$18,280
Principal amount of the liability component	$172,500	$172,500
Unamortized discount of the liability component	$6,666	$10,599
Net carrying amount of the liability component	$165,834	$161,901
Remaining amortization period of discount	19 months		(a )
Exchange price	$32.22		(a )
Number of shares to be issued upon exchange(b)	1,923		(a )
The amount by which the if-exchanged value exceeds the principal amount(b)	$96,693		(a )
Effective interest rate on liability component	6.75%		(a )
Non-cash interest cost recognized for the year ended	$3,933		(a )
Coupon rate interest cost recognized for the year ended	$7,116		(a )

(a)	Data not required by accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion.
(b)	In accordance with accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion, we are required to disclose the exchange price and the number of common units on which the aggregate consideration to be delivered upon exchange is determined (principal plus excess value). The Operating Partnership’s exchangeable senior debentures require the entire principal amount to be settled in cash, and at our option, any excess value above the principal amount may be settled in cash or the General Partner’s common shares (an equal amount of common units would be issued by the Operating Partnership). Based on the December 31, 2009 closing share price of the General Partner’s common shares and the conversion price in the table above, the excess value was approximately $96.7 million; accordingly, approximately 1.9 million common shares would be issued by the General Partner if these Debentures were settled on this date and the Operating Partnership elected to settle the excess value in shares of the General Partner’s common stock.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, the Operating Partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029 (the 2029 Debentures). Costs incurred to issue the 2029 Debentures were approximately $7.8 million. These costs are being amortized over a period of five years, which represents the estimated term of the 2029 Debentures, and are included in deferred financing costs, net in the consolidated balance sheet. The 2029 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2029 Debentures bear interest at 5.50% per annum and may be exchanged for shares of the General Partner’s common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2029 Debentures. The exchange rate on the 2029 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2029 Debentures must be settled in the common stock of the General Partner, accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

Prior to April 18, 2014, the Operating Partnership may not redeem the 2029 Debentures except to preserve the General Partner’s status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at the Operating Partnership’s option, the 2029 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2029 Debentures.

The holders of the 2029 Debentures have the right to require the Operating Partnership to repurchase the 2029 Debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2029 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12-month period without the approval of existing members and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2029 Debentures, including a default for 30 days in payment of any installment of interest under the 2029 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2029 Debentures and the Operating Partnership’s failure to deliver shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2029 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

The General Partner has entered into a registration rights agreement whereby it must register the shares of common stock that could be issued in the future upon exchange of the 2029 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in December 2009.

Guarantee of Debt

The General Partner has guaranteed some of the Operating Partnership’s debt. The General Partner guarantees the Operating Partnership’s obligations with respect to the 2026 Debentures, the 2029 Debentures, its 5.875% Notes due 2020 and its unsecured senior notes sold to Prudential Investment Management, Inc. and certain of its affiliates pursuant to the Prudential shelf facility. The General Partner is also the guarantor of the Operating Partnership’s obligations under its revolving credit facility and guarantees the Operating Partnership’s obligations with respect to some mortgage debt.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Income per Unit

The following is a summary of the elements used in calculating basic and diluted income per unit (in thousands, except unit and per unit amounts):

	Year Ended December 31,
	2009	2008	2007
Income from continuing operations	$91,234	$67,918	$22,546
Income from continuing operations attributable to noncontrolling interests	(140)	(335)	—
Preferred unit distributions	(40,404)	(38,564)	(19,330)

Income from continuing operations available to common unitholders	50,690	29,019	3,216
Income from discontinued operations	—	—	19,444

Net income available to common unitholders	$50,690	$29,019	$22,660

Weighted average common units outstanding—basic	81,715,226	75,160,263	68,754,024
Potentially dilutive common units:
Stock options	138,944	219,993	317,354
Class C Units (2005 Grant)	—	673,192	903,482
Excess exchange value of 2026 Debentures	931,576	713,308	824,476

Weighted average common units outstanding—diluted	82,785,746	76,766,756	70,799,336

Income per unit - basic:
Income per unit from continuing operations available to common unitholders	$0.62	$0.39	$0.05
Income per unit from discontinued operations	—	—	0.28

Net income per unit available to common unitholders	$0.62	$0.39	$0.33

Income per unit - diluted:
Income per unit from continuing operations available to common unitholders	$0.61	$0.38	$0.05
Income per unit from discontinued operations	—	—	0.27

Net income per unit available to common unitholders	$0.61	$0.38	$0.32

On or after July 15, 2026, the 2026 Debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock at an initial exchange rate of 30.6828 shares per $1,000 principal amount of 2026 Debentures. The 2026 Debentures are also exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. For the year ended December 31, 2009, the weighted average common stock price exceeded the current strike price of $32.22 per share and for the years ended December 31, 2008 and 2007, the weighted average common stock price exceeded the strike price of $32.59 per share. Therefore, using the treasury method, 931,576 and 713,308 and 824,476 shares of common stock contingently issuable upon settlement of the excess exchange value were included as potentially dilutive common shares in determining diluted earnings per share for the years ended December 31, 2009, 2008 and 2007, respectively.

We have excluded the following potentially dilutive securities in the calculations above as they would be antidilutive or not dilutive:

	Year Ended December 31,
	2009	2008	2007
Potentially dilutive outstanding stock options	389,016	554,294	616,168
Potentially dilutive 2029 Debentures	4,345,228	—	—
Potentially dilutive outstanding Class C Units (2007 Grant)	685,036	750,724	750,724
Potentially dilutive Series C Cumulative Convertible Preferred Units	3,617,214	3,614,800	3,614,800
Potentially dilutive Series D Cumulative Convertible Preferred Units	8,215,220	7,429,882	—

	17,251,714	12,349,700	4,981,692

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Income Taxes

As a partnership, we are not required to pay federal income tax. Instead, our taxable income is allocated to our partners, who include such amounts on their federal income tax returns. As such, no provision for federal income taxes has been included in the accompanying consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.

We are subject to local, state and foreign taxes in certain jurisdictions where we operate. Income taxes for these jurisdictions are accrued, as necessary, for the years ended December 31, 2009, 2008 and 2007 and is included in the tax expense in the accompanying consolidated statement of operations.

Our General Partner and certain of our consolidated subsidiaries have elected to treat such subsidiaries as taxable REIT subsidiaries (TRSs) of the General Partner for federal income tax purposes. In general, a TRS may provide both customary and non-customary services to tenants of its parent REIT, and may hold assets that a REIT may not otherwise hold directly. A TRS is subject to federal income tax as a regular C corporation. Income taxes for TRS entities are accrued, as necessary, for the year ended December 31, 2009 and 2008. No tax provision is provided for the year ended December 31, 2007 due to taxable losses incurred.

8. Partners’ Capital

(a) Redeemable Preferred Units

8.50% Series A Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 4,140,000 of its 8.50% series A cumulative redeemable preferred units, or the series A preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 8.50% series A cumulative preferred stock, or the series A preferred stock. Distributions are cumulative on the series A preferred units from the date of original issuance in the amount of $2.125 per unit each year, which is equivalent to 8.50% of the $25.00 liquidation preference per unit. Distributions on the series A preferred units are payable quarterly in arrears. The series A preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series A preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series B preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series A preferred units in the event that the General Partner redeems the series A preferred stock. The General Partner is not allowed to redeem the series A preferred stock before February 9, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after February 9, 2010, the General Partner may, at its option, redeem the series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series A preferred units. The series A preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

7.875% Series B Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 2,530,000 of its 7.875% series B cumulative redeemable preferred units, or the series B preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 7.875% series B cumulative preferred stock, or the series B preferred stock. Distributions are cumulative on the series B preferred units from the date of original issuance in the amount of $1.96875 per unit each year, which is equivalent to 7.875% of the $25.00 liquidation preference per unit. Distributions on the series B preferred units are payable quarterly in arrears. The series B preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series B preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series B preferred units in the event that the General Partner redeems the series B preferred stock. The General Partner is not allowed to redeem the series B preferred stock before July 26, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after July 26, 2010, the General Partner may, at its option, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series B preferred units. The series B preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Convertible Preferred Units

4.375% Series C Cumulative Convertible Preferred Units

On April 10, 2007, the Operating Partnership issued 7,000,000 of its 4.375% series C cumulative convertible preferred units, or the series C preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 4.375% series C cumulative convertible preferred stock, or the series C preferred stock. Distributions are cumulative on the series C preferred units from the date of original issuance in the amount of $1.09375 per unit each year, which is equivalent to 4.375% of the $25.00 liquidation preference per unit. Distributions on the series C preferred units are payable quarterly in arrears. The series C preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series C preferred units in the event that the General Partner redeems the series C preferred stock. The General Partner is not allowed to redeem the series C preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series C preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series D preferred units. The General Partner has no voting rights with respect to the series C preferred units.

The series C preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series C preferred stock. The initial conversion rate on the series C preferred units was equal to 0.5164 common units per $25.00 liquidation preference. Effective December 11, 2009, the conversion rate was adjusted to 0.5225 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series C preferred stock effective on that date. Except as otherwise provided, series C preferred units will be convertible only into common units. The conversion rate on the series C preferred units is subject to adjustment based on adjustments to the conversion rate of the series C preferred stock. The conversion rate on the series C preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.28625 per share per quarter, subject to adjustment. If holders of the series C preferred stock elect to convert their series C preferred stock in connection with a fundamental change that occurs on or prior to April 10, 2014, the General Partner will increase the conversion rate for the series C preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series C preferred units.

5.500% Series D Cumulative Convertible Preferred Units

On February 6, 2008, the Operating Partnership issued 13,800,000 of its 5.500% series D cumulative convertible preferred units, or the series D preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 5.500% series D cumulative convertible preferred stock, or the series D preferred stock. Distributions are cumulative on the series D preferred units from the date of original issuance in the amount of $1.375 per unit each year, which is equivalent to 5.500% of the $25.00 liquidation preference per unit. Distributions on the series D preferred units are payable quarterly in arrears. The series D preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series D preferred units in the event that the General Partner redeems the series D preferred stock. The General Partner is not allowed to redeem the series D preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series D preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series C preferred units. The General Partner has no voting rights with respect to the series D preferred units.

The series D preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series D preferred stock. The initial conversion rate on the series D preferred units was equal to 0.5955 common units per $25.00 liquidation preference. Effective June 11, 2010, the conversion rate was adjusted to 0.6030 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series D preferred stock effective on that date. Except as otherwise provided, series D preferred units will be convertible only into common units. The conversion rate on the series D preferred units is subject to adjustment based on adjustments to the conversion rate of the series D preferred stock. The conversion rate on the series D preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.31 per share per quarter, subject to adjustment. If holders of the series D preferred stock elect to convert their series D preferred stock in connection with a fundamental change that occurs on or prior to February 6, 2015, the General Partner will increase the conversion rate for the series D preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series D preferred units.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Allocations of Net Income and Net Losses to Partners

The Operating Partnership’s net income will generally be allocated to the General Partner to the extent of the accrued preferred return on its preferred units, and then to the General Partner and the Operating Partnership’s limited partners in accordance with the respective percentage interests in the common units issued by the Operating Partnership. Net loss will generally be allocated to the General Partner and the Operating Partnership’s limited partners in accordance with the respective common percentage interests in the Operating Partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to the General Partner. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

(d) Partnership Units

Limited partners have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of the General Partner’s common stock at the time of redemption. Alternatively, the General Partner may elect to acquire those common units in exchange for shares of the General Partner’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to authoritative accounting guidance, we evaluated whether we control the actions or events necessary to issue the maximum number of shares that could be required to be delivered under the share settlement of the limited partners’ common units and the vested incentive units. Based on the results of this analysis, we concluded that the common and vested incentive Operating Partnership units met the criteria to be classified within capital.

The redemption value of the limited partners’ common units and the vested incentive units was approximately $249.5 million and $181.9 million based on the closing market price of the General Partner’s common stock on December 31, 2009 and 2008, respectively.

(e) Noncontrolling Interests in Consolidated Joint Ventures

In September 2009, the Operating Partnership acquired the remaining noncontrolling ownership interest in 1525 Comstock Street from its former joint venture partner for approximately $26.4 million.

In December 2008, the Operating Partnership acquired the remaining noncontrolling ownership interest in 1500 Space Park Drive and 1201 Comstock Street from its former joint venture partner for approximately $20.6 million.

(f) Distributions

The partnership agreement provides that the General Partner will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the Operating Partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The General Partner declared the following distributions on the Operating Partnership’s common and preferred units for the years ended December 31, 2009, 2008 and 2007 (in thousands):

Date distribution declared	Distribution payable date	Series A Preferred Unit(1)	Series B Preferred Unit(2)	Series C Preferred Unit(3)	Series D Preferred Unit(4)	Common Units
February 15, 2007	April 2, 2007	2,199	1,246	—	—	19,442	(5)
May 2, 2007	July 2, 2007	2,199	1,246	1,722	—	19,458	(5)
August 1, 2007	October 1, 2007	2,199	1,246	1,914	—	19,465	(5)
November 1, 2007	December 31, 2007 for Series A, B and C Preferred Units; January 14, 2008 for Common Units	2,199	1,246	1,914	—	22,345	(6)

Total—2007		$8,796	$4,984	$5,550	$—	$80,710

February 25, 2008	March 31, 2008	2,199	1,246	1,914	2,899	22,418	(6)
May 5, 2008	June 30, 2008	2,199	1,246	1,914	4,744	22,444	(6)
August 4, 2008	September 30, 2008	2,199	1,246	1,914	4,744	24,258	(6)
November 4, 2008	December 31, 2008 for Series A, B, C and D Preferred Units; January 7, 2009 for Common Units	2,199	1,246	1,914	4,744	26,102	(7)

Total—2008		$8,796	$4,984	$7,656	$17,131	$95,222

February 24, 2009	March 31, 2009	2,199	1,246	1,914	4,742	27,053	(7)
April 28, 2009	June 30, 2009	2,199	1,246	1,914	4,742	27,064	(7)
July 28, 2009	September 30, 2009	2,199	1,246	1,914	4,742	29,575	(8)
October 27, 2009	December 31, 2009 for Series A, B, C and D Preferred Units; January 15, 2010 for Common Units	2,199	1,246	1,914	4,742	37,004	(9)

Total—2009		$8,796	$4,984	$7,656	$18,968	$120,696

(1)	$2.125 annual rate of distribution per unit.
(2)	$1.969 annual rate of distribution per unit.
(3)	$1.094 annual rate of distribution per unit.
(4)	$1.375 annual rate of distribution per unit.
(5)	$1.145 annual rate of distribution per unit.
(6)	$1.240 annual rate of distribution per unit.
(7)	$1.320 annual rate of distribution per unit.
(8)	$1.440 annual rate of distribution per unit.
(9)	$1.800 annual rate of distribution per unit.

9. Incentive Plan

Our 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees of the Company are eligible to receive incentive stock options under the 2004 Incentive Award Plan. Initially, the General Partner had reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. On May 2, 2007, the General Partner’s stockholders approved the First Amended and Restated Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (the Amended and Restated 2004 Incentive Award Plan). The Amended and Restated 2004 Incentive Award Plan increases the aggregate number of shares of stock which may be issued or transferred under the plan by 5,000,000 shares to a total of 9,474,102 shares, and provides that the maximum number of shares of stock with respect to awards granted to any one participant during a calendar year will be 1,500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award not denominated in stock or otherwise for which the foregoing limitation would not be an effective limitation for purposes of Section 162(m) of the Code will be $10.0 million.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009, 4,070,534 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Amended and Restated 2004 Incentive Award Plan. Each long-term incentive and Class C Unit issued under the Amended and Restated 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the Amended and Restated 2004 Incentive Award Plan and the individual award limit discussed above.

(a) Long Term Incentive Units

Long-term incentive units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as Operating Partnership common units, which equal per share distributions on the General Partner’s common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of the Operating Partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the Operating Partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the Operating Partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the Operating Partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the Operating Partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the Operating Partnership prior to the allocation of gain to the General Partner or limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the Operating Partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the General Partner’s assets but that require certain adjustments to the value of the Operating Partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the Operating Partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the Operating Partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the Operating Partnership, the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the Operating Partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the Operating Partnership, in connection with the grant of an interest in the Operating Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Operating Partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

During the years ended December 31, 2009 and 2008, certain employees of the Company were granted an aggregate of 148,310 and 95,652 long-term incentive units, respectively, which, in addition to a service condition, are subject to a performance condition

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

that impacts the number of units ultimately granted to the employee. The performance condition is based upon our achievement of the respective fiscal years’ Funds From Operations per share targets. Upon evaluating the results of the performance condition, the final number of units is determined and such units vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2008 and 2009 FFO per diluted share and unit, as adjusted by the General Partner’s compensation committee, all of the 2008 and 2009 long-term incentive units satisfied the performance condition. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the long-term incentive units, which ranges from four to five years.

The expense recorded for the years ended December 31, 2009, 2008 and 2007 related to long-term incentive units was approximately $4.5 million, $2.7 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.6 million, $0.4 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unearned compensation representing the unvested portion of the long-term incentive units totaled $9.3 million and $7.8 million as of December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.7 years on a weighted average basis.

(b) Class C Profits Interests Units

2005 Grant

During the fourth quarter of 2005, the General Partner granted to each of the General Partner’s named executive officers and certain other employees an award of Class C Units under our 2004 Incentive Award Plan (2005 Grant).

The award agreements provide that the Class C Units subject to this award will vest based on the achievement of a 10% or greater compound annual total shareholder return, as defined, for the period from the grant date through the earlier of September 30, 2008 and the date of a change of control of the General Partner (the market condition) combined with the employee’s continued service with the Company through September 30, 2010. Upon achievement of the market condition, the Class C units will receive the same quarterly per unit distribution as common units in the Operating Partnership.

The aggregate amount of the 2005 Grant award pool will be equal to 7% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed the lesser of $40.0 million or the value of 2.5% of the total number of shares of the General Partner’s common stock and limited partnership units of the Operating Partnership at the end of the performance period.

On August 4, 2008, the General Partner’s board of directors approved amendments to the outperformance award agreements that we entered into with the executive officers in 2005. As a result of the amendment, approximately 95% of the Class C Units granted pursuant to the outperformance award agreements that satisfied the market condition (summarized above) were fully vested as of September 30, 2008 and the remainder of the units were fully vested as of October 30, 2008. Prior to the amendment, 60 percent of the Class C Units that satisfied the market condition would have vested on September 30, 2008, with the remaining 40 percent of such Class C Units vesting ratably each month for 24 months. As a result of the acceleration, we expensed the remaining $1.6 million of deferred compensation related to these Class C Units during the three months ended September 30, 2008.

2007 Grant

On May 2, 2007, the General Partner granted to each of the named executive officers and certain other officers and employees an award of Class C Units of the Operating Partnership under the First Amended and Restated 2004 Incentive Award Plan (2007 Grant).

The Class C Units subject to this award will vest based on the achievement of a total shareholder return of the General Partner (which we refer to as the market condition) as measured on November 1, 2008 (which we refer to as the first measurement date) and May 1, 2010 (which we refer to as the second measurement date). If:

•	with respect to the first measurement date, the General Partner achieves a total shareholder return equal to at least 18% over a period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, the General Partner achieves a total shareholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of the Company,

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the aggregate amount of the 2007 Grant award pool will be equal to 8% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the award pool as of the first measurement date) for the second measurement date.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive days ending prior to November 1, 2008, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $17.0 million on each such day, the first measurement date will be accelerated to the last day of the 60-day period; and

•

in the event that during any 60 consecutive days ending prior to May 1, 2010, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $40.0 million on each such day, the second measurement date will be accelerated to the last day of the 60-day period; and

•	upon a change in control of the General Partner.

Except in the event of a change in control of the General Partner, 60% of the Class C Units that satisfy the applicable market condition will vest at the end of the three year period subsequent to grant and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date. As of December 31, 2009, the market condition with respect to the first measurement date was not achieved.

Common Provisions for the 2005 and 2007 Grant

If the market condition and the other service conditions, as described above, are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership.

To the extent that any Class C Units fail to satisfy the market condition on the measurement dates discussed above, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the market condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of the General Partner’s restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

On September 30, 2008, we accelerated the vesting of all Class C Units related to the 2005 Grant. The grant date fair value of these awards was approximately $4.0 million, with the remaining $2.2 million recognized as compensation expense during the year ended December 31, 2008. We recognized compensation expense related to these Class C Units of $2.2 million and $0.8 million for the years ended December 31, 2008 and 2007, respectively.

As of December 31, 2009 and 2008, approximately 685,000 and 751,000 Class C Units related to the 2007 Grant had been awarded to the General Partner’s executive officers and other employees, respectively. The fair value of the 2007 Grant was measured on the grant date using a Monte Carlo simulation to estimate the probability of the multiple market conditions being satisfied. The Monte Carlo simulation uses a statistical formula underlying the Black-Scholes and binomial formulas, and such simulation was run approximately 100,000 times. For each simulation, the value of the payoff was calculated at the settlement date and was then discounted to the grant date at a risk-free interest rate. The expected value of the Class C units on the grant date was determined by multiplying the average of the values over all simulations by the number of outstanding shares of the General Partner’s common stock and Operating Partnership units. The valuation was performed in a risk-neutral framework, so no assumption was made with respect to an equity risk premium. Other significant assumptions used in the valuation included an expected term of 36 months, expected stock price volatility of 23%, a risk-free interest rate of 4.6%, and a dividend growth rate of 5.0 percent. The fixed award limit under the plan is $17 million for the first market condition and $40 million for the second market condition, and there were 69.2 million shares of the General Partner’s common stock and Operating Partnership units outstanding as of the 2007 grant date. The grant date fair value of these awards of approximately $11.8 million will be recognized as compensation expense on a straight line basis over the

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expected service period of five years. The unearned compensation as of December 31, 2009 and 2008 was $5.0 million and $7.8 million, respectively. As of December 31, 2009 and 2008, none of the above awards had vested. We recognized compensation expense related to these Class C Units of $1.6 million, $2.0 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $0.2 million, $0.4 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(c) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2007. There were no stock options granted in 2008 and 2009. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the years ended December 31, 2009, 2008 and 2007, respectively was approximately $0.9 million, $1.1 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unearned compensation representing the unvested portion of the stock options totaled $2.5 million and $3.6 million for the years ended December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.1 years on a weighted average basis.

The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options granted during the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
Dividend yield	—	—	2.76%
Expected life of option	—	—	80 months
Risk-free interest rate	—	—	4.65%
Expected stock price volatility	—	—	22.82%

Weighted-average fair value of options granted during the period	—	—	$9.70

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the year ended December 31, 2009:

	Year ended December 31, 2009
	Shares	Weighted average exercise price
Options outstanding, beginning of period	929,011	$29.70
Exercised	(249,167)	25.38
Cancelled / Forfeited	(59,568)	38.05

Options outstanding, end of period	620,276	$30.63

Exercisable, end of period	371,686	$25.15

The Company issued new common shares for the common stock options exercised during the years ended December 31, 2009, 2008 and 2007. The intrinsic value of options exercised in the years ended December 31, 2009, 2008 and 2007 was approximately $4.6 million, $4.5 million and $2.0 million, respectively.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2009:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	182,369	4.83	$12.01	$6,979,810	182,369	4.83	$12.01	$6,979,810
$20.37-28.09	45,558	6.01	23.81	1,206,140	22,720	5.98	23.64	605,267
$33.18-41.73	392,349	7.24	40.08	4,002,525	166,597	7.22	39.74	1,755,560

	620,276	6.44	$30.63	$12,188,475	371,686	5.97	$25.15	$9,340,637

(d) Restricted Stock

During the years ended December 31, 2009 and 2008, certain employees of the Company were granted an aggregate of 53,651 and 39,939 shares of our General Partner’s restricted stock, respectively. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the restricted stock, which is four years. During the years ended December 31, 2009 and 2008, certain employees of the Company were also granted an aggregate of 53,909 and 34,822 shares of restricted stock which, in addition to a service condition, are subject to a performance condition that impacts the number of shares ultimately granted to the employee. The performance condition is based upon the Company’s achievement of the respective year’s FFO per share targets. Upon evaluating the results of the performance condition, the final number of shares is determined and such shares vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2008 and 2009 FFO per diluted share and unit, as adjusted by the General Partner’s compensation committee, all of the 2008 and 2009 restricted stock satisfied the performance condition.

The expense recorded for the years ended December 31, 2009 and 2008 related to grants of restricted stock was approximately $1.0 million and $0.5 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.7 million and $0.3 million for the years ended December 31, 2009 and 2008, respectively. Unearned compensation representing the unvested portion of the restricted stock totaled $3.3 million and $2.2 million as of December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.8 years on a weighted average basis.

(e) 401(k) Plan

We have a 401(k) plan whereby our employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Code. The 401(k) Plan complies with Internal Revenue Service requirements as a 401(k) Safe Harbor Plan whereby discretionary contributions made by us are 100% vested. The aggregate cost of our contributions to the 401(k) Plan was approximately $0.8 million, $0.7 million, and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

10. Fair Value of Financial Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

Current accounting guidance requires the Operating Partnership to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Operating Partnership’s disclosures of estimated fair value of financial instruments at December 31, 2009 and 2008, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 11, the interest rate cap and interest rate swaps are recorded at fair value.

We calculate the fair value of our mortgage loans, unsecured senior notes and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our 2026 Debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt. The carrying value of our revolving credit facility approximates fair value, due to the short-term nature of this instrument along with the variability of interest rates.

As of December 31, 2009 and 2008, the aggregate estimated fair value and carrying value of our revolving credit facility, mortgage loans, unsecured senior notes and exchangeable senior debentures were as follows (in thousands):

	As of December 31, 2009		As of December 31, 2008
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Revolving credit facility(1)	$205,547	$205,547	$138,579	$138,579
Unsecured senior notes(2)	94,470	83,000	58,801	58,000
Mortgage loans(2)	1,054,293	1,063,663	918,040	1,026,594
Exchangeable senior debentures(2)(3)	624,618	432,234	181,861	161,901

	$1,978,928	$1,784,444	$1,297,281	$1,385,074

(1)	The carrying value of our revolving credit facility approximates estimated fair value, due to the short-term nature of this instrument along with the variability of interest rates.
(2)	Valuations for our unsecured senior notes and mortgage loans are determined based on the expected future payments discounted at risk-adjusted rates. Exchangeable senior debentures are valued based on quoted market prices.
(3)	The carrying values are net of discount of $6,666 and $10,599 as of December 31, 2009 and December 31, 2008, respectively. The discount relates to our 2026 Debentures, which is accounted for pursuant to accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion.

11. Derivative Instruments

Currently, we use interest rate caps and swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of fair value accounting guidance, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements related to US LIBOR, GBP LIBOR and EURIBOR based mortgage loans. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under an interest rate cap, if the reference interest rate, such as one-month LIBOR, increases above the cap rate, the holder of the instrument receives a payment based on the notional value of the instrument, the length of the period, and the difference between the current reference rate and the cap rate. If the reference rate increases above the cap rate, the payment received under the interest rate cap will offset the increase in the payments due under the variable rate notes payable.

We record all our interest rate swaps and caps on the consolidated balance sheet at fair value. In determining the fair value of our interest rate swaps and caps, we consider the credit risk of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The current and pervasive disruptions in the financial markets have heightened the risks to these institutions.

Interest rate caps are viewed as a series of call options or caplets which exist for each period the cap agreement is in existence. As each caplet expires, the related cost of the expired caplet is amortized to interest expense with the remaining caplets carried at fair value. The value of interest rate caps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero. The purchase price of an interest rate cap is amortized to interest expense over the contractual life of the instrument. For interest rate caps that are designated as cash flow hedges under accounting guidance as it relates to derivative instruments, the change in the fair value of an effective interest rate cap is recorded to accumulated other comprehensive income in equity. Amounts we are entitled to under interest rate caps, if any, are recognized on an accrual basis, and are recorded to as a reduction against interest expense in the accompanying consolidated statements of operations.

Our agreements with some of our derivative counterparties provide either that (1) we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness or that (2) we could be declared in default on our derivative obligations if we default on any of our indebtedness, including a default where repayment of the underlying indebtedness has not been accelerated by the lender.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The fair value of these derivatives was ($7.5) million and ($5.8) million at December 31, 2009 and 2008, respectively. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009 and 2008, respectively, there were no ineffective portions to our interest rate swaps.

Amounts reported in accumulated other comprehensive loss related to interest rate swaps will be reclassified to interest expense as interest payments are made on our debt. As of December 31, 2009, we estimate that an additional $6.2 million will be reclassified as an increase to interest expense during the twelve months ending December 31, 2010, when the hedged forecasted transactions impact earnings.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009 and 2008, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands):

Notional Amount				Type of Derivative	Strike Rate	Effective Date	Expiration Date	Fair Value at Significant Other Observable Inputs (Level 2)
As of December 31, 2009		As of December 31, 2008						As of December 31, 2009	As of December 31, 2008
$20,831	(1)	$19,239	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(952)	$(986)
69,154	(1)	—	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(299)	—
15,208	(2)	15,041	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(889)	(559)
11,003	(2)	10,881	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(675)	(442)
9,682	(2)	9,575	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(579)	(365)
45,067	(2)	44,564	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,887)	(1,131)
38,746	(2)	38,315	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,794)	(1,207)
—		96,458		Swap	3.167	Oct. 15, 2008	June 15, 2009	—	(1,116)
42,993		—		Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(453)	—
17,737		—		Cap	4.000	June 24, 2009	June 25, 2012	70	—

$270,421		$234,073						$(7,458)	$(5,806)

(1)	Translation to U.S. dollars is based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(2)	Translation to U.S. dollars is based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.

We do not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2009.

12. Tenant Leases

The future minimum lease payments to be received (excluding operating expense reimbursements) by us as of December 31, 2009, under non-cancelable operating leases are as follows (in thousands):

2010	$509,506
2011	493,388
2012	488,669
2013	471,435
2014	416,803
Thereafter	1,499,833

Total	$3,879,634

Included in the above amounts are minimum lease payments to be received from The tel(x) Group, Inc., or tel(x), a related party further discussed in note 13. The future minimum lease payments to be received (excluding operating expense reimbursements) by us from tel(x) as of December 31, 2009, under non-cancelable operating leases are as follows (in thousands):

2010	$16,682
2011	17,448
2012	17,955
2013	18,477
2014	19,015
Thereafter	269,940

Total	$359,517

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating revenues from properties outside the United States were $82.2 million, $52.2 million and $34.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008, and 2007 no single foreign country comprised more than 10% of total revenues.

For the years ended December 31, 2009, 2008 and 2007, revenues recognized from Savvis Communications comprised approximately 9.6%, 11.0%, and 11.6% of total revenues, respectively. Other than noted here, for the years ended December 31, 2009, 2008, and 2007 no single tenant comprised more than 10% of total revenues.

13. Related Party Transactions

In December 2006, we entered into ten leases with tel(x), pursuant to which tel(x) provides enhanced meet-me-room services to our customers. tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, the Company’s Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our consolidated statements of operations include rental revenues of approximately $20.6 million, $16.1 million and $13.9 million from tel(x) for the years ended December 31, 2009, 2008 and 2007, respectively. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. As of December 31, 2009, tel(x) leases 126,130 square feet from us under 26 lease agreements.

We also entered into a referral agreement with tel(x), effective as of December 1, 2006, with respect to referral fees arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Referral fees earned during the years ended December 31, 2009, 2008 and 2007 amounted to approximately $1.5 million, $0.8 million and $0.1 million, respectively. Additionally, we had the right to purchase approximately 10% of tel(x) preferred stock. The purchase price would have been calculated as GI Partners Fund II, LLP’s initial cost plus a 12% per annum return. We had the right to purchase, at market, a pro-rata share of any follow on tel(x) equity transactions to prevent dilution to our option to acquire approximately 10%. The option to purchase the preferred stock expired in October 2008 and we did not exercise the option.

All expenses of the General Partner relate to the business and operations of the Operating Partnership and are therefore paid directly or reimbursed by the Operating Partnership. The only transactions between the General Partner and the Operating Partnership consist of (i) contributions by the General Partner of consideration received from issuances of its capital stock in consideration of the issuance by the Operating Partnership of common or preferred units to the General Partner, (ii) distributions by the Operating Partnership to the General Partner with respect to outstanding common and preferred units held by the General Partner and (iii) reimbursements of expenses incurred by the General Partner, including legal, accounting and other professional expenses.

14. Commitments and Contingencies

(a) Operating Leases

We have a ground lease obligation on 2010 East Centennial Circle that expires in 2082. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the property and, as result, rent after February 2036 is excluded from the minimum commitment information below.

We have ground leases on Paul van Vlissingenstraat 16 that expires in 2054, Chemin de l’Epinglier 2 that expires in July 2074, Clonshaugh Industrial Estate that expires in 2981, Gyroscoopweg 2E-2F, which has a continuous ground lease and will be adjusted on January 1, 2042 and Naritaweg 52, which has a continuous ground lease. We have an operating lease for our current headquarters, which we occupied in June 2005 and expires in May 2012 with an option to extend the lease until September 2017. We also have operating leases at 111 8th Avenue (2nd and 6th floors), 8100 Boone Boulevard and 111 8th Avenue (3rd and 7th floors), which expire in June 2014, September 2017 and February 2022, respectively. The lease at 111 8th Avenue (2nd and 6th floors) has an option to extend the lease until June 2019 and the lease at 111 8th Avenue (3rd and 7th floors) has an option to extend the lease until February 2032. The lease at 8100 Boone Boulevard has no extension option.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have a fully prepaid ground lease on 2055 E. Technology Circle that expires in 2083. The ground lease at Naritaweg 52 has been prepaid through December 2036.

Rental expense for these leases was approximately $7.9 million, $7.9 million, and $5.9 million for the years ended December 31, 2009, 2008 and 2007 respectively.

The minimum commitment under these leases, excluding the fully prepaid ground lease, as of December 31, 2009 was as follows (in thousands):

2010	$7,313
2011	7,019
2012	6,548
2013	6,033
2014	4,264
Thereafter	34,267

$65,444

(b) Contingent liabilities

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $41,000, $41,000 and $17,000 to the seller during the years ended December 31, 2009, 2008 and 2007, respectively. We have recorded approximately $2.1 million for this contingent liability on our balance sheet at December 31, 2009.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other accrued liabilities include $1.3 million and $1.4 million for this liability as of December 31, 2009 and December 31, 2008, respectively. During the years ended December 31, 2009, 2008 and 2007, we paid approximately $0.2 million, $0.2 million and $0.1 million, respectively, to the seller.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements and from time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At December 31, 2009, we had open commitments related to construction contracts of $41.1 million.

15. Discontinued Operations

In 2007, we sold the following properties:

Property	Date of Sale	Proceeds (in millions)	Gain on Sale (in millions)
4055 Valley View Lane	March 30, 2007	$33.0	$6.2
100 Technology Center Drive	March 20, 2007	45.5	11.8

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The results of operations of the properties above are reported as discontinued operations for all periods presented in the accompanying consolidated financial statements. The following table summarizes the income and expense components that comprise income (loss) from discontinued operations for the year ended December 31, 2007 (in thousands):

Year Ended December 31, 2007
Operating Revenues:
Rental	$1,940
Tenant reimbursements	400

Total operating revenues	2,340

Operating Expenses:
Rental property operating and maintenance	567
Property taxes	310
Insurance	27
Depreciation and amortization	379

Total operating expenses	1,283

Operating income	1,057
Other Income (Expenses):
Interest and other income	5
Interest expense	333

Income from discontinued operations before gain on sale of assets and noncontrolling interests	1,395
Gain on sale of assets	18,049

Income from discontinued operations	$19,444

16. Quarterly Financial Information (unaudited)

The tables below reflect selected quarterly information for the years ended December 31, 2009 and 2008. Certain amounts have been reclassified to conform to the current year presentation (in thousands, except unit amounts).

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009
Total operating revenues	$169,774	$163,227	$155,007	$149,134
Net income	24,897	23,945	21,203	21,189
Net income attributable to Digital Realty Trust, L.P.	25,371	23,405	21,129	21,189
Preferred unit distributions	10,101	10,101	10,101	10,101
Net income available to common unitholders	15,270	13,304	11,028	11,088
Basic net income per unit available to common unitholders	$0.19	$0.16	$0.13	$0.14
Diluted net income per unit available to common unitholders	$0.18	$0.16	$0.13	$0.14

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008
Total operating revenues	$147,106	$142,016	$123,776	$114,547
Net income	25,133	18,419	13,550	10,816
Net income attributable to Digital Realty Trust, L.P.	25,044	18,223	13,500	10,816
Preferred unit distributions	10,102	10,102	10,102	8,258
Net income available to common unitholders	14,942	8,121	3,398	2,558
Basic net income per unit available to common unitholders	$0.19	$0.11	$0.05	$0.04
Diluted net income per unit available to common unitholders	$0.19	$0.10	$0.05	$0.03

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Subsequent Events

On June 14, 2010, the General Partner issued 1,160,950 restricted shares of its common stock, par value $0.01 per share, to the Operating Partnership, and the Operating Partnership delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965 in exchange for $36,960,000 in aggregate principal amount of the Operating Partnership’s 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay Fund LP, a Delaware limited partnership, or Hudson Bay, pursuant to an exchange agreement, dated June 14, 2010, by and among the Operating Partnership, the General Partner and Hudson Bay.

On June 2, 2010, the General Partner entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, in connection with the offer and sale by the General Partner of 6,000,000 shares of its common stock and the grant of an over-allotment option for up to an additional 900,000 shares of the General Partner’s common stock to the underwriters, which the underwriters exercised in full. The General Partner completed the sale of 6,900,000 shares to the underwriters on June 8, 2010. The General Partner contributed the net proceeds of approximately $377.1 million after deducting estimated expenses to the Operating Partnership in exchange for 6,900,000 common units, as required by the Operating Partnership’s partnership agreement. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the General Partner’s shelf registration statement on Form S-3 (File No. 333-158958).

On June 1, 2010, we entered into a definitive asset purchase agreement with unrelated third parties to acquire a five-property data center portfolio located in California, Arizona and Virginia (the Rockwood Capital/365 Main Portfolio). The Rockwood Capital/365 Main Portfolio, which comprises a total of approximately 919,000 square feet and consists of: 365 Main Street, San Francisco, California; 2260 East El Segundo Boulevard, El Segundo, California; 720 2nd Street, Oakland, California; 2121 South Price Road, Chandler, Arizona; and 4030-4050 Lafayette Center Drive, Chantilly, Virginia, is being purchased from joint ventures that are majority-owned by affiliates of Rockwood Capital, LLC and managed by 365 Main, Inc. The purchase price, which was determined through negotiations between us and the sellers, will be approximately $725.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. We deposited $15.0 million into an escrow account pending closing of the transaction. The closing of the acquisition is expected to take place on or about July 7, 2010, and may be extended in limited circumstances. There can be no assurance that the acquisition will be consummated on the anticipated schedule or at all. If we fail to close the purchase as required after the satisfaction or waiver of all closing conditions, we may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between us and the sellers.

On February 23, 2010, the General Partner’s board of directors approved an amendment to the General Partner’s charter increasing the number of authorized shares of its common stock, par value $.01 per share, available for issuance from 125,000,000 to 145,000,000. No changes were made to the number of authorized shares of the General Partner’s preferred stock, par value $.01 per share, available for issuance (currently 30,000,000).

On February 23, 2010, the Operating Partnership declared the following distributions per unit.

Share Class	Series A Preferred Unit	Series B Preferred Unit	Series C Preferred Unit	Series D Preferred Unit	Common unit
Distribution amount	$0.531250	$0.492188	$0.273438	$0.343750	$0.480000
Distribution payable date	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010
Distribution payable to unitholders of record on	March 15, 2010	March 15, 2010	March 15, 2010	March 15, 2010	March 15, 2010
Annual equivalent rate of distribution	$2.125	$1.969	$1.094	$1.375	$1.920

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 3, 2010, we closed the sale of $17.0 million aggregate principal amount of our senior unsecured term notes under our Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series F to temporarily repay borrowings under our revolving credit facility, fund development and redevelopment opportunities, fund acquisitions and for working capital. The series F notes are subject to the covenants set forth in the Prudential shelf facility.

On January 28, 2010, the Operating Partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum. The purchase price paid by the initial purchasers was 98.296% of the principal amount. The notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by the General Partner. Interest on the notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount, underwriting commissions and estimated expenses was approximately $487.6 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities and for general corporate purposes.

On January 22, 2010, we completed the acquisition of a three-property datacenter portfolio located in Massachusetts and Connecticut, which we refer to as the New England Portfolio. The purchase price was approximately $375.0 million and was funded with borrowings under our revolving credit facility. The New England Portfolio comprises a total of approximately 550,290 square feet.

On January 20, 2010, we closed the sale of $100.0 million aggregate principal amount of our senior unsecured term notes under our Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. We used the proceeds of the series D and series E notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility and for working capital. The series D and series E notes are subject to the covenants set forth in the Prudential shelf facility.

In December 2009 and January 2010, the General Partner entered into equity distribution agreements, under which it could issue up to $400.0 million from time to time, at its discretion. From January 1, 2010 through May 31, 2010, the General Partner generated net proceeds of $67.5 million from the issuance of approximately 1.3 million common shares under its equity distribution agreements at an average price of $51.87 per share after payment of approximately $1.0 million of commissions. The proceeds from the issuances were contributed by the General Partner to the Operating Partnership in exchange for 1.3 million common units.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
PROPERTIES:
36 NE 2nd Street	Miami	16,964		1,942	—	24,184	2,540	1,942	—	26,724	28,666	(6,921)	2002	(A)
2323 Bryan Street	Dallas	—		1,838	—	77,604	18,727	1,838	—	96,331	98,169	(26,201)	2002	(A)
6 Braham Street	London, England	20,831		3,776	—	28,166	1,748	3,309	—	30,381	33,690	(5,833)	2002	(A)
300 Boulevard East	New York / New Jersey	43,502		5,140	—	48,526	26,132	5,140	—	74,658	79,798	(25,334)	2002	(A)
2334 Lundy Place	Silicon Valley	39,960		3,607	—	23,008	72	3,607	—	23,080	26,687	(5,839)	2002	(A)
34551 Ardenwood Boulevard 1-4	Silicon Valley	54,945		15,330	—	32,419	2,201	15,330	—	34,620	49,950	(9,386)	2003	(A)
2440 Marsh Lane	Dallas	—		1,477	—	10,330	68,822	1,477	—	79,152	80,629	(7,952)	2003	(A)
2010 East Centennial Circle	Phoenix	—		—	1,477	16,472	34	—	1,477	16,506	17,983	(3,358)	2003	(A)
375 Riverside Parkway	Atlanta	—		1,250	—	11,578	14,303	1,250	—	25,881	27,131	(5,354)	2003	(A)
3300 East Birch Street	Los Angeles	7,390		3,777	—	4,611	434	3,777	—	5,045	8,822	(2,225)	2003	(A)
47700 Kato Road & 1055 Page Avenue	Silicon Valley	—		5,272	—	20,166	20	5,272	—	20,186	25,458	(3,237)	2003	(A)
4849 Alpha Road	Dallas	10,411		2,983	—	10,650	56	2,983	—	10,706	13,689	(2,706)	2004	(A)
600 West Seventh Street	Los Angeles	55,524		18,478	—	50,824	32,083	18,478	—	82,907	101,385	(19,876)	2004	(A)
2045 & 2055 LaFayette Street	Silicon Valley	67,271		6,065	—	43,817	19	6,065	—	43,836	49,901	(7,853)	2004	(A)
100 & 200 Quannapowitt Parkway	Boston	33,742		12,416	—	26,154	2,088	12,416	—	28,242	40,658	(7,904)	2004	(A)
11830 Webb Chapel Road	Dallas	32,069		5,881	—	34,473	883	5,881	—	35,356	41,237	(7,828)	2004	(A)
150 South First Street	Silicon Valley	52,760		2,068	—	29,214	837	2,068	—	30,051	32,119	(4,818)	2004	(A)
3065 Gold Camp Drive	Sacramento	—		1,886	—	10,686	134	1,886	—	10,820	12,706	(2,201)	2004	(A)
200 Paul Avenue 1-4	San Francisco	77,803		14,427	—	75,777	28,256	14,427	—	104,033	118,460	(21,534)	2004	(A)
1100 Space Park Drive	Silicon Valley	54,944		5,130	—	18,206	11,730	5,130	—	29,936	35,066	(8,994)	2004	(A)
3015 Winona Avenue	Los Angeles	—		6,534	—	8,356	5	6,534	—	8,361	14,895	(2,002)	2004	(A)
833 Chestnut Street	Philadelphia	—		5,738	—	42,249	36,855	5,738	—	79,104	84,842	(19,602)	2005	(A)
1125 Energy Park Drive	Minneapolis/St. Paul	9,497	(1)	2,775	—	10,761	21	2,775	—	10,782	13,557	(1,982)	2005	(A)
350 East Cermak Road	Chicago	—		8,466	—	103,232	178,687	8,620	—	281,765	290,385	(41,186)	2005	(A)
8534 Concord Center Drive	Denver	—		2,181	—	11,561	75	2,181	—	11,636	13,817	(2,492)	2005	(A)
2401 Walsh Street	Silicon Valley	—		5,775	—	19,267	34	5,775	—	19,301	25,076	(2,973)	2005	(A)
2403 Walsh Street	Silicon Valley	—		5,514	—	11,695	19	5,514	—	11,714	17,228	(1,927)	2005	(A)
4700 Old Ironsides Drive	Silicon Valley	—		5,504	—	9,727	17	5,504	—	9,744	15,248	(1,747)	2005	(A)
4650 Old Ironsides Drive	Silicon Valley	—		2,865	—	4,540	866	2,865	—	5,406	8,271	(1,369)	2005	(A)
200 North Nash Street	Los Angeles	—		4,562	—	12,503	16	4,562	—	12,519	17,081	(2,223)	2005	(A)
731 East Trade Street	Charlotte	6,301	(2)	1,748	—	5,727	201	1,748	—	5,928	7,676	(848)	2005	(A)
113 North Myers	Charlotte	—		1,098	—	3,127	679	1,098	—	3,806	4,904	(873)	2005	(A)
125 North Myers	Charlotte	—		1,271	—	3,738	5,963	1,271	—	9,701	10,972	(2,176)	2005	(A)
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	15,208		—	—	15,255	5,444	—	—	20,699	20,699	(2,926)	2005	(A)
600-780 S. Federal	Chicago	—		7,801	—	27,718	2,246	7,849	—	29,916	37,765	(4,811)	2005	(A)
115 Second Avenue	Boston	—		1,691	—	12,569	10,520	1,691	—	23,089	24,780	(5,258)	2005	(A)
Chemin de l’Epinglier 2	Geneva, Switzerland	11,046		—	—	20,071	4,320	—	—	24,391	24,391	(3,484)	2005	(A)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION (continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
251 Exchange Place	Northern Virginia	—		1,622	—	10,425	152	1,622	—	10,577	12,199	(1,887)	2005	(A)
7500 Metro Center Drive	Austin	—		1,177	—	4,877	2,105	1,177	—	6,982	8,159	(1,183)	2005	(A)
7620 Metro Center Drive	Austin	—		510	—	6,760	9	510	—	6,769	7,279	(1,150)	2005	(A)
3 Corporate Place	New York/New Jersey	80,000		2,124	—	12,678	77,280	2,124	—	89,958	92,082	(18,219)	2005	(A)
4025 Midway Road	Dallas	—		2,196	—	14,037	17,575	2,196	—	31,612	33,808	(7,085)	2006	(A)
Clonshaugh Industrial Estate	Dublin	—		—	1,444	5,569	3,373	—	119	10,267	10,386	(1,335)	2006	(A)
6800 Millcreek Drive	Toronto	—		1,657	—	11,352	2,289	1,657	—	13,641	15,298	(1,767)	2006	(A)
101 Aquila Way	Atlanta	—		1,480	—	34,797	41	1,480	—	34,838	36,318	(5,473)	2006	(A)
12001 North Freeway	Houston	—		6,965	—	23,492	108	6,965	—	23,600	30,565	(3,289)	2006	(A)
14901 FAA Boulevard	Dallas	—		3,303	—	40,799	117	3,303	—	40,916	44,219	(4,634)	2006	(A)
120 E Van Buren	Phoenix	—		4,524	—	157,822	55,403	4,524	—	213,225	217,749	(30,694)	2006	(A)
Gyroscoopweg 2E-2F	Amsterdam, Netherlands	9,682		—	—	13,450	1,319	—	—	14,769	14,769	(1,848)	2006	(A)
Clonshaugh Industrial Estate II	Dublin	42,993		—	—	—	86,449	—	—	86,449	86,449	(8,107)	2006	(A)
600 Winter Street	Boston	—		1,429	—	6,228	47	1,429	—	6,275	7,704	(676)	2006	(A)
2300 NW 89th Place	Miami	—		1,022	—	3,767	18	1,022	—	3,785	4,807	(536)	2006	(A)
2055 East Technology Circle	Phoenix	—		—	—	8,519	26,511	—	—	35,030	35,030	(4,112)	2006	(A)
114 Rue Ambroise Croizat	Paris, France	45,067		12,261	—	34,051	80,634	12,578	—	114,368	126,946	(6,584)	2006	(A)
Unit 9, Blanchardstown Corporate Park	Dublin, Ireland	38,746		1,927	—	40,024	6,838	2,075	—	46,714	48,789	(5,382)	2006	(A)
111 8th Avenue	New York / New Jersey	—		—	—	17,688	10,911	—	—	28,599	28,599	(9,848)	2006	(A)
1807 Michael Faraday Court	Northern Virginia	—		1,499	—	4,578	1,150	1,499	—	5,728	7,227	(933)	2006	(A)
8100 Boone Boulevard	Northern Virginia	—		—	—	158	837	—	—	995	995	(434)	2006	(A)
21110 Ridgetop Circle	Northern Virginia	—		2,934	—	14,311	843	2,934	—	15,154	18,088	(1,528)	2007	(A)
3011 Lafayette Street	Silicon Valley	—		3,354	—	10,305	44,829	3,354	—	55,134	58,488	(9,062)	2007	(A)
44470 Chilum Place	Northern Virginia	—		3,351	—	37,360	184	3,531	—	37,364	40,895	(2,909)	2007	(A)
43881 Devin Shafron Drive	Northern Virginia	—		4,653	—	23,631	87,795	4,653	—	111,426	116,079	(13,797)	2007	(A)
43831 Devin Shafron Drive	Northern Virginia	—		3,027	—	16,247	980	3,027	—	17,227	20,254	(1,424)	2007	(A)
43791 Devin Shafron Drive	Northern Virginia	—		3,490	—	17,444	44,997	3,490	—	62,441	65,931	(5,320)	2007	(A)
Mundells Roundabout	London, England	69,154		31,354	—	—	59,167	25,742	—	64,779	90,521	(1,712)	2007	(A)
210 N Tucker	St. Louis	—		2,042	—	17,223	1,544	2,042	—	18,767	20,809	(1,819)	2007	(A)
900 Walnut Street	St. Louis	—		1,791	—	29,516	2,504	1,791	—	32,020	33,811	(2,502)	2007	(A)
1 Savvis Parkway	St. Louis	—		3,301	—	20,639	17	3,301	—	20,656	23,957	(1,552)	2007	(A)
1500 Space Park Drive	Silicon Valley	42,630	(3)	6,732	—	6,325	45,466	4,106	—	54,417	58,523	(8,012)	2007	(A)
Cressex 1	London, England	29,486		3,629	—	9,036	25,923	3,104	—	35,484	38,588	(2,499)	2007	(A)
Naritaweg 52	Amsterdam, Netherlands	—		—	1,192	23,441	(411)	—	1,171	23,051	24,222	(1,457)	2007	(A)
1 St. Anne’s Boulevard	London, England	—		2,732	—	5,969	(788)	2,697	—	5,216	7,913	(279)	2007	(A)
2 St. Anne’s Boulevard	London, England	—		5,190	—	3,193	619	4,209	—	4,793	9,002	(116)	2007	(A)
3 St. Anne’s Boulevard	London, England	—		16,401	—	8,844	45,300	13,302	—	57,243	70,545	(201)	2007	(A)
365 South Randolphville Road	New York / New Jersey	—		3,019	—	17,404	59,052	3,019	—	76,456	79,475	(691)	2008	(A)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION (continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
701 & 717 Leonard Street	Dallas	—		2,165	—	9,934	68	2,165	—	10,002	12,167	(385)	2008	(A)
650 Randolph Road	New York / New Jersey	—		3,986	—	6,883	3,539	3,986	—	10,422	14,408	(1)	2008	(A)
Manchester Technopark	Manchester, England	8,970		—	—	23,918	(4,504)	—	—	19,414	19,414	(840)	2008	(A)
1201 Comstock Street	Silicon Valley	17,737		2,093	—	1,606	25,773	3,398	—	26,074	29,472	(1,953)	2008	(A)
7505 Mason King Court	Northern Virginia	—		2,390	—	8,257	6,863	2,390	—	15,120	17,510	(659)	2008	(A)
1550 Space Park Drive	Silicon Valley	—		2,301	—	766	528	1,926	—	1,669	3,595	(1)	2008	(A)
1525 Comstock Street	Silicon Valley	—		2,293	—	16,216	28,899	2,061	—	45,347	47,408	(1,839)	2008	(A)
22150 Shellhorn Road Parcel 2	Northern Virginia	—		6,927	—	—	23,395	6,927	—	23,395	30,322	(6)	2009	(A)
22150 Shellhorn Road Parcel 4E	Northern Virginia	—		8,168	—	—	272	8,168	—	272	8,440	—	2009	(A)
22150 Shellhorn Road Parcel 4F	Northern Virginia	—		5,509	—	—	175	5,509	—	175	5,684	—	2009	(A)
1232 Alma Road	Dallas	6,464		2,267	—	3,740	6,358	2,267	—	10,098	12,365	—	2009	(A)
900 Quality Way	Dallas	655		1,446	—	1,659	5	1,446	—	1,664	3,110	—	2009	(A)
1400 N. Bowser Road	Dallas	1,366		2,041	—	3,389	7	2,041	—	3,396	5,437	—	2009	(A)
1301 International Parkway	Dallas	178		333	—	344	1	333	—	345	678	—	2009	(A)
908 Quality Way	Dallas	5,758		6,730	—	4,493	2,026	6,730	—	6,519	13,249	(53)	2009	(A)
904 Quality Way	Dallas	407		760	—	744	1	760	—	745	1,505	—	2009	(A)
905 Security Row	Dallas	2,172		4,056	—	1,553	7	4,056	—	1,560	5,616	—	2009	(A)
444 Toyama Drive	Silicon Valley	—		6,213	—	10,954	—	6,213	—	10,954	17,167	(70)	2009	(A)
1350 Duane	Silicon Valley	52,030	(4)	7,081	—	69,817	—	7,081	—	69,817	76,898	(300)	2009	(A)
45901 & 45845 Nokes Boulevard	Northern Virginia	—		3,579	—	29,998	—	3,579	—	29,998	33,577	—	2009	(A)
21561 & 21571 Beaumeade Circle	Northern Virginia	—		4,131	—	25,218	—	4,131	—	25,218	29,349	—	2009	(A)
21551 Beaumeade Circle	Northern Virginia	—		3,132	—	—	—	3,132	—	—	3,132	—	2009	(A)
Other		—		—	—	8,298	11,252	—	—	19,550	19,550	(125)

		1,063,663		394,563	4,113	1,858,707	1,352,939	382,763	2,767	3,224,792	3,610,322	(459,521)

(1)	The balance shown includes an unamortized premium of $294.
(2)	The balance shown includes an unamortized premium of $986.
(3)	The balance shown includes an unamortized premium of $747.
(4)	The balance shown includes an unamortized discount of $770.

See accompanying report of independent registered public accounting firm.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

December 31, 2009

(In thousands)

(1) Tax Cost

The aggregate gross cost of the Operating Partnership’s properties for federal income tax purposes approximated $3,550.9 million (unaudited) as of December 31, 2009.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Operating Partnership’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$3,042,699	$2,482,104	$1,819,503
Additions during period (acquisitions and improvements)	568,003	561,293	714,990
Deductions during period (dispositions and write-off of tenant improvements)	(380)	(698)	(52,389)

Balance, end of year	$3,610,322	$3,042,699	$2,482,104

The following table reconciles accumulated depreciation and amortization of the Operating Partnership’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$302,960	$188,125	$112,479
Additions during period (depreciation and amortization expense)	156,786	115,256	81,344
Deductions during period (dispositions and write-off of tenant improvements)	(225)	(421)	(5,698)

Balance, end of year	$459,521	$302,960	$188,125

Schedules other than those listed above are omitted because they are not applicable or the information required is included in the consolidated financial statements or the notes thereto.

Independent Auditors’ Report

The Partners

Digital Realty Trust, L.P.:

We have audited the accompanying combined statement of revenue and certain expenses of the New England Portfolio (the Portfolio), for the year ended December 31, 2009. This combined statement is the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on this combined statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and for inclusion in the general form for registration of securities on Form 10 of Digital Realty Trust, L.P., as described in note 1. The presentation is not intended to be a complete presentation of the Portfolio’s combined revenues and expenses.

In our opinion, the combined statement of revenue and certain expenses referred to above present fairly, in all material respects, the combined revenue and certain expenses described in note 1 of the New England Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

May 20, 2010

New England Portfolio

Combined Statement of Revenue and Certain Expenses

For the Year Ended December 31, 2009

(in thousands)

Revenue:
Rental	$42,695
Tenant reimbursements	20,633

63,328

Certain expenses:
Utilities	16,291
Property operating costs	5,298
Property taxes	1,846
Insurance	418

23,853

Revenue in excess of certain expenses	$39,475

See accompanying notes to the combined statement of revenue and certain expenses.

New England Portfolio

Notes to the Combined Statement of Revenue and Certain Expenses

For the Year Ended December 31, 2009

(1) Basis of Presentation

The accompanying combined statement of revenue and certain expenses includes the revenue and certain expenses of the New England Portfolio, a three-property data center portfolio located in Massachusetts and Connecticut (the “Portfolio”). The Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut.

The accompanying combined statement of revenue and certain expenses, the Portfolio was owned by Sentinel Portfolio, LLC (the “Seller”) for the period presented. The accompanying combined statement of revenue and certain expenses includes the accounts of the Portfolio, and all significant intercompany amounts have been eliminated.

Digital Realty Trust, Inc., through its consolidated operating partnership, Digital Realty Trust, L.P. (collectively the “Company”), acquired the Portfolio on January 22, 2010 for a purchase price of approximately $375.0 million.

The accompanying combined statement of revenue and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission for the acquisition of one or more real estate properties which in aggregate are significant and, accordingly, are not representative of the actual results of operations for the periods presented. The Portfolio is considered a group of related properties as the individual properties are under common control and management by the Seller and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined statement of revenue and certain expenses is presented. The combined statement of revenue and certain expenses excludes the following expenses which may not be comparable to the proposed future operations of the Portfolio:

•	Depreciation and amortization

•	Income taxes

•	Interest expense

•	Management fees paid to related parties

•	Payroll and other costs not directly related to the proposed future operations of the Portfolio.

Management is not aware of any material factors relating to the Portfolio other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases. The straight-line rent adjustment for minimum rents increased base contractual rental revenue by $3.5 million for the year ended December 31, 2009.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statement of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

(3) Minimum Future Lease Rentals

Future minimum rentals to be received under non-cancelable agreements in effect as of December 31, 2009 are as follows:

Year ended December 31:
(in thousands)
2010	$41,390
2011	40,408
2012	38,628
2013	35,726
2014	33,874
Thereafter	170,283

$360,309

(4) Tenant Concentrations

Pfizer and RBS Greenwich accounted for $12.0 million and $7.2 million or 19.0% and 11.4% , respectively, of the Portfolio’s combined revenues for the year ended December 31, 2009. No other tenant comprised more than 10% of the Portfolio’s combined revenues for the year ended December 31, 2009.

(5) Related Party Transactions

An affiliate entity of the Seller, Sentinel Critical Operations, LLC, served as the employer of employees that worked at the Portfolio properties. Employee payroll costs were charged to each property based on time worked at each property. Property operating costs in the accompanying combined statement of revenue and certain expenses include approximately $3.0 million of employee payroll costs for the year ended December 31, 2009.

(6) Subsequent Events

The Company has evaluated subsequent events related to the Portfolio for recognition or disclosure through May 20, 2010, which is the date the combined statement was available to be issued and determined that there are no other items to disclose.

Independent Auditors’ Report

Members

Rockwood Predecessor Data Centers

We have audited the accompanying combined statement of revenue and certain expenses (as described in Note 1) of the Rockwood Predecessor Data Centers (the “Company”), for the year ended December 31, 2009. This combined statement of revenue and certain expenses is the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenue and certain expenses, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses of the Company were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of the revenue and expenses of the Company.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in Note 1 of the Rockwood Predecessor Data Centers for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Francisco, California

May 26, 2010

ROCKWOOD PREDECESSOR DATA CENTERS

Combined Statements of Revenue and Certain Expenses

(In Thousands)

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue:
Rental	$22,363	$83,848
Tenant reimbursements	7,962	33,761

	30,325	117,609

Certain expenses:
Utilities	5,567	25,019
Property operating costs	4,915	19,901
Property taxes	524	3,406
Insurance	176	629

	11,182	48,955

Revenue in excess of certain expenses	$19,143	$68,654

See accompanying notes.

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue and Certain Expenses

For the Year Ended December 31, 2009 and for the Three Months

Ended March 31, 2010 (unaudited)

1. Basis of Presentation

The accompanying combined statements of revenue and certain expenses include the revenue and certain expenses of the Rockwood Predecessor Data Centers, a five-property data center portfolio located in California, Arizona and Virginia (the Company). The Company owns data centers at 365 Main Street in San Francisco, California, 720 2nd Street in Oakland, California, 2260 El Segundo Boulevard in El Segundo, California, 2121 South Price Road in Chandler, Arizona and 4030-4050 Lafayette Center Drive in Chantilly, Virginia.

The Company is not a legal entity, but rather a combination of limited liability companies primarily owned by affiliates of Rockwood Capital, LLC (the Owner). A wholly owned subsidiary of Digital Realty Trust, Inc. plans to acquire the Company for approximately $725.0 million. The purchase is expected to be consummated during the third quarter of 2010. The accompanying combined statements of revenue and certain expenses include the accounts of the Company, and all significant intercompany amounts have been eliminated.

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission for the acquisition of one or more real estate properties which in aggregate are significant and, accordingly, are not representative of the actual results of operations for the periods presented. The Company is considered a group of related properties as the individual properties are under common control and management by the Owner and the acquisition of a single property in the Company was conditional on the acquisition of the other properties. Therefore, a single combined statement of revenue and certain expenses is presented for each of the periods. The combined statements of revenue and certain expenses exclude the following items which may not be comparable to the proposed future operations of the Company:

•	Amortization of in-place leases

•	Customer installation revenue and costs

•	Depreciation and amortization

•	Income taxes

•	Interest expense

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue

and Certain Expenses (continued)

1. Basis of Presentation (continued)

•	Management fees paid to related parties

•	Bad debt expense

•	Other costs not directly related to the proposed future operations of the Company

Management is not aware of any material factors relating to the Company, other than those already described in this report that would cause the reported financial information not to be necessarily indicative of future operating results.

2. Summary of Significant Accounting Policies and Practices

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases. The straight-line rent adjustment decreased base contractual rental revenue by approximately $0.3 million (unaudited) for the three months ended March 31, 2010 and increased base contractual rental revenue by approximately $6.7 million for the year ended December 31, 2009. Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period the expenses are incurred.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Unaudited Information

The combined statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this period. All such adjustments are of a normal recurring nature.

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue

and Certain Expenses (continued)

3. Minimum Future Lease Rentals

Future minimum rentals to be received under non-cancelable agreements in effect as of December 31, 2009 are as follows:

Year ended December 31 (in thousands):
2010	$88,943
2011	75,275
2012	62,335
2013	44,735
2014	29,973
Thereafter	68,053

$369,314

Subsequent to December 31, 2009, management completed negotiations with a tenant of one of the data centers to terminate its long-term lease, which was originally set to expire on August 31, 2014. Management is currently working with existing and prospective tenants to re-lease this space. Total revenue included in the table above related to this tenant is $4,132,657. Total revenue included in the combined statements of revenue and certain expenses for this tenant was $1.1 million and $0.2 million, respectively, for the year ended December 31, 2009 and the three months ended March 31, 2010 (unaudited).

4. Tenant Concentrations

For the three months ended March 31, 2010 and the year ended December 31, 2009, one tenant accounted for 15% (unaudited) and 16%, respectively, of rental income.

5. Related Party Transactions

Pursuant to its operating and management agreements, the Company reimburses its affiliates, Rockwood Capital, LLC, 365 Main, Inc. (the manager of each of the data centers), and Union Property Capital for any costs incurred on behalf of the Company. For the three months ended March 31, 2010 and the year ended December 31, 2009, total reimbursable expenses incurred were $1.7 million (unaudited) and $3.9 million, respectively.

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue

and Certain Expenses (continued)

5. Related Party Transactions (continued)

Certain members of management of 365 Main, Inc. are owners and management of two vendors that provide services to the Company. During the three months ended March 31, 2010 and the year ended December 31, 2009, total expenses for services provided by these vendors were $0.7 million (unaudited) and $2.4 million, respectively.

6. Subsequent Events

The Company has evaluated subsequent events related to the Company for recognition or disclosure through May 26, 2010, which is the date the combined statements of revenue and certain expenses were available to be issued and determined that there are no other items to disclose.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisitions of the New England Portfolio, a three-property data center portfolio located in Massachusetts and Connecticut that was acquired on January 22, 2010, and the Rockwood Capital/365 Main Portfolio, a five-property data center portfolio located in California, Arizona, and Virginia, that is expected to be acquired on or about July 7, 2010, along with the related financings.

The unaudited pro forma condensed consolidated balance sheet of Digital Realty Trust, L.P. and subsidiaries (the “Operating Partnership”) as of March 31, 2010 is presented as if the acquisition of the Rockwood Capital/365 Main Portfolio along with the related financings occurred on March 31, 2010. The acquisition is expected to close on or about July 7, 2010; however, the possibility exists that it may not close. Our financings consist of the contribution of approximately $377.1 million from Digital Realty Trust, Inc. (the “General Partner”) and expected additional borrowings under our existing revolving credit facility. Our General Partner completed the sale of 6.9 million shares of its common stock in an underwritten public offering that closed on June 8, 2010, and contributed the net proceeds to the Operating Partnership in exchange for 6.9 million common units, as required by our partnership agreement. The acquisition of the New England Portfolio took place on January 22, 2010. Our related financings consisted of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 that closed on January 28, 2010 and additional borrowings under our existing revolving credit facility. Accordingly, the acquisition of the New England Portfolio and the related financings are included in the Company’s historical condensed consolidated balance sheet as of March 31, 2010. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisitions of the New England Portfolio and the Rockwood Capital/365 Main Portfolio occurred on January 1, 2009, along with the related financings.

This pro forma information should be read in conjunction with the consolidated historical financial statements of the Operating Partnership as of March 31, 2010 and December 31, 2009, and the notes thereto. The unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of what the actual financial position or results of operations would have been had we completed these transactions as of the beginning of the periods presented, nor is it necessarily indicative of future results. In addition, the pro forma condensed consolidated balance sheet includes pro forma allocations of the purchase price of the Rockwood Capital/365 Main Portfolio based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisition. These allocations may be adjusted in the future upon completion of the acquisition and finalization of these preliminary estimates.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Balance Sheet

March 31, 2010

(unaudited in thousands)

	Company Historical	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
	(A)	(B)	(C)
Assets
Net investments in real estate	$3,501,382	$650,219	$—	$4,151,601
Cash and cash equivalents	50,809	(725,000)	725,000	50,809
Accounts and other receivables, net	54,090	—	—	54,090
Deferred rent	155,633	—	—	155,633
Acquired above market leases, net	33,745	26,973	—	60,718
Acquired in place lease value and deferred leasing costs, net	266,008	80,418	—	346,426
Deferred financing costs, net	23,294	—	—	23,294
Restricted cash	40,145	—	—	40,145
Other assets	22,480	—	—	22,480

Total assets	$4,147,586	$32,610	$725,000	$4,905,196

Liabilities and Capital
Revolving credit facility	$—	$—	$347,907	$347,907
Unsecured senior notes	200,000	—	—	200,000
Mortgage loans	1,043,361	—	—	1,043,361
5.875% notes due 2020, net of discount	491,589	—	—	491,589
4.125% exchangeable senior debentures due 2026, net of discount	166,859	—	—	166,859
5.50% exchangeable senior debentures due 2029	266,400	—	—	266,400
Accounts payable and other accrued liabilities	165,615	—	—	165,615
Acquired below market leases, net	91,034	32,610	—	123,644
Security deposits and prepaid rents	74,223	—	—	74,223

Total liabilities	2,499,081	32,610	347,907	2,879,598

Capital:
Partners’ capital:
General Partner:
Preferred	662,338	—	—	662,338
Common	959,906	—	377,093	1,336,999
Limited Partners	60,361	—	—	60,361
Accumulated other comprehensive loss, net	(51,534)	—	—	(51,534)

Total partners’ capital	1,631,071	—	377,093	2,008,164
Noncontrolling interests in consolidated joint ventures	17,434			17,434

Total capital	1,648,505	—	377,093	2,025,598

Total liabilities and capital	$4,147,586	$32,610	$725,000	$4,905,196

See accompanying notes to the pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

(unaudited)

(in thousands, except unit and per unit data)

	Company Historical	Acquisition of New England Portfolio	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Operating Revenues:
Rental	$152,574	$3,001	$23,711	$—	$179,286
Tenant reimbursements	39,205	977	7,962	—	48,144

Total operating revenues	191,779	3,978	31,673	—	227,430

Operating Expenses:
Rental property operating and maintenance	53,242	1,393	10,482	—	65,117
Property taxes	12,721	383	2,021	—	15,125
Insurance	1,735	12	176	—	1,923
Depreciation and amortization	57,532	966	11,680	—	70,178
General and administrative	11,352	—	—	—	11,352
Other	2	—	—	—	2

Total operating expenses	136,584	2,754	24,359	—	163,697

Operating income	55,195	1,224	7,315	—	63,734
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	—	—	—	1,978
Interest and other income	31	—	—	—	31
Interest expense	(30,902)	—	—	(3,326)	(34,228)
Tax expense	(716)	—	—	—	(716)

Net income	25,586	1,224	7,315	(3,326)	30,799
Net loss attributable to noncontrolling interests in consolidated joint ventures	232	—	—	—	232

Net income attributable to Digital Realty Trust, L.P.	25,818	1,224	7,315	(3,326)	31,031
Preferred unit distributions	(10,101)	—	—	—	(10,101)

Net income available to common unitholders	$15,717	$1,224	$7,315	$(3,326)	$20,930

Pro forma net income per unit available to common unitholders:
Basic					$0.23
Diluted					$0.23

Pro forma weighted average common units outstanding (1):
Basic					90,133,100
Diluted					92,975,069

See accompanying notes to the pro forma condensed consolidated financial statements.

(1)	Includes historical basic and diluted weighted average common units outstanding for March 31, 2010 of 83,233,100 and 86,075,069, respectively, and the sale of 6,900,000 units of our common unit which closed on June 8, 2010.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(unaudited)

(in thousands, except unit and per unit data)

	Company Historical	Acquisition of New England Portfolio	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Operating Revenues:
Rental	$510,772	$45,918	$89,040	$—	$645,730
Tenant reimbursements	125,308	20,633	33,761	—	179,702
Other	1,062	—	—	—	1,062

Total operating revenues	637,142	66,551	122,801	—	826,494

Operating Expenses:
Rental property operating and maintenance	176,238	21,589	44,920	—	242,747
Property taxes	36,004	6,660	8,082	—	50,746
Insurance	6,111	418	629	—	7,158
Depreciation and amortization	198,052	15,579	46,720	—	260,351
General and administrative	42,165	—	—	—	42,165
Other	783	—	—	—	783

Total operating expenses	459,353	44,246	100,351	—	603,950

Operating income	177,789	22,305	22,450	—	222,544

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	2,172	—	—	—	2,172
Interest and other income	753	—	—	—	753
Interest expense	(88,442)	—	—	(33,557)	(121,999)
Tax expense	(1,038)	—	—	—	(1,038)

Net income	91,234	22,305	22,450	(33,557)	102,432
Net income attributable to noncontrolling interests in consolidated joint ventures	(140)	—	—	—	(140)

Net income attributable to Digital Realty Trust, L.P.	91,094	22,305	22,450	(33,557)	102,293
Preferred unit distributions	(40,404)	—	—	—	(40,404)

Net income available to common unitholders	$50,690	$22,305	$22,450	$(33,557)	$61,889

Pro forma net income per unit available to common unitholders:
Basic					$0.70
Diluted					$0.69

Pro forma weighted average common units outstanding(1) :
Basic					88,615,226
Diluted					89,685,746
See accompanying notes to the pro forma condensed consolidated financial statements.

(1)	Includes historical basic and diluted weighted average common units outstanding for December 31, 2009 of 81,715,226 and 82,785,746, respectively, and the sale of 6,900,000 units of our common unit which closed on June 8, 2010.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)

(Dollar amounts in thousands)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

Digital Realty Trust, L.P. and subsidiaries (the “Operating Partnership”) is the entity through which Digital Realty Trust, Inc. (the “General Partner”) conducts its business and owns its assets. Our General Partner operates as a real estate investment trust, or REIT, for federal income tax purposes. We refer to our General Partner together with its consolidated subsidiaries (including us) as “our company.” Our company is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Company is focused on providing Turn-Key Datacenter ® and Powered Base Building ® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services.

Our pro forma condensed consolidated balance sheet is presented as if the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to be acquired on or about July 7, 2010, occurred on March 31, 2010 along with the related financings. Our financings consist of the contribution of approximately $377.1 million from our General Partner and expected additional borrowings under our existing revolving credit facility. Our General Partner completed the sale of 6.9 million shares of its common stock in an underwritten public offering, and contributed the net proceeds to the Operating Partnership in exchange for 6.9 million common units, as required by our partnership agreement. The adjustments to our pro forma condensed consolidated balance sheet as of March 31, 2010 are as follows:

(A) Company Historical

Company historical reflects the Operating Partnership’s historical condensed consolidated balance sheet as of March 31, 2010.

(B) Acquisition of Rockwood Capital/365 Main Portfolio

Reflects our expected acquisition of the Rockwood Capital/365 Main Portfolio. The pro forma adjustments, based on our preliminary estimates for allocation of the purchase price, are as follows (in thousands):

Assets acquired:
Investments in real estate, net	$650,219
Acquired above market leases	26,973
Acquired in place lease value	80,418

Liabilities acquired:
Acquired below market leases	(32,610)

Cash paid to acquire the portfolio	$725,000

(C) Financing Transactions

Reflects the contribution from our General Partner of approximately $377.1 million in exchange for 6.9 million common units on June 8, 2010 and expected additional borrowings of $347.9 million under our existing revolving credit facility in connection with the acquisition of the Rockwood Capital/365 Main Portfolio.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2010 and year ended December 31, 2009

Our pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisition of the New England Portfolio that closed on January 22, 2010 and the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, occurred on January 1, 2009, along with the related financings. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 which closed on January 28, 2010, the net pay down on the revolving credit facility with funds received from the issuance of the 5.875% notes due 2020, and the expected additional borrowings of $347.9 million under our existing revolving credit facility related to the acquisition of the Rockwood Capital/365 Main Portfolio. Our financings also consist of a contribution of the net proceeds of $377.1 million from our General Partner’s sale of 6.9 million shares of its common stock in an underwritten public offering that closed on June 8, 2010. The pro forma adjustments to our condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are as follows:

(AA) Company Historical

Reflects the Operating Partnership’s historical condensed consolidated statements of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009.

(BB) Acquisition of the New England Portfolio

The pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 2010 reflect the acquisition of the New England Portfolio, which closed on January 22, 2010. The pro forma adjustments are based on actual operating results after acquisition and represent the 21 days in January 2010 that we did not own the New England Portfolio and therefore were not recorded in the Operating Partnership’s historical condensed consolidated statements of operations for the three months ended March 31, 2010.

New England Portfolio

For the period from January 1, 2010 through January 21, 2010

Historical combined revenues and certain expenses and pro forma purchase adjustments
Operating Revenues:
Rental	$3,001
Tenant reimbursements	977

Total operating revenues	3,978

Operating Expenses:
Rental property operating and maintenance	1,393
Property taxes	383
Insurance	12
Depreciation and amortization	966

Total operating expenses	2,754

Operating income	$1,224

The pro forma adjustments to the condensed consolidated statement of operations for the year ended December 31, 2009 reflect the expected acquisition of the New England Portfolio, as if the acquisition occurred on January 1, 2009. The pro forma adjustments are as follows (in thousands):

New England Portfolio

Year Ended December 31, 2009

	Historical combined revenues and certain expenses (1)	Adjustments resulting from purchasing the New England Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$42,695	$3,223	(2)	$45,918
Tenant reimbursements	20,633	—		20,633

Total operating revenues	63,328	3,223		66,551

Operating Expenses:
Rental property operating and maintenance	21,589	—		21,589
Property taxes	1,846	4,814	(3)	6,660
Insurance	418	—		418
Depreciation and amortization	—	15,579	(4)	15,579

Total operating expenses	23,853	20,393		44,246

Operating income	$39,475	$(17,170)		$22,305

(1)	Historical combined statement or revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $2.0 million adjustment to amortize acquired above and below market lease intangibles and a $1.2 million adjustment to reflect straight-line revenue as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $4.8 million was calculated based on the purchase price of the Portfolio and the county property tax rates for the three buildings of the New England Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $8.6 million adjustment to record depreciation expense on acquired tangible assets and a $7.0 million adjustment to amortize acquired in place lease value intangible assets, as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(CC) Acquisition of the Rockwood Capital/365 Main Portfolio

The pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 2010 reflect the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, as if the acquisition closed on January 1, 2009. The pro forma adjustments are as follows (in thousands):

Rockwood Capital/365 Main Portfolio

Three Months Ended March 31, 2010

	Historical combined revenues and certain expenses (1)	Adjustments resulting from purchasing the Rockwood Capital/365 Main Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$22,363	$1,348	(2)	$23,711
Tenant reimbursements	7,962	—		7,962

Total operating revenues	30,325	1,348		31,673

Operating Expenses:
Rental property operating and maintenance	10,482	—		10,482
Property taxes	524	1,497	(3)	2,021
Insurance	176	—		176
Depreciation and amortization	—	11,680	(4)	11,680

Total operating expenses	11,182	13,177		24,359

Operating income	$19,143	$(11,829)		$7,315

(1)	Historical combined statement of revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $1.8 million adjustment to reflect straight-line revenue and a ($0.5) million adjustment to amortize acquired above and below market lease intangibles as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $1.5 million was calculated based on the expected purchase price and the county property tax rates for the five properties of the Rockwood Capital/365 Main Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $7.6 million adjustment to amortize acquired in place lease value intangible assets and a $4.1 million adjustment to record depreciation expense on acquired tangible assets as if the Portfolio had been acquired on January 1, 2009.

The pro forma adjustments to the condensed consolidated statement of operations for the year ended December 31, 2009 reflect the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, as if the acquisition closed on January 1, 2009. The pro forma adjustments are as follows (in thousands):

Rockwood Capital/365 Main Portfolio

Year Ended December 31, 2009

	Historical combined revenues and certain expenses (1)	Adjustments resulting from purchasing the Rockwood Capital/365 Main Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$83,848	$5,192	(2)	$89,040
Tenant reimbursements	33,761	—		33,761

Total operating revenues	117,609	5,192		122,801

Operating Expenses:
Rental property operating and maintenance	44,920	—		44,920
Property taxes	3,406	4,676	(3)	8,082
Insurance	629	—		629
Depreciation and amortization	—	46,720	(4)	46,720

Total operating expenses	48,955	51,396		100,351

Operating income	$68,654	$(46,204)		$22,450

(1)	Historical combined statement of revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $7.1 million adjustment to reflect straight-line revenue and a ($1.9) million adjustment to amortize acquired above and below market lease intangibles as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $4.7 million was calculated based on the expected purchase price and the county property tax rates for the five properties of the Rockwood Capital/365 Main Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $30.2 million adjustment to amortize acquired in place lease value intangible assets and a $16.5 million adjustment to record depreciation expense on acquired tangible assets as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(DD) Financing Transactions

Reflects the pro forma increase in interest expense for the three months ended March 31, 2010 and the year ended December 31, 2009. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 and additional borrowings under our existing revolving credit facility. The adjustments reflect the increase in interest expense as follows (in thousands):

Financing	Principal balance used in pro forma adjustment		Interest rate	Pro forma interest expense adjustment three months ended March 31, 2010		Pro forma interest expense adjustment Year ended December 31, 2009
5.875% notes due 2020	500,000	(1)	5.875%	2,203	(3)	29,375
Amortization of loan discount	(8,520	)(1)		64	(3)	852
Net decrease in principal balance of revolving credit facility related to the application of the excess proceeds from the 5.875% notes due 2020, in excess of the New England Portfolio purchase price	(101,527)		1-month LIBOR +1.1%(2)	(102	)(3)	(1,372)
Net increase in principal balance of revolving credit facility related to the Rockwood Capital/365 Main Portfolio	347,907		1-month LIBOR +1.1%(2)	1,161		4,702

				$3,326		$33,557

(1)	On January 28, 2010, the Operating Partnership closed the issuance of $500.0 million aggregate principal amount of 5.875% notes due 2020. The purchase price paid by the initial purchasers was 98.296% of the principal amount thereof, resulting in original issue discount of $8,520.
(2)	The average 1-month LIBOR +1.10% interest rate on our revolving credit facility was 1.33% for the three months ended March 31, 2010. The average 1-month LIBOR +1.10% interest rate on our revolving credit facility was 1.35% for the year ended December 31, 2009. A 1/8 percentage point change in the LIBOR rate would result in a combined adjustment to net income for both items above of approximately $99,000 and $308,000 for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.
(3)	Reflects 27 days not recorded in the Operating Partnership’s historical results for the three months ended March 31, 2010, since the transaction closed on January 28, 2010.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

See Item 13.

Exhibits

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated as of December 24, 2009, by and among Sentinel Properties—Needham, LLC, SP—Needham I, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).
2.2	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Bedford, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).
2.3	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Trumbull, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.3 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).
2.4	Asset Purchase Agreement, dated as of June 1, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on June 2, 2010).
2.5	First Amendment to Asset Purchase Agreement, dated as of June 16, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser.
2.6	Second Amendment to Asset Purchase Agreement, dated as of June 17, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser.
2.7	Third Amendment to Asset Purchase Agreement, dated as of June 18, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser.
3.1	Certificate of Limited Partnership.
3.2	Eighth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P. (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 13, 2009).
3.3	Specimen Certificate for Common Units of Digital Realty Trust, L.P.
4.1	Indenture, dated as of August 15, 2006, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 4.125% Exchangeable Senior Debentures due 2026 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).
4.2	Indenture, dated as of April 20, 2009, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 5.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).
4.3	Registration Rights Agreement, dated as of October 27, 2004, by and among Digital Realty Trust, Inc., Digital Realty Trust, L.P. and the Unit Holders, as defined therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
4.4	Registration Rights Agreement, dated August 15, 2006, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).
4.5	Registration Rights Agreement, dated April 20, 2009, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).
4.6	Indenture, dated as of January 28, 2010, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wilmington Trust FSB, as trustee, including the form of 5.875% Notes due 2020 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).
4.7	Registration Rights Agreement, dated January 28, 2010, among Digital Realty Trust, L.P., Digital Realty Trust, Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).
10.1	Contribution Agreement, dated as of July 31, 2004, by and among Digital Realty Trust, L.P., San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC (incorporated by reference to Exhibit 10.12 to Digital Realty Trust, Inc.’s Registration Statement on Form S-11 (Registration No. 333-117865) filed on September 17, 2004).

Exhibit Number	Description
10.2	Revolving Credit Agreement, dated as of August 31, 2007, among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, KeyBank National Association, as syndication agent, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on September 7, 2007).
10.3	Loan Agreement, dated as of October 4, 2005, by and between 200 Paul, LLC and Countrywide Commercial Real Estate Finance, Inc. (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).
10.4	Form of 2005 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).
10.5	Loan Agreement, dated as of November 3, 2004, by and among Global Webb, L.P. and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.38 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.6	Note, dated as of November 3, 2004, by Global Webb, L.P. in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.39 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.7	Loan Agreement, dated as of November 3, 2004, by and among Global Weehawken Acquisition Company, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.40 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.8	Note, dated as of November 3, 2004, by Global Weehawken Acquisition Company, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.41 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.9	Loan Agreement, dated as of November 3, 2004, by and among GIP Wakefield, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.42 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.10	Note, dated as of November 3, 2004, by GIP Wakefield, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.43 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.11	Form of Profits Interest Units Agreement (incorporated by reference to Exhibit 10.44 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.12	Form of Digital Realty Trust, Inc. Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.45 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.13	Form of 2008 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 9, 2007).
10.14	First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Appendix A to Digital Realty Trust, Inc.’s definitive proxy statement on Schedule 14A filed on March 30, 2007).
10.15	Amendment No. 1 to the Revolving Credit Agreement, dated as of February 6, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.35 to Digital Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 29, 2008).
10.16	Form of 2008 Performance-Based Profits Interest Units Agreement (incorporated by reference to Exhibit 10.3 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).
10.17	First Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).
10.18	Amendment No. 2 to the Revolving Credit Agreement, dated as of June 13, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).

Exhibit Number	Description

10.19	Note Purchase and Private Shelf Agreement, dated as of July 24, 2008, among Digital Realty Trust, L.P., Prudential Investment Management, Inc. and the Prudential Affiliates named therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).

10.20	Second Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 6, 2009).

10.21	Third Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2009).

21.1	List of Subsidiaries of Registrant.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL REALTY TRUST, L.P.

By:	DIGITAL REALTY TRUST, Inc. Its general partner

By:	/s/ MICHAEL F. FOUST
Michael F. Foust Chief Executive Officer

Date: June 25, 2010

EXHIBIT INDEX

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated as of December 24, 2009, by and among Sentinel Properties—Needham, LLC, SP—Needham I, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).
2.2	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Bedford, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).
2.3	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Trumbull, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.3 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).
2.4	Asset Purchase Agreement, dated as of June 1, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on June 2, 2010).
2.5	First Amendment to Asset Purchase Agreement, dated as of June 16, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser.
2.6	Second Amendment to Asset Purchase Agreement, dated as of June 17, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser.
2.7	Third Amendment to Asset Purchase Agreement, dated as of June 18, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser.
3.1	Certificate of Limited Partnership.
3.2	Eighth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P. (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 13, 2009).
3.3	Specimen Certificate for Common Units of Digital Realty Trust, L.P.
4.1	Indenture, dated as of August 15, 2006, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 4.125% Exchangeable Senior Debentures due 2026 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).
4.2	Indenture, dated as of April 20, 2009, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 5.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).
4.3	Registration Rights Agreement, dated as of October 27, 2004, by and among Digital Realty Trust, Inc., Digital Realty Trust, L.P. and the Unit Holders, as defined therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
4.4	Registration Rights Agreement, dated August 15, 2006, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).
4.5	Registration Rights Agreement, dated April 20, 2009, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).
4.6	Indenture, dated as of January 28, 2010, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wilmington Trust FSB, as trustee, including the form of 5.875% Notes due 2020 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).
4.7	Registration Rights Agreement, dated January 28, 2010, among Digital Realty Trust, L.P., Digital Realty Trust, Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).
10.1	Contribution Agreement, dated as of July 31, 2004, by and among Digital Realty Trust, L.P., San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC (incorporated by reference to Exhibit 10.12 to Digital Realty Trust, Inc.’s Registration Statement on Form S-11 (Registration No. 333-117865) filed on September 17, 2004).
10.2	Revolving Credit Agreement, dated as of August 31, 2007, among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, KeyBank National Association, as syndication agent, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on September 7, 2007).
10.3	Loan Agreement, dated as of October 4, 2005, by and between 200 Paul, LLC and Countrywide Commercial Real Estate Finance, Inc. (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).

Exhibit Number	Description
10.4	Form of 2005 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).
10.5	Loan Agreement, dated as of November 3, 2004, by and among Global Webb, L.P. and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.38 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.6	Note, dated as of November 3, 2004, by Global Webb, L.P. in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.39 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.7	Loan Agreement, dated as of November 3, 2004, by and among Global Weehawken Acquisition Company, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.40 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.8	Note, dated as of November 3, 2004, by Global Weehawken Acquisition Company, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.41 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.9	Loan Agreement, dated as of November 3, 2004, by and among GIP Wakefield, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.42 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.10	Note, dated as of November 3, 2004, by GIP Wakefield, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.43 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.11	Form of Profits Interest Units Agreement (incorporated by reference to Exhibit 10.44 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.12	Form of Digital Realty Trust, Inc. Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.45 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).
10.13	Form of 2008 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 9, 2007).
10.14	First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Appendix A to Digital Realty Trust, Inc.’s definitive proxy statement on Schedule 14A filed on March 30, 2007).
10.15	Amendment No. 1 to the Revolving Credit Agreement, dated as of February 6, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.35 to Digital Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 29, 2008).
10.16	Form of 2008 Performance-Based Profits Interest Units Agreement (incorporated by reference to Exhibit 10.3 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).
10.17	First Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).
10.18	Amendment No. 2 to the Revolving Credit Agreement, dated as of June 13, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).
10.19	Note Purchase and Private Shelf Agreement, dated as of July 24, 2008, among Digital Realty Trust, L.P., Prudential Investment Management, Inc. and the Prudential Affiliates named therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).
10.20	Second Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 6, 2009).
10.21	Third Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2009).
21.1	List of Subsidiaries of Registrant.